     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 30, 1999

                                                 REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                      CHARTER COMMUNICATIONS HOLDINGS, LLC

                        CHARTER COMMUNICATIONS HOLDINGS
                              CAPITAL CORPORATION
           (EXACT NAME OF REGISTRANTS AS SPECIFIED IN THEIR CHARTERS)

             DELAWARE                             4841                            43-1843179
             DELAWARE                             4841                            43-1843177
   (STATE OR OTHER JURISDICTION       (PRIMARY STANDARD INDUSTRIAL            (FEDERAL EMPLOYER
OF INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                            12444 POWERSCOURT DRIVE
                           ST. LOUIS, MISSOURI 63131
                                 (314) 965-0555
                  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
                  NUMBER, INCLUDING AREA CODE, OF REGISTRANTS'
                          PRINCIPAL EXECUTIVE OFFICES)

                              CURTIS S. SHAW, ESQ.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                            12444 POWERSCOURT DRIVE
                           ST. LOUIS, MISSOURI 63131
                                 (314) 965-0555
                    (NAME, ADDRESS, INCLUDING ZIP CODE, AND
                          TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

             DANIEL G. BERGSTEIN, ESQ.                             ALVIN G. SEGEL, ESQ.
       PAUL, HASTINGS, JANOFSKY & WALKER LLP                        IRELL & MANELLA LLP
                  399 PARK AVENUE                           1800 AVENUE OF THE STARS, SUITE 900
             NEW YORK, NEW YORK 10022                       LOS ANGELES, CALIFORNIA 90067-4276
                  (212) 318-6000                                      (310) 277-1010

                           -------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           -------------------------

                        CALCULATION OF REGISTRATION FEE

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                                                                       PROPOSED              PROPOSED
                                                  AMOUNT               MAXIMUM               MAXIMUM              AMOUNT OF
         TITLE OF EACH CLASS OF                   TO BE             OFFERING PRICE          AGGREGATE            REGISTRATION
       SECURITIES TO BE REGISTERED              REGISTERED             PER NOTE           OFFERING PRICE            FEE(1)
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8.250% Senior Notes due 2007.............      $600,000,000            99.733%            $ 600,000,000          $166,800.00
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8.625% Senior Notes due 2009.............     $1,500,000,000           99.695%            $1,500,000,000         $417,000.00
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9.920% Senior Discount Notes due 2011....   $1,475,000,000(2)          61.394%            $ 905,561,500          $251,746.00
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(1) Calculated pursuant to Rule 457.

(2) Based on the aggregate principal amount at maturity.

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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                    SUBJECT TO COMPLETION, DATED      , 1999

                               OFFER TO EXCHANGE
                         8.250% SENIOR NOTES DUE 2007,
     8.625% SENIOR NOTES DUE 2009 AND 9.920% SENIOR DISCOUNT NOTES DUE 2011
           FOR ANY AND ALL OUTSTANDING 8.250% SENIOR NOTES DUE 2007,
   8.625% SENIOR NOTES DUE 2009 AND 9.920% SENIOR DISCOUNT NOTES DUE 2011 OF

                      CHARTER COMMUNICATIONS HOLDINGS, LLC
              CHARTER COMMUNICATIONS HOLDINGS CAPITAL CORPORATION
                           -------------------------
  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON        ,
                             1999, UNLESS EXTENDED.

    Charter Communications Holdings, LLC, a Delaware limited liability company ("Charter Holdings") and Charter Communications Capital Corporation, a Delaware corporation ("CCHC" and, together with Charter Holdings, "Charter" or the "Issuers"), hereby offer (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal"), to exchange up to $600 million aggregate principal amount of their 8.250% Senior Notes due 2007 (the "Exchange Eight-Year Notes"), up to $1.5 billion aggregate principal amount of their 8.625% Senior Notes due 2009 (the "Exchange Ten-Year Notes") and up to $1.475 billion aggregate principal amount at maturity of their 9.920% Senior Discount Notes due 2011 (the "Exchange Senior Discount Notes" and, together with the Exchange Eight-Year Notes and the Exchange Ten-Year Notes, the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which this Prospectus is a part (the "Registration Statement"), for an equal principal amount of their outstanding 8.250% Senior Notes due 2007 (the "Original Eight-Year Notes"), an equal principal amount of their outstanding 8.625% Senior Notes due 2009 (the "Original Ten-Year Notes") and an equal principal amount at maturity of their outstanding 9.920% Senior Discount Notes due 2011 (the "Original Senior Discount Notes" and, together with the Original Eight-Year Notes and the Original Ten-Year Notes, the "Original Notes" and, together with the Exchange Notes, the "Notes"), respectively, from the holders thereof.
    The Exchange Notes will be obligations of the Issuers evidencing the same debt as the Original Notes and will be entitled to the benefits of the same indentures, dated as of March 17, 1999 (the "Indentures"), between the Issuers and Harris Trust and Savings Bank, as trustee (the "Trustee"). The form and terms of the Exchange Notes are substantially the same as the form and terms of the Original Notes, except that the Exchange Notes have been registered under the Securities Act. See "The Exchange Offer." Consequently, the Exchange Eight-Year Notes have a fixed annual rate of 8.250%, which will be paid every six months on April 1 and October 1 commencing October 1, 1999. The Exchange Ten-Year Notes have a fixed annual rate of 8.625%, which will be paid every six months on April 1 and October 1 commencing October 1, 1999. The Exchange Senior Discount Notes will not make a cash interest payment prior to October 1, 2004, and will accrue interest at a rate of 9.920% per year to an aggregate amount of $1.475 billion by April 1, 2004, and thereafter will pay cash interest every six months on April 1 and October 1 commencing October 1, 2004. The Exchange Notes will bear interest from March 17, 1999. Holders of Exchange Notes whose Original Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Original Notes accrued up until the date of the issuance of the Exchange Notes. Such waiver will not result in the loss of interest income to such holders, since the Exchange Notes will bear interest from the issue date of the Original Notes.
    The Exchange Eight-Year Notes will mature on April 1, 2007, the Exchange Ten-Year Senior Notes will mature on April 1, 2009 and the Exchange Senior Discount Notes will mature on April 1, 2011. The Issuers do not have the right to redeem the Exchange Eight-Year Senior Notes prior to maturity. At any time on or after April 1, 2004, the Issuers may redeem some or all of the Exchange Ten-Year Notes and the Exchange Senior Discount Notes at the prices set forth in this Prospectus. At any time on or prior to April 1, 2002, the Issuers may redeem up to 35% of the Exchange Ten-Year Notes and the Exchange Senior Discount Notes issued under the Indenture governing such notes with the proceeds of certain equity offerings by the Issuers.
    If the Issuers sell certain assets or experience specific kinds of changes in control, they must offer to repurchase the Exchange Notes at 101% of their principal amount or accreted value, as applicable, plus accrued and unpaid interest.
    There is no guarantee of the Notes. The Notes rank equally with the current and future unsecured and unsubordinated indebtedness of the Issuers. The Notes are subordinated to all existing and future liabilities of the subsidiaries of Charter Holdings, which is a holding company and conducts all of its operations through its subsidiaries. If the Issuers go into bankruptcy, payments on the Notes will only be made after their senior debt has been paid in full.
    The Issuers will accept for exchange any and all Original Notes that are validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on
            , 1999, unless the Exchange Offer is extended (the "Expiration Date"). Tenders of Original Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes will be issued and delivered promptly after the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Original Notes being tendered for exchange. See "The Exchange Offers." Original Notes may be tendered only in integral multiples of $1,000.
    The Issuers will not receive any proceeds from, and have agreed to bear the expenses of, the Exchange Offer. No underwriter is being used in connection with this Exchange Offer.
    Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Exchange Notes were acquired by such broker-dealer as a result of market-making or other trading activities. The Issuers have agreed that for a period of 180 days after consummation of the Exchange Offer, they will make this Prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in
connection with any such resale. Until           , 1999, all dealers that effect
transactions in these securities, whether or not participating in this Exchange Offer, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions. See "Plan of Distribution."
    Prior to the Exchange Offer, there has been no public market for the Notes. The Issuers do not intend to list the Exchange Notes on a national securities exchange or quotation system, but the Original Notes are eligible for trading in the National Association of Securities Dealers, Inc.'s Private Offerings, Resales and Trading through Automated Linkages (PORTAL) Market. There can be no assurance that an active market for the Notes will develop. If a market for the Notes should develop, the Notes could trade at a discount from their principal amount depending on certain conditions. See "Risk Factors -- Absence of a Public Market."
                           -------------------------
     SEE "RISK FACTORS" BEGINNING ON PAGE 19 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS WHO TENDER THEIR ORIGINAL NOTES IN THE EXCHANGE OFFER.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Prospectus is               , 1999.

     THE SECURITIES OFFERED HEREBY HAVE NOT BEEN RECOMMENDED BY ANY UNITED STATES FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The distribution of this Prospectus and the offering of the Exchange Notes in certain jurisdictions may be restricted by law. The Issuers of the Exchange Notes require persons who come into possession of this Prospectus to inform themselves about and to observe any such restrictions. This Prospectus does not constitute an offer of, or an invitation to exchange for, any of the Exchange Notes in any jurisdiction in which such offer or invitation would be unlawful.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus includes forward-looking statements regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we can give no assurance that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this Prospectus are set forth under the caption "Risk Factors" and elsewhere in this Prospectus. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by those cautionary statements. We will not update these forward-looking statements even though our situation will change in the future.

                       NOTICE TO NEW HAMPSHIRE RESIDENTS

     NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE UNIFORM SECURITIES ACT WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

                             AVAILABLE INFORMATION

     The Issuers have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act with respect to the Exchange Notes offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Issuers and the Exchange Notes offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of certain documents filed as exhibits to the Registration Statement are not necessarily complete and, in each case, are qualified by reference to the copy of the document so filed. The Registration Statement can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 3475 Lenox Road, N.E., Suite 1000, Atlanta, Georgia 30326-1232. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material also can be reviewed through the Commission's Electronic Data Gathering, Analysis, and Retrieval System ("EDGAR"), which is publicly available through the Commission's web site (http://www.sec.gov).

     The Issuers intend to furnish to each holder of the Exchange Notes annual reports containing audited financial statements and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year. The Issuers also will furnish to each holder of the Exchange Notes such other reports as may be required by applicable law.

     The principal executive offices of the Issuers are located at 12444 Powerscourt Drive, St. Louis, Missouri 63131, and their telephone number is
(314)965-0555.

                                    SUMMARY

     The following summary contains basic information about the Exchange Offer. It likely does not contain all the information that is important to you in making a decision to tender Original Notes in exchange for Exchange Notes. For a more complete understanding of the Exchange Offer, we encourage you to read this entire document and other documents to which we refer.

     Unless the context otherwise requires, in this Prospectus all references to "Charter Holdings" mean Charter Communications Holdings, LLC and all references to "CCHC" mean Charter Communications Holdings Capital Corporation. All references to "Charter" or the "Issuers" mean Charter Holdings and CCHC. All references to the "Charter Companies" mean Charter Communications Operating, LLC and its subsidiaries. All references to the "Charter Systems" mean all cable systems owned directly or indirectly by the Charter Companies. All references to "Marcus" mean Marcus Cable Company, L.L.C. All references to the "Marcus Companies" mean Marcus and its subsidiaries. All references to the "Marcus Systems" mean all cable systems owned directly or indirectly by the Marcus Companies. All references to "the Company," "we," "us" or "our" mean Charter together with the Charter Companies and the Marcus Companies. All references to "CCI" mean Charter Communications, Inc., our management company and a significant equity holder of Charter Holdings. "Pro Forma for Marcus" means after giving effect to the Marcus Combination (as defined below).

                                  THE COMPANY

     We are the seventh largest operator of cable systems in the United States, serving approximately 2.3 million customers. Our cable systems are managed in seven operating regions and operate in 22 states. We offer a full range of cable television services, including basic, expanded basic, premium and pay-per-view television programming. We have begun to offer digital cable television services to customers in some of our systems, and are also expanding into other entertainment, educational and communications services, such as high-speed Internet access and interactive services. These new services will take advantage of the significant bandwidth of our cable systems. For the year ended December 31, 1998, Pro Forma for Marcus, our revenues were approximately $1.1 billion and our EBITDA was approximately $485 million. Approximately 96% of our equity is beneficially owned by Paul G. Allen, the co-founder of Microsoft Corporation. The remaining equity is owned by our founders, Jerald L. Kent, Barry L. Babcock and Howard L. Wood. Mr. Kent is the President and Chief Executive Officer and a director of CCI.

     We have pursued and executed a strategy of operating, developing, acquiring and consolidating cable systems with the primary goals of increasing our customer base and operating cash flow by consistently emphasizing superior customer service. Over the past year, we have increased the internal customer base, revenues and EBITDA of the Charter Companies by 4.8%, 9.5% and 11.0%, respectively. This internal customer growth was more than twice the national average for 1998 (4.8% versus 1.7%) and was significantly higher than the national average for 1997 (3.5% versus 2.0%). We attribute such success to an operating philosophy that emphasizes superior customer service, decentralized operations with centralized financial controls, and innovative marketing techniques.

     In addition to growing our internal customer base, we have grown significantly through acquisitions. Over the past five years, our management team has successfully completed 20 acquisitions. Since the beginning of 1999, we have entered into eight agreements (the

Pending Acquisitions, as defined below) to acquire cable systems, serving a total of approximately 1.3 million customers. Pro Forma for Marcus and pro forma for the Pending Acquisitions, our revenues and EBITDA for 1998 would have been $1.7 billion and $755 million, respectively. We have also entered into a letter of intent to acquire cable systems with approximately 12,000 additional customers. Pro forma for the Pending Acquisitions and the acquisition currently subject to a letter of intent, the Company serves approximately 3.6 million customers. As we acquire and integrate these and other cable systems in the future, we believe that the implementation of our operating philosophy will provide meaningful opportunities to enhance the operating results of such systems.

     Paul G. Allen, our principal owner and one of the computer industry's visionaries, has long believed that the broadband capabilities of cable systems facilitate the convergence of cable television, computers and telecommunications. Mr. Allen believes that this convergence, which he calls the "Wired World," will rely on the cable platform to deliver an array of new services, such as digital video programming, high-speed Internet access, Internet protocol telephony and electronic commerce. Because of cable's ability to provide all of these services, we believe that individuals and businesses will view cable as an important service.

                               BUSINESS STRATEGY

     Our business strategy is to grow our customer base and increase our operating cash flow by: (i) maximizing customer satisfaction; (ii) implementing decentralized operations with centralized financial controls; (iii) pursuing strategic acquisitions; (iv) upgrading our systems; (v) emphasizing innovative marketing; and (vi) offering new products and services.

     MAXIMIZING CUSTOMER SATISFACTION. To maximize customer satisfaction, we operate our business to provide reliable, high-quality service offerings, superior customer service and attractive programming choices at reasonable rates. We have implemented stringent internal customer service standards which we believe meet or exceed those established by the National Cable Television Association. In 1998, J.D. Power and Associates ranked the Charter Companies third among major cable system operators in overall customer satisfaction. We believe that our customer service efforts have contributed to our superior customer growth, increased acceptance of our new and enhanced service offerings and increased strength of the Charter brand name.

     IMPLEMENTING DECENTRALIZED OPERATIONS WITH CENTRALIZED FINANCIAL
CONTROLS. Our local cable systems are organized into seven operating regions. A regional management team oversees local system operations in each region. We believe that a strong management presence at the local system level increases our ability to respond to customer needs and programming preferences, improves our customer service, reduces the need for a large centralized corporate staff, fosters good relations with local governmental authorities and strengthens community relations. Our regional management teams work closely with senior management in our corporate office to develop budgets and coordinate marketing, programming, purchasing and engineering activities. In order to attract and retain high quality managers at the local and regional operating levels, we provide a high degree of operational autonomy and accountability and cash and equity-based performance compensation. We have committed to adopt a plan to distribute to members of corporate management and to key regional and system-level management personnel equity-based incentive compensation based on 10% of our equity value on a fully diluted basis.

     PURSUING STRATEGIC ACQUISITIONS. We intend to continue to pursue strategic acquisitions and believe that the current consolidation activity in the cable industry offers substantial opportunities to further our acquisition strategy. We believe that there are significant advantages in increasing the size and scope of our operations, including: (i) improved economies of scale in management, marketing, customer service, billing and other administrative functions; (ii) reduced costs for plant and infrastructure; (iii) increased leverage for negotiating programming contracts; and (iv) increased influence on the evolution of important new technologies affecting our business. In addition, we recognize the benefits of "swapping" cable systems with other cable operators to reinforce the advantages of our "clustering" strategy. Among the factors we consider in acquiring a cable system are:

     - proximity to our existing cable systems or the potential for developing new clusters of systems;

     - demographic profile of the market as well as the number of homes passed and customers within the system;

     - per customer revenues and operating cash flow and opportunities to increase these amounts;

     - the technological state of such system; and

     - the level of competition within the local market.

     UPGRADING OUR SYSTEMS. Over the next three years, we plan to spend approximately $900 million, or $1.2 billion pro forma for the Pending Acquisitions, to upgrade our systems' bandwidth capacity to 550 MHz or greater so that we may offer advanced cable services, increase program offerings and permit two-way communication. We believe our upgraded systems will also provide enhanced picture quality and system reliability. Today, approximately 55% of our customers are served by cable systems with at least 550 MHz bandwidth capacity, and approximately 37% of our customers have two-way communication capability. By year end 2001, we expect that approximately 92% of our customers will be served by cable systems with at least 550 MHz bandwidth capacity and two-way communication capability. A bandwidth capacity of 550 MHz enables us to offer our customers up to 82 channels of analog video service as well as advanced cable services. As we use some of this bandwidth for digital service, we expect to offer our customers even more channels and services at competitive rates.

     EMPHASIZING INNOVATIVE MARKETING. We have developed and successfully implemented a variety of innovative marketing techniques to attract new customers and enhance the level of service provided to our existing customers. Our marketing efforts focus on delivering well targeted, branded entertainment and information services that provide value, choice, convenience and quality. We utilize demographic "cluster codes" to address specific messages to target audiences through direct mail and telemarketing. In addition, we promote our services on radio, in local newspapers and by door-to-door selling. In many of our systems, we offer discounts to customers who purchase multiple premium services. We also have a coordinated strategy for retaining customers that includes televised retention advertising to reinforce the link between quality service and the Charter brand name and to encourage customers to purchase higher service levels. Successful implementation of these marketing techniques has resulted in internal customer growth rates in excess of the cable industry averages in each year from 1995 through 1998 for the Charter Systems. The Marcus Systems came under common management with us since

October 1998 and we have begun to implement our marketing techniques throughout those systems.

     OFFERING NEW PRODUCTS AND SERVICES. By upgrading our systems, we will be able to expand the array of services and advanced products we can offer to our customers. Using digital technology, we will offer additional channels on our existing service tiers, create new service tiers, introduce multiplexing of premium services and increase the number of pay-per-view channels. We also plan to add digital music services and interactive program guides. In addition to these expanded cable services, we will also provide advanced services including high-speed Internet access and interactive services. We have entered into agreements with several providers of high-speed Internet and other interactive services, including EarthLink Network, Inc., High Speed Access Corp., WorldGate Communications, Inc., Wink Communications, Inc. and At Home Corporation.

                                 RECENT EVENTS

     Since the beginning of 1999, CCI and/or one of our subsidiaries has entered into definitive agreements to acquire: (i) certain cable systems of Greater Media Cablevision Inc. (the "GMI Systems"); (ii) Renaissance Media Group LLC ("Renaissance"); (iii) Helicon Partners I, L.P. ("Helicon"); (iv) certain cable systems of InterMedia Capital Partners IV, L.P., InterMedia Partners and their affiliates (the "InterMedia Systems"); (v) American Cable Entertainment, LLC ("ACE"), (vi) Vista Broadband Communications, LLC ("Vista"); (vii) certain cable systems Cable Satellite of South Miami, Inc. ("Cable Satellite" and, together with ACE and Vista, the "Other Acquisitions"); and (viii) Rifkin Acquisition Partners, L.L.L.P. and InterLink Communications Partners, LLLP (together, "Rifkin" and, together with all other acquisitions listed above, the "Pending Acquisitions"). The Pending Acquisitions serve, in the aggregate, approximately
1.3 million customers. Those Pending Acquisition agreements entered into by CCI have been assigned to us. In addition, CCI is also in active negotiations with several other potential acquisition candidates whose systems would further complement our regional operating clusters. We expect to finance these acquisitions with additional borrowings under our Credit Facilities (as defined below) and additional equity.

DEFINITIVE AGREEMENTS

     GMI SYSTEMS. In February 1999, CCI entered into an agreement to purchase the GMI Systems for approximately $500 million. The GMI Systems are located in Massachusetts, have approximately 170,000 customers and will be operated as part of our Northeast Region. For the year ended December 31, 1998, the GMI Systems had revenues and EBITDA of approximately $78.6 million and $29.8 million, respectively. At year end 1998, approximately 75% of the GMI Systems' customers were served by systems with at least 550 MHz bandwidth capacity. We anticipate that this transaction will close during the second quarter of 1999.

     RENAISSANCE. In February 1999, CCI and one of its subsidiaries entered into an agreement to purchase Renaissance for approximately $459 million, consisting of cash of $348 million and $111 million of debt to be assumed. Renaissance owns cable systems located in Louisiana, Mississippi and Tennessee, has approximately 127,000 customers and will be operated as part of our Southern Region. For the year ended December 31, 1998, Renaissance had revenues and EBITDA of approximately $41.5 million and $20.5 million, respectively. At year end 1998, approximately 36% of Renaissance's customers were served by systems with at least 550 MHz bandwidth capacity. We anticipate that this transaction will close on or about April 30, 1999.

     HELICON. In March 1999, two of our subsidiaries entered into an agreement to acquire Helicon for approximately $550 million, of which $25 million will be payable in the form of preferred limited liability company interests in one of the subsidiaries. Helicon owns cable systems located in Alabama, Georgia, New Hampshire, North Carolina, West Virginia, South Carolina, Tennessee, Pennsylvania, Louisiana and Vermont, has approximately 173,000 customers and will be operated as part of our Southeast, Southern and Northeast regions. For the year ended December 31, 1998, Helicon had revenues and EBITDA of approximately $75.6 million and $31.9 million, respectively. At year end 1998, approximately 69% of Helicon's customers were served by systems with at least 550 MHz bandwidth capacity. We anticipate that this transaction will close during the third quarter of 1999.

     INTERMEDIA SYSTEMS. In April 1999, certain of our subsidiaries entered into agreements to purchase the InterMedia Systems in exchange for cash and certain of our cable systems. The InterMedia Systems serve approximately 402,000 customers in North Carolina, South Carolina, Georgia and Tennessee. As part of this transaction, we will "swap" some of our non-strategic cable systems serving approximately 140,000 customers located in Indiana, Montana, Utah and northern Kentucky. The purchase price of the InterMedia Systems, net of the "swap," is approximately $872.7 million. This transaction will result in a net increase for us of 262,000 customers concentrated in our Southeast and Southern regions. For the year ended December 31, 1998, the InterMedia Systems had revenues and EBITDA of approximately $176.1 million and $86.2 million, respectively. At year end 1998, approximately 79% of these customers were served by systems with at least 550 MHz bandwidth capacity. We anticipate that acquisition of the InterMedia Systems will close during the third or fourth quarter of 1999.

     RIFKIN. In April 1999, CCI entered into agreements to purchase the partnership interests in Rifkin for an aggregate purchase price of $1.46 billion. Certain sellers will have the right to elect to receive their pro-rata portion of the purchase price in preferred equity of Charter Holdings or a subsidiary of Charter Holdings, such equity is to consist of a minimum of $25 million and a maximum of approximately $240 million in the aggregate. Rifkin owns cable systems primarily in Florida, Georgia, Illinois, Indiana, Tennessee, Virginia and West Virginia serving approximately 464,000 customers. These systems will primarily be operated as part of our Central, Southern and Southeast regions. For the year ended December 31, 1998, Rifkin had revenues and EBITDA of approximately $124.4 million and $56.5 million, respectively. At year end 1998, approximately 36% of Rifkin's customers were served by systems with at least 550 MHz bandwidth capacity. We anticipate that this transaction will close during the third quarter of 1999.

     OTHER ACQUISITIONS. In addition to the acquisitions described above, from January to April 1999, CCI and/or a subsidiary of CCI has entered into definitive agreements to purchase ACE, Vista and Cable Satellite. These Other Acquisitions own cable systems located in Southern California, Georgia and Southern Florida, have a total of approximately 104,000 customers and will be operated as part of our Southern and Southeast regions. The total purchase price for the Other Acquisitions is approximately $388 million. For the year ended December 31, 1998, the cable systems to be acquired in connection with these Other Acquisitions had revenues and EBITDA of $25.0 million and $12.5 million, respectively.

MARCUS COMBINATION

     On April 7, 1999, Marcus Cable Holdings, LLC ("Marcus Holdings"), the guarantor of the Issuers' obligations under the Original Notes and the Indentures, was merged with and into Charter Holdings, with Charter Holdings being the surviving entity (the "Marcus Combination") and the subsidiaries of Marcus Holdings becoming subsidiaries of Charter Holdings. Under the terms of the Original Notes and the Indentures, upon the Marcus Combination, the Marcus Holdings' guarantee was automatically terminated. In addition, upon the sale of the Original Notes, Marcus Holdings issued a senior note (the "Mirror Note") in favor of Charter Holdings in an amount equal to that portion of the proceeds from the sale of the Original Notes used to repay certain outstanding senior indebtedness of the Marcus Companies. The Mirror Note was secured by a pledge by Marcus Holdings of all of the membership interests of Marcus. Under the terms of the Original Notes and the Indentures, Charter Holdings pledged the Mirror Note to the Trustee for the equal and ratable benefit of the holders of the Original Notes. Under the terms of the Original Notes and the Indentures, upon the Marcus Combination, the Mirror Note was automatically extinguished and the pledge of such collateral was released.

                                  ORGANIZATION

[ORGANIZATIONAL FLOW CHART]

                               THE EXCHANGE OFFER

The Exchange Offer..............    $1,000 principal amount of each of the
                                    Exchange Eight-Year Notes, Exchange Ten-Year
                                    Notes, and Exchange Senior Discount Notes will be issued in exchange for $1,000 principal amount of each of the Original
                                    Eight-Year Notes, Original Ten-Year Notes and Original Senior Discount Notes, respectively, validly tendered pursuant to the Exchange Offer. As of the date hereof, $600 million and $1.5 billion in aggregate principal amounts of Original Eight-Year
                                    Notes and Original Ten-Year Notes,
                                    respectively, and $1.475 billion in
                                    principal amount at maturity of Original
                                    Senior Discount Notes, are outstanding. The
                                    Issuers will issue the Exchange Notes to tendering holders of Original Notes promptly after the Expiration Date.

Resales.........................    Based on interpretations by the staff of the
                                    Commission set forth in Morgan Stanley &
                                    Co., Incorporated, SEC No-Action Letter
                                    (available June 5, 1991) (the "Morgan
                                    Stanley Letter"), Exxon Capital Holdings
                                    Corporation, SEC No-Action Letter (available
                                    May 13, 1988) (the "Exxon Capital Letter") and similar letters, the Issuers believe that Exchange Notes issued pursuant to the Exchange Offer in exchange for Original
                                    Notes may be offered for resale, resold and otherwise transferred by any person receiving such Exchange Notes, whether or not such person is the holder (other than any such holder or other person which is (i) a broker-dealer that receives Exchange Notes for its own account in exchange for Original
                                    Notes, where such Original Notes were
                                    acquired by such broker-dealer as a result of market-making or other trading activities, or (ii) an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act (collectively,
                                    "Restricted Holders")) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that (a) such Exchange Notes are acquired in the ordinary course of business of such holder or other person, (b) neither such holder nor such other person is engaged in or intends to engage in a distribution of such Exchange Notes, and (c) neither such holder nor other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes. If any person were to be participating in the Exchange Offer for the purposes of participating in a distribution of the Exchange Notes in a manner not permitted by the Commission's interpretation, such person (a) could not rely upon the Morgan
                                    Stanley Letter, the Exxon Capital Letter or similar letters and (b) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker or dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker or dealer as a result of market-making or other activities, must acknowledge that it will deliver a prospectus in connection with any sale of such Exchange Notes. See "Plan of Distribution."

Expiration Date.................    5:00 p.m., New York City time, on
                                                   , 1999 unless the Exchange
                                    Offer is extended, in which case the term
                                    "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Accrued Interest on the Exchange
  Notes and Original Notes......    The Exchange Notes will bear interest from
                                    March 17, 1999. Holders of Original Notes whose Original Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on such Original Notes accrued to the date of issuance of the Exchange Notes.

Conditions to the Exchange
Offer...........................    The Exchange Offer is subject to certain
                                    customary conditions. The conditions are limited and relate in general to proceedings which have been instituted or laws which have been adopted that might impair the ability of the Issuers to proceed with the Exchange Offer. As of the date of this Prospectus, none of these events had occurred, and the Issuers believe their occurrence to be unlikely. If any such conditions exist prior to the Expiration
                                    Date, the Issuers may (a) refuse to accept any Original Notes and return all previously tendered Original Notes, (b) extend the Exchange Offer or (c) waive such conditions.
                                    See "The Exchange Offer -- Conditions."

Procedures for Tendering
Original Notes..................    Each holder of Original Notes wishing to
                                    accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such

                                    Letter of Transmittal, or such facsimile, or an Agent's Message (as defined herein) in connection with a book-entry transfer, together with the Original Notes to be exchanged and any other required documentation, to the Exchange Agent (as defined) at the address set forth herein and therein. Tendered Original Notes, the Letter of Transmittal and accompanying documents must be received by the Exchange Agent by 5:00 p.m. New York City time on the Expiration Date. See "The Exchange
                                    Offer -- Procedures for Tendering." By
                                    executing the Letter of Transmittal, each holder will represent to the Issuers that, among other things, the Exchange Notes acquired pursuant to the Exchange Offers are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person is engaged in or intends to engage in a distribution of the Exchange Notes or has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes, and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Issuers.

Special Procedures for
Beneficial Holders..............    Any beneficial holder whose Original Notes
                                    are registered in the name of such holder's broker, dealer, commercial bank, trust company or other nominee and who wishes to tender in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such holder's behalf. If such beneficial holder wishes to tender on such holder's own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering such holder's
                                    Original Notes, either make appropriate
                                    arrangements to register ownership of the Original Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.
                                    See "The Exchange Offer -- Procedures for
                                    Tendering."

Guaranteed Delivery
Procedures......................    Holders of Original Notes who wish to tender
                                    their Original Notes and whose Original
                                    Notes are not immediately available or who cannot deliver their Original Notes and a properly completed Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent

                                    (or comply with the procedures for
                                    book-entry transfer) prior to the Expiration
                                    Date may tender their Original Notes
                                    according to the guaranteed delivery
                                    procedures set forth in "The Exchange
                                    Offer -- Guaranteed Delivery Procedures."

Withdrawal Rights...............    Tenders may be withdrawn at any time prior
                                    to 5:00 p.m., New York City time, on the Expiration Date.

Acceptance of Original Notes and
  Delivery of Exchange Notes....    Subject to certain conditions, the Issuers
                                    will accept for exchange any and all
                                    Original Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date.
                                    The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly after the Expiration Date. See "The Exchange
                                    Offer -- Terms of the Exchange Offer."

Certain Federal Income Tax
  Consequences..................    The Issuers believe that the exchange of
                                    Original Notes for Exchange Notes pursuant to the Exchange Offer will not be a taxable event for federal income tax purposes. A holder's holding period for Exchange Notes will include the holding period for Original
                                    Notes. For a discussion summarizing certain
                                    U.S. federal income tax consequences to
                                    holders of the Exchange Notes, see "Certain
                                    Federal Income Tax Consequences."

Exchange Agent..................    Harris Trust Company of New York is serving
                                    as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. The mailing address of the Exchange Agent is Harris Trust Company of New York, Wall
                                    Street Plaza, 88 Pine Street, 19th Floor,
                                    New York, New York 10005, Attention:
                                    Corporate Trust Department. For information with respect to the Exchange Offer, contact the Exchange Agent at telephone number (212)
                                    701-7637 or facsimile number (212) 701-7624.

Use of Proceeds.................    The Issuers will not receive any proceeds
                                    from the Exchange Offer. See "Use of
                                    Proceeds." The Issuers have agreed to bear the expenses of the Exchange Offer pursuant to the Registration Rights Agreements (as defined below). No underwriter is being used in connection with the Exchange Offer.

                         COMPARISON WITH ORIGINAL NOTES

Freely Transferable.............    The Exchange Notes will be freely
                                    transferable under the Securities Act by holders who are not Restricted Holders.
                                    Restricted Holders are restricted from
                                    transferring the Exchange Notes without
                                    compliance with the registration and
                                    prospectus delivery requirements of the
                                    Securities Act. The Exchange Notes will be identical in all material respects
                                    (including interest rate, maturity and
                                    restrictive covenants) to the Original
                                    Notes, with the exception that the Exchange
                                    Notes will be registered under the
                                    Securities Act. See "The Exchange
                                    Offer -- Terms of the Exchange Offer."

Registration Rights; Special
Interest........................    In connection with the sale of the Original
                                    Notes, we entered into the Exchange and
                                    Registration Rights Agreements with the
                                    Initial Purchasers of the Original Notes
                                    (the "Registration Rights Agreements"),
                                    which grant the holders of the Original
                                    Notes certain exchange and registration
                                    rights. Pursuant to the Registration Rights
                                    Agreements, we have agreed: (i) to file with the Commission within 90 days of the date of original issuance of the Original Notes (the
                                    "Issue Date") a registration statement (the
                                    "Exchange Offer Registration Statement") with respect to the Exchange Offer; (ii) to use our reasonable best efforts to cause the Exchange Offer Registration Statement to become effective within 150 days after the Issue Date (the "Effective Date"); (iii) to cause the Exchange Offer to be consummated within 30 days after the Effective Date; and
                                    (iv) in certain circumstances to file and to use our reasonable best efforts to cause to become effective and keep effective for a period of time as set forth in the Registration Rights Agreements a shelf registration statement (the "Shelf
                                    Registration Statement"). Certain additional interest ("Special Interest") will accrue on the Original Notes and will be payable in cash if we fail to comply with any of the events described in (i) through (iv) above.

                       SUMMARY OF TERM OF EXCHANGE NOTES

Issuers.........................    The Exchange Notes will be the joint and
                                    several obligations of Charter Holdings and CCHC.

Exchange Notes Offered..........    $600,000,000 in principal amount of 8.250%
                                    Senior Notes due 2007.

                                    $1,500,000,000 in principal amount of 8.625%
                                    Senior Notes due 2009.

                                    $1,475,000,000 in principal amount at
                                    maturity of 9.920% Senior Discount Notes due
                                    2011.

Maturity Date...................    Exchange Eight-Year Senior Notes: April 1,
                                    2007.

                                    Exchange Ten-Year Senior Notes: April 1,
                                    2009.

                                    Exchange Senior Discount Notes: April 1,
                                    2011.

Issue Price.....................    Exchange Eight-Year Senior Notes: 99.733%,
                                    plus accrued interest, if any, from March
                                    17, 1999.

                                    Exchange Ten-Year Senior Notes: 99.695%, plus accrued interest, if any, from March 17, 1999.

                                    Exchange Senior Discount Notes: 61.394%, with original issue discount to accrete from March 17, 1999.

Interest........................    Annual rate for Exchange Eight-Year Senior
                                    Notes: 8.250%.

                                    Annual rate for Exchange Ten-Year Senior
                                    Notes: 8.625%.

                                    Payment frequency for Exchange Eight-Year
                                    Senior Notes and Exchange Ten-Year Senior
                                    Notes: Every six months on April 1 and
                                    October 1.

                                    First payment on the Exchange Eight-Year
                                    Senior Notes and Exchange Ten-Year Senior
                                    Notes: October 1, 1999.

                                    The Exchange Senior Discount Notes will be issued at a discount to their aggregate principal amount at maturity. For a discussion of the U.S. federal income tax treatment of the Exchange Senior Discount Notes under the original issue discount rules, please refer to the section of this Prospectus entitled "Certain Federal Tax Considerations." We will not make a cash interest payment on the Exchange Senior Discount Notes prior to October 1, 2004. The Exchange Senior Discount Notes will accrete at a rate of 9.920% per year to an aggregate amount of $1.475 billion by April 1, 2004 and, thereafter, will pay cash interest.

                                    Payment frequency for Exchange Senior
                                    Discount Notes after April 1, 2004: Every six months on April 1 and October 1, commencing October 1, 2004.

Ranking.........................    The Exchange Notes are senior debts. They
                                    rank equally with the current and future unsecured and unsubordinated indebtedness
                                    (including trade payables) of Charter
                                    Holdings, which is a holding company and conducts all of its operations through subsidiaries. If it defaults, your right to payment under the Exchange Notes will be structurally subordinated to all existing and future liabilities (including trade payables) of its subsidiaries. As of December 31, 1998, as adjusted to give effect to the Refinancing (as defined below), the Marcus Combination and the Pending Acquisitions, as if such transactions had occurred on that date, all of our outstanding indebtedness, other than the Notes, would have been incurred by our subsidiaries and totaled approximately $3.4 billion, all of which, including other liabilities and trade payables, would have been structurally senior to the Notes.

Optional Redemption.............    We will not have the right to redeem the
                                    Exchange Eight-Year Senior Notes prior to their maturity date on April 1, 2007.

                                    On or after April 1, 2004, we may redeem some or all of the Exchange Ten-Year Senior Notes and the Exchange Senior Discount Notes at any time at the redemption prices listed in the "Description of Notes" section under the heading "Optional Redemption."

                                    Before April 1, 2002, we may redeem up to 35% of the Exchange Ten-Year Senior Notes and the Exchange Senior Discount Notes issued under the Indentures with the proceeds of certain offerings of equity securities at the price listed in the "Description of Notes" section under the heading "Optional Redemption."

Mandatory Offer to Repurchase...    If we experience certain changes of control,
                                    we must offer to repurchase the Exchange
                                    Notes at 101% of their principal amount or accreted value, as applicable in each case, plus accrued and unpaid interest.

Basic Covenants of Indentures...    The indentures governing the Notes, among
                                    other things, restrict our ability and the ability of certain of our subsidiaries to:

                                         - borrow money;

                                         - create certain liens;

                                         - pay dividends on stock or repurchase
                                           stock;

                                         - make investments;

                                         - sell all or substantially all of our
                                           assets or merge with or into other
                                           companies;

                                         - sell assets;

                                         - in the case of our restricted
                                           subsidiaries, create or permit to
                                           exist dividend or payment
                                           restrictions with respect to us; and

                                         - engage in certain transactions with
                                           affiliates.

                                    These covenants are subject to important exceptions. See "Description of
                                    Notes -- Certain Covenants."

Use of Proceeds.................    The net proceeds from the sale of the
                                    Original Notes were approximately $2,999 million. The Issuers used the proceeds to repay existing indebtedness.

                                  RISK FACTORS

     You should carefully consider all of the information in this Prospectus. In particular, you should evaluate the specific risk factors under "Risk Factors" for a discussion of certain risks involved with an investment in the Exchange Notes.

                UNAUDITED SUMMARY PRO FORMA FINANCIAL STATEMENTS

     The following Unaudited Summary Pro Forma Financial Statements are based on the financial statements of Charter Holdings, CCA Group, and CharterComm Holdings, L.P. (CharterComm Holdings), as adjusted to illustrate the estimated effects of the following transactions (the "Transactions") as if such Transactions had occurred on January 1, 1998 for the Statement of Operations and Other Financial Data and on December 31, 1998 for the Balance Sheet Data and Operating Data: (i) the acquisition of the Charter Companies effective December 23, 1998 by Paul G. Allen (the "Charter Acquisition"); (ii) the acquisition of Sonic Communications, Inc. by one of the Charter Companies on May 20, 1998 (the "Sonic Acquisition"); (iii) the acquisition of Marcus on April 22, 1998 by Paul
G. Allen; (iv) the acquisitions and dispositions by Marcus during 1998; (v) the Marcus Combination; (vi) the Pending Acquisitions; and (vii) the refinancing of all the debt of the Charter Companies and the Marcus Companies through the issuance of the Notes and funding under the Credit Facilities. The Unaudited Summary Pro Forma Financial Statements reflect the application of the principles of purchase accounting to the transactions listed in items (i) through (iv) and
(vi) of the preceding sentence. The allocation of the purchase price is based, in part, on preliminary information, which is subject to adjustment upon obtaining complete valuation information with respect to each acquisition and the net assets acquired.

     The Unaudited Summary Pro Forma Financial Statements do not purport to be indicative of what the Company's financial position or results of operations would actually have been had the Transactions been completed on the dates indicated or to project the Company's results of operations for any future date. See "Unaudited Pro Forma Financial Statements."

                                                         UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                                                                 YEAR ENDED DECEMBER 31, 1998
                                         ----------------------------------------------------------------------------
                                                                                PENDING      REFINANCING
                                          CHARTER     MARCUS      SUBTOTAL    ACQUISITIONS   ADJUSTMENTS     TOTAL
                                         ---------   ---------   ----------   ------------   -----------   ----------
                                                         (DOLLARS IN THOUSANDS, EXCEPT CUSTOMER DATA)
Revenues...............................  $ 611,690   $ 448,192   $1,059,882    $ 597,441      $     --     $1,657,323
                                         ---------   ---------   ----------    ---------      --------     ----------
Operating expenses:
  Operating, general and
    administrative.....................    310,100     231,050      541,150      306,209            --        847,359
  Corporate expenses(a)................     16,493      17,042       33,535        6,759            --         40,294
  Depreciation and amortization........    375,899     252,855      628,754      327,731            --        956,485
  Management fees......................         --          --           --       14,672            --         14,672
                                         ---------   ---------   ----------    ---------      --------     ----------
    Total operating expenses...........    702,492     500,947    1,203,439      655,371            --      1,858,810
                                         ---------   ---------   ----------    ---------      --------     ----------
Loss from operations...................    (90,802)    (52,755)    (143,557)     (57,930)           --       (201,487)
Interest expense.......................   (207,468)   (137,953)    (345,421)    (203,500)        4,200       (544,721)
Other income (expense).................        518          --          518       (5,862)           --         (5,344)
                                         ---------   ---------   ----------    ---------      --------     ----------
Net loss...............................  $(297,752)  $(190,708)  $ (488,460)   $(267,292)     $  4,200     $ (751,552)
                                         =========   =========   ==========    =========      ========     ==========

                                                                YEAR ENDED DECEMBER 31, 1998
                                       -------------------------------------------------------------------------------
                                                                                PENDING      REFINANCING
                                        CHARTER       MARCUS      SUBTOTAL    ACQUISITIONS   ADJUSTMENTS      TOTAL
                                       ----------   ----------   ----------   ------------   -----------   -----------
                                                        (DOLLARS IN THOUSANDS, EXCEPT CUSTOMER DATA)
OTHER FINANCIAL DATA:
Operating cash flow(b)..............   $  301,590   $  217,142   $  518,732    $  291,232     $     --     $   809,964
EBITDA(c)...........................      285,097      200,100      485,197       269,801           --         754,998
EBITDA margin(d)....................         46.6%        44.6%        45.8%         45.2%                        45.6%
Cash interest expense...............                                                                       $   428,132
Capital expenditures................   $  213,353   $  224,723   $  438,076    $   93,107           --     $   531,183
Total debt to operating cash flow...                                                                               7.9x
Total debt to EBITDA................                                                                               8.5
EBITDA to cash interest expense.....                                                                               1.8
EBITDA to interest expense..........                                                                               1.4
Deficiency of earnings to cover
  fixed charges(e)..................                                                                       $   751,552
BALANCE SHEET DATA (AT END OF
  PERIOD):
Total assets........................   $7,235,656           --   $7,235,656    $4,350,744     $125,000     $11,711,400
Total debt..........................    3,523,201           --    3,523,201     2,750,800      144,964       6,418,965
Members' equity.....................    3,429,291           --    3,429,291     1,482,019      (19,964)      4,891,346
OPERATING DATA (AT END OF PERIOD,
  EXCEPT FOR AVERAGES):
Homes passed........................    2,149,000    1,743,000    3,892,000     1,795,000                    5,687,000
Basic customers.....................    1,255,000    1,062,000    2,317,000     1,300,000                    3,617,000
Basic penetration(f)................         58.4%        60.9%        59.5%         72.4%                        63.6%
Premium units.......................      845,000      411,000    1,256,000       811,000                    2,067,000
Premium penetration(g)..............         67.3%        38.7%        54.2%         62.4%                        57.1%
Average monthly revenue per basic
  customer(h).......................           NM           NM   $    38.12    $    38.30                  $     38.18

-------------------------

(a) CCI provided corporate management and consulting services on behalf of Charter for 1998 and Marcus beginning in October 1998. See "Certain Relationships and Related Transactions."

(b) Operating cash flow means EBITDA, as defined below, before corporate expenses and management fees.

(c) EBITDA represents income (loss) before interest expense, income taxes, depreciation, amortization, gain (loss) on sale of assets and other income (expense). EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service indebtedness. However, EBITDA should not be considered as an alternative to income from operations or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of a company's operating performance or as a measure of liquidity.

(d) EBITDA margin represents EBITDA as a percentage of revenues.

(e) Earnings include net income (loss) plus fixed charges. Fixed charges consist of interest expense and an estimated interest component of rent expense.

(f) Basic penetration represents basic customers as a percentage of homes passed.

(g) Premium penetration represents premium units as a percentage of basic customers.

(h) Average monthly revenue per basic customer represents revenues divided by the number of months in the period divided by the number of basic customers at December 31, 1998.

     See "Notes to the Unaudited Pro Forma Financial Statements."

       UNAUDITED SUMMARY HISTORICAL COMBINED FINANCIAL AND OPERATING DATA

     The Unaudited Summary Historical Combined Financial and Operating Data for the years ended December 31, 1996, 1997 and 1998 have been derived from the separate financial statements of Charter Holdings, CCA Group and CharterComm Holdings, which have been audited by Arthur Andersen LLP, independent public accountants, and are included elsewhere in this Prospectus. The combined financial and operating data represent the sum of the results of each of the Charter Companies. Each of the companies was managed by CCI under the terms of its respective management agreement with CCI during the presented periods. Since the Charter Companies were under common management, we believe presenting combined financial information of these companies is informative.

     As a result of the Charter Acquisition, the Company has applied push down accounting which had the effect of increasing total assets, total debt and members' equity as of December 23, 1998. In addition, the Company has retroactively restated its financial statements to include the results of operations of Marcus for the period from December 24, 1998, through December 31, 1998, and the balance sheet of Marcus as of December 31, 1998. As a result of the Charter Acquisition and the Marcus Combination, we believe that the periods on or prior to December 23, 1998 are not comparable to the periods after December 23, 1998.

                                                                    COMBINED CHARTER COMPANIES
                                                                     YEAR ENDED DECEMBER 31,
                                                              --------------------------------------
                                                                 1996          1997          1998
                                                              ----------    ----------    ----------
                                                                      (DOLLARS IN THOUSANDS,
                                                                      EXCEPT CUSTOMER DATA)
COMBINED STATEMENT OF OPERATIONS:
Revenues....................................................  $  368,553    $  484,155    $  594,414
                                                              ----------    ----------    ----------
Operating expenses:
  Operating, general and administrative.....................     190,084       249,419       301,107
  Depreciation and amortization.............................     154,273       198,718       254,105
  Management fees/corporate expense charges(a)..............      15,094        20,759        39,114
                                                              ----------    ----------    ----------
     Total operating expenses...............................     359,451       468,896       594,326
                                                              ----------    ----------    ----------
Income from operations......................................  $    9,102    $   15,259    $       88
                                                              ==========    ==========    ==========
OTHER FINANCIAL DATA:
Operating cash flow(b)......................................  $  178,469    $  236,099    $  293,307
EBITDA(c)...................................................     163,375       215,340       268,597
EBITDA margin(d)............................................        44.3%         44.5%         45.2%
Capital expenditures........................................  $  110,291    $  162,607    $  438,076
BALANCE SHEET DATA (AT END OF PERIOD):
Total assets................................................  $1,660,242    $2,002,181    $7,235,656
Total debt..................................................   1,195,899     1,846,159     3,523,201
Members' equity.............................................      26,099       (80,505)    3,429,291

                                                                    COMBINED CHARTER COMPANIES
                                                                     YEAR ENDED DECEMBER 31,
                                                              --------------------------------------
                                                                 1996          1997          1998
                                                              ----------    ----------    ----------
                                                                      (DOLLARS IN THOUSANDS,
                                                                      EXCEPT CUSTOMER DATA)
OPERATING DATA (AT END OF PERIOD, EXCEPT FOR AVERAGES):
Homes passed................................................   1,546,000     1,915,000     3,892,000
Basic customers.............................................     902,000     1,086,000     2,317,000
Basic penetration(e)........................................        58.3%         56.7%         59.5%
Premium units...............................................     517,000       629,000     1,256,000
Premium penetration(f)......................................        57.3%         57.9%         54.2%

-------------------------

(a) CCI provided corporate management and consulting services to the Charter Companies. CCA Group and CharterComm Holdings, L.P. paid fees to CCI as compensation for such services and recorded management fee expense. See "Certain Relationships and Related Transactions." Charter Holdings recorded charges for actual corporate expenses incurred by CCI on behalf of Charter Holdings. Management fees/corporate expense charges for the year ended December 31, 1998 include $14.4 million of Appreciation Rights Plan ("ARP") costs related to the Charter Acquisition that were paid by CCI and not subject to reimbursement by us but were allocated to us for financial reporting purposes.

(b) Operating cash flow means EBITDA, as defined below, before management fees/corporate expense charges.

(c) EBITDA represents income (loss) before interest expense, income taxes, depreciation, amortization, other income (expense), gain (loss) on sale of assets and ARP costs. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service indebtedness. However, EBITDA should not be considered as an alternative to income from operations or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of a company's operating performance or as a measure of liquidity.

(d) EBITDA margin represents EBITDA as a percentage of revenues.

(e) Basic penetration represents basic customers as a percentage of homes passed.

(f) Premium penetration represents premium units as a percentage of basic customers.

                                  RISK FACTORS

     An investment in the Exchange Notes involves a high degree of risk. You should carefully consider the risk factors set forth below, as well as the other information appearing elsewhere in this Prospectus, before tendering Original Notes in exchange for Exchange Notes.

SUBSTANTIAL LEVERAGE -- OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.

     We have a significant amount of indebtedness. As of December 31, 1998, pro forma for the Refinancing, the Marcus Combination and the Pending Acquisitions, our total indebtedness would have been approximately $6.4 billion, our total members' equity would have been approximately $4.9 billion, and the deficiency of our earnings available to cover fixed charges would have been approximately $752 million.

     We anticipate incurring substantial additional indebtedness in the future to finance additional acquisitions and to fund the expansion, maintenance and the upgrade of our systems. We have entered into agreements to purchase cable systems for approximately $4.6 billion in the aggregate, including the exchange of systems with InterMedia with a fair market value of $0.4 billion. Over the next three years, we plan to spend $1.8 billion, or $2.5 billion pro forma for the Pending Acquisitions, in capital expenditures, including approximately $900 million, or $1.2 billion pro forma for the Pending Acquisitions, to upgrade our existing systems in order to offer advanced cable services, increase program offerings and permit two-way communication, and an additional $900 million, or $1.3 billion pro forma for the Pending Acquisitions, to maintain and expand existing systems. Our substantial indebtedness could have important consequences to you. For example, it could:

     - make it more difficult for us to satisfy our obligations with respect to the Notes and the Credit Facilities;

     - increase our vulnerability to general adverse economic and cable industry conditions, including interest rate fluctuations;

     - require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, including the Notes, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions of additional systems and other general corporate requirements;

     - limit our flexibility in planning for, or reacting to, changes in our business and the cable industry generally;

     - place us at a competitive disadvantage compared to our competitors that have proportionately less debt;

     - limit our ability to borrow additional funds due to applicable financial and restrictive covenants in such indebtedness, including the Notes and the Credit Facilities. Our failure to comply with those covenants could result in one or more events of default which, if not cured or waived, could have a material adverse effect on us; and

     - increase our interest expenses above current levels due to increases in interest rates, since much of our borrowings, including the Credit Facilities, are and will continue to be at variable rates of interest.

     The terms of the Indentures governing the Notes do not prohibit us from incurring additional indebtedness, although they do place certain limitations on such additional indebtedness. Further, the Indentures allow for the incurrence of all such indebtedness by our subsidiaries, all of which would be structurally senior to the Notes. In addition, after giving effect to the Marcus Combination, the Refinancing and the Pending Acquisitions, the Credit Facilities permit additional borrowings thereunder of up to approximately $0.8 billion, and all of those borrowings would be structurally senior to the Notes. We expect to continue to borrow funds under the Credit Facilities. If new debt is added to our current debt levels, the related risks that we and you now face could intensify. See "Description of Notes" and "Description of the Credit Facilities."

SIGNIFICANT CASH FLOW REQUIREMENTS -- TO SERVICE OUR INDEBTEDNESS AND GROW OUR BUSINESS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     Our ability to make payments on and to refinance our indebtedness, including the Notes and the Credit Facilities, and to fund planned capital expenditures will depend on our ability to generate cash and secure financing in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

     If our business does not generate sufficient cash flow from operations, and sufficient future borrowings are not available to us under the Credit Facilities or from other sources of financing, we may not be able to repay our indebtedness, including the Notes and the Credit Facilities, to grow our business or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the Notes and the Credit Facilities, on or before maturity. Furthermore, we may not be able to refinance any of our indebtedness, including the Notes and the existing credit facilities or the Credit Facilities, on commercially reasonable terms, or at all.

RISKS ASSOCIATED WITH OTHER RESTRICTIONS IMPOSED BY THE CREDIT FACILITIES -- OUR CREDIT FACILITIES IMPOSE SIGNIFICANT RESTRICTIONS ON US.

     The Credit Facilities contain a number of significant covenants that, among other things, restrict the ability of our subsidiaries to:

     - distribute funds to service principal and interest payments on the Notes;

     - pay dividends;

     - pledge assets;

     - dispose of assets or merge;

     - incur indebtedness;

     - issue equity;

     - repurchase or redeem equity interests and indebtedness;

     - create liens;

     - make certain capital expenditures; and

     - make certain investments or acquisitions.

     In addition, the Credit Facilities contain, among other covenants, requirements that each borrowing subsidiary maintain specified financial ratios. The Credit Facilities also restrict each borrowing subsidiary's ability to incur additional indebtedness. The ability to comply with these provisions may be affected by events beyond our control. The breach of any of these covenants will result in a default under the Credit Facilities. If the Original Eight-Year Senior Notes and the Exchange Eight-Year Senior Notes are not refinanced prior to six months prior to the date of their maturity, the entire amount of the Credit Facilities shall become due and payable. See "Description of the Credit Facilities."

     In the event of a default under the Credit Facilities, lenders could elect to declare all amounts borrowed, together with accrued interest and other fees, to be due and payable. If the amounts outstanding under any of the Credit Facilities are accelerated, thereby causing an acceleration of amounts outstanding under the Notes, we may not be able to repay such amounts or the Notes. See "Description of the Credit Facilities."

LIMITED OPERATING HISTORY AND RAPID GROWTH -- WE HAVE A LIMITED HISTORY OF OPERATING OUR CURRENT SYSTEMS, WHICH MAKES IT DIFFICULT FOR YOU TO COMPLETELY EVALUATE OUR PERFORMANCE.

     The Charter Companies commenced active operations in 1994 and have grown rapidly since then through acquisitions of cable systems. The Marcus Combination nearly doubled the number of customers serviced by systems under common management with us. Additionally, the Pending Acquisitions will increase the number of customers served by systems under our management by approximately 56%. As a result, historical financial information about us, and the historical results of the Charter Companies and the Marcus Companies, may not be indicative of the future or of results that can be achieved by us in managing the cable systems which will be under our control. Although the Charter Companies have experienced internal customer growth, recent growth in revenue and growth of EBITDA, there can be no assurance that growth or profitability will continue to be achieved within the combined Charter Systems and Marcus Systems or other systems we may acquire in the future.

NET LOSSES -- WE HAVE A HISTORY OF NET LOSSES AND EXPECT TO CONTINUE TO EXPERIENCE NET LOSSES.

     We have had a history of net losses and expect to continue to report net losses for the foreseeable future. The Charter Companies reported net losses from continuing operations, before extraordinary items, of $157 million and $200 million, respectively, for the years ended December 31, 1997 and 1998. The Marcus Companies reported net losses from continuing operations, before extraordinary items, of $109 million and $248 million, respectively, for the same periods. The principal reasons for our prior and anticipated net losses include the depreciation and amortization expenses associated with our acquisitions and the capital expenditures related to construction and upgrading of our systems, and interest costs on borrowed money. We cannot predict what impact, if any, continued losses will have on our ability to finance our operations in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

RISKS ASSOCIATED WITH FUTURE CAPITAL REQUIREMENTS -- OUR CAPITAL INVESTMENT PROGRAM MAY NOT GENERATE PROJECTED RESULTS AND WE MAY NEED TO OBTAIN ADDITIONAL CAPITAL TO FUND ALL PLANNED CAPITAL EXPENDITURES. WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL CAPITAL.

     We intend to upgrade a significant portion of our cable systems over the coming years and make other capital investments. Over the next three years, we plan to spend approximately $900 million, or $1.2 billion pro forma for the Pending Acquisitions, to upgrade our existing Systems in order to offer advanced cable services, increase program offerings and permit two-way communication. We also plan to spend an additional $900 million, or $1.3 billion pro forma for the Pending Acquisitions, to maintain and expand our existing systems. We believe that we should complete these upgrades in order to improve our competitive position. As we make additional acquisitions, we expect that our need to make additional capital expenditures will increase. We may not, however, be able to fund these planned increases in capital expenditures. Moreover, we cannot assure you that completing these upgrades will allow us to compete effectively with competitors which either do not rely on cable into the home to deliver services or have access to significantly greater amounts of capital and an existing communications network. If we cannot obtain the funds we need in order to complete the upgrades discussed above, our financial condition, the results of our operations, and our competitive position could all suffer materially.

SUBORDINATION/HOLDING COMPANY STRUCTURE -- THE NOTES ARE THE OBLIGATIONS OF A HOLDING COMPANY WHICH HAS NO OPERATIONS AND DEPENDS ON SUBSIDIARIES FOR CASH. SUCH SUBSIDIARIES MAY BE LIMITED IN THEIR ABILITY TO MAKE FUNDS AVAILABLE.

     As a holding company, Charter Holdings does not hold substantial assets other than its direct or indirect investments in and advances to our operating subsidiaries. Consequently, our subsidiaries conduct all of our consolidated operations and own substantially all of our consolidated assets. As a result, our cash flow and our ability to meet our debt service obligations on the Notes will depend upon the cash flow of our subsidiaries and the payment of funds by the subsidiaries to us in the form of loans, equity distributions or otherwise. Our subsidiaries are not obligated to make funds available to us for payment on the Notes or otherwise. In addition, our subsidiaries' ability to make any such loans or distributions to us will depend on their earnings, the terms of their indebtedness, business and tax considerations and legal restrictions.

     Because of our holding company structure described above, the Notes will be subordinate to all liabilities of our subsidiaries. Our lenders under the Credit Facilities will consequently have the right to be paid before you from any cash received or held by our subsidiaries. In the event of bankruptcy, liquidation or dissolution of a subsidiary, following payment by the subsidiary of its liabilities, such subsidiary may not have sufficient assets remaining to make payments to us as a shareholder or otherwise. As of December 31, 1998, as adjusted to give effect to the Refinancing, the Marcus Combination and the Pending Acquisitions, as if such transactions had occurred on that date, all of our outstanding indebtedness, other than the Notes, were incurred by our subsidiaries and totaled approximately $3.4 billion, all of which, including other liabilities and trade payables of our subsidiaries, would have been structurally senior to the Notes. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS OF GROWTH STRATEGY -- IF WE ARE UNSUCCESSFUL IN IMPLEMENTING OUR GROWTH STRATEGY, WE MAY BE UNABLE TO FULFILL OUR OBLIGATIONS UNDER THE NOTES.

     We expect that a substantial portion of any of our future growth will be achieved through revenues from additional services and the acquisition of additional cable systems. We cannot assure you that we will be able to offer new services successfully to our customers or that those new services will generate revenues. In addition, the acquisition of additional cable systems may not have a positive net impact on our operating results. If we are unable to grow our cash flow sufficiently, we may be unable to fulfill our obligations under the Notes or obtain alternative financing.

RISKS ASSOCIATED WITH INTEGRATING NEW SYSTEMS -- WE MAY NOT HAVE THE ABILITY TO INTEGRATE THE NEW SYSTEMS AND CUSTOMERS OBTAINED IN CONNECTION WITH THE PENDING ACQUISITIONS AND FUTURE ACQUISITIONS.

     Upon the completion of the Pending Acquisitions, we will own and operate cable systems serving approximately 3.6 million customers, as compared to the cable systems we currently own serving approximately 2.3 million customers at year end 1998. In addition, we expect to acquire more cable systems in the future. The integration of these new systems and customers will place significant demands on our management and our operational, financial and marketing resources. Our current operating and financial systems and controls may not be adequate, and any steps taken to improve these systems and controls may not be sufficient. Our business, financial condition and results of operation could suffer materially if we fail to successfully integrate and manage new systems. Furthermore, acquired businesses sometimes result in unexpected liabilities and contingencies which could be expensive and might hinder our growth. Our continued growth will also increase our need for qualified personnel. Moreover, even potentially successful acquisitions may initially be a material drain on our cash and other resources while we integrate them with our other systems. We cannot assure you that we will successfully integrate any acquired systems into our operations.

RISK THAT PENDING ACQUISITIONS WILL NOT BE CONSUMMATED -- THE FAILURE TO OBTAIN NECESSARY REGULATORY APPROVALS, OR TO SATISFY OTHER CLOSING CONDITIONS, COULD IMPEDE THE CONSUMMATION OF A PENDING ACQUISITION.

     The Pending Acquisitions are subject to regulatory approvals, including the approval of the relevant public utilities commission in the state of the cable systems to be acquired. No assurance can be given that the necessary approvals will be received. The Pending Acquisitions are subject to certain other closing conditions, and there can be no assurance as to when, or if, each acquisition will be consummated. Failure to consummate the Pending Acquisitions will not have any effect on the Company's historical financial statements. Investors should see the Unaudited Pro Forma Financial Statements included elsewhere in this Prospectus to determine the impact on the Company's financial statements if the Pending Acquisitions do occur.

ABSENCE OF A PUBLIC MARKET -- AN ACTIVE MARKET MAY NOT DEVELOP FOR THE NOTES.

     The Exchange Notes will be new securities for which there is currently no public market. The Company does not intend to list the Exchange Notes on any national securities exchange or quotation system, but the Original Notes are eligible for trading in the PORTAL Market. There can be no assurance as to the development of any market or liquidity of any market that may develop for the Exchange Notes. To the extent that Original Notes are tendered and accepted in the Exchange Offers, the aggregate principal amount of Original Notes outstanding will decrease, with a resulting decrease in the liquidity of the market therefor.

CONSEQUENCES OF FAILURE TO EXCHANGE -- THE ORIGINAL NOTES WILL REMAIN SUBJECT TO RESTRICTIONS ON TRANSFER.

     Holders of Original Notes who do not exchange their Original Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of the Original Notes set forth in the legend thereon as a consequence of the issuance of the Original Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. In general, Original Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company currently does not anticipate that it will register the Original Notes under the Securities Act.

COMPETITION IN THE CABLE INDUSTRY -- WE OPERATE IN A VERY COMPETITIVE BUSINESS ENVIRONMENT.

     The industry in which we operate is highly competitive and in many instances we compete against companies with fewer regulatory burdens, easier access to financing, greater personnel resources, greater brand name recognition and long-standing relationships with regulatory authorities. Mergers, joint ventures and alliances among cable television operators, Regional Bell Operating Companies ("RBOCs"), long distance service providers, competitive local exchange carriers ("CLECs"), wireless service providers and others may result in providers capable of offering cable television and other telecommunications services in direct competition with us. Additionally, the Federal Communications Commission (the "FCC") and Congress are considering proposals to enhance the ability of direct broadcast satellite ("DBS") providers to gain access to additional programming, and to authorize DBS carriers to transmit local broadcast signals to local markets on a broader basis than permitted under current law. If DBS providers gain permission and are able to deliver local or regional broadcast signals more broadly, cable system operators will lose a competitive advantage over DBS providers.

     Under the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"), franchising authorities are prohibited from granting exclusive cable television franchises and from unreasonably refusing to award additional competitive franchises. As a result, our cable systems are operated under non-exclusive franchises granted by local authorities. These franchises are subject to renewal and renegotiation from time to time. Franchising authorities and other government or government-related entities are also allowed to operate cable systems in their communities without obtaining franchises. Competing operators may build systems in areas in which we hold franchises (referred to as "overbuilds"). We are aware of overbuild situations in six of our systems and potential overbuild situations in four of our systems representing a total of approximately 45,000 customers. See
"Business -- Competition."

     We also face competition within the subscription television industry from non-cable technologies for distributing television broadcast signals. Current and potential competitors include:

     - DBS providers, which include high-power and medium-power digital satellite providers,

     - multichannel multipoint distribution systems or "wireless cable" ("MMDS"), and

     - operators of satellite master antenna television ("SMATV") systems.

     DBS systems, which distribute programming to home satellite dishes, and MMDS systems, which distribute programming via microwave, are currently the most prevalent of these competing technologies. Several companies have launched, or plan to launch, DBS services that compete or may compete with our cable television services. MMDS operators offer analog or digital technology. Analog MMDS is limited to approximately 33 channels and, while no longer as significant a competitor, it has had an impact on our customer growth in Riverside and Sacramento, California and Missoula, Montana. Digital MMDS is a more significant competitor, presenting potential challenges to us in the Los Angeles, California and Atlanta, Georgia areas. See
"Business -- Competition."

     In addition, some RBOCs, other telephone companies, public utility companies and other entities are in the process of entering our business. Some of these competitors, such as the RBOCs, have significant access to capital and other resources, and several have expressed their intention to enter the multichannel video programming distribution business in addition to their existing voice and data transmission businesses. RBOCs and other telephone companies, in particular, have existing relationships with households in their service areas, and may have an existing infrastructure which may be capable of delivering cable television service. Electric utilities also have the potential to become significant competitors in the video marketplace, as many of them already possess fiber optic transmission lines in certain of the areas they serve. In the last year, several utilities have announced, commenced, or moved forward with ventures involving multichannel video programming distribution.

     The Telecommunications Act of 1996 (the "1996 Telecom Act") may exempt some of our competitors from regulation as cable systems. The 1996 Telecom Act amends the definition of a "cable system" under the Communications Act of 1934 (the "Communications Act") such that providers of competitive video programming are only regulated and franchised as "cable systems" if they use public rights-of-way. Thus, a broader class of entities providing video programming (including SMATV system operators) may be exempt from regulation as cable television systems under the 1996 Telecom Act. This exemption may give these entities a competitive advantage over us. There can be no assurance that we will be able to continue to compete effectively with such entities in the cable television business.

     We face competition from other communications and entertainment media, including conventional off-air television and radio broadcasting services, newspapers, movie theaters, the Internet, live sports events and home video products. We cannot predict the extent to which this competition may affect our business and operations in the future. Other new technologies may also soon compete with our latest non-entertainment services, along with our traditional cable television services. As we expand and introduce new and enhanced services, including additional telecommunications services, we will be subject to competition from other telecommunications providers. For example, several companies compete with us to provide high-speed Internet access, using digital subscriber line ("DSL") technology. Advances in communications technology and changes in the marketplace and the regulatory and legislative environment are constantly occurring. We cannot predict the specific effect ongoing or future developments might have on us or the general effect these developments might have on the cable television industry.

INCREASES IN PROGRAMMING COSTS -- OUR PROGRAMMING COSTS ARE INCREASING.

     Programming has been and is expected to continue to be our largest single expense item. For the Charter Systems, programming costs were equal to approximately 21% of revenues in 1998. In recent years the cable industry has experienced a rapid escalation in the cost of programming, in particular, sports programming. Programming costs for the services carried on the basic and expanded basic levels of service increased by approximately 12%, on a per customer basis, from 1997 to 1998. This escalation may continue and we may not be able to pass programming cost increases on to our customers.

In addition, as we upgrade the channel capacity of our systems and add programming to our basic and "preferred basic" tiers, and reposition premium services to the basic tier, we may face additional market constraints on our ability to pass programming costs on to our customers.

RISKS ASSOCIATED WITH REGULATION OF THE CABLE INDUSTRY -- OUR BUSINESS IS SUBJECT TO EXTENSIVE GOVERNMENTAL LEGISLATION AND REGULATION. THE APPLICABLE LEGISLATION AND REGULATIONS AND CHANGES TO THEM COULD ADVERSELY AFFECT OUR BUSINESS.

     The cable industry is subject to extensive regulation at the federal, local and, in some instances, state levels. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the 1992 Cable Act (together with the 1984 Cable Act, the "Cable Acts") and the 1996 Telecom Act, all of which amend the Communications Act, establish a national policy to guide the development and regulation of cable systems. The FCC has principal responsibility for implementing the policies of the Cable Acts. Many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals, including a proposal which would require cable operators to provide access to their broadband cable networks to other Internet service providers. Legislation and regulations change, and we cannot predict the impact of future developments on the cable television industry, in general, or on us, in particular. See "Regulation and Legislation."

     FEDERAL LAW AND REGULATION. The 1992 Cable Act and the FCC's rules implementing that act generally have increased the administrative and operational expenses of cable systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities.

     The Cable Acts and the corresponding FCC regulations have established, among other things:

     - rate regulations;

     - requirements that, under certain circumstances, a cable system carry a local broadcast station or obtain consent to carry a local or distant broadcast station;

     - rules for franchise renewals and transfers; and

     - other requirements covering a variety of operational areas such as equal employment opportunity, technical standards and customer service requirements.

     The 1992 Cable Act permits certified local franchising authorities to order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. As of December 31, 1998, we have refunded an aggregate amount of approximately $300,000 since our inception. We may be required to refund additional amounts in the future.

     The 1996 Telecom Act, among other things, immediately deregulated the cable programming service tier ("CPST") rates for certain small cable operators and in certain limited circumstances deregulated the rates on the small cable operators' basic service tier. As of March 31, 1999, the 1996 Telecom Act deregulates rates on the CPST tier for all cable operators. Nevertheless, the FCC and Congress continue to be concerned that rates for cable programming services are rising at a rate exceeding inflation. It is therefore possible that either Congress or the FCC will further restrict the ability of cable television operators to implement desired rate increases.

     STATE AND LOCAL REGULATION. Our cable systems generally operate pursuant to non-exclusive franchises, permits or licenses granted by a municipality or other state or local government entity. Franchises generally are granted for fixed terms and in many cases are terminable if the franchisee fails to comply with material provisions. The terms and conditions of franchises vary materially from jurisdiction to jurisdiction. In addition to the franchise document, cable authorities have also adopted in some jurisdictions cable regulatory ordinances that further regulate the operation of the cable systems. A number of states subject cable systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. In the event that a state government agency certifies and regulates basic rates, the agency must adopt and administer regulations with respect to the rates for the basic service tier that are consistent with the regulations prescribed by the FCC under the 1992 Cable Act. As state governmental agencies are required to follow FCC rules when prescribing rate regulation, state regulation of our rates is not allowed to be more restrictive than the federal or local regulation. We are subject to state regulation in Connecticut. There are ongoing efforts to amend or expand the state and local regulation of some of our cable systems. We expect further such efforts, but cannot predict whether any of the states in which we now operate will expand regulation of our cable systems in the future or how they will do so. State and local franchising regulatory powers are not unlimited; all state and local regulations must be consistent with federal law.

     The 1992 Cable Act immunizes franchise authorities from monetary damage awards arising from regulation of cable systems or decisions made on franchise grants, renewals, transfers and amendments. See "Regulation and Legislation."

RISKS ASSOCIATED WITH OFFERING TELECOMMUNICATIONS SERVICES -- IF WE OFFER TELECOMMUNICATIONS SERVICES, WE MAY BE SUBJECT TO ADDITIONAL REGULATORY BURDENS.

     If we enter the business of offering telecommunications services, we may be required to obtain federal, state and local licenses or other authorizations to offer such services. We may not be able to obtain such authorizations in a timely manner, if at all, and conditions could be imposed upon such licenses or authorizations that may not be favorable to us. Furthermore, telecommunications companies generally are subject to significant regulation as well as higher fees for pole attachments. In particular, under the 1996 Telecom Act, cable operators who provide telecommunications services and cannot reach agreement with local utilities over pole attachment rates in states that do not regulate pole attachment rates will be subject to an FCC methodology for determining the rates, which rates may be higher than those paid by cable operators who do not provide telecommunications services. The rate increases are to be phased in over a five-year period beginning on February 8, 2001. If we become subject to telecommunications regulation or higher pole attachment rates, our business may incur additional costs which may be material to our business. See "Regulation and Legislation."

RISKS OF FRANCHISES AND FRANCHISE RENEWALS -- OUR FRANCHISES ARE SUBJECT TO NON-RENEWAL OR TERMINATION IN CERTAIN CIRCUMSTANCES.

     Our cable systems are operated under non-exclusive franchises issued by state or local government franchising authorities. Our business is dependent on our ability to obtain and renew our franchises. A franchise is generally granted for a fixed term, but in many cases is terminable if the franchisee fails to comply with the material provisions thereof. Although we have never lost a franchise as a result of a failure to obtain a renewal or failure to comply with the material provisions of a franchise, our franchises are subject to non-renewal or termination under certain circumstances. In addition, the franchise authorities often demand certain concessions or other commitments as a condition to renewal, which have been and may continue to be costly to us. In certain cases, franchises have not been renewed at expiration, and we have operated under either temporary operating agreements or without a license while negotiating renewal terms with the franchising authorities. In addition, there are costs associated with renewal. See "Business -- Franchises."

RAPID TECHNOLOGICAL ADVANCES -- WE MAY NOT BE ABLE TO FUND THE CAPITAL EXPENDITURES NECESSARY TO KEEP PACE WITH TECHNOLOGICAL DEVELOPMENTS OR OUR CUSTOMERS' DEMAND FOR NEW PRODUCTS OR SERVICES.

     The cable business is characterized by rapid technological change and the introduction of new products and services. There can be no assurance that we will be able to fund the capital expenditures necessary to keep pace with technological developments or that we will successfully anticipate the demand of our customers for products or services requiring new technology. Our inability to provide enhanced services in a timely manner or to anticipate the demands of the market place could have a material adverse effect on the systems' business, results of operations and financial condition. See "Business -- Competition."

CONTROL BY PRINCIPAL EQUITY HOLDER; RISKS ASSOCIATED WITH POTENTIAL CONFLICTS OF INTEREST -- OUR MANAGEMENT MAY BE RESPONSIBLE FOR MANAGING OTHER CABLE OPERATIONS AND MAY NOT BE ABLE TO DEVOTE THEIR FULL TIME TO OUR OPERATIONS.

     Paul G. Allen beneficially owns approximately 96% of our outstanding equity interests on a fully diluted basis. Accordingly, Mr. Allen has the ability to control fundamental corporate transactions requiring equity holder approval, including without limitation, election of directors, approval of merger transactions involving us and sales of all or substantially all of our assets. There can be no assurance that the interests of either Mr. Allen or his affiliates will not conflict with the interests of the holders of the Notes.

     In addition, it is possible that Mr. Allen may, from time to time, acquire cable systems in addition to those owned or acquired by us. If he does so, CCI, of which Mr. Allen is the majority owner, as well as some of the officers of CCI may have a substantial role in managing these outside systems. CCI and its officers and employees now devote substantially all of their time to managing our systems. However, if such persons began to manage outside cable systems as well, they might have to limit the management time devoted to managing our systems, which could impair our results of operations. Moreover, allocating managers' time and other CCI resources between our systems and outside systems held by Mr. Allen could give rise to conflicts of interest. CCI does not have or plan to create formal procedures for determining whether and to what extent outside cable television systems described above will receive priority with respect to personnel requirements.

DEPENDENCE ON KEY PERSONNEL -- THE LOSS OF CERTAIN KEY EXECUTIVES COULD ADVERSELY AFFECT US.

     Our operations are managed by CCI which, in turn, is managed by a small number of key executive officers, including Jerald L. Kent. The loss of the services of these individuals, and, in particular, of Mr. Kent, could have an adverse effect on our financial condition and results of operations.

FINANCING A CHANGE OF CONTROL OFFER -- WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURES.

     Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding Notes. However, we may not have sufficient funds at the time of the change of control to make the required repurchase of the Notes. In addition, restrictions in the Credit Facilities may not allow such repurchases. You should also be aware that certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "Change of Control" under the Indentures governing the Notes. See "Description of Notes -- Repurchase at the Option of Holders -- Change of Control."

ORIGINAL ISSUE DISCOUNT -- HOLDERS OF ORIGINAL SENIOR DISCOUNT NOTES AND EXCHANGE SENIOR DISCOUNT NOTES WILL GENERALLY BE REQUIRED TO INCLUDE AMOUNTS IN GROSS INCOME FOR FEDERAL INCOME TAX PURPOSES IN ADVANCE OF RECEIVING CASH.

     The Original Senior Discount Notes were issued, and the Exchange Senior Discount Notes will be issued, at a substantial discount from the stated principal amount thereof and, as a result, purchasers thereof generally will be required to include the accrued portion of such discount in gross income, as interest, for federal tax purposes in advance of the receipt of cash payments of such interest. In addition, if a bankruptcy case is commenced by or against us under the U.S. Bankruptcy Code after the issuance of such Notes, the claim of a holder of such Notes with respect to the principal amount thereof may be limited to an amount equal to the sum of: (i) the initial offering price; and (ii) that portion of the original issue discount which is not deemed to constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code. Any original issue discount that was not amortized as of any such bankruptcy filing would constitute "unmatured interest." See "Certain Federal Tax Considerations" for a more detailed discussion of certain U.S. federal income tax consequences to the holders of the Notes of the purchase, ownership and disposition of the Notes.

YEAR 2000 IMPACT -- WE FACE RISKS FROM POTENTIAL YEAR 2000 PROBLEMS.

     Many existing computer systems and applications, and other control devices and embedded computer chips use only two digits (rather than four) to identify a year in the date field, without considering the impact of the upcoming change in the century. As a result, such systems, applications, devices and chips could create erroneous results or might fail altogether unless corrected to properly interpret data related to the year 2000 and beyond. These errors and failures may result, not only from a date recognition problem in the particular part of system failing, but may also result as systems, applications, devices and chips receive erroneous or improper data from third-parties suffering from what is commonly referred to as the "Year 2000 Problem." In addition, two interacting systems, applications, devices or chips, each of which has individually been fixed so that it will properly handle the Year 2000 Problem, could nonetheless suffer "integration failure" because their method of dealing with the problem is not compatible.

     These problems are expected to increase in frequency and severity as the year 2000 approaches. This issue also impacts our owned or licensed computer systems and equipment used in connection with internal operations, including:

     - information processing and financial reporting systems;

     - customer billing systems;

     - customer service systems;

     - telecommunication transmission and reception systems; and

     - facility systems.

     We also rely directly and indirectly, in the regular course of business, on the proper operation and compatibility of third party systems. The Year 2000 Problem could cause these systems to fail, err, or become incompatible with our systems.

     If we, or a significant third party, fails to become year 2000 ready, or if the Year 2000 Problem causes our systems to become internally incompatible or incompatible with key third party systems, our business could suffer material disruptions, including inability to process transactions, send invoices, accept customer orders or provide customers with products and services. We could also face similar disruptions if the Year 2000 Problem causes general widespread problems or an economic crisis. We cannot now estimate the extent of these potential disruptions. We cannot assure you that our efforts to date and our ongoing efforts to prepare for the Year 2000 Problem will be sufficient to prevent a material disruption of our operations, particularly with respect to systems we may acquire prior to December 31, 1999. Any such disruption could have a material adverse effect on our operations.

NONRECOURSE TO EQUITY HOLDERS -- HOLDERS OF NOTES WILL NOT HAVE RECOURSE AGAINST OUR EQUITY HOLDERS OR THEIR AFFILIATES OR OTHER HOLDINGS.

     The Original Notes have been, and the Exchange Notes will be, issued solely by Charter. None of our equity holders, directors, officers, employees or affiliates, including Paul G. Allen, will be an obligor or guarantor under the Notes, and the Indentures governing the Notes expressly provide that these parties will not have any liability for our obligations under the Notes or the Indentures or any claim based on, in respect of, or by reason of, such obligations, and that by accepting the Notes, each holder of the Notes waives and releases all such liability as consideration for issuance of the Notes. Our equity holders, including Mr. Allen, will also be free to hold investments in or manage other entities, including other cable companies, and holders of Notes will have no recourse against those other entities or their assets. There should be no expectation that Mr. Allen or our other equity holders will, in the future, fund our operations or deficits. See "Description of Notes -- No Personal Liability of Directors, Officers, Employees, Members and Stockholders."

                                USE OF PROCEEDS

     This Exchange Offer is intended to satisfy certain of the Issuers' obligations under the Registration Rights Agreements. The Issuers will not receive any proceeds from the Exchange Offer. In consideration for issuing the Exchange Notes contemplated in this Prospectus, the Issuers will receive Original Notes in like original principal amount at maturity, the form and terms of which are the same as the form and terms of the Exchange Notes (which replace the Original Notes), except as otherwise described herein. The Original Notes surrendered in exchange for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the Exchange Notes will not result in any increase in the indebtedness of the Issuers.

                                 CAPITALIZATION

     The following table sets forth our historical capitalization: (i) as of December 31, 1998, including the effects of the Marcus Combination; (ii) as adjusted to give effect to the sale of the Original Notes, the refinancing of our previous indebtedness with the Credit Facilities, the consummation of the Tender Offers (as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- The Refinancing") (collectively, the "Refinancing") as if such transactions had occurred on that date; and (iii) as further adjusted to give effect to additional borrowings under the Credit Facilities and an additional equity contribution in connection with the Pending Acquisitions, as if such transactions had occurred on that date. This table should be read in conjunction with the Unaudited Pro Forma Financial Statements and the financial statements included elsewhere in this Prospectus.

                                                                AS OF DECEMBER 31, 1998
                                                        ---------------------------------------
                                                                          AS        AS FURTHER
                                                        HISTORICAL     ADJUSTED      ADJUSTED
                                                        ----------    ----------    -----------
                                                                (DOLLARS IN THOUSANDS)
CHARTER HOLDINGS:
  Cash and cash equivalents(a)........................  $   10,386    $1,113,143    $    29,117
                                                        ==========    ==========    ===========
  Credit Facilities...................................  $2,534,500    $1,750,000    $ 3,282,103
  Notes...............................................          --     2,999,385      2,999,385
  Existing notes(b)...................................     988,701         1,110          1,110
  10% Senior Discount Notes -- Renaissance(c).........          --            --        111,369
  10% Note payable -- Helicon (d).....................          --            --         25,000
                                                        ----------    ----------    -----------
     Total long-term debt (including current
       maturities)....................................   3,523,201     4,750,495      6,418,967
  Members' equity(e)..................................   3,429,291     3,409,807      4,891,344
                                                        ----------    ----------    -----------
     Total Capitalization.............................  $6,952,492    $8,160,302    $11,310,311
                                                        ==========    ==========    ===========

-------------------------

(a) We presented cash and cash equivalents As Adjusted of $1.1 billion since the Company must draw the full amount of the Tranche B term loan facility at one time, and therefore, the Company will have cash available pending application of such amounts to future acquisitions, capital expenditures and other working capital purposes.

(b) As Adjusted and As Further Adjusted notes represent the notes of Marcus not tendered in connection with the Tender Offers.

(c) Represents debt acquired in the Company's acquisition of Renaissance.

(d) Represents a note payable to the owners of Helicon issued in conjunction with the acquisition of Helicon.

(e) Members' Equity As Adjusted is reduced by $19.5 million, the price paid in excess of the carrying value of the notes in connection with the Tender Offers. Members' Equity As Further Adjusted is increased by $1.5 billion, the additional equity that is expected in connection with the Pending Acquisitions.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

     The following Unaudited Pro Forma Financial Statements are based on the financial statements of Charter Holdings, CCA Group, and CharterComm Holdings as adjusted to illustrate the estimated effects of the following Transactions as if they had occurred on January 1, 1998 for the Statement of Operations and Other Financial Data and on December 31, 1998 for the Balance Sheet Data and Operating
Data: (i) the Charter Acquisition; (ii) the Sonic Acquisition; (iii) the acquisition of Marcus on April 22, 1998 by Paul G. Allen; (iv) the acquisitions and dispositions by Marcus during 1998; (v) the Marcus Combination; (vi) the Pending Acquisitions; and (vii) the refinancing of all the debt of the Charter Companies and the Marcus Companies through the issuance of the Notes and funding under the Credit Facilities. The Unaudited Pro Forma Financial Statements reflect the application of the principles of purchase accounting to the transactions listed in items (i) through (iv) and (vi) of the preceding sentence. The allocation of purchase price is based, in part, on preliminary information which is subject to adjustment upon obtaining complete valuation information with respect to each acquisition and the net assets acquired.

     The unaudited pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. The Unaudited Pro Forma Financial Statements and accompanying notes should be read in conjunction with the historical financial statements and other financial information appearing elsewhere in this Prospectus, including "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Unaudited Pro Forma Financial Statements do not purport to be indicative of what the Company's financial position or results of operations would actually have been had the Transactions been completed on the dates indicated or to project the Company's results of operations for any future date.

                                                 UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                                                         YEAR ENDED DECEMBER 31, 1998
                              ----------------------------------------------------------------------------------
                                                                         PENDING        REFINANCING
                               CHARTER       MARCUS                    ACQUISITIONS     ADJUSTMENTS
                               (NOTE A)     (NOTE B)     SUBTOTAL        (NOTE C)        (NOTE D)       TOTAL
                              ----------   ----------   ----------   ----------------   -----------   ----------
                                                 (DOLLARS IN THOUSANDS, EXCEPT CUSTOMER DATA)
Revenues....................  $  611,690   $  448,192   $1,059,882      $  597,441      $       --    $1,657,323
                              ----------   ----------   ----------      ----------      ----------    ----------
Operating expenses:
  Operating, general and
     administrative.........     310,100      231,050      541,150         306,209              --       847,359
  Corporate expense charges
     (Note E)...............      16,493       17,042       33,535           6,759              --        40,294
  Depreciation and
     amortization...........     375,899      252,855      628,754         327,731              --       956,485
  Management fees...........          --           --           --          14,672              --        14,672
                              ----------   ----------   ----------      ----------      ----------    ----------
     Total operating
       expenses.............     702,492      500,947    1,203,439         655,371              --     1,858,810
                              ----------   ----------   ----------      ----------      ----------    ----------
Loss from operations........     (90,802)     (52,755)    (143,557)        (57,930)             --      (201,487)
Interest expense............    (207,468)    (137,953)    (345,421)       (203,500)          4,200      (544,721)
Other income (expense)......         518           --          518          (5,862)             --        (5,344)
                              ----------   ----------   ----------      ----------      ----------    ----------
Net income (loss)...........  $ (297,752)  $ (190,708)  $ (488,460)     $ (267,292)     $    4,200    $ (751,552)
                              ==========   ==========   ==========      ==========      ==========    ==========

                                                 UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                                                         YEAR ENDED DECEMBER 31, 1998
                              ----------------------------------------------------------------------------------
                                                                         PENDING        REFINANCING
                               CHARTER       MARCUS                    ACQUISITIONS     ADJUSTMENTS
                               (NOTE A)     (NOTE B)     SUBTOTAL        (NOTE C)        (NOTE D)       TOTAL
                              ----------   ----------   ----------   ----------------   -----------   ----------
                                                 (DOLLARS IN THOUSANDS, EXCEPT CUSTOMER DATA)
OTHER FINANCIAL DATA:
Operating cash flow (Note
  F)........................  $  301,590   $  217,142   $  518,732      $  291,232      $       --    $  809,964
EBITDA (Note G).............     285,097      200,100      485,197         269,801              --       754,998
EBITDA margin (Note H)......        46.6%        44.6%        45.8%           45.2%                         45.6%
Cash interest expense.......                                                                             428,132
Capital expenditures........  $  213,353   $  224,723   $  438,076      $   93,107              --    $  531,183
Total debt to operating cash
  flow......................                                                                                 7.9x
Total debt to EBITDA........                                                                                 8.5
EBITDA to cash interest
  expense...................                                                                                 1.8
EBITDA to interest
  expense...................                                                                                 1.4
Deficiency of earnings to
  cover fixed charges (Note
  I)........................                                                                          $  751,552
OPERATING DATA (AT END OF
  PERIOD, EXCEPT FOR
  AVERAGES):
Homes passed................   2,149,000    1,743,000    3,892,000       1,795,000                     5,687,000
Basic customers.............   1,255,000    1,062,000    2,317,000       1,300,000                     3,617,000
Basic penetration (Note
  J)........................        58.4%        60.9%        59.5%           72.4%                         63.6%
Premium units...............     845,000      411,000    1,256,000         811,000                     2,067,000
Premium penetration (Note
  K)........................        67.3%        38.7%        54.2%           62.4%                         57.1%
Average monthly revenue per
  basic customer (Note L)...          NM           NM   $    38.12      $    38.30                    $    38.18

  See "Notes to the Unaudited Pro Forma Financial Statements."

                        NOTES TO THE UNAUDITED PRO FORMA

                            STATEMENT OF OPERATIONS

     NOTE A: Operating results for Charter, pro forma for the Sonic Acquisition, consist of the following (dollars in thousands):

                                                                             12/24/98                               1/1/98
                                                                             THROUGH                                THROUGH
                                           1/1/98 THROUGH 12/23/98           12/31/98                               5/20/98
                                    --------------------------------------   --------                               -------
                                       CCA       CHARTERCOMM
                                      GROUP     HOLDINGS, L.P.          CHARTER         ELIMINATIONS    SUBTOTAL     SONIC
                                    ---------   --------------    -------------------   ------------    ---------   -------
Revenues..........................  $ 324,432      $196,801       $ 49,731   $23,450      $    --       $ 594,414   $17,276
                                    ---------      --------       --------   -------      -------       ---------   -------
Operating expenses:
  Operating, general and
    administrative................    164,145        98,331         25,952    12,679           --         301,107     8,993
  Depreciation and amortization...    136,689        86,741         16,864    13,811           --         254,105     2,279
  Management fees/corporate
    expense charges...............     17,392        14,780          6,176       766           --          39,114        --
                                    ---------      --------       --------   -------      -------       ---------   -------
    Total operating expenses......    318,226       199,852         48,992    27,256           --         594,326    11,272
                                    ---------      --------       --------   -------      -------       ---------   -------
Income (loss) from operations.....      6,206        (3,051)           739    (3,806)          --              88     6,004
Interest expense..................   (113,824)      (66,121)       (17,277)   (5,051)       1,900(c)     (200,373)   (2,624)
Other income (expense)............      4,668        (1,684)          (684)      133       (1,900)(c)         533       (15)
                                    ---------      --------       --------   -------      -------       ---------   -------
Income (loss) before income
  taxes...........................   (102,950)      (70,856)       (17,222)   (8,724)          --        (199,752)    3,365
Provision for income taxes........         --            --             --        --           --              --     1,346
                                    ---------      --------       --------   -------      -------       ---------   -------
Income (loss) before extraordinary
  item............................  $(102,950)     $(70,856)      $(17,222)  $(8,724)     $    --       $(199,752)  $ 2,019
                                    =========      ========       ========   =======      =======       =========   =======


                                            PRO FORMA
                                    --------------------------

                                    ADJUSTMENTS        TOTAL
                                    -----------      ---------
Revenues..........................   $      --       $ 611,690
                                     ---------       ---------
Operating expenses:
  Operating, general and
    administrative................                     310,100
  Depreciation and amortization...     119,515(a)      375,899
  Management fees/corporate
    expense charges...............     (22,621)(b)      16,493
                                     ---------       ---------
    Total operating expenses......      96,894         702,492
                                     ---------       ---------
Income (loss) from operations.....     (96,894)       (90,802)
Interest expense..................      (4,471)(d)    (207,468)
Other income (expense)............          --             518
                                     ---------       ---------
Income (loss) before income
  taxes...........................    (101,365)       (297,752)
Provision for income taxes........      (1,346)(e)          --
                                     ---------       ---------
Income (loss) before extraordinary
  item............................   $(100,019)      $(297,752)
                                     =========       =========

-------------------------

(a) Represents additional amortization of franchises as a result of the Charter Acquisition. The excess of purchase price over the net tangible assets acquired ($3.6 billion) was recorded in franchises (amortized over 15 years).

(b) Reflects the reduction in corporate expense charges of approximately $8.2 million to reflect the actual costs incurred. Management fees charged to CCA Group and CharterComm Holdings, companies not controlled by CCI, exceeded the allocated costs incurred by CCI on behalf of those companies by $8.2 million. Also reflects the elimination of approximately $14.4 million of ARP costs related to the Charter Acquisition that were paid by CCI and not subject to reimbursement by the Company but were allocated to the Company for financial reporting purposes. The Appreciation Rights Plan (ARP) was terminated in connection with the Charter Acquisition and these costs will not recur.

(c) Represents the elimination of intercompany interest on the note payable from Charter to CCA Group.

(d) Reflects additional interest expense on borrowings used to finance the Sonic Acquisition (using a 7.4% interest rate).

(e) Reflects the elimination of provision for income taxes as the Company will operate as a limited liability company and all income taxes will flow through to the members.

     NOTE B: Pro forma operating results for Marcus consist of the following (dollars in thousands):

                           JANUARY 1,    APRIL 23,
                              1998          1998
                            THROUGH       THROUGH                               PRO FORMA
                           APRIL 22,    DECEMBER 23,   ------------------------------------------------------------
                              1998          1998       ACQUISITIONS(A)   DISPOSITIONS(B)   ADJUSTMENTS      TOTAL
                           ----------   ------------   ---------------   ---------------   -----------    ---------
Revenues.................  $ 157,763     $ 332,320         $2,620           $(44,511)       $      --     $ 448,192
                           ---------     ---------         ------           --------        ---------     ---------
Operating expenses:
  Operating, general and
     administrative......     84,746       181,347          1,225            (20,971)         (15,297)(c)   231,050
  Corporate expenses.....                       --                                             17,042(c)     17,042
  Depreciation and
     amortization........     64,669       174,968             --                 --           13,218(d)    252,855
  Management fees........         --         3,048             --                 --           (3,048)(c)        --
  Transaction and
     severance costs.....    114,167        16,034             --                 --         (130,201)(e)        --
                           ---------     ---------         ------           --------        ---------     ---------
     Total operating
       expenses..........    263,582       375,397          1,225            (20,971)        (118,286)      500,947
                           ---------     ---------         ------           --------        ---------     ---------
Income (loss) from
  operations.............   (105,819)      (43,077)         1,395            (23,540)         118,286       (52,755)
Interest expense.........    (49,905)      (93,103)            --                 --            5,055(d)   (137,953)
Other income (expense)...     43,662            --             --            (43,662)              --            --
                           ---------     ---------         ------           --------        ---------     ---------
Income (loss) before
  extraordinary item.....  $(112,062)    $(136,180)        $1,395           $(67,202)       $ 123,341     $(190,708)
                           =========     =========         ======           ========        =========     =========

-------------------------

(a) Represents the results of operations of acquired cable systems prior to their acquisition in 1998 by Marcus.

(b) Represents the elimination of the operating results and corresponding gain on sale of cable systems sold by Marcus during 1998.

(c) Represents a reclassification to reflect the expenses totaling $15.3 million from operating, general and administrative to corporate expenses. Also reflects the elimination of management fees and the addition of corporate expense charges of $1.7 million for actual costs incurred by CCI on behalf of Marcus. Management fees charged to Marcus exceeded the costs incurred by CCI by $1.3 million.

(d) As a result of the acquisition of Marcus by Paul G. Allen, the excess of purchase price over the net tangible and identifiable intangible assets ($2.5 billion) was recorded as franchises (amortized over 15 years). This resulted in additional amortization for the period from January 1, 1998 through April 22, 1998. Additionally, the carrying value of outstanding debt was recorded at estimated fair value, resulting in a debt premium that is to be amortized as an offset to interest expense over the term of the debt. This resulted in a reduction in interest expense for the period from January 1, 1998 through April 22, 1998.

(e) As a result of the acquisition of Marcus by Paul G. Allen, Marcus recorded transaction costs of approximately $114.2 million, comprised of approximately $90.2 million paid to employees of Marcus in settlement of specially designated Class B units and approximately $24.0 million of transaction fees paid to certain equity partners for investment banking services. In addition, Marcus recorded costs related to employee and officer stay-bonus and severance arrangements of approximately $16 million.

     NOTE C: Pro forma operating results for the Pending Acquisitions consist of the following (dollars in thousands):

                                                      HISTORICAL -- YEAR ENDED DECEMBER 31, 1998
                              ------------------------------------------------------------------------------------------
                                GMI                      INTERMEDIA                               OTHER         TOTAL
                              SYSTEMS    RENAISSANCE      SYSTEMS     HELICON     RIFKIN(A)    ACQUISITIONS   HISTORICAL
                              -------   --------------   ----------   --------    ----------   ------------   ----------
Revenues....................  $78,635      $ 41,524       $176,062    $ 75,577     $124,382      $25,021      $ 521,201
                              -------      --------       --------    --------     --------      -------      ---------
Operating expenses:
 Operating, general and
   administrative...........  48,852         21,037         86,753      40,179       63,815       12,059        272,695
 Corporate expense
   charges..................      --             --             --          --           --           --             --
 Depreciation and
   amortization.............   8,612         19,107         85,982      24,290       47,657        9,578        195,226
 Management fees............      --             --          3,147       3,496        4,106          471         11,220
                              -------      --------       --------    --------     --------      -------      ---------
   Total operating
     expenses...............  57,464         40,144        175,882      67,965      115,578       22,108        479,141
                              -------      --------       --------    --------     --------      -------      ---------
Income from operations......  21,171          1,380            180       7,612        8,804        2,913         42,060
Interest expense............    (535)       (14,358)       (25,449)    (27,634)     (30,482)      (6,876)      (105,334)
Interest Income.............                    158            341          93           --          122            714
Other income (expense)......    (493)            --         23,030          --       44,959            3         67,499
                              -------      --------       --------    --------     --------      -------      ---------
Income (loss) before income
 tax expense (benefit)......  20,143        (12,820)        (1,898)    (19,929)      23,281       (3,838)         4,939
Income tax (benefit)
 expense....................   7,956            135          1,623          --       (4,178)          --          5,536
                              -------      --------       --------    --------     --------      -------      ---------
Income (loss) before
 extraordinary item.........  $12,187      $(12,955)      $ (3,521)   $(19,929)    $ 27,459      $(3,838)     $    (597)
                              =======      ========       ========    ========     ========      =======      =========

                                                      YEAR ENDED DECEMBER 31, 1998
                             -------------------------------------------------------------------------------
                                                                PRO FORMA                          TOTAL
                                 TOTAL       -----------------------------------------------      PENDING
                             HISTORICAL(B)   ACQUISITIONS(A)   DISPOSITIONS(C)   ADJUSTMENTS    ACQUISITIONS
                             -------------   ---------------   ---------------   -----------    ------------
Revenues...................    $ 521,201        $145,948          $(69,708)       $      --      $ 597,441
                               ---------        --------          --------        ---------      ---------
Operating expenses:
  Operating, general and
    administrative.........      272,695          75,844           (35,571)          (6,759)(d)    306,209
  Corporate expense
    charges................           --              --                --            6,759(d)       6,759
  Depreciation and
    amortization...........      195,226          38,514           (40,812)         134,803(e)     327,731
  Management fees..........       11,220           4,388              (936)              --         14,672
                               ---------        --------          --------        ---------      ---------
    Total operating
      expenses.............      479,141         118,746           (77,319)         134,803        655,371
Income (loss) from
  operations...............       42,060          27,202             7,611         (134,803)(f)    (57,930)
Interest expense...........     (105,334)        (34,646)           19,544          (83,064)(h)   (203,500)
Interest income............          714             331                (9)              --          1,036
Other income (expense).....       67,499             403              (380)         (74,420)(g)     (6,898)
                               ---------        --------          --------        ---------      ---------
Income (loss) before income
  tax expense (benefit)....        4,939          (6,710)           26,766         (292,287)      (267,292)
Income tax expense
  (benefit)................        5,536           2,118               310           (7,964)(h)         --
                               ---------        --------          --------        ---------      ---------
Income (loss) before
  extraordinary item.......    $    (597)       $ (8,828)         $ 26,456        $(284,323)     $(267,292)
                               =========        ========          ========        =========      =========

-------------------------

(a) Includes the results of operations of Rifkin Acquisition Partners, L.L.L.P., Rifkin Cable Income Partners, L.P., Indiana Cable Associates, Ltd and R/N South Florida Cable Management Limited Partnership.

(b) Represents the historical results of operations for the period from January 1, 1998 through the date of acquisition for acquisitions completed by Renaissance, the InterMedia Systems, Helicon and Rifkin and for the period from January 1, 1998 through December 31, 1998, for acquisitions to be completed in 1999.

(c) Represents the elimination of the operating results primarily related to the cable systems to be transferred to the InterMedia Systems as part of a swap of cable systems, and related to the sale of several smaller cable systems.

(d) Reflects a reclassification of expenses representing corporate expenses that would have occurred at CCI.

(e) Represents additional amortization of franchises as a result of the Pending Acquisitions. The excess of purchase price over the net tangible assets acquired ($3.6 billion) is expected to be recorded in franchises (amortized over 15 years).

(f) Reflects additional interest expense on borrowings which will be used to finance the acquisitions (using a 7.4% interest rate).

(g) Represents the elimination of gain (loss) on the sale of assets.

(h) Reflects the elimination of income tax expense as a result of being acquired by a limited liability corporation.

     NOTE D: We have refinanced substantially all of our long-term debt and plan to incur additional debt in connection with the Pending Acquisitions (see "Capitalization"). The

Refinancing Adjustment of approximately $4.2 million in lower interest expense consists of the following (dollars in thousands):

                                                              INTEREST
DESCRIPTION                                                    EXPENSE
-----------                                                   ---------
Notes (at blended rate of 9.0%).............................  $ 269,000
Credit Facilities (at blended rate of 7.4%).................    243,000
Amortization of debt issuance costs.........................     15,600
Commitment fee on unused portion of Credit Facilities ($818
  at 0.375%)................................................      3,100
10% Senior discount notes -- Renaissance....................     11,000
10% note payable -- Helicon.................................      3,000
                                                              ---------
  Total pro forma interest expense..........................    544,700
  Less -- interest expense (Charter, Marcus and Pending
     Acquisitions)..........................................   (548,900)
                                                              ---------
     Adjustment.............................................  $  (4,200)
                                                              =========

     NOTE E: CCI provided corporate management and consulting services on behalf of Charter for 1998 and Marcus beginning in October 1998. See "Certain Relationships and Related Transactions."

     NOTE F: Operating cash flow means EBITDA, as defined below, before corporate expense charges and management fees.

     NOTE G: EBITDA represents income (loss) before interest expense, income taxes, depreciation, amortization, gain (loss) on sale of assets and other income (expense). EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service indebtedness. However, EBITDA should not be considered as an alternative to income from operations or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of a company's operating performance or as a measure of liquidity.

     NOTE H:  EBITDA margin represents EBITDA as a percentage of revenues.

     NOTE I: Earnings include net income (loss) plus fixed charges. Fixed charges consist of interest expense and an estimated component of rent expense.

     NOTE J: Basic penetration represents basic customers as a percentage of homes passed.

     NOTE K: Premium penetration represents premium units as a percentage of basic customers.

     NOTE L: Average monthly revenue per basic customer represents revenues divided by the number of months in the period divided by the number of basic customers at December 31, 1998.

                                          UNAUDITED PRO FORMA BALANCE SHEET
                                               AS OF DECEMBER 31, 1998
                                -----------------------------------------------------
                                               PENDING      REFINANCING
                                HISTORICAL   ACQUISITIONS   ADJUSTMENTS    PRO FORMA
                                 CHARTER       (NOTE A)      (NOTE B)        TOTAL
                                ----------   ------------   -----------   -----------
                                               (DOLLARS IN THOUSANDS)
BALANCE SHEET
Cash and cash equivalents.....  $   10,386    $   18,731     $     --     $    29,117
Accounts receivable, net......      31,163        23,983           --          55,146
Prepaid expenses and other....       8,613        14,927           --          23,540
                                ----------    ----------     --------     -----------
     Total current assets.....      50,162        57,641           --         107,803
Property, plant and
  equipment...................   1,473,727       604,562           --       2,078,289
Franchises....................   5,705,420     3,603,834           --       9,309,254
Other assets..................       6,347        84,707      125,000         216,054
                                ----------    ----------     --------     -----------
     Total assets.............  $7,235,656    $4,350,744     $125,000     $11,711,400
                                ==========    ==========     ========     ===========
Current maturities of
  long-term debt..............  $   87,950    $       --     $(87,950)    $        --
Accounts payable and accrued
  expenses....................     199,831       107,501           --         307,332
Payables to related party.....      20,000            --           --          20,000
Payables to manager of cable
  television systems..........       7,675            --           --           7,675
                                ----------    ----------     --------     -----------
     Total current
       liabilities............     315,456       107,501      (87,950)        335,007
Long-term debt................   3,435,251     2,750,802      232,914       6,418,967
Deferred management fees......      15,561            --           --          15,561
Other long-term liabilities...      40,097        10,424           --          50,521
Members' equity...............   3,429,291     1,482,017      (19,964)      4,891,344
                                ----------    ----------     --------     -----------
     Total liabilities and
       equity.................  $7,235,656    $4,350,744     $125,000     $11,711,400
                                ==========    ==========     ========     ===========

     NOTE A: Pro Forma balance sheet for the Pending Acquisitions consists of the following (dollars in thousands):

                                                              HISTORICAL--AS OF DECEMBER 31, 1998
                                      -----------------------------------------------------------------------------------
                                        GMI                   INTERMEDIA                                         TOTAL
                                      SYSTEMS   RENAISSANCE    SYSTEMS      HELICON     RIFKIN      OTHER      HISTORICAL
                                      -------   -----------   ----------   ---------   --------   ----------   ----------
Cash and cash equivalents...........  $3,815     $  8,482      $     --    $   5,131   $  4,334   $    2,975   $   24,737
Accounts receivable, net............   3,154        1,310        14,425        1,632     11,840        2,392       34,753
Receivable from related party.......      --           --         5,623           --         --           --        5,623
Prepaid expenses and other..........   1,921          490           773        3,469      5,905        1,729       14,287
                                      -------    --------      --------    ---------   --------   ----------   ----------
 Total current assets...............   8,890       10,282        20,821       10,232     22,079        7,096       79,400
Property, plant and equipment.......  57,055       63,952       218,465       86,737    221,397       23,373      670,979
Franchises..........................   2,671      225,016       255,356       13,101    374,898      203,510    1,074,552
Deferred income tax assets..........      --           --        12,598           --         --           --       12,598
Other assets........................      77       16,500         2,804       81,776     74,640        3,000      178,797
                                      -------    --------      --------    ---------   --------   ----------   ----------
 Total assets.......................  $68,693    $315,750      $510,044    $ 191,846   $693,014   $  236,979   $2,016,326
                                      =======    ========      ========    =========   ========   ==========   ==========
Accounts payable and accrued
 expenses...........................  $7,091     $  8,712      $ 19,230    $  14,188   $ 53,498   $    5,761   $  108,480
Current deferred revenue............   1,918           --        11,104           --         --        1,014       14,036
Note payable to related party.......      --           --         3,158           --         --           --        3,158
                                      -------    --------      --------    ---------   --------   ----------   ----------
 Total current liabilities..........   9,009        8,712        33,492       14,188     53,498        6,775      125,674
Deferred revenue....................      --          608            --           --         --           --          608
Deferred income taxes...............      --           --            --           --      7,942           --        7,942
Long-term debt......................      --      209,874            --      283,388    413,075      157,941    1,064,278
Note payable to related party,
 including accrued interest.........      --          135       396,579        5,247         --           --      401,961
Other long-term liabilities,
 including redeemable preferred
 shares.............................   3,632          800        18,229       16,254         --           --       38,915
Equity..............................  56,052       95,621        61,744     (127,231)   218,499       72,263      376,948
                                      -------    --------      --------    ---------   --------   ----------   ----------
 Total liabilities and equity.......  $68,693    $315,750      $510,044    $ 191,846   $693,014   $  236,979   $2,016,326
                                      =======    ========      ========    =========   ========   ==========   ==========

                                                       AS OF DECEMBER 31, 1998
                              --------------------------------------------------------------------------
                                TOTAL
                              HISTORICAL   ACQUISITIONS(A)   DISPOSITIONS(B)   ADJUSTMENTS    PRO FORMA
                              ----------   ---------------   ---------------   -----------    ----------
Cash and cash equivalents...  $   24,737      $   6,632         $    (209)     $  (12,429)(c) $   18,731
Accounts receivable, net....      34,753            399            (2,069)         (9,100)(d)     23,983
Receivable from related
  party.....................       5,623             --                --          (5,623)(c)         --
Prepaid expenses and
  other.....................      14,287          1,312              (672)             --         14,927
Deferred income tax asset...          --         15,575                --         (15,575)(e)         --
                              ----------      ---------         ---------      ----------     ----------
  Total current assets......      79,400         23,918            (2,950)        (42,727)        57,641
Property, plant and
  equipment.................     670,979         25,235           (91,652)             --        604,562
Franchises..................   1,074,552         37,731          (334,210)      2,825,761(f)   3,603,834
Deferred income tax
  assets....................      12,598             --                --         (12,598)(e)         --
Other assets................     178,797          1,648              (459)        (95,279)(g)     84,707
                              ----------      ---------         ---------      ----------     ----------
  Total assets..............  $2,016,326      $  88,532         $(429,271)     $2,675,157     $4,350,744
                              ==========      =========         =========      ==========     ==========
Accounts payable and accrued
  expenses..................  $  108,480      $   7,706         $  (8,685)     $       --     $  107,501
Current deferred revenue....      14,036            452                --         (14,488)(d)         --
Note payable to related
  party.....................       3,158             --                --          (3,158)(f)         --
                              ----------      ---------         ---------      ----------     ----------
  Total current
    liabilities.............     125,674          8,158            (8,685)        (17,646)       107,501
Deferred revenue............         608            179                --            (787)(d)         --
Deferred income taxes.......       7,942          5,528                --         (13,470)(e)         --
Long-term debt..............   1,064,278        200,852          (420,529)      1,906,201(h)   2,750,802
Note payable to related
  party, including accrued
  interest..................     401,961          1,708                --        (403,669)(i)         --
Other long-term
  liabilities...............      38,915             --               (57)        (28,434)(i)     10,424
Equity......................     376,948       (127,893)               --       1,232,962(j)   1,482,017
                              ----------      ---------         ---------      ----------     ----------
  Total liabilities and
    equity..................  $2,016,326      $  88,532         $(429,271)     $2,675,157     $4,350,744
                              ==========      =========         =========      ==========     ==========

-------------------------

(a) Represents the historical balance sheets as of December 31, 1998, of those companies to be acquired in 1999.

(b) Represents the historical assets and liabilities as of December 31, 1998, of the cable systems to be transferred to the InterMedia Systems as part of a swap of cable systems.

(c) Reflects assets retained by the seller.

(d) Represents the offset of advance billings against deferred revenue to be consistent with Charter Holdings' accounting policy and the elimination of deferred revenue.

(e) Represents the elimination of deferred income tax assets and liabilities.

(f) Reflects the excess purchase price over the amounts assigned to net tangible assets (amortized over 15 years).

(g) Represents the elimination of deferred debt issuance costs and a reduction in carrying value of various intangible assets including goodwill, subscriber lists, noncompete agreements and organization costs, based on estimated fair values.

(h) Represents the following:

Adjustment to record debt assumed at fair value........  $    4,000
Long-term debt not assumed.............................    (737,601)
Additional borrowings under the Credit Facilities......   2,614,802
10% note payable -- Helicon............................      25,000
                                                         ----------
                                                         $1,906,201
                                                         ==========

(i) Represents liabilities retained by the seller.

(j) Represents the following:

Elimination of historical equity.......................  $ (249,055)
Additional contributions...............................   1,482,017
                                                         ----------
                                                         $1,232,962
                                                         ==========

     NOTE B: We have refinanced substantially all of our long-term debt and plan to incur additional debt in connection with the Pending
Acquisitions -- (see "Capitalization"). The aggregate sources and uses related to the refinancing and expected additional borrowings are estimated as follows (dollars in millions):

               SOURCES
               -------
Notes.........................  $2,999
Credit Facilities.............   3,282
10% senior discount notes --
  Renaissance.................     111
10% note payable -- Helicon...      25
Equity contribution...........   1,482
                                ------
                                $7,899
                                ======

                 USES
                 ----
Tender Offers.................  $1,007
Retire previous credit
  facilities..................   2,534
Rifkin/Helicon tenders
  offers......................     259
Pending Acquisitions..........   3,974
Fees and expenses.............     125
                                ------
                                $7,899
                                ======

     The refinancing adjustments include an increase in other assets and long-term debt for the fees and expenses related to the offering and refinancing totaling $125 million, an increase in debt and decrease in equity related to the redemption price, including fees, of tender offers in excess of the carrying value of the debt totaling $20 million, and an increase in long-term debt and decrease in current maturities of long-term debt of $88 million to reflect the maturities of the refinanced debt.

      UNAUDITED SELECTED HISTORICAL COMBINED FINANCIAL AND OPERATING DATA

     The Unaudited Selected Historical Combined Financial and Operating Data for the years ended December 31, 1996, 1997 and 1998 have been derived from the separate financial statements of Charter Holdings, CCA Group and CharterComm Holdings, which have been audited by Arthur Andersen LLP, independent public accountants, and are included elsewhere in this Prospectus. The combined financial and operating data represent the sum of the results of each of the Charter Companies. Each of the companies was managed by CCI in accordance with its respective management agreement during the presented periods. Since the Charter Companies were under common management, we believe presenting combined financial information of these companies is informative.

     As a result of the Charter Acquisition, the Company has applied push down accounting which had the effect of increasing total assets, total debt and members' equity as of December 23, 1998. In addition, the Company has retroactively restated its financial statements to include the results of operations of Marcus for the period from December 24, 1998, through December 31, 1998, and the balance sheet of Marcus as of December 31, 1998. As a result of the Charter Acquisition and the Marcus Combination, we believe that the periods on or prior to December 23, 1998 are not comparable to the periods after December 23, 1998.

                                                  COMBINED CHARTER COMPANIES
                                                   YEAR ENDED DECEMBER 31,
                                             ------------------------------------
                                                1996         1997         1998
                                             ----------   ----------   ----------
                                                (DOLLARS IN THOUSANDS, EXCEPT
                                                        CUSTOMER DATA)
COMBINED STATEMENT OF OPERATIONS:
Revenues...................................  $  368,553   $  484,155   $  594,414
                                             ----------   ----------   ----------
Operating expenses:
  Operating, general and administrative....     190,084      249,419      301,107
  Depreciation and amortization............     154,273      198,718      254,105
  Management fees/corporate expense
     charges(a)............................      15,094       20,759       39,114
                                             ----------   ----------   ----------
     Total operating expenses..............     359,451      468,896      594,326
                                             ----------   ----------   ----------
Income from operations.....................  $    9,102   $   15,259   $       88
                                             ==========   ==========   ==========
OTHER FINANCIAL DATA:
Operating cash flow(b).....................  $  178,469   $  236,099   $  293,307
EBITDA(c)..................................     163,375      215,340      268,597
EBITDA margin(d)...........................        44.3%        44.5%        45.2%
Capital expenditures.......................  $  110,291   $  162,607   $  438,076
BALANCE SHEET DATA (AT END OF PERIOD):
Total assets...............................  $1,660,242   $2,002,181   $7,235,656
Total debt.................................   1,195,899    1,846,159    3,523,201
Members' equity............................      26,099      (80,505)   3,429,291

                                                  COMBINED CHARTER COMPANIES
                                                   YEAR ENDED DECEMBER 31,
                                             ------------------------------------
                                                1996         1997         1998
                                             ----------   ----------   ----------
                                                (DOLLARS IN THOUSANDS, EXCEPT
                                                        CUSTOMER DATA)
OPERATING DATA (AT END OF PERIOD, EXCEPT
  FOR AVERAGES):
Homes passed...............................   1,546,000    1,915,000    3,892,000
Basic customers............................     902,000    1,086,000    2,317,000
Basic penetration(e).......................        58.3%        56.7%        59.5%
Premium units..............................     517,000      629,000    1,256,000
Premium penetration(f).....................        57.3%        57.9%        54.2%

-------------------------

(a) CCI provided corporate management and consulting services to the Charter Companies. CCA Group and CharterComm Holdings, L.P. paid fees to CCI as compensation for such services and recorded management fee expense. See "Certain Relationships and Related Transactions." Charter Holdings recorded actual corporate expense charges incurred by CCI on behalf of the Company. Management fees and corporate expenses for the year ended December 31, 1998 include $14.4 million of ARP costs related to the Charter Acquisition that were paid by CCI and not subject to reimbursement by us but were allocated to us for financial reporting purposes.

(b) Operating cash flow means EBITDA, as defined below, before management fees and corporate expense charges.

(c) EBITDA represents income (loss) before interest expense, income taxes, depreciation, amortization, other income (expense), gain (loss) on sale of assets and ARP costs. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service indebtedness. However, EBITDA should not be considered as an alternative to income from operations or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of a company's operating performance or as a measure of liquidity.

(d) EBITDA margin represents EBITDA as a percentage of revenues.

(e) Basic penetration represents basic customers as a percentage of homes passed.

(f) Premium penetration represents premium units as a percentage of basic customers.

                       SELECTED HISTORICAL FINANCIAL DATA

     The selected historical financial data below as of and for the years ended December 31, 1996 and 1997 and for the periods from January 1, 1998, through December 23, 1998 and from December 24, 1998 through December 31, 1998 have been derived from the consolidated financial statements of Charter Holdings, which have been audited by Arthur Andersen LLP, independent public accountants, and are included elsewhere in this Prospectus. The selected historical financial data for the period from October 1, 1995 through December 31, 1995, have been derived from Charter's unaudited financial statements and are not included elsewhere herein. The selected historical financial data for the year ended December 31, 1994 and for the period from January 1, 1995 through September 30, 1995 are derived from the unaudited financial statements of Charter's predecessor business and are not included elsewhere herein. The information presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements of Charter and related notes included elsewhere in this Prospectus.

                                 PREDECESSOR OF CHARTER                         CHARTER
                                 ----------------------   ----------------------------------------------------
                                                                        YEAR ENDED
                                  YEAR ENDED    1/1/95    10/1/95      DECEMBER 31,       1/1/98     12/24/98
                                 DECEMBER 31,   THROUGH   THROUGH    -----------------   THROUGH     THROUGH
                                     1994       9/30/95   12/31/95    1996      1997     12/23/98    12/31/98
                                 ------------   -------   --------   -------   -------   --------   ----------
                                                            (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS:
Revenues.......................    $  6,584     $ 5,324   $ 1,788    $14,881   $18,867   $ 49,731   $   23,450
Operating Expenses:
  Operating, general and
     administrative............       3,247       2,581       931      8,123    11,767     25,952       12,679
  Depreciation and
     amortization..............       2,508       2,137       648      4,593     6,103     16,864       13,811
  Management fees/corporate
     expense charges...........         106         224        54        446       566      6,176          766
                                   --------     -------   -------    -------   -------   --------   ----------
     Total operating
       expenses................       5,861       4,942     1,633     13,162    18,436     48,992       27,256
                                   --------     -------   -------    -------   -------   --------   ----------
Income (loss) from
  operations...................         723         382       155      1,719       431        739       (3,806)
Interest expense...............          --          --      (691)    (4,415)   (5,120)   (17,277)      (5,051)
Interest income................          26          --         5         20        41         44          133
Other income (expense).........          --          38        --        (47)       25       (728)          --
                                   --------     -------   -------    -------   -------   --------   ----------
Net income (loss)..............    $    749     $   420   $  (531)   $(2,723)  $(4,623)  $(17,222)  $   (8,724)
                                   ========     =======   =======    =======   =======   ========   ==========
Deficiency of earnings to cover
  fixed charges(a).............          NM          NM   $   531    $ 2,723   $ 4,623   $ 17,222   $    8,724
BALANCE SHEET DATA (AT END OF
  PERIOD):
Total assets...................    $ 25,511     $26,342   $31,572    $67,994   $55,811   $281,969   $7,235,656
Total debt.....................      10,194      10,480    28,847     59,222    41,500    274,698    3,523,201
Members' equity (deficit)......     (14,822)     15,311       971      2,648    (1,975)    (8,397)   3,429,291

-------------------------
(a) Earnings include net income (loss) plus fixed charges. Fixed charges consist of interest expense and an estimated interest component of rent expense.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     Because of recently consummated and pending significant corporate events, including the Charter Acquisition, the Marcus Combination, the Pending Acquisitions and the Refinancing, we do not believe that our historical financial condition and results of operations are accurate indicators of future results. Provided below is a discussion of (i) the operation and development of the Charter Companies prior to the Charter Acquisition, (ii) the Charter Acquisition, (iii) the Marcus Combination and (iv) the Pending Acquisitions.

     Prior to the Charter Acquisition, CCI owned a minority interest in, and managed, each of CCA Holdings, LLC, CCT Holdings, LLC, and Charter Communications Long Beach, LLC (collectively, the "CCA Group") and CharterComm Holdings, LLC ("CharterComm Holdings"). During that time, CCI was the parent of Charter Communications Properties, LLC ("CCP"). Through CCP, CCI pursued and executed a strategy of operating, developing, acquiring and consolidating cable systems, including the Sonic Acquisition for approximately $228.4 million. Because CCI was only a minority equity holder in the CCA Group and CharterComm Holdings, the financial statements of these entities were not consolidated with CCI prior to the Charter Acquisition.

     The Charter Acquisition became effective on December 23, 1998 through a series of transactions in which Paul G. Allen acquired approximately 94% of CCI for an aggregate purchase price, net of debt assumed, of $2.2 billion. Subsequently, CCP was contributed to Charter Communications Operating, LLC ("Charter Operating"), a wholly owned subsidiary of Charter Holdings, and such contribution was accounted for as a reorganization under common control. Accordingly, the accompanying financial statements for periods prior to December 24, 1998 include the accounts of CCP. In conjunction with the Charter Acquisition, CCI acquired the controlling interests of the CCA Group and CharterComm Holdings and in February 1999 transferred these companies to Charter Operating. Charter Holdings accounted for the acquisitions of the CCA Group and the CharterComm Holdings in accordance with purchase accounting, and accordingly, the financial statements for periods after December 23, 1998 include the accounts of CCP, the CCA Group and CharterComm Holdings.

     The Marcus Combination closed on April 7, 1999, at which time Marcus Holdings merged with and into Charter Holdings. In April 1998, Paul G. Allen purchased substantially all of the outstanding partnership interests in Marcus. Beginning in October 1998, CCI began to manage the cable operations of Marcus. In conjunction with the Marcus Combination, Paul G. Allen purchased the remaining interests in Marcus. The Marcus Combination was accounted for as a reorganization under common control similar to a pooling of interests because of Paul G. Allen's controlling interests in Marcus and Charter. As such, the accounts of Charter Holdings and Marcus have been consolidated since December 23, 1998.

     Since the beginning of 1999, CCI and/or subsidiaries of CCI have entered into definitive agreements to purchase, the GMI Systems, Renaissance, Helicon, the InterMedia Systems, Rifkin and the Other Acquisitions, which serve, in the aggregate, approximately 1.3 million customers. All such definitive agreements entered into by CCI have been assigned to us. In addition, CCI is also in active negotiations with several other potential acquisition candidates whose systems would further complement our regional operating clusters. We expect to finance these acquisitions with additional borrowings under the Credit Facilities and additional equity.

OVERVIEW

     We generate substantially all of our revenues from monthly customer fees for basic tier, expanded basic tier, premium, pay-per-view programming and other cable television services (such as the rental of converters and remote control devices and installation charges). We have generated increases in revenues in each of the past three fiscal years, primarily through internal customer growth and acquisitions including the Sonic Acquisition.

     Pursuant to a series of management agreements with its operating subsidiaries, CCI provides its subsidiaries with management and consulting services. In exchange for these services, CCI receives management fees from 3.0% to 5.0% of gross revenues of all of the systems owned by the subsidiaries, plus certain expenses. The Credit Facilities limit management fees to 3.5% of gross revenues. See "Certain Relationships and Related Transactions."

     The following discusses concerns the financial condition and results of operations for (i) CCP for the period from January 1, 1998 through December 23, 1998, and for the years ended December 31, 1997 and 1996 and (ii) for Charter Holdings for the period from December 24, 1998 through December 31, 1998, which results are comprised of CCP, the CCA Group, CharterComm Holdings and Marcus.

RESULTS OF OPERATIONS

                                              YEAR ENDED
                                             DECEMBER 31,
                                           -----------------   1/1/98 TO   12/24/98 TO
                                            1996      1997     12/23/98     12/31/98
                                           -------   -------   ---------   -----------
                                                     (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS:
Revenues.................................  $14,881   $18,867   $ 49,731      $23,450
                                           -------   -------   --------      -------
Operating expenses:
  Operating, general and
     administrative......................    8,123    11,767     25,952       12,679
  Depreciation and amortization..........    4,593     6,103     16,864       13,811
  Management fees/corporate expense
     charges.............................      446       566      6,176          766
                                           -------   -------   --------      -------
     Total operating expenses............   13,162    18,436     48,992       27,256
                                           -------   -------   --------      -------
Income (loss) from operations............    1,719       431        739       (3,806)
Interest expense.........................   (4,415)   (5,120)   (17,277)      (5,051)
Interest income..........................       20        41         44          133
Other income (expense)...................      (47)       25       (728)          --
                                           -------   -------   --------      -------
Net loss.................................  $(2,723)  $(4,623)  $(17,222)     $(8,724)
                                           =======   =======   ========      =======

PERIOD FROM DECEMBER 24, 1998, THROUGH DECEMBER 31, 1998

     This period is not comparable to any other period presented. The financial statements represent eight days of operations. This period not only contains the results of operations of CCP, but also the results of operations of those entities purchased as part of the Charter Acquisition and the acquisition of Marcus. As a result, no comparison of the operating results for this eight-day period is presented.

PERIOD FROM JANUARY 1, 1998 THROUGH DECEMBER 23, 1998
COMPARED TO 1997

     REVENUES. Revenues increased by $30.8 million, or 163.6%, from $18.9 million in 1997 to $49.7 million for the period from January 1, 1998 through December 23, 1998. The increase in revenues primarily resulted from the Sonic Acquisition.

     Revenues of CCP, excluding the activity of any other systems acquired or disposed of during the periods, increased by $0.3 million, or 1.6%, from $18.5 million in 1997 to $18.8 million for the period from January 1, 1998 through December 23, 1998.

     OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES. Operating, general and administrative expenses increased by $14.2 million, or 120.5%, from $11.8 million in 1997 to $26.0 million for the period from January 1, 1998 through December 23, 1998. This increase was due primarily to the Sonic Acquisition offset by the loss of $1.3 million on the sale of a cable system in 1997.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased by $10.8 million, or 176.3%, from $6.1 million in 1997 to $16.9 million for the period from January 1, 1998 through December 23, 1998. There was a significant increase in amortization resulting from the Sonic Acquisition.

     CORPORATE EXPENSE CHARGES Corporate expense charges increased by $5.6 million, or 991.2% from $0.6 million in 1997 to $6.2 million for the period from January 1, 1998 through December 23, 1998. The increase from 1997 compared to the period from January 1, 1998 through December 23, 1998 was the result of additional CCI charges related to the Charter Appreciation Rights Plan of $3.8 million for the period from January 1, 1998 through December 23, 1998 and an increase in management services provided by CCI as a result of the Sonic Acquisition.

     INTEREST EXPENSE. Interest expense increased by $12.2 million, or 237.4%, from $5.1 million in 1997 to $17.3 million for the period from January 1, 1998 through December 23, 1998. This increase resulted primarily from the additional indebtedness incurred in connection with the Sonic Acquisition.

     NET LOSS. Net loss increased by $12.6 million, or 272.5%, from $4.6 million in 1997 to $17.2 million for the period from January 1, 1998 through December 23, 1998.

     The increase in revenues that resulted from cable television customer growth was not sufficient to offset the significant costs related to the Sonic Acquisition, resulting in a substantial increase in interest expense due to increased borrowings.

1997 COMPARED TO 1996

     REVENUES. Revenues increased by $4.0 million, or 26.8%, from $14.9 million in 1996 to $18.9 million in 1997.

     Revenues of CCP, excluding the activity of any other systems acquired during the periods, increased by $0.7 million, or 8.9%, from $7.9 million in 1996 to $8.6 million in 1997.

     OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES. Operating, general and administrative expenses increased by $3.6 million, or 44.9%, from $8.1 million in 1996 to $11.8 million in 1997. This increase was primarily due to the acquisitions of several cable systems in 1996 and the loss of $1.3 million on the sale of a cable system in 1997.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased by $1.5 million, or 32.9%, from $4.6 million in 1996 to $6.1 million in 1997. There was a significant increase in amortization resulting from the acquisitions of several cable systems in 1996. In connection with such acquisitions, the acquired franchises were recorded at fair market value, which resulted in a stepped-up basis upon acquisition.

     CORPORATE EXPENSE CHARGES. Corporate expense charges increased by $0.1 million, or 26.9%, from $0.4 million in 1996 to $0.6 million in 1997. These fees were 3.0% of revenues in both 1996 and 1997.

     INTEREST EXPENSE. Interest expense increased by $0.7 million, or 16.0%, from $4.4 million in 1996 to $5.1 million in 1997. This increase resulted primarily from the additional indebtedness incurred in connection with the acquisitions of several cable systems in 1996.

     NET LOSS. Net loss increased by $1.9 million, or 69.8%, from $2.7 million in 1996 to $4.6 million in 1997. The increase in net loss is primarily related to the $1.4 million loss on the sale of a cable system.

COMBINED CHARTER COMPANIES OPERATING RESULTS

     The following discusses the combined revenues and expenses of Charter Holdings, CCA Group and CharterComm Holdings, for the years ended December 31, 1996, 1997, and 1998. The combined revenues and expenses represent the sum of the revenues and expenses of each of the companies managed by CCI during all periods presented. Since the Charter Companies were under common management, we believe presenting combined financial information of those companies is informative. Other expenses, such as interest expense, are not presented as such information was not considered meaningful. The combined revenues and expenses do not reflect any pro forma adjustments related to acquisitions made by the Charter Companies or related to the Charter Acquisition. The combined revenues and expenses for the year ended December 31, 1998 include the revenues and expenses for Marcus for the period from December 24, 1998 through December 31, 1998.

                                                       COMBINED CHARTER COMPANIES
                                                        YEAR ENDED DECEMBER 31,
                                                    --------------------------------
                                                      1996        1997        1998
                                                    --------    --------    --------
                                                         (DOLLARS IN THOUSANDS)
COMBINED STATEMENT OF OPERATIONS DATA:
Revenues..........................................  $368,553    $484,155    $594,414
                                                    --------    --------    --------
Operating expenses:
  Operating, general and administrative...........   190,084     249,419     301,108
  Depreciation and amortization...................   154,273     198,718     254,105
  Management fees/corporate expense charges.......    15,094      20,759      39,114
                                                    --------    --------    --------
  Total operating expenses........................   359,451     468,896     594,327
                                                    --------    --------    --------
Income from operations............................  $  9,102    $ 15,259    $     87
                                                    ========    ========    ========

1998 COMPARED TO 1997

     REVENUES. Revenues increased by $110.3 million, or 22.8%, from $484.2 million in 1997 to $594.4 million in 1998. This increase in revenues resulted from the Sonic Acquisition and Marcus Combination in 1998 and acquisitions made during 1997 and an internally generated increase in basic subscribers and an increase in premium service subscriptions.

     The Company has grown its subscriber base internally as a result of management's marketing efforts to add new customers, increased efforts to retain existing customers and a limited amount of new-build construction to increase the coverage area of its systems.

     Premium subscriptions have increased as a result of the Sonic Acquisition, Marcus Combination and the Company's marketing efforts.

     OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES. Operating, general and administrative expenses increased by $53.1 million, or 21.4%, from $248.1 million in 1997 to $301.1 million in 1998. This increase was due primarily to the Sonic Acquisition and Marcus Combination in 1998 and acquisitions made during 1997.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased by $55.4 million, or 27.9% from $198.7 million in 1997 to $254.1 million in 1998. There was a significant increase in amortization resulting from the Sonic Acquisition and other acquisitions made by CharterComm Holdings and CCA Group. The increase is also attributed to the continued increases in capital expenditures.

     MANAGEMENT FEES/CORPORATE EXPENSE CHARGES. Management fees/corporate expense charges increased by $18.4 million, or 88.4% from $20.8 million in 1997 to $39.1 million in 1998. The increase from 1997 compared to 1998 was primarily the result of additional CCI charges related to the Charter Appreciation Rights Plan of $14.4 million for fiscal 1998.

1997 COMPARED TO 1996

     REVENUES. Revenues increased by $115.6 million, or 31.4%, from $368.6 million in 1996 to $484.2 million in 1997. This increase was due to acquisitions of cable systems in 1996 and 1997 as well as an increase in the average monthly revenue per basic customer from $34.05 in 1996 to $37.15 in 1997.

     OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES. Operating, general and administrative expenses increased by $58.0 million, or 30.5%, from $190.1 million in 1996 to $248.1 million in 1997. This increase was primarily due to the acquisitions acquired in 1996 and 1997.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased by $44.4 million, or 28.8%, from $154.3 million in 1996 to $198.7 in 1997. There was a significant increase in amortization resulting from the acquisitions of several cable systems in 1996 and 1997. In connection, with such acquisitions, the acquired franchises were recorded at fair market value, which resulted in a stepped-up basis upon acquisition. The increase is also attributed to the continued increases in capital expenditures.

     MANAGEMENT FEES/CORPORATE EXPENSE CHARGES. Management fees/corporate expense charges increased by $5.7 million, or 37.5%, from $15.1 million in 1996 to $20.8 million in fiscal 1997. This increase is primarily the result of an increase in revenues from 1996 and 1997 and additional costs incurred by CCI to provide the management services.

LIQUIDITY AND CAPITAL RESOURCES

     The cable television business has substantial ongoing capital requirements for the construction, expansion and maintenance of plant. Expenditures are primarily made to rebuild and upgrade our existing plants. We also spend capital on plant extensions, new services, converters and system maintenance. Historically, we have been able to meet our capital requirements through our cash flows from operations, equity contributions, debt financings and available borrowings under our existing credit facilities.

     Over the next three years, we plan to spend $1.8 billion for capital expenditures, approximately $900 million of which will be used to upgrade our systems to bandwidth capacity of 550 MHz or greater so that we may offer advanced cable service and the remaining $900 million will be used for plant extensions, new services, converters and system maintenance. Pro forma for the Pending Acquisitions, over the next three years, we plan to spend an additional $700 million for capital expenditures, approximately $300 million of which will be used to upgrade our systems to bandwidth capacity of 550 MHz or greater so that we may offer advanced cable service and the remaining $400 million will be used for plant extensions, new services, converters and system maintenance. We expect to finance the anticipated capital expenditures with distributions generated from operations and additional borrowings under the Credit Facilities. See "Description of the Credit Facilities."

     Subject to the availability of sufficient financing, we intend to continue to pursue our business strategy, which includes selective strategic acquisitions. We anticipate that future acquisitions could be financed through borrowings, either presently available under the current facilities or as a result of amending the facilities to allow for expanded borrowing capacity or additional equity contributions or both. Although to date we have been able to obtain financing on satisfactory terms, there can be no assurance that this will continue to be the case in the future.

     We manage risks arising from fluctuation in interest rates through the use of interest rate swaps and cap agreements required under the terms of our credit facilities. Interest rate swaps and cap agreements are accounted for by us as a hedge of the related debt obligations. As a result, the net settlement amount of any such swap or cap agreement is recorded as an adjustment to interest expense in the period incurred. The effects of our hedging practices on weighted average borrowing rate and on reported interest were not material for the years December 31, 1996 and December 31, 1997 and for the period from January 1, 1998 to December 23, 1998.

     We have insurance covering risks incurred with in the ordinary course of business, including general liability, property and business interruption coverage. As is typical in the cable television industry, we do not maintain insurance covering our underground plant. Management believes that our coverage is adequate.

THE REFINANCING

     In connection with the offering of the Original Notes, we consummated the Tender Offers and we refinanced our previous credit facilities with the Credit Facilities. On February 10, 1999, we commenced cash tender offers to purchase any and all of (i) the 14% notes due 2007 issued by Charter Communications Southeast Holdings, LLC and the 11.25% notes due 2006 issued by Charter Communications Southeast, LLC (the "Charter Tender Offers") and (ii) the 13.50% notes due 2004 issued by Marcus Cable Operating Company, L.L.C. and the 14.25% notes due 2005 issued by Marcus Cable Company, L.L.C. (the "Marcus Tender Offers" and, together with the Charter Tender Offers, the "Tender Offers"). All notes except for $1.1 million were paid off by March 17, 1999.

     In conjunction with each of the Tender Offers, we also solicited consents to certain proposed amendments to the indentures governing the notes we were seeking to purchase. These amendments eliminated substantially all of the restrictive covenants and modify certain other provisions of the indentures.

     Concurrently with the offering of the Original Notes, we entered into the Credit Facilities to refinance our previous credit facilities. Borrowing availability under the Credit Facilities totals $4.1 billion. Pro forma for the Transactions, we have approximately $791 million of borrowing availability under the Credit Facilities. In addition, an uncommitted incremental term facility of up to $500 million with terms similar to the terms of the Credit Facilities is permitted under the Credit Facilities, but will be conditioned on receipt of additional new commitments from existing and new lenders. See "Description of the Credit Facilities."

INTEREST RATE RISK

     The use of interest rate risk management instruments, such as interest rate exchange agreements ("Swaps"), interest rate cap agreements ("Caps") and interest rate collar agreements ("Collars"), is required under the terms of the Credit Facilities. The Company's policy is to manage interest costs using a mix of fixed and variable rate debt. Using Swaps, the Company agrees to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. Caps are used to lock in a maximum interest rate should variable rates rise, but enable the Company to otherwise pay lower market rates. Collars limit the Company's exposure to and benefits from interest rate fluctuations on variable rate debt to within a certain range of rates.

     The table set forth below summarizes the fair values and contract terms of financial instruments subject to interest rate risk maintained by the Company as of December 31, 1998 (dollars in thousands):

                                            EXPECTED MATURITY DATE                                        FAIR VALUE AT
                         1999       2000       2001       2002       2003     THEREAFTER     TOTAL      DECEMBER 31, 1998
                       --------   --------   --------   --------   --------   ----------   ----------   -----------------
DEBT
Fixed Rate...........        --         --         --         --         --   $  896,239   $  896,239      $  974,327
  Average Interest
    Rate.............        --         --         --         --         --         13.5%        13.5%
Variable Rate........  $ 87,950   $110,245   $148,950   $393,838   $295,833   $1,497,738   $2,534,554      $2,534,533
  Average Interest
    Rate.............       6.0%       6.1%       6.3%       6.5%       7.2%         7.6%         7.2%
INTEREST RATE
  INSTRUMENTS
Variable to Fixed
  Swaps..............  $130,000   $255,000   $180,000   $320,000   $370,000   $  250,000   $1,505,000      $  (28,977)
  Average Pay Rate...       4.9%       6.0%       5.8%       5.5%       5.6%         5.6%         5.6%
  Average Receive
    Rate.............       5.0%       5.0%       5.2%       5.2%       5.4%         5.4%         5.2%
Caps.................  $ 15,000         --         --         --         --           --   $   15,000              --
  Average Cap Rate...       8.5%        --         --         --         --           --          8.5%
Collar...............        --   $195,000   $ 85,000   $ 30,000         --           --   $  310,000      $   (4,174)
  Average Cap Rate...        --        7.0%       6.5%       6.5%        --           --          6.8%
  Average Floor
    Rate.............        --        5.0%       5.1%       5.2%        --           --          5.0%

     In March 1999, substantially all of the long-term debt as of December 31, 1998, was refinanced (See previous section, "The Refinancing").

     The notional amounts of interest rate instruments, as presented in the above table, are used to measure interest to be paid or received and do not represent the amount of exposure to credit loss. The estimated fair value approximates the proceeds (costs) to settle the outstanding contracts. Interest rates on variable debt are estimated by the Company using the average implied forward LIBOR rates for the year of maturity based on the yield curve in effect at December 31, 1998 plus the borrowing margin in effect for each credit facility at December 31, 1998. While Swaps, Caps and Collars represent an integral part of the Company's interest rate risk management program, their incremental effect on interest expense for the years ended December 31, 1998, 1997, and 1996 was not significant.

YEAR 2000 ISSUES

     Many existing computer systems and applications, and other control devices and embedded computer chips use only two digits (rather than four) to identify a year in the date field, failing to consider the impact of the upcoming change in the century. As a result, such systems, applications, devices, and chips could create erroneous results or might fail altogether unless corrected to properly interpret data related to the year 2000 and beyond (the "Year 2000 Problem"). These errors and failures may result, not only from a date recognition problem in the particular part of a system failing, but may also result as systems, applications, devices and chips receive erroneous or improper data from third-parties suffering from the Year 2000 Problem. In addition, two interacting systems, applications, devices or chips, each of which has individually been fixed so that it will properly handle the Year 2000 Problem, could nonetheless suffer "integration failure" because their method of dealing with the problem is not compatible.

     These problems are expected to increase in frequency and severity as the year 2000 approaches. This issue impacts our owned or licensed computer systems and equipment used in connection with internal operations, including

     - information processing and financial reporting systems,

     - customer billing systems,

     - customer service systems,

     - telecommunication transmission and reception systems, and

     - facility systems.

     We also rely directly and indirectly, in the regular course of business, on the proper operation and compatibility of third party systems. The Year 2000 Problem could cause these systems to fail, err, or become incompatible with our systems.

     If we or a significant third party on which we rely fails to become year 2000 ready, or if the Year 2000 Problem causes our systems to become internally incompatible or incompatible with such third party systems, our business could suffer from material disruptions, including the inability to process transactions, send invoices, accept customer orders or provide customers with our cable services. We could also face similar disruptions if the Year 2000 Problem causes general widespread problems or an economic crisis. We cannot now estimate the extent of these potential disruptions.

     We are addressing the Year 2000 Problem with respect to our internal operations in three stages: (1) inventory and evaluation of our systems, components and other significant infrastructure to identify those elements that reasonably could be expected to be affected by the Year 2000 Problem, (2) remediation and replacement to address problems identified in stage one and (3) testing of the remediation and replacement carried out in stage two. With respect to the Charter Systems, we formed an executive Year 2000 Taskforce at the beginning of 1998, have completed stage one, and anticipate that we will complete stages two and three by August 1999. With respect to the Marcus Systems, we have substantially completed stage one and elements of stage two. We plan to complete all stages for our existing systems by August 1999, but we have not yet determined when such stages would be completed in connection with systems we may acquire in the near future.

     Much of our assessment efforts in stage one have involved, and depend on, inquiries to third party service providers, who are the suppliers and vendors of various parts or components of our systems. Certain of these third parties that have certified the readiness of their products will not certify their interoperability within our fully integrated systems. We cannot assure you that these technologies of third parties, on which we rely, will be year 2000 ready or timely converted into year 2000 compliant systems compatible with our systems. Moreover, because a full test of our systems, on an integrated basis, would require a complete shut down of our operations, it is not practicable to conduct such testing. We have been advised that a plan has been developed to utilize a third party, in cooperation with other cable operators, to begin testing a "mock-up" of our major billing and plant components (including pay-per-view systems) as an integrated system. We are also evaluating the potential impact of third party failure and integration failure on our systems.

     We have incurred only immaterial costs to date directly related to addressing the Year 2000 Problem. We have redeployed internal resources and have selectively engaged outside vendors to meet the goals of our year 2000 program. We currently estimate the total cost of our year 2000 remediation program to be approximately $6 million. Although we will continue to make substantial capital expenditures in the ordinary course of meeting our telecommunications system upgrade goals through the year 2000, we will not specifically accelerate those expenditures to facilitate year 2000 readiness, and accordingly those expenditures are not included in the above estimate.

ACCOUNTING STANDARD NOT YET IMPLEMENTED:

     In June 1998, the Financial Accounting Standards Board adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. We have not yet quantified the impacts of adopting SFAS No. 133 on our consolidated financial statements nor have we determined the timing or method of our adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings (loss).

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER

GENERAL

     In connection with the sale of Original Notes to the Initial Purchasers pursuant to the Purchase Agreement, dated March 12, 1999, among the Issuers and Goldman, Sachs & Co., Chase Securities Inc., Donaldson, Lufkin & Jenrette Securities Corporation, Bear, Stearns & Co. Inc., NationsBanc Montgomery Securities LLC, Salomon Smith Barney Inc., Credit Lyonnais Securities (USA), Inc., First Union Capital Markets Corp., Prudential Securities Incorporated, TD Securities (USA) Inc., CIBC Oppenheimer Corp. and Nesbitt Burns Securities Inc. (collectively, the "Initial Purchasers"), the holders of the Original Notes became entitled to the benefits of the Registration Rights Agreements.

     Under the Registration Rights Agreements, the Issuers became obligated to
(a) file the Exchange Offer Registration Statement in connection with the Exchange Offer within 90 days after the Issue Date, and (b) cause the Exchange Offer Registration Statement relating to such Exchange Offer to become effective within 150 days after the Issue Date. The Exchange Offer being made hereby, if consummated within the required time periods, will satisfy the Issuers' obligations under the Registration Rights Agreements. This Prospectus, together with the Letter of Transmittal, is being sent to all such beneficial holders known to the Issuers.

     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Issuers will accept all Original Notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Issuers will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Original Notes accepted in the Exchange Offer. Holders may tender some or all of their Original Notes pursuant to the Exchange Offer.

     Based on interpretations by the staff of the Commission set forth in the Morgan Stanley Letter, the Exxon Capital Letter and similar letters, the Issuers believe that Exchange Notes issued pursuant to the Exchange Offers in exchange for Original Notes may be offered for resale, resold and otherwise transferred by any person who received such Exchange Notes, whether or not such person is the holder (other than Restricted Holders) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's or other person's business, neither such holder nor such other person is engaged in or intends to engage in any distribution of the Exchange Notes and such holders or other persons have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes.

     If any person were to be participating in an Exchange Offers for the purpose of participating in a distribution of the Exchange Notes in a manner not permitted by the interpretations by the Staff of the Commission, such person (a) could not rely upon the Morgan Stanley Letter, the Exxon Capital Letter or similar letters and (b) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of

Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuers have agreed that, for a period of 180 days after consummation of the Exchange Offers, they will make this Prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     The Issuers will not receive any proceeds from the Exchange Offer. See "Use of Proceeds." The Issuers have agreed to bear the expenses of the Exchange Offer pursuant to the Registration Rights Agreements. No underwriter is being used in connection with the Exchange Offer.

     The Issuers shall be deemed to have accepted validly tendered Original Notes when, as and if the Issuers have given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Original Notes for the purposes of receiving the Exchange Notes from the Issuers and delivering Exchange Notes to such holders.

     If any tendered Original Notes are not accepted for exchange because of an invalid tender or the occurrence of certain conditions set forth herein under "-- Conditions" without waiver by the Issuers, certificates for any such unaccepted Original Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders of Original Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Original Notes, pursuant to the Exchange Offer. The Issuers will pay all charges and expenses, other than certain applicable taxes in connection with the Exchange Offer. See "-- Fees and Expenses."

     In the event the Exchange Offer is consummated, the Issuers will not be required to register the Original Notes. In such event, holders of Original Notes seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act. See "Risk Factors -- Consequences of Failure to Exchange."

EXPIRATION DATE; EXTENSIONS; AMENDMENT

     The term "Expiration Date" shall mean the expiration date set forth on the cover page of this Prospectus, unless the Issuers, in their sole discretion, extend the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

     In order to extend the Expiration Date, the Issuers will notify the Exchange Agent of any extension by oral or written notice and will issue a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Issuers are extending the Exchange Offer for a specified period of time.

     The Issuers reserve the right (a) to delay accepting any Original Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not accept Original Notes not previously accepted if any of the conditions set forth herein under "-- Conditions" shall have occurred and shall not have been waived by the Issuers (if permitted to be waived by the Issuers), by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (b) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Original Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Issuers to constitute a material change, the Issuers will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Original Notes of such amendment and the Issuers may extend the Exchange Offer, depending upon the significance of the amendment and the manner of disclosure to holders of the Original Notes, if the Exchange Offer would otherwise expire during such extension period.

     Without limiting the manner in which the Issuers may choose to make public announcement of any extension, amendment or termination of the Exchange Offer, the Issuers shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

INTEREST ON THE EXCHANGE NOTES

     The Exchange Notes will bear interest from March 17, 1999, payable semiannually on April 1 and October 1 of each year, commencing October 1, 1999, at the rate of 8.250% per annum in the case of the Exchange Eight-Year Senior Notes, 8.625% in the case of the Exchange Ten-Year Senior Notes and 9.920% in the case of the Exchange Senior Discount Notes. Holders of Original Notes whose Original Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Original Notes accrued up until the date of the issuance of the Exchange Notes.

PROCEDURES FOR TENDERING

     To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by instruction 2 of the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile or an Agent's Message in connection with a book entry transfer, together with the Original Notes and any other required documents. To be validly tendered, such documents must reach the Exchange Agent before 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Original Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

     The term "Agent's Message" means a message, transmitted by a book-entry transfer facility to, and received by, the Exchange Agent, forming a part of a confirmation of a book-entry transfer, which states that such book-entry transfer facility has received an express acknowledgment from the participant in such book-entry transfer facility tendering the Original Notes that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Issuers may enforce such agreement against such participant.

     The tender by a holder of Original Notes will constitute an agreement between such holder and the Issuers in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     Delivery of all documents must be made to the Exchange Agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

     The method of delivery of Original Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the Exchange Agent before 5:00 p.m. New York City time, on the Expiration Date. No Letter of Transmittal or Original Notes should be sent to the Issuers.

     Only a holder of Original Notes may tender such Original Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Original Notes are registered on the books of the Issuers or any other person who has obtained a properly completed bond power from the registered holder.

     Any beneficial holder whose Original Notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on its behalf. If such beneficial holder wishes to tender on its own behalf, such registered holder must, prior to completing and executing the Letter of Transmittal and delivering its Original Notes, either make appropriate arrangements to register ownership of the Original Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States (an "Eligible Institution"), unless the Original Notes tendered pursuant thereto are tendered (a) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (b) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by an Eligible Institution.

     If the Letter of Transmittal is signed by a person other than the registered holder of any Original Notes listed therein, such Original Notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes such person to tender the Original Notes on behalf of the registered holder, in each case signed as the name of the registered holder or holders appears on the Original Notes.

     If the Letter of Transmittal or any Original Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Issuers, evidence satisfactory to the Issuers of their authority so to act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), and withdrawal of the tendered Original Notes will be determined by the Issuers in their sole discretion, which determination will be final and binding. The Issuers reserve the absolute right to reject any and all Original Notes not properly tendered or any Original Notes the Issuers's acceptance of which would, in the opinion of counsel for the Issuers, be unlawful. The Issuers also reserve the right to waive any irregularities or conditions of tender as to particular Original Notes. The Issuers' interpretation of the terms and conditions of the

Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within such time as the Issuers shall determine. None of the Issuers, the Exchange Agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Original Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Original Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Original Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the Exchange Agent to the tendering holders of Original Notes, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Issuers reserve the right in their sole discretion to (a) purchase or make offers for any Original Notes that remain outstanding subsequent to the Expiration Date or, as set forth under "-- Conditions," to terminate the Exchange Offer in accordance with the terms of the Registration Rights Agreements and (b) to the extent permitted by applicable law, purchase Original Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers will differ from the terms of the Exchange Offer.

     By tendering, each holder will represent to the Issuers that, among other things, (a) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of such holder or other person, (b) neither such holder nor such other person is engaged in or intends to engage in a distribution of the Exchange Notes, (c) neither such holder or other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes, and (d) such holder or other person is not an "affiliate," as defined under Rule 405 of the Securities Act, of the Issuers or, if such holder or other person is such an affiliate, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as result of market-making activities or other trading activities. The Issuers have agreed that, for a period of 180 days after consummation of the Exchange Offer, it will make this Prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     The Issuers understand that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Original Notes at the Depository Trust Company ("DTC") for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in DTC's system may make book-entry delivery of Original Notes by causing DTC to transfer such Original Notes into the Exchange Agent's account with respect to the

Original Notes in accordance with DTC's procedures for such transfer. Although delivery of the Original Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee, or an Agent's Message in lieu thereof, and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

     The Original Notes were issued on Mach 17, 1999, and there is no public market for them at present. To the extent Original Notes are tendered and accepted in the Exchange Offer, the principal amount of outstanding Original Notes will decrease with a resulting decrease in the liquidity in the market therefor. Following the consummation of the Exchange Offer, holders of Original Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Original Notes could be adversely affected.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Original Notes and (a) whose Original Notes are not immediately available or (b) who cannot deliver their Original Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if: (i) the tender is made through an Eligible Institution; (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Original Notes, the certificate number or numbers of such Original Notes and the principal amount of Original Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof or Agent's Message in lieu thereof) together with the certificate(s) representing the Original Notes to be tendered in proper form for transfer and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and (iii) such properly completed and executed Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing all tendered Original Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three business days after the Expiration Date.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Original Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, unless previously accepted for exchange.

     To withdraw a tender of Original Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (a) specify the name of the person having deposited the Original Notes to be withdrawn (the "Depositor"), (b) identify the Original Notes to be withdrawn (including the certificate number or numbers and principal amount of such Original Notes or, in the case of Original Notes transferred by book-entry transfer, the name and number of the account at DTC to be credited), (c) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such

Original Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Original Notes register the transfer of such Original Notes into the name of the Depositor withdrawing the tender and (d) specify the name in which any such Original Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Issuers, whose determination shall be final and binding on all parties. Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Original Notes so withdrawn are validly retendered. Any Original Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Original Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Issuers will not be required to accept for exchange, or exchange, any Exchange Notes for any Original Notes, and may terminate or amend the Exchange Offer before the acceptance of any Original Notes for exchange, if the Exchange Offer violates any applicable law or interpretation by the staff of the Commission.

     If the Issuers determine in their sole discretion that the foregoing condition exists, the Issuers may (i) refuse to accept any Original Notes and return all tendered Original Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Original Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders who tendered such Original Notes to withdraw their tendered Original Notes, or (iii) waive such condition, if permissible, with respect to the Exchange Offer and accept all properly tendered Original Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Issuers will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the holders, and the Issuers will extend the Exchange Offer as required by applicable law.

     Pursuant to the Registration Rights Agreements, if the Exchange Offer shall not be consummated prior to the Exchange Offer Termination Date, the Issuers will be obligated to cause to be filed with the Commission a shelf registration statement with respect to the Original Notes (the "Shelf Registration Statement") as promptly as practicable after the Exchange Offer Termination Date, and thereafter use its best efforts to have the Shelf Registration Statement declared effective.

     "Exchange Offer Termination Date" means the date on which the earliest of any of the following events occurs: (a) applicable interpretations of the staff of the Commission do not permit the Issuers to effect the Exchange Offer, (b) any holder of Notes notifies the Issuers that either (i) such holder is not eligible to participate in the Exchange Offer or (ii) such holder participates in the Exchange Offer and does not receive freely transferable Exchange Notes in exchange for tendered Original Notes or (c) the Exchange Offer is not consummated within 180 days after the Issue Date.

     If any of the conditions described above exists, the Issuers will refuse to accept any Original Notes and will return all tendered Original Notes to exchanging holders of the Original Notes.

                                    BUSINESS

GENERAL

     We are the seventh largest operator of cable systems in the United States, serving approximately 2.3 million customers. Our cable systems are managed in seven operating regions and operate in 22 states. We offer a full range of cable television services, including basic, expanded basic, premium and pay-per-view television programming. We have begun to offer digital cable television services to customers in some of our systems, and are also expanding into other entertainment, educational and communications services, such as high-speed Internet access and interactive services. These new services will take advantage of the significant bandwidth of our cable systems. For the year ended December 31, 1998, Pro Forma for Marcus, our revenues were approximately $1.1 billion and our EBITDA was approximately $482 million. Approximately 96% of our equity is beneficially owned by Paul G. Allen, the co-founder of Microsoft Corporation. The remaining equity is owned by our founders, Jerald L. Kent, Barry L. Babcock and Howard L. Wood. Mr. Kent is the President and Chief Executive Officer and a director of CCI.

     We have pursued and executed a strategy of operating, developing, acquiring and consolidating cable systems with the primary goals of increasing our customer base and operating cash flow by consistently emphasizing superior customer service. Over the past year, we have increased the internal customer base, revenues and EBITDA of the Charter Companies by 4.8%, 9.5% and 11.0%, respectively. This internal customer growth was more than twice the national average for 1998 (4.8% versus 1.7%) and was significantly higher than the national average for 1997 (3.5% versus 2.0%). We attribute such success to an operating philosophy that emphasizes superior customer service, decentralized operations with centralized financial controls, and innovative marketing techniques.

     In addition to growing our internal customer base, we have grown significantly through acquisitions. Over the past five years, our management team has successfully completed 20 acquisitions. Since the beginning of 1999, we have entered into eight agreements (the Pending Acquisitions, as defined above) to acquire cable systems, serving a total of approximately 1.3 million customers. Pro Forma for Marcus and pro forma for the Pending Acquisitions, our revenues and EBITDA for 1998 would have been $1.7 billion and $755 million, respectively. We have also entered into a letter of intent to acquire cable systems with approximately 12,000 additional customers. Pro forma for the Pending Acquisitions and the acquisition currently subject to a letter of intent, the Company serves approximately 3.6 million customers. As we acquire and integrate these and other cable systems in the future, we believe that the implementation of our operating philosophy will provide meaningful opportunities to enhance the operating results of such systems.

     Paul G. Allen, our principal owner and one of the computer industry's visionaries, has long believed that the broadband capabilities of cable systems facilitate the convergence of cable television, computers and telecommunications. Mr. Allen believes that this convergence, which he calls the "Wired World," will rely on the cable platform to deliver an array of new services, such as digital video programming, high-speed Internet access, Internet protocol telephony ("IP telephony") and electronic commerce. Because of cable's ability to provide all of these services, we believe that individuals and businesses will view cable as an important service.

BUSINESS STRATEGY

     Our business strategy is to grow our customer base and increase our operating cash flow by: (i) maximizing customer satisfaction; (ii) implementing decentralized operations with centralized financial controls; (iii) pursuing strategic acquisitions; (iv) upgrading our systems; (v) emphasizing innovative marketing; and (vi) offering new products and services.

     MAXIMIZING CUSTOMER SATISFACTION. To maximize customer satisfaction, we operate our business to provide reliable, high-quality service offerings, superior customer service and attractive programming choices at reasonable rates. We have implemented stringent internal customer service standards which we believe meet or exceed those established by the National Cable Television Association ("NCTA"). In 1998, J.D. Power and Associates ranked the Charter Companies third among major cable system operators in overall customer satisfaction. We believe that our customer service efforts have contributed to our superior customer growth, increased acceptance of our new and enhanced service offerings and increased strength of the Charter brand name.

     IMPLEMENTING DECENTRALIZED OPERATIONS WITH CENTRALIZED FINANCIAL
CONTROLS. Our local cable systems are organized into seven operating regions. A regional management team oversees local system operations in each region. We believe that a strong management presence at the local system level increases our ability to respond to customer needs and programming preferences, improves our customer service, reduces the need for a large centralized corporate staff, fosters good relations with local governmental authorities and strengthens community relations. Our regional management teams work closely with senior management in our corporate office to develop budgets and coordinate marketing, programming, purchasing and engineering activities. In order to attract and retain high quality managers at the local and regional operating levels, we provide a high degree of operational autonomy and accountability and cash and equity-based performance compensation. We have committed to adopt a plan to distribute to members of corporate management and to key regional and system-level management personnel equity-based incentive compensation based on 10% of our equity value on a fully-diluted basis.

     PURSUING STRATEGIC ACQUISITIONS. We intend to continue to pursue strategic acquisitions and believe that the current consolidation activity in the cable industry offers substantial opportunities to further our acquisition strategy. We believe that there are significant advantages in increasing the size and scope of our operations, including: (i) improved economies of scale in management, marketing, customer service, billing and other administrative functions; (ii) reduced costs for plant and infrastructure; (iii) increased leverage for negotiating programming contracts; and (iv) increased influence on the evolution of important new technologies affecting our business. In addition, we recognize the benefits of "swapping" cable systems with other cable operators to reinforce the advantages of our "clustering" strategy. Among the factors we consider in acquiring a cable system are:

     - proximity to our existing cable systems or the potential for developing new clusters of systems;

     - demographic profile of the market as well as the number of homes passed and customers within the system;

     - per customer revenues and operating cash flow and opportunities to increase these amounts;

     - the technological state of such system; and

     - the level of competition within the local market.

     UPGRADING OUR SYSTEMS. Over the next three years, we plan to spend approximately $900 million, or $1.2 billion pro forma for the Pending Acquisitions, to upgrade our systems' bandwidth capacity to 550 MHz or greater so that we may offer advanced cable services, increase program offerings and permit two-way communication. We believe our upgraded Systems will also provide enhanced picture quality and system reliability. Today, approximately 55% of our customers are served by cable systems with at least 550 MHz bandwidth capacity, and approximately 37% of our customers have two-way communication capability. By year end 2001, we expect that approximately 92% of our customers will be served by cable systems with at least 550 MHz bandwidth capacity and two-way communication capability. A bandwidth capacity of 550 MHz enables us to offer our customers up to 82 channels of analog video service as well as advanced cable services. As we use some of this bandwidth for digital service, we expect to offer our customers even more channels and services at competitive rates.

     EMPHASIZING INNOVATIVE MARKETING. We have developed and successfully implemented a variety of innovative marketing techniques to attract new customers and enhance the level of service provided to our existing customers. Our marketing efforts focus on delivering well targeted, branded entertainment and information services that provide value, choice, convenience and quality. We utilize demographic "cluster codes" to address specific messages to target audiences through direct mail and telemarketing. In addition, we promote our services on radio, in local newspapers and by door-to-door selling. In many of our systems, we offer discounts to customers who purchase multiple premium services. We also have a coordinated strategy for retaining customers that includes televised retention advertising to reinforce the link between quality service and the Charter brand name and to encourage customers to purchase higher service levels. Successful implementation of these marketing techniques has resulted in internal customer growth rates in excess of the cable industry averages in each year from 1995 through 1998 for the Charter Systems. The Marcus Systems have been under common management with us since October 1998 and we have begun to implement our marketing techniques throughout those systems.

     OFFERING NEW PRODUCTS AND SERVICES. By upgrading our systems, we will be able to expand the array of services and advanced products we can offer to our customers. Using digital technology, we will offer additional channels on our existing service tiers, create new service tiers, introduce multiplexing of premium services and increase the number of pay-per-view channels. We also plan to add digital music services and interactive program guides. In addition to these expanded cable services, we will also provide advanced services including high-speed Internet access and interactive services. We have entered into agreements with several providers of high-speed Internet and other interactive services, including EarthLink Network, Inc. ("EarthLink"), High Speed Access Corp. ("HSAC"), WorldGate Communications, Inc. ("WorldGate"), Wink Communications, Inc. ("Wink") and At Home Corporation ("@Home").

THE COMPANY'S SYSTEMS

     Our systems consist of approximately 65,900 miles of coaxial and approximately 8,500 sheath miles of fiber optic cable passing approximately 3.9 million households and serving approximately 2.3 million customers. Today, approximately 55% of our customers are served by systems with at least 550 MHz bandwidth capacity, approximately 40% have at least 750 MHz bandwidth capacity and approximately 37% are served by systems capable of providing two-way interactive communication capability, such as two-way Internet connections, Wink and interactive program guides.

     CORPORATE MANAGEMENT. We are managed from our corporate office in St. Louis, Missouri. Our senior management at that office consists of approximately 140 people led by Jerald L. Kent and is responsible for coordinating and overseeing company-wide operations, including certain critical functions such as marketing and engineering that are conducted by personnel at the regional and local system level. The corporate office also performs certain financial control functions such as accounting, finance and acquisitions, payroll and benefit administration, internal audit, purchasing and programming contract administration on a centralized basis.

     OPERATING REGIONS. To manage and operate our systems, we have established two divisions that contain a total of seven operating regions: Western; Central; MetroPlex (Dallas/Ft. Worth); North Central; Northeast; Southeast; and Southern. Each region is managed by a team consisting of a Senior Vice President or a Vice President, supported by operational, marketing and engineering personnel. The two divisions are managed by two Senior Vice Presidents who report directly to our Chief Executive Officer and are responsible for overall supervision of our seven operating regions. Within each region, certain groups of cable systems are further organized into groups known as "clusters." We believe that much of our success is attributable to our operating philosophy which emphasizes decentralized management, with decisions being made as close to the customer as possible.

     The following table provides an overview of selected technical, operating and financial data for each of our operating regions, as of and for the year ended December 31, 1998. Unless otherwise indicated, the following table does not reflect the impact of the Pending Acquisitions. Upon completion of the Pending Acquisitions, our systems will pass approximately 5.7 million homes serving approximately 3.6 million customers.

      SELECTED TECHNICAL, OPERATING AND FINANCIAL DATA BY OPERATING REGION
                 AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1998

                                                                 NORTH
                                WESTERN   CENTRAL   METROPLEX   CENTRAL   NORTHEAST   SOUTHEAST   SOUTHERN     TOTAL
                                -------   -------   ---------   -------   ---------   ---------   --------   ---------
TECHNICAL DATA:
Miles of coaxial cable........    7,500     8,800      5,700     10,000      4,600      16,700     12,600       65,900
Density(a)....................      131        65         77         62         31          40         38           59
Headends......................       21        34         16         86          7          60         59          283
Planned headend
  eliminations................        3         3          1         30          0          11          8           56
Plant bandwidth(b):
450 MHz or less...............     23.9%     56.7%      37.0%      50.4%      51.2%       43.9%      60.2%        44.8%
550 MHz.......................      8.0%     10.2%      14.4%      12.9%      33.5%       25.6%      13.8%        15.2%
750 MHz or greater............     68.1%     33.1%      48.6%      36.7%      15.4%       30.5%      26.0%        40.0%
Two-way capability............     52.2%     41.5%      57.2%      49.6%      15.4%       14.8%      19.8%        37.0%
OPERATING DATA:
Homes passed..................  984,000   569,000    437,000    618,000    142,000     664,000    478,000    3,892,000
Basic customers...............  496,000   357,000    187,000    396,000    124,000     441,000    316,000    2,317,000
Basic penetration(c)..........     50.4%     62.7%      42.8%      64.1%      87.3%       66.4%      66.1%        59.5%
Premium units.................  310,000   193,000    120,000    128,000    116,000     242,000    147,000    1,256,000
Premium penetration(d)........     62.5%     54.1%      64.2%      32.3%      93.5%       54.9%      46.5%        54.2%
Basic customers, pro forma for
  the Pending Acquisitions....  568,000   356,000    187,000    396,000    350,000     982,000    778,000    3,617,000
FINANCIAL DATA:
Revenues, in millions(e)......   $251.8    $168.8      $90.8     $164.5      $60.5      $184.2     $139.3     $1,059.9
Average monthly total revenue
  per customer(f).............   $42.31    $39.40     $40.46     $34.62     $40.66      $34.81     $36.74       $38.12

-------------------------

(a) Represents homes passed divided by miles of coaxial cable.

(b) Represents percentage of basic customers within a region served by the indicated plant bandwidth.

(c) Basic penetration represents basic customers as a percentage of homes passed.

(d) Premium penetration represents premium units as a percentage of basic customers.

(e) Gives effect to all acquisitions and dispositions by the Charter Companies and the Marcus Companies as if they had occurred on January 1, 1998. See "Unaudited Pro Forma Financial Statement and Operating Data."

(f) Represents total revenues divided by twelve divided by the number of customers at year end.

     WESTERN REGION. The Western Region consists of cable systems serving approximately 496,000 customers located entirely in the state of California, with approximately 365,000 customers located within the Los Angeles metropolitan area. These customers reside primarily in the communities of Pasadena, Alhambra, Glendale, Long Beach and Riverside. We also have approximately 131,000 customers in central California, principally located in the communities of San Luis Obispo, West Sacramento and Turlock. The Western Region will also be responsible for managing the approximately 68,000 customers associated with the pending acquisition of ACE and 4,000 customers associated with the pending acquisition of Rifkin. According to National Decision Systems, 1998 ("NDS"), the projected median household growth in the counties currently served by the region's systems is 5.2% for the period ending 2003, versus the projected U.S. median household growth of 5.2% for the same period.

     The Western Region's cable systems have been significantly upgraded with approximately 76% of the region's customers served by cable systems with at least 550 MHz bandwidth capacity as of December 31, 1998. The planned upgrade of the Western Region's cable systems will reduce the number of headends from 21 to 18 by December 31, 2001. We expect that by December 31, 2001, 99% of our customers will be served by systems with at least 550 MHz bandwidth capacity with two-way communication capability.

     CENTRAL REGION. The Central Region consists of cable systems serving approximately 357,000 customers of which approximately 244,000 customers reside in and around St. Louis County or in adjacent areas in Illinois, and over 94% are served by two headends. The remaining approximately 113,000 of these customers reside in Indiana, and these Systems are primarily classic cable systems serving small to medium-sized communities. The Indiana systems will be "swapped" as part of the InterMedia Systems transaction. See "Summary -- Recent Events." The Central Region will also be responsible for managing approximately 112,000 customers associated with the pending acquisition of Rifkin. According to NDS, the projected median household growth in the counties currently served by the region's systems is 4.7% for the period ending 2003, versus the projected U.S. median household growth of 5.2% for the same period.

     At December 31, 1998, approximately 43% of the Central Region's customers were served by cable systems with at least 550 MHz bandwidth capacity. The majority of the cable plants in the Illinois Systems have been upgraded to 750 MHz bandwidth capacity. The planned upgrade of the Central Region's cable systems will reduce the number of headends from 34 to 31 by December 31, 2001. We have begun a three-year project, scheduled for completion in 2001, to upgrade the cable plant in St. Louis County, serving approximately 175,000 customers, to 870 MHz bandwidth capability. We expect that by December 31, 2001, approximately 89% of the region's customers will be served by cable systems with at least 550 MHz bandwidth capacity with two-way communication capability.

     METROPLEX REGION. The MetroPlex Region consists of cable systems serving approximately 187,000 customers of which approximately 131,000 are served by the Ft. Worth system. The systems in this region serve one of the fastest growing areas of Texas. The anticipated population growth combined with the existing low basic penetration rate of approximately 43% offers significant potential to increase the total number of customers and the associated revenue and cash flow in this region. According to NDS, the projected median household growth in the counties served by the region's systems is 8.4% for the period ending 2003, versus the projected U.S. median household growth of 5.2% for the same period.

     The MetroPlex Region's cable systems have been significantly upgraded with approximately 63% of the region's customers served by cable systems with at least 550 MHz bandwidth capacity as of December 31, 1998. In 1997, we began to upgrade the Ft. Worth system to 870 MHz of bandwidth capacity. We expect to complete this project during 1999. The planned upgrade of the MetroPlex Region's cable systems will reduce the number of headends from 16 to 15 by December 31, 2001. We expect that by December 31, 2001, approximately 98% of the region's customers will be served by cable systems with at least 550 MHz bandwidth capacity with two-way communication capability.

     NORTH CENTRAL REGION. The North Central Region consists of cable systems serving approximately 396,000 customers. These customers are primarily located throughout the state of Wisconsin, along with a small system of approximately 26,000 customers in Rosemont, Minnesota, a suburb of Minneapolis. Within the state of Wisconsin, the four largest operating clusters are located in and around Eau Claire, Fond du Lac, Janesville and Wausau. According to NDS, the projected median household growth in the counties served by the region's systems is 5.4% for the period ending 2003, versus the projected U.S. median household growth of 5.2% for the same period.

     At December 31, 1998, approximately 49% of the North Central Region's customers were served by cable systems with at least 550 MHz bandwidth capacity. The planned upgrade of the North Central Region's cable systems will reduce the number of headends from 86 to 56 by December 31, 2001. We plan to rebuild much of the region's cable plant, and expect that by December 31, 2001, approximately 93% of the region's customers will be served by cable systems with capacity between 550 MHz and 750 MHz of bandwidth capacity with two-way communication capability.

     NORTHEAST REGION. The Northeast Region consists of cable systems serving approximately 124,000 customers residing in the states of Connecticut and Massachusetts. These systems serve the communities of Newtown and Willimantic, Connecticut, and areas in and around Pepperell, Massachusetts, and are included in the New York, Hartford, and Boston areas of demographic influence. The North Central Region will be responsible for managing the approximately 170,000 customers associated with the pending acquisition of cable systems from GMI and approximately 56,000 customers associated with the pending acquisition of Helicon. According to NDS, the projected median household growth in the counties currently served by the region's systems is 3.7% for the period ending 2003, versus the projected U.S. median household growth of 5.2% for the same period.

     At December 31, 1998, approximately 49% of the Northeast Region's customers were served by cable systems with at least 550 MHz of bandwidth capacity. We have begun to rebuild the region's cable plant, and expect that by December 31, 2001, all of the region's customers will be served by cable systems with at least 750 MHz bandwidth capacity with two-way communication capability.

     SOUTHEAST REGION. The Southeast Region consists of cable systems serving approximately 441,000 customers residing primarily in small to medium-sized communities in North Carolina, South Carolina, Georgia and eastern Tennessee. There are significant clusters of cable systems in and around the cities and counties of Greenville/Spartanburg, South Carolina; Hickory and Asheville, North Carolina; Henry County, Georgia (a suburb of Atlanta); and Johnson City, Tennessee. These areas have experienced rapid population growth over the past few years, contributing to the high rate of internal customer growth for these Systems. According to NDS, the projected median household growth in the counties served by the region's systems is 6.9% for the period ending 2003, versus the projected U.S. median household growth of 5.2% for the same period. In addition, the Southeast Region will be responsible for managing an aggregate of 541,000 customers associated with the Helicon, the InterMedia Systems, Rifkin, Vista and Cable Satellite Pending Acquisitions.

     At December 31, 1998, approximately 56% of the Southeast Region's customers were served by cable systems with at least 550 MHz bandwidth capacity. The planned upgrade of the Southeast Region's cable systems will reduce the number of headends from 60 to 49 by December 31, 2001. The rebuild program for this region is anticipated to result in approximately 94% of the customer base by December 31, 2001 being served by cable systems with at least 550 MHz bandwidth capacity with two-way communication capability.

     SOUTHERN REGION. The Southern Region consists of cable systems serving approximately 316,000 customers located primarily in the states of Louisiana, Alabama, Kentucky and central Tennessee. In addition, the Southern Region includes systems in Kansas, Colorado, Utah and Montana. The Southern Region has significant clusters of cable systems in and around the cities of Birmingham, Alabama; Nashville, Tennessee; and New Orleans, Louisiana. According to NDS, the projected median household growth in the counties currently served by the region's systems is 6.3% for the period ending 2003, versus the projected U.S. median household growth of 5.2% for the same period. In addition, the Southern Region will be responsible for managing an aggregate of 462,000 customers associated with the Renaissance, Helicon, the InterMedia Systems and Rifkin Pending Acquisitions.

     At December 31, 1998, approximately 40% of the Southern Region's customers were served by cable systems with at least 550 MHz bandwidth capacity. The planned upgrade of the Southeast Region's cable systems will reduce the number of headends from 59 to 51 by December 31, 2001. The rebuild program for this region is anticipated to result in approximately 75% of the region's customer base being served by December 31, 2001 by cable systems with at least 550 MHz bandwidth capacity with two-way communication capability.

     PLANT AND TECHNOLOGY OVERVIEW. We have engaged in an aggressive program to upgrade our existing cable plant over the next three years. As such, we intend to invest approximately $1.8 billion through December 31, 2001, with approximately one-half of that amount used to rebuild and upgrade our existing cable plant. The remaining capital will be spent on plant extensions, new services, converters and system maintenance.

     The following table describes the current technological state of our systems and the anticipated progress of planned upgrades through 2001, based on the percentage of our customers who will have access to the bandwidth and other features shown:

                                    LESS THAN               750 MHZ OR     TWO-WAY
                                     550 MHZ     550 MHZ     GREATER      CAPABILITY
                                    ---------    -------    ----------    ----------
December 31, 1998.................    44.8%       15.2%        40.0%         37.0%
December 31, 1999.................    23.9%       20.1%        56.0%         65.2%
December 31, 2000.................    12.9%       22.2%        64.9%         81.4%
December 31, 2001.................     7.7%       21.5%        70.8%         91.8%

     We have adopted the hybrid fiber optic/coaxial ("HFC") architecture as the standard for our ongoing systems upgrades. In most systems, we deploy fiber optic cable to individual nodes, serving an average of 800 homes or commercial buildings, and coaxial cable from each node to individual homes or buildings. We believe that this network design provides high capacity and superior signal quality and will enable us to provide the newest forms of telecommunications services to our customers. The primary advantages of HFC architecture over traditional coaxial cable networks include:

     - increased channel capacity of cable systems;

     - reduced number of amplifiers in cascade from the headend to the home, resulting in improved signal quality and reliability;

     - reduced number of homes per node, improving the capacity of the network to provide high-speed Internet service and reducing the number of households affected by disruptions in the network; and

     - sufficient dedicated bandwidth for two-way services, thereby avoiding reverse signal interference problems.

     The HFC architecture will enable us to offer new and enhanced services, including additional channels and tiers, expanded pay-per-view options, high-speed Internet access, wide area network and point-to-point data services and digital advertising insertion. The upgrades will facilitate our new services in two primary ways:

     - Greater bandwidth allows us to send more information through our systems. This provides us with the "space" to provide new services in addition to our current services. As a result, we will be able to roll out digital cable programming in addition to existing analog channels offered to customers who do not wish to subscribe to a package of digital services.

     - Enhanced design configured for two-way communication with the customer allows us to provide cable Internet services without telephone support and other interactive services such as an interactive program guide, impulse pay-per-view, video-on-demand and Wink that cannot be offered without upgrading the bandwidth capacity of our systems.

     This architecture will also position us to offer cable telephony services in the future, using either IP technology or switch-based technology.

PRODUCTS AND SERVICES

     We offer our customers a full array of traditional cable television services and programming and have begun to offer new and advanced high bandwidth services such as high-speed Internet access. We plan to continually enhance and upgrade these services, including adding new programming and other telecommunications services, and will continue to position cable television as an essential service.

     TRADITIONAL CABLE TELEVISION SERVICES. Approximately 86% of our customers subscribe to both "basic" and "expanded basic" service and generally, receive a line-up of between 33 to 85 channels of television programming, depending on the bandwidth capacity of the system. Customers who pay a premium to the basic rate are provided additional channels, either individually or in packages of several channels, as add-ons to the basic channels. About 28% of our customers subscribe for premium channels, with additional customers subscribing for other special add-on packages. We tailor both our basic line-up and our additional channel offerings to each system in response to demographics, programming preferences, competition, price sensitivity and local regulation.

     Our traditional cable television service offerings include the following:

     - BASIC CABLE. All of our customers receive basic cable services, which generally consist of local broadcast television, local community programming (including governmental and public access) and limited satellite programming. As of December 31, 1998, the average monthly fee was $10.86 for basic service.

     - EXPANDED BASIC CABLE. This expanded tier includes a group of satellite-delivered or non-broadcast channels, such as Entertainment and Sports Programming Network ("ESPN"), Cable News Network ("CNN") and Lifetime Television ("Lifetime"). As of December 31, 1998, the average monthly fee was $18.57 for expanded basic service.

     - PREMIUM CHANNELS. These channels provide unedited, commercial-free movies, sports and other special event entertainment programming. Home Box Office ("HBO"), Cinemax and Showtime are typical examples. We offer subscriptions to these channels either individually or in premium channel packages. As of December 31, 1998, the average monthly fee was $7.23 per premium subscription.

     - PAY-PER-VIEW. These channels allow customers to pay to view a single showing of a recently released movie, a one-time special sporting event or music concerts on an unedited, commercial-free basis. We currently charge a fee that ranges from $3 to $9 for movies. For special events, such as championship boxing matches, we have charged a fee of up to $49.99.

     We have employed a variety of targeted marketing techniques to attract new customers by focusing on delivering value, choice, convenience and quality. We employ direct mail and telemarketing utilizing demographic "cluster codes" to target specific messages to target audiences. In many of our systems, we offer discounts to customers who purchase premium services on a limited trial basis in order to encourage a higher level of service subscription. We also have a coordinated strategy for retaining customers that includes televised retention advertising to reinforce the decision to subscribe and to encourage customers to purchase higher service levels.

     NEW PRODUCTS AND TECHNOLOGIES. A variety of emerging technologies and the rapid growth of Internet usage have presented us with substantial opportunities to provide new or expanded products and services to our customers and to expand our sources of revenue. The desire for such new technologies and the use of the Internet by businesses in particular have triggered a significant increase in our commercial market penetration. As a result, we are in the process of introducing a variety of new or expanded services beyond the traditional offerings of analog television programming for the benefit of both our residential and commercial customers. These new products include digital television and its related enhancements, high-speed Internet access (through television set-top converter boxes, cable modems installed in PCs and traditional telephone Internet access), interactive services (such as Wink), and IP telephony and data transmission services. We believe that we are well positioned to compete with other providers of these services due to the high bandwidth of cable technology and our ability to access homes and businesses.

     DIGITAL TELEVISION. As part of upgrading our systems, we are installing headend equipment capable of delivering digitally encoded cable transmissions with a two-way digital-capable set-top converter box in the customer's home. This digital connection offers significant advantages. For example, we can compress the digital signal to allow the transmission of up to twelve digital channels in the bandwidth normally used by one analog channel. This will allow us to increase both programming and service offerings, including near video-on-demand for pay-per-view customers which is expected to increase the amount of services purchased by our customers.

     Digital services customers may receive a mix of additional television programming, an electronic program guide and up to 40 channels of digital music. The additional programming falls into four categories which are targeted towards specific markets:

     - Additional basic channels, which are marketed in systems primarily serving rural communities;

     - Additional premium channels, which are marketed in systems serving both rural and urban communities;

     - "Multiplexes" of premium channels to which a customer previously subscribed (such as multiple channels of HBO or Showtime), which are marketed in systems serving both rural and urban communities; and

     - Additional pay-per-view programming (for instance, more pay-per-view options and/or frequent showings of the most popular films to provide near video-on-demand), which are more heavily marketed in systems primarily serving both rural and urban communities.

     As part of our current pricing strategy for digital services, we have established a retail rate of $6.95 to $8.95 per month for the digital set-top converter and the delivery of "multiplexes" of premium services, additional pay-per-view channels, digital music and an electronic programming guide. Certain of our systems also offer additional basic and expanded basic tiers of service. These tiers of services retail for $6.95 per month. At March 31, 1999, we had in excess of 3,000 customers subscribing to digital services offered by eight of our cable systems, which serve approximately 318,000 basic cable customers. By December 31, 1999, we anticipate that approximately 734,000 of our customers will be served by cable systems capable of delivering digital services.

     INTERNET ACCESS. We currently provide Internet access to our customers by two principal means: (i) through television access, using a service such as WorldGate, and (ii) through cable modems attached to PCs, either directly or through an outsourcing contract with an Internet service provider. We can also provide Internet access through traditional dial-up telephone modems, using a service provider such as HSAC. The principal advantage of cable Internet connections is the high speed of data transfer over a cable system. We currently offer these services to our residential customers over coaxial cable at speeds that can range up to approximately 50 times the speed of a conventional 28.8 Kbps telephone modem. Furthermore, a two-way communication HFC cable system can support the entire connection at cable speeds without any need for a separate telephone line. If the cable system only supports one-way signals (from the headend to the customer), the customer must use a separate telephone line to send signals to the provider, although such customer still receives the benefit of high speed cable access when downloading information, which is the primary reason for using cable as an Internet connection. In addition to Internet access over our traditional coaxial system, we also provide our commercial customers fiber optic cable access cable at a price that we believe is generally 20% lower than the price offered by the telephone companies.

     In the past, cable Internet connections have provided customers with widely varying access speeds because each customer accessed the Internet by sending and receiving data through a "node." A node is a single connection to a cable system's main, high-capacity fiber-optic cable that is shared by a number of customers. Users connecting simultaneously through a single node share the bandwidth of that node, so that a user's connection speed may diminish as additional users connect through the same node. To induce users to switch to our Internet services, however, we guarantee our cable modem customers the minimum access speed selected from several speed options we offer. We also provide higher guaranteed access speeds for customers willing to pay an additional cost. In order to meet these guarantees, we are increasing the bandwidth of our system and "splitting" nodes easily and cost-effectively to reduce the number of customers per node.

     As of February 1999, we provided Internet access service to approximately 9,300 homes and 130 businesses. The following table indicates the historical and projected availability of Internet access services to our existing customer base as of the dates indicated.

                                                            BASIC CUSTOMERS WITH
                                                             ADVANCED SERVICES
                                                              AVAILABLE AS OF
                                                                DECEMBER 31,
                                                            --------------------
                                                             1998        1999
                                                            -------    ---------
High-Speed Internet Access via Cable Modems:
  EarthLink/Charter Pipeline..............................  413,000      740,000
  HSAC....................................................   15,000      640,000
  @Home...................................................  131,000      154,000
                                                            -------    ---------
     Total Cable Modems...................................  559,000    1,534,000
                                                            =======    =========
Internet Access via WorldGate.............................  230,000      854,000
                                                            -------    ---------

     - CABLE MODEM-BASED INTERNET ACCESS. A "cable modem" is a peripheral device attached to a PC that allows the user to send and receive data over a cable system. Generally, we offer Internet access through cable modems to our customers in systems that have been upgraded to at least 550 MHz bandwidth capacity.

     We have an agreement with EarthLink, one of the world's largest independent Internet service providers, to provide as a private label service Charter Pipeline(TM), a cable modem-based, high-speed Internet access service. We currently charge a monthly usage fee of between $29.95 and $34.95. Our customers have the option to lease a cable modem for $10 to $15 a month or to purchase a modem for between $300 and $400. We currently offer Charter Pipeline(TM) and other Internet access services in Lanett, Alabama; Los Angeles and Riverside, California; Newtown, Connecticut; Newnan, Georgia; St. Louis, Missouri; Fort Worth, Texas; and Eau Claire, Wisconsin. At March 31, 1999, we offered EarthLink Internet access to approximately 421,000 of our homes passed and have approximately 5,300 customers.

     We have a relationship with HSAC to offer Internet access in some of our smaller systems. HSAC also provides Internet access services to our customers under the "Charter Pipeline" brand name. Although the Internet access service is provided by HSAC, the Internet "domain name" of our customer's e-mail address and web site, if any, is "Charter.net," allowing the customer to switch or expand to our other Internet services without a change of e-mail address. HSAC bears all capital and marketing costs of providing the service, and seeks to build economies of scale in our smaller systems that we cannot efficiently build ourselves by simultaneously contracting to provide the same services to other small geographically contiguous systems. As of March 31, 1999, HSAC offers Internet access to approximately 225,000 of our homes passed and approximately 3,000 customers have signed up for the service. During 1999, HSAC plans to launch this service in an additional 29 systems, covering approximately 415,000 additional homes passed. HSAC provides turnkey service which covers all capital, operating and marketing costs. Charter receives 50% of the monthly $39.95 service fee. Vulcan Ventures, Inc., a company controlled by Paul G. Allen, has an equity investment in HSAC.

     We also have a revenue sharing agreement with @Home, under which @Home currently provides Internet service to customers in our systems serving Fort Worth, University Park and Highland Park, Texas. The @Home network provides high-speed, cable modem-based Internet access using the cable infrastructure. As of March 31, 1999, we offered @Home Internet service to approximately 140,000 of our homes passed and have approximately 2,000 customers.

     As of March 31, 1999 we provided Internet access to approximately 100 commercial customers. We actively market our cable modem service to businesses in every one of our systems where we have the capability to offer such service. Our marketing efforts are often door-to-door, and we have established a separate division whose function is to make businesses aware that this type of Internet access is available through us. We also provide several virtual LANs established for municipal and educational facilities including Cal Tech, the City of Pasadena and the City of West Covina in our Los Angeles cluster.

     - TV-BASED INTERNET ACCESS THROUGH WORLDGATE. We have a non-exclusive agreement with WorldGate to provide its TV-based e-mail and Internet access to our cable customers. WorldGate's technology is only available to cable systems with two-way capability. WorldGate offers easy, low-cost Internet access to customers at connection speeds ranging up to 128 Kbps. For a monthly fee, we provide our customers e-mail and Internet access without using a PC, obtaining an additional telephone line (or tying up an existing line), or purchasing any additional equipment. Instead, the customer accesses the Internet through the set-top box which the customer already has on his television set) and a wireless keyboard (provided with the service) which interfaces with the box. WorldGate works on both advanced analog and digital platforms and, therefore, can be installed utilizing the analog converters already deployed. In contrast, other converter-based, non-PC Internet access products require a digital platform and a digital converter prior to installation.

     Subscribers who opt for television-based Internet access are generally first-time users who prefer this more user-friendly interface. Of these users, 41% use WorldGate at least once a day, and 76% use it at least once a week. Although the WorldGate service bears the WorldGate brand name, the Internet "domain name" of the subscribers who use this service is "Charter.net." This allows the customer to switch or expand to our other Internet services without a change of e-mail address.

     We first offered WorldGate to subscribers on the upgraded portion of our systems in St. Louis in April, 1998. We are also currently offering this service in our systems in Maryville, Illinois and Newtown, Connecticut, and plan to introduce it in eight additional systems by December 31, 1999. CCI owns a minority interest in WorldGate, an independent company founded by Hal Krisberg (former President of General Instrument) with headquarters in Bensalem, Pennsylvania. See "Certain Relationships and Related

Transactions." At March 31, 1999, we provided WorldGate Internet service to approximately 1,800 customers.

     WINK-ENHANCED PROGRAMMING. We have formed a relationship with Wink, which sells technology to embed interactive features (such as additional information and statistics about a program or the option to order an advertised product) into programming and advertisements. A customer with a Wink-enabled set-top box and a Wink-enabled cable provider sees an icon flash on the screen when additional Wink features are available to enhance a program or advertisement. By pressing the select button on a standard remote control, a viewer of a Wink-enhanced program is able to access additional information regarding such program, including, for example, information on prior episodes or the program's characters. A viewer watching an advertisement would be able to access additional information regarding the advertised product and may also be able to utilize the two-way transmission features to order a product. We have bundled Wink service with our traditional cable services in both our advanced analog and digital platforms. Wink services are provided free of charge. A company controlled by Paul G. Allen has made an equity investment in Wink. See "Certain Relationships and Related Transactions."

     Various programming networks, including CNN, NBC, ESPN, HBO, Showtime, Lifetime, VH1, the Weather Channel, and Nickelodeon, are currently producing over 1,000 hours of Wink-enhanced programming per week. Under certain revenue-sharing arrangements, we will modify our headend technology to allow Wink-enabled programming to be offered on our systems. Each time one of our customers uses Wink to request certain additional information or order an advertised product we receive fees from Wink.

     TELEPHONE SERVICES. We expect to be able to offer cable telephony services in the near future using our systems' direct, two-way connections to homes and other buildings. We are exploring technologies using IP telephony, as opposed to the traditional switching technologies that are currently available, to transmit digital voice signals over our systems. AT&T and other telephone companies have already begun to pursue strategic partnering and other programs which make it attractive for us to acquire and develop this alternative IP technology. For the last two years, we have sold telephony services as a competitive access provider ("CAP") in the state of Wisconsin through Marcus FiberLink LLC, and are currently looking to expand our CAP services into other states.

     MISCELLANEOUS SERVICES. We also offer paging services to our customers in certain markets. As of March 31, 1999, we had approximately 9,300 paging customers. We also lease our fiber-optic cable plant and equipment to commercial and non-commercial users of data and voice telecommunications services.

CUSTOMER SERVICE AND COMMUNITY RELATIONS

     Providing a high level of service to our customers has been a central driver of our historical success. Our emphasis on system reliability, engineering support and superior customer satisfaction is key to our management philosophy. In support of our commitment to customer satisfaction, we operate a 24-hour customer service hotline in most systems and offer on-time installation and service guarantees. It is our policy that if an installer is late for a scheduled appointment the customer receives free installation, and if a service technician is late for a service call the customer receives a $20 credit. The Charter Companies' on-time service call rate was 99.8% in 1997, and 99.7% in 1998.

     We currently maintain eight call centers located in our seven regions. They are staffed with dedicated personnel who provide service to our customers 24 hours a day, seven days a week. We believe operating regional call centers allows us to provide "localized" service, which also reduces overhead costs and improves customer service. We have invested significantly in both personnel and in equipment to ensure that these call centers are professionally managed and employ state-of-the-art technology. Where appropriate, we establish and operate major call centers which today handle customer call volume for more than 58% of our customers. We also maintain approximately 143 field offices, and employ approximately 1,200 customer service representatives throughout the systems. Our customer service representatives receive extensive training to develop customer contact skills and product knowledge critical to successful sales and high rates of customer retention. We have approximately 2,300 technical employees who are encouraged to enroll in courses and attend regularly scheduled on-site seminars conducted by equipment manufacturers to keep pace with the latest technological developments in the cable television industry. We utilize surveys, focus groups and other research tools as part of our efforts to determine and respond to customer needs. We believe that all of this improves the overall quality of our services and the reliability of our systems, resulting in fewer service calls from customers.

     We are also committed to fostering strong community relations in the towns and cities our systems serve. We support many local charities and community causes in various ways, including marketing promotions to raise money and supplies for persons in need and in-kind donations that include production services and free air-time on major cable networks. Recent charity affiliations include campaigns for "Toys for Tots," United Way, local theatre, children's museums, local food banks and volunteer fire and ambulance corps. We also participate in the "Cable in the Classroom" program, whereby cable television companies throughout the United States provide schools with free cable television service. In addition, we install and provide free basic cable service to public schools, government buildings and non-profit hospitals in many of the communities in which we operate. We also provide free cable modems and high-speed Internet access to schools and public libraries in our Franchise areas. We place a special emphasis on education, and regularly award scholarships to employees who intend to pursue courses of study in the communications field.

SALES AND MARKETING

     PERSONNEL RESOURCES. We have a centralized team responsible for coordinating the marketing efforts of our individual systems. For most of our systems with over 30,000 customers we have a dedicated marketing manager, while smaller systems are handled regionally. We believe our success in marketing comes from new and innovative ideas, and good interaction between our corporate office, which handles programs and administration, and our field offices, which implement the various programs. We are also continually monitoring the regulatory arena, customer perception, competition, pricing and product preferences to increase our responsiveness to our customer base. Our customer service representatives are given the incentive to use their daily contacts with customers as opportunities to sell our new service offerings.

     TARGET MARKETING. We have an innovative marketing program. We utilize market research on selected systems, compare the data to national research and tailor a marketing program for each individual market. We gather detailed customer information through our regional marketing representatives and use the Claritas geodemographic data program and consulting services to create unique packages of services and marketing programs. These marketing efforts and the follow-up analysis provide consumer information down to the city block or suburban subdivision level, which allows us to create very targeted marketing programs. We seek to maximize our revenue per customer through the use of "tiered" packaging strategies to market premium services and to develop and promote niche programming services. We regularly use targeted direct mail campaigns to sell these tiers and services to our existing customer base. We are developing an in-depth profile database that goes beyond existing and former customers to include all homes passed. This database information is expected to improve our targeted direct marketing efforts, bringing us closer toward our objective of increasing total customers as well as sales per customer for both new and existing customers. For example, using customer profile data currently available, we are able to identify those customers that have children under a specified age who do not currently subscribe to The Disney Channel, which then enables us to target our marketing efforts with respect to The Disney Channel to specific addresses. In 1997, we were chosen by Claritas Corporation, sponsor of a national marketing competition across all industries, as the first place winner for our national segmenting and targeted marketing program.

     Our marketing professionals have also received numerous industry awards within the last two years, including the Cable and Telecommunication Association of Marketers' awards for consumer research and best advertising and marketing programs.

     In 1998, the Charter Companies introduced the MVP Package of premium services. Customers receive a substantial discount on bundled premium services of HBO, Showtime, Cinemax and The Movie Channel. The Charter Companies were able to negotiate favorable terms with premium networks, which allowed minimal impact on margins and provided substantial volume incentives to grow the premium category. The MPV package has increased premium household penetration, premium revenue and cash flow. As a result of this package, HBO recognized the Charter Companies as a top performing customer. We are currently introducing this same premium strategy in the Marcus Systems.

     We expect to continue to invest significant amounts of time, effort and financial resources in the marketing and promotion of new and existing services. To increase customer penetration and increase the level of services used by our customers, we utilize a coordinated array of marketing techniques, including door-to-door solicitation, telemarketing, media advertising and direct mail solicitation. We believe we have one of the cable television industry's highest success rates in attracting customers who have never before subscribed to cable television. Historically, "nevers" are the most difficult customer to attract. Based on data gathered at cable television conferences, we believe our telemarketing force succeeded in persuading five times as many "nevers" to become customers to our cable service compared to the industry average in 1997, and five times as many "nevers" in 1998. Furthermore, we have succeeded in retaining these "nevers."

PROGRAMMING SUPPLY

     GENERAL. We believe that offering a wide variety of conveniently scheduled programming is an important factor influencing a customer's decision to subscribe to and retain our cable services. We devote considerable resources to obtaining access to a wide range of programming that we believe will appeal to both existing and potential customers of basic and premium services. We rely on extensive market research, customer demographics and local programming preferences to determine channel offerings in each of our markets. See "-- Sales and Marketing."

     PROGRAMMING SOURCES. We obtain basic and premium programming from a number of suppliers, usually pursuant to a written contract. Programming tends to be made available to us for a flat fee per customer. However, some channels are available without cost to us and for new channel launches, we may receive a fee for distribution. For home shopping channels, we may receive a percentage fee for home shopping revenues from our customers. Our programming contracts generally continue for a fixed period of time, generally from three to ten years. Although longer contract terms are available, we prefer to limit contracts to three years so that we retain flexibility to change programming and include some of the new channels regularly being developed. Some program suppliers offer marketing support or volume discount pricing structures. Some of our programming agreements with premium service suppliers offer cost incentives under which premium service unit prices decline as certain premium service growth thresholds are met.

     PROGRAMMING COSTS. Our cable programming costs have increased in recent years and are expected to continue to increase due to system acquisitions, additional programming being provided to customers, increased cost to produce or purchase cable programming, inflationary increases and other factors affecting the cable television industry generally. In every year we have operated, our costs to acquire programming have exceeded customary inflationary and cost-of-living type increases. A significant factor with respect to increased programming costs is the rate increases and surcharges imposed by national and regional sports networks directly tied to escalating costs to acquire programming for professional sports packages in a competitive market. Under FCC rate regulation, cable operators may increase their rates to customers to cover increased costs for programming, subject to certain limitations. See "Regulation and Legislation." In October 1995, the Charter Companies and in April, 1996, the Marcus Companies joined the TeleSynergy programming purchasing cooperative which offers its members contract benefits in buying programming by virtue of volume discounts available to a larger buying base. We now contract through TeleSynergy for more than 50% of our programming. Management believes its membership in TeleSynergy limits increases in the Company's programming costs relative to what the increases would otherwise be, although given our increased size and purchasing ability following the Marcus Combination, the effect may not be material. Management also believes it will, as a general matter, be able to pass increases in its programming costs through to customers, although there can be no assurance that it will be possible.

RATES

     Pursuant to the FCC's rules, we have set rates for cable-related equipment (e.g., converter boxes and remote control devices) and installation services based upon actual costs plus a reasonable profit and have unbundled these charges from the charges for the provision of cable service.

     Rates charged to customers vary based on the market served and service selected. As of December 31, 1998, the average monthly fee was $10.86 for basic service and $18.57 for expanded basic service. A one-time installation fee, which may be waived in part during certain promotional periods, is charged to new customers. We believe our rate practices are in accordance with FCC Guidelines and are consistent with those prevailing in the industry generally. See "Regulation and Legislation."

THEFT PROTECTION

     The unauthorized tapping of cable plant and the unauthorized receipt of programming using cable converters purchased through unauthorized sources are problems which continue to challenge the entire cable industry. We have adopted specific measures to combat the unauthorized use of our plant to receive programming. For instance, in several of our regions, we have instituted a "perpetual audit" whereby each technician is required to check at least four other nearby residences during each service call to determine if there are any obvious signs of piracy, namely, a drop line leading from the main cable line into other homes. Addresses where the technician observes drop lines are then checked against our customer billing records. If the address is not found in the billing records, a sales representative calls on the unauthorized user to correct the "billing discrepancy" and persuade the user to become a formal customer. In our experience, approximately 25% of unauthorized users who are solicited in this fashion become customers. Billing records are then closely monitored to guard against these new customers reverting to their status as unauthorized users. Unauthorized users who do not convert are promptly disconnected and, in certain instances, flagrant violators are referred for prosecution. In addition, we have prosecuted individuals who have sold cable converters programmed to receive our signals without proper authorization.

FRANCHISES

     As of December 31, 1998, our systems operated pursuant to an aggregate of 1,161 franchises, permits and similar authorizations issued by local and state governmental authorities. Each franchise is awarded by a governmental authority and is usually not transferable unless the granting governmental authority consents. Most franchises are subject to termination proceedings in the event of a material breach. In addition, most franchises require us to pay the granting authority a franchise fee of up to 5.0% of gross revenues generated by cable television services under the franchise (i.e., the maximum amount that may be charged under the Communications Act).

     Our franchises have terms which range from 4 to more than 32 years. Prior to the scheduled expiration of most franchises, we initiate renewal proceedings with the granting authorities. This process usually takes three years but can take a longer period of time and often involves substantial expense. The Communications Act provides for an orderly franchise renewal process in which granting authorities may not unreasonably withhold renewals. If a renewal is withheld and the granting authority takes over operation of the affected cable system or awards it to another party, the granting authority must pay the existing cable operator the "fair market value" of the system. The Communications Act also established comprehensive renewal procedures requiring that an incumbent franchisee's renewal application be evaluated on its own merit and not as part of a comparative process with competing applications. In connection with the franchise renewal process, many governmental authorities require the cable operator make certain commitments, such as technological upgrades to the system, which may require substantial capital expenditures. There can be no assurance, however, that any particular franchise will be renewed or that it can be renewed on commercially favorable terms. Our failure to obtain renewals of the franchises, especially those in major metropolitan areas where we have the most customers, would have a material adverse effect on our business, results of operations and financial condition. See "Risk Factors--Risks Associated with Regulation of the Cable

Industry." The following table summarizes our systems' franchises by year of expiration, and approximate number of basic customers as of December 31, 1998.

                                                PERCENTAGE                   PERCENTAGE
                                  NUMBER OF      OF TOTAL     TOTAL BASIC     OF TOTAL
YEAR OF FRANCHISE EXPIRATION      FRANCHISES    FRANCHISES     CUSTOMERS     CUSTOMERS
----------------------------      ----------    ----------    -----------    ----------
Prior to December 31, 1999......      128          11.0%         321,000        13.9%
2000 to 2002....................      217          18.7%         504,000        21.7%
2003 to 2005....................      239          20.6%         447,000        19.3%
2006 or after...................      577          49.7%       1,045,000        45.1%
     Total......................    1,161         100.0%       2,317,000       100.0%

     Under the 1996 Telecom Act, cable operators are not required to obtain franchises in order to provide telecommunications services, and granting authorities are prohibited from limiting, restricting or conditioning the provision of such services. In addition, granting authorities may not require a cable operator to provide telecommunications services or facilities, other than institutional networks, as a condition of an initial franchise grant, a franchise renewal, or a franchise transfer. The 1996 Telecom Act also limits franchise fees to an operator's cable-related revenues and clarifies that they do not apply to revenues that a cable operator derives from providing new telecommunications services.

     We believe our relations with the franchising authorities under which our systems are operated are generally good. Substantially all of the material franchises relating to our systems eligible for renewal have been renewed or extended at or prior to their stated expiration dates.

COMPETITION

     Cable television systems compete with other providers of television signals and other sources of home entertainment. The competitive environment has been significantly affected both by technological developments and regulatory changes enacted in the 1996 Telecom Act which were designed to enhance competition in the cable television and local telephone markets. See "Regulation and Legislation."

     To date, we believe that we have not lost a significant number of customers, nor a significant amount of revenue, to our competitors' systems. However, competition from these technologies may have a negative impact on our cable television business in the future. As we expand our offerings to include telecommunications services, we will be subject to competition from other telecommunications providers. The telecommunications industry is highly competitive and includes competitors with greater financial and personnel resources, who have brand name recognition and long-standing relationships with regulatory authorities. Moreover, mergers, joint ventures and alliances among franchise, wireless or private cable television operators, RBOCs and others may result in providers capable of offering cable television and telecommunications services in direct competition with the Company. See "Risk
Factors -- Competition in the Cable Industry."

     For example, the possibility of delivering video programming via the Internet is only now developing. Although Internet "video streaming" poses new potential competition to cable systems, the possibility of cable systems themselves becoming providers of Internet (and telecommunications) services represents a large potential growth area for the established cable television industry. Advances in communications technology as well as changes in the marketplace and the regulatory and legislative environments are constantly occurring. Thus, it is not possible to predict the effect that ongoing or future developments might have on the cable television industry or our operations.

     Key competitors today include:

     - BROADCAST TELEVISION. Cable television has long competed with broadcast television, which consists of television signals that the viewer is able to receive without charge using a traditional "off-air" antenna. The extent of such competition is dependent upon the quality and quantity of broadcast signals available through "off-air" reception compared to the services provided by the local cable system. Accordingly, cable operators in rural areas, where "off-air" reception is more limited, generally achieve higher penetration rates than do operators in most major metropolitan areas, where numerous, high quality "off-air" signals are available. The 1996 Telecom Act directed the FCC to establish, and the FCC has adopted, regulations and policies for the issuance of licenses for digital television ("DTV") to incumbent television broadcast licensees. DTV is expected to deliver high definition television pictures and multiple digital-quality program streams, as well as advanced digital services such as subscription video.

     - DBS. DBS has emerged as significant competition to cable systems. The DBS industry has grown rapidly over the last several years, and now serves approximately 10 million subscribers nationwide. DBS service allows the subscriber to receive video services directly via satellite using a relatively small dish antenna. Moreover, video compression technology allows DBS providers to offer more than 100 digital channels, thereby surpassing the typical cable system. DBS providers offer most of the same programming as cable television, but also offer certain sports packages not available through cable systems and a wide array of pay-per-view movies. DBS currently faces technical and legal obstacles to providing popular local broadcast signals, although at least one DBS provider is now attempting to provide this programming in certain major markets, and Congress and the FCC are considering proposals that would remove existing legal obstacles. DirecTV, Inc. ("DirecTV"), United States Satellite Broadcasting Corporation, Inc. ("USSB") and EchoStar Communications Corporation currently offer DBS programming. In addition, there are several companies licensed to operate a DBS system who have yet to begin service. PrimeStar, Inc. ("PrimeStar") offers a medium-powered fixed satellite service that shares many of the attributes of DBS operators. Additionally, several DBS companies have recently completed mergers which should strengthen their position, including the combination of DirecTV, USSB and PrimeStar. DirecTV estimates that such combination will result in its DBS business serving more than seven million subscribers with more than 370 entertainment channels. Others may announce intentions to enter the DBS market and may offer DBS services within our service areas.

     - TRADITIONAL OVERBUILDS. Cable television systems are operated under non-exclusive franchises granted by local authorities. More than one cable system may legally be built in the same area. Although still relatively uncommon, it is possible that a franchising authority might grant a second franchise to another cable operator and that franchise might contain terms and conditions more favorable than those afforded us. Well financed businesses from outside the cable industry (such as the public utilities) may over time become competitors. There has been a recent increase in the number of cities that have constructed their own cable systems, in a manner similar to city-provided utility services. Although the total number of municipal overbuild cable systems remains small, the potential profitability of a cable system is adversely affected if the local subscriber base is divided among multiple cable systems. Additionally, constructing a competing cable system is a capital intensive process which involves a high degree of risk. We believe that in order to be successful, a competitor's overbuild would need to be able to serve the homes and businesses in the overbuilt area on a more cost-effective basis than us. Any such overbuild operation would require either significant access to capital or access to facilities already in place that are capable of delivering cable television programming.

     We are aware of overbuild situations in six of our systems located in Newnan, Columbus and West Point, Georgia; Barron, Wisconsin; and Lanett and Valley, Alabama. Approximately 44,000 basic customers (approximately 1.9% of our total basic customers) are passed by these overbuilds. Additionally, we have been notified that franchises have been awarded, and present potential overbuild situations, in four of our systems located in Southlake, Roanoke and Keller, Texas and Willimantic, Connecticut. These potential overbuild areas service an aggregate of approximately 45,000 basic customers or approximately 2% of our total basic customers. In response to such overbuilds, these systems have been designated priorities for the upgrade of cable plant and the launch of new and enhanced services. We have upgraded each of these systems to at least 750 MHz two-way HFC architecture, with the exceptions of our systems in Columbus, Georgia, and Willimantic, Connecticut. Upgrades to at least 750 MHz two-way HFC architecture with respect to these two systems are expected to be completed by December 31, 2000 and December 31, 2001, respectively.

     - TELEPHONE COMPANIES. Federal cross-ownership restrictions historically limited entry by local telephone companies into the cable television business. The 1996 Telecom Act modified this cross-ownership restriction, making it possible for local exchange carriers ("LECs") who have considerable resources to provide a wide variety of video services competitive with services offered by cable systems. Several telephone companies have obtained or are seeking cable television franchises from local governmental authorities and are constructing cable systems. SNET PersonalVision, Inc. ("SNET") has a cable television franchise to offer cable service in the entire state of Connecticut and has begun offering cable television service in certain communities. Cross-subsidization by LECs of video and telephony services poses a strategic advantage over cable operators seeking to compete with LECs that provide video services. In addition, LECs provide facilities for the transmission and distribution of voice and data services (including Internet access) in competition with our existing or potential interactive services ventures and businesses, including Internet service, as well as data and other non-video services. We cannot predict the likelihood of success of the broadband services offered by our competitors or the impact on us of such competitive ventures. See "Regulation and Legislation -- Telephone Company Entry Into Cable Television." The entry of telephone companies as direct competitors in the video marketplace, however, is likely to become more widespread and could adversely affect the profitability and valuation of the systems.

     - SMATV. Additional competition is posed by SMATV systems serving multiple dwelling units ("MDUs") such as condominiums, apartment complexes, and private residential communities. These private cable systems may enter into exclusive agreements with such MDUs, which may preclude operators of franchise systems from serving residents of such private complexes, although certain states mandate that franchised cable operators have access to MDUs. Due to the widespread availability of satellite earth stations, such private cable systems can offer both improved reception of local television stations and many of the same satellite-delivered program services which are offered by cable systems. SMATV systems currently benefit from operating advantages not available to franchised cable systems, including fewer regulatory burdens and no requirement to service low density or economically depressed communities. It is possible that, as a result of the expansion under the 1996 Telecom Act of the scope of entities which are exempt from regulation as "cable systems," some SMATV systems previously regulated as "cable systems" are now exempt from regulation under the Communications Act (including regulation under the Cable Acts). Exemption from regulation may provide a competitive advantage to certain of our current and potential competitors.

     - WIRELESS DISTRIBUTION. Cable television systems also compete with wireless program distribution services such as MMDS. MMDS uses low-power microwave frequencies to transmit television programming over-the-air to paying customers. Wireless distribution services generally provide many of the programming services provided by cable systems, and digital compression technology is likely to increase significantly the channel capacity of their systems. However, most MMDS operators continue to program in analog technology due to the significant capital cost in upgrading to digital technology, combined with a high disconnect ratio for this service. Analog MMDS is limited to approximately 33 channels. Additionally, both analog and digital MMDS services require unobstructed "line of sight" transmission paths. While no longer as significant a competitor, analog MMDS has impacted our customer growth in Riverside and Sacramento, California and Missoula, Montana. Digital MMDS is a more significant competitor, presenting potential challenges to us in Los Angeles, California and Atlanta, Georgia.

     - OPEN-VIDEO SYSTEMS. The 1996 Telecom Act established the open video system ("OVS") as a new legal framework for the delivery of video programming. Under the statute and the FCC's rules, a LEC or other entrant (other than a cable system operator) may distribute video programming to customers, without the requirement to obtain a local franchise, although the OVS operator must provide non-discriminatory access to unaffiliated programmers on a portion of its channel capacity. The FCC has to date certified several different companies to provide OVS in various parts of the United States. The Fifth Circuit Court of Appeals, however, recently invalidated certain of the FCC's OVS rules, including the FCC's rule preempting local franchise requirements. The Fifth Circuit decision may be subject to further appeal.

     - PUBLIC UTILITY HOLDING COMPANIES. The 1996 Telecom Act also authorizes registered utility holding companies and their subsidiaries to provide video programming services, notwithstanding the applicability of the Public Utility Holding Company Act. Electric utilities have the potential to become significant competitors in the video marketplace, as many of them already possess fiber optic and other transmission lines in areas they serve. In the last year, several utilities have announced, commenced, or moved forward with ventures involving multichannel video programming distribution. See "Regulation and Legislation."

PROPERTIES

     Our principal physical assets consist of cable television plant and equipment, including signal receiving, encoding and decoding devices, headend reception facilities, distribution systems and customer drop equipment for each of its cable television systems. Our cable television plant and related equipment are generally attached to utility poles under pole rental agreements with local public utilities and telephone companies, and in certain locations are buried in underground ducts or trenches. The physical components of our cable television systems require maintenance and periodic upgrading to keep pace with technological advances. We own or lease real property for signal reception sites and business offices in many of the communities served by its systems and for its principal executive offices. We own most of our service vehicles.

     The Company owns the real property housing its regional data center in Town & Country, Missouri, as well as the regional office for the Northeast Region in Newtown, Connecticut and additional owned real estate located in Hickory, North Carolina; Hammond, Louisiana; and West Sacramento and San Luis Obispo, California. In addition, we lease space for our regional data center located in Dallas, Texas and additional locations for business offices throughout our operating regions. Our headend locations are generally located on owned or leased parcels of land, and we generally own the towers on which our equipment is located.

     All of our properties and assets are subject to liens securing payment of indebtedness under the existing credit facilities. We believe that our properties are in good operating condition and are suitable and adequate for our business operations.

EMPLOYEES

     Neither Charter Holdings nor CCHC has any employees. As of December 31, 1998, the Company had approximately 4,700 full-time equivalent employees of which 250 were represented by the International Brotherhood of Electrical Workers. We believe we have an excellent relationship with our employees and have never experienced a work stoppage.

INSURANCE

     We have insurance to cover risks incurred in the ordinary course of business, including general liability, property coverage, business interruption and workers' compensation insurance in amounts typical of similar operators in the cable industry and with reputable insurance providers. As is typical in the cable industry, we do not insure our underground plant. We believe our insurance coverage is adequate.

LEGAL PROCEEDINGS

     We are involved from time to time in routine legal matters incidental to our business. We believe that the resolution of such matters will not have a material adverse impact on our financial position or results of operations.

                           REGULATION AND LEGISLATION

     The following summary of regulatory developments and legislation does not purport to describe all present and proposed federal, state and local legislation and regulations affecting the cable television industry. Other existing federal, state and local legislation and regulations currently are the subject of judicial proceedings, legislative hearings, and administrative proposals which could change, in varying degrees, the manner in which this industry operates. Neither the outcome of these proceedings, nor their impact upon the cable industry or the Company can be predicted at this time.

     The operation of a cable system is extensively regulated by the FCC, some state governments and most local governments. The 1996 Telecom Act has altered the regulatory structure governing the nation's communications providers. It removes barriers to competition in both the cable television market and the local telephone market. Among other things, it also reduces the scope of cable rate regulation and encourages additional competition in the video programming industry by allowing local telephone companies to provide video programming in their own telephone service areas.

     The 1996 Telecom Act requires the FCC to undertake a host of implementing rulemakings. Moreover, Congress and the FCC have frequently revisited the subject of cable regulation. Future legislative and regulatory changes could adversely affect the Company's operations, and there have been calls in Congress and at the FCC to maintain or even tighten cable regulation in the absence of widespread effective competition.

     CABLE RATE REGULATION. The 1992 Cable Act imposed an extensive rate regulation regime on the cable television industry. Under that regime, all cable systems are subject to rate regulation, unless they face "effective competition" in their local franchise area. Federal law now defines "effective competition" on a community-specific basis as requiring either: (1) low subscriber penetration (less than 30%) by the incumbent cable operator; (2) appreciable subscriber penetration (more than 15%) by competing multichannel video providers ("MVPs"); (3) a municipally-affiliated MVP offering service to 50% of the community; or (4) a competing MVP affiliated with a local telephone company offering service to the community.

     Although the FCC has established the underlying regulatory scheme, local government units (commonly referred to as local franchising authorities or "LFAs") are primarily responsible for administering the regulation of the lowest level of cable -- the basic service tier ("BST"), which typically contains local broadcast stations and public, educational, and government ("PEG") access channels. Before an LFA begins BST rate regulation, it must certify to the FCC that it will follow applicable federal rules. Many LFAs have voluntarily declined to exercise their authority to regulate BST rates. LFAs also have primary responsibility for regulating cable equipment rates. Under federal law, charges for various types of cable equipment must be unbundled from each other and from monthly charges for programming services.

     The FCC itself directly administers rate regulation of any cable programming service tier ("CPST"), which typically contains satellite-delivered programming. Under the 1996 Telecom Act, the FCC can regulate CPST rates only if an LFA first receives at least two rate complaints from local subscribers and then files a formal complaint with the FCC. When new CPST rate complaints are filed, the FCC considers only whether the incremental increase is justified and will not reduce the previously established CPST rate. We currently have 45 rate complaints relating to approximately 400,000 subscribers pending at the FCC. Significantly, the FCC's authority to regulate CPST rates expired on March 31, 1999. The FCC has taken the position that it will still adjudicate CPST complaints filed after this sunset date (but no later than 180 days after the last CPST rate increase imposed prior to March 31, 1999), and will strictly limit its review (and possible refund orders) to the time period predating the sunset date.

     Under the FCC's rate regulations, most cable systems were required to reduce their BST and CPST rates in 1993 and 1994, and have since had their rate increases governed by a complicated price cap scheme that allows for the recovery of inflation and certain increased costs, as well as providing some incentive for expanding channel carriage. The FCC has modified its rate adjustment regulations to allow for annual rate increases and to minimize previous problems associated with regulatory lag. Operators also have the opportunity to bypass this "benchmark" regulatory scheme in favor of traditional "cost-of-service" regulation in cases where the latter methodology appears favorable. Premium cable services offered on a per-channel or per-program basis remain unregulated, as do affirmatively marketed packages consisting entirely of new programming product. However, federal law requires that the BST be offered to all cable subscribers and limits the ability of operators to require purchase of any CPST if a customer seeks to purchase premium services offered on a per-channel or per-program basis, subject to a technology exception which sunsets in 2002.

     At December 31, 1998, LFAs covering approximately 42% of the systems' subscribers were certified to regulate basic tier rates. The 1992 Cable Act permits communities to certify and regulate rates at any time, so that it is possible that additional localities served by the systems may choose to certify and regulate rates in the future.

     The FCC and Congress have provided various forms of rate relief for smaller cable systems owned by smaller operators. If requisite eligibility criteria are satisfied, a cable operator may be allowed to rely on a vastly simplified cost-of-service rate justification and/or may be allowed to avoid regulation of CPST rates entirely. Under FCC regulations, cable systems serving 15,000 or fewer subscribers, which are owned by or affiliated with a cable company serving in the aggregate no more than 400,0000 subscribers, can submit a simplified cost-of-service filing under which the regulated rate (including equipment charges) will be presumed reasonable if it equates to no more than $1.24 per channel. Eligibility for this relief continues if the small cable system is subsequently acquired by a larger cable operator, but is lost when and if the individual system serves in excess of 15,000 subscribers. The 1996 Telecom Act immediately deregulated the CPST rates of cable systems serving communities with fewer than 50,000 subscribers, which are owned by or affiliated with entities serving, in the aggregate, no more than one percent of the nation's cable customers (approximately 617,000) and having no more than $250 million in annual revenues.

     As noted above, FCC regulation of CPST rates for all systems (regardless of size) sunset pursuant to the 1996 Telecom Act on March 31, 1999. Certain legislators, however, have called for new rate regulations if unregulated cost rates increase dramatically. The 1996 Telecom Act also relaxes existing "uniform rate" requirements by specifying that uniform rate requirements do not apply where the operator faces "effective competition," and by exempting bulk discounts to multiple dwelling units, although complaints about predatory pricing still may be made to the FCC.

     CABLE ENTRY INTO TELECOMMUNICATIONS. The 1996 Telecom Act provides that no state or local laws or regulations may prohibit or have the effect of prohibiting any entity from providing any interstate or intrastate telecommunications service. States are authorized, however, to impose "competitively neutral" requirements regarding universal service, public safety and welfare, service quality, and consumer protection. State and local governments also retain their authority to manage the public rights-of-way and may require reasonable, competitively neutral compensation for management of the public rights-of-way when cable operators provide telecommunications service. The favorable pole attachment rates afforded cable operators under federal law can be gradually increased by utility companies owning the poles (beginning in 2001) if the operator provides telecommunications service, as well as cable service, over its plant. The FCC recently clarified that a cable operator's favorable pole rates are not endangered by the provision of Internet access.

     Cable entry into telecommunications will be affected by the regulatory landscape now being fashioned by the FCC and state regulators. One critical component of the 1996 Telecom Act to facilitate the entry of new telecommunications providers (including cable operators) is the interconnection obligation imposed on all telecommunications carriers. In July 1997, the Eighth Circuit Court of Appeals vacated certain aspects of the FCC's initial interconnection order but most of that decision was reversed by the U.S. Supreme Court in January 1999. The Supreme Court effectively upheld most of the FCC's interconnection regulations.

     INTERNET SERVICE. Although there is at present no significant federal regulation of cable system delivery of Internet services, and the FCC recently issued a report to Congress finding no immediate need to impose such regulation, this situation may change as cable systems expand their broadband delivery of Internet services. In particular, proposals have been advanced at the FCC and Congress that would require cable operators to provide access to unaffiliated Internet service providers and online service providers. Certain Internet service providers also are attempting to use existing commercial leased access provisions to gain access to cable system delivery. Finally, some local franchising authorities are considering the imposition of mandatory Internet access requirements as part of cable franchise renewals or transfers.

     TELEPHONE COMPANY ENTRY INTO CABLE TELEVISION. The 1996 Telecom Act allows telephone companies to compete directly with cable operators by repealing the historic telephone company/cable cross-ownership ban. LECs, including the Bell Operating Companies, can now compete with cable operators both inside and outside their telephone service areas with certain regulatory safeguards. Because of their resources, LECs could be formidable competitors to traditional cable operators, and certain LECs have begun offering cable service. As described above, we are now witnessing the beginning of LEC competition in certain metropolitan areas.

     Various LECs currently are seeking to provide video programming services within their telephone service areas through a variety of distribution methods, including both the deployment of broadband wire facilities and the use of wireless (MMDS) transmission. In Connecticut, the Department of Public Utility Control ("DPUC") granted SNET a franchise to serve the entire state of Connecticut. SNET is operational, with approximately 21,000 cable subscribers in several Connecticut communities, including one in which we provide cable television service. Pursuant to the terms of SNET's franchise, its services must pass all homes in Connecticut within eleven years.

     Under the 1996 Telecom Act, a LEC (or any other cable competitor) providing video programming to subscribers through broadband wire should be regulated as a traditional cable operator (subject to local franchising and federal regulatory requirements), unless the LEC elects to deploy its broadband plant as an OVS. To qualify for favorable OVS status, the competitor must reserve two-thirds of the system's activated channels for unaffiliated entities. The Fifth Circuit Court of Appeals recently reversed certain of the FCC's OVS rules, including the FCC's preemption of local franchising. That decision may be subject to further appeal. It is unclear what effect this ruling will have on the entities pursuing OVS operation.

     Although LECs and cable operators can now expand their offerings across traditional service boundaries, the general prohibition remains on LEC buyouts (i.e., any ownership interest exceeding 10 percent) of co-located cable systems, cable operator buyouts of co-located LEC systems, and joint ventures between cable operators and LECs in the same market. The 1996 Telecom Act provides a few limited exceptions to this buyout prohibition, including a carefully circumscribed "rural exemption." The 1996 Telecom Act also provides the FCC with the limited authority to grant waivers of the buyout prohibition.

     ELECTRIC UTILITY ENTRY INTO TELECOMMUNICATIONS/CABLE TELEVISION. The 1996 Telecom Act provides that registered utility holding companies and subsidiaries may provide telecommunications services (including cable television) notwithstanding the Public Utility Holding Company Act. Electric utilities must establish separate subsidiaries, known as "exempt telecommunications companies" and must apply to the FCC for operating authority. Like telephone companies, electric utilities have substantial resources at their disposal, and could be formidable competitors to traditional cable systems. Several such utilities have been granted broad authority by the FCC to engage in activities which could include the provision of video programming.

     ADDITIONAL OWNERSHIP RESTRICTIONS. The 1996 Telecom Act eliminates statutory restrictions on broadcast/cable cross-ownership (including broadcast network/cable restrictions), but leaves in place existing FCC regulations prohibiting local cross-ownership between co-located television stations and cable systems.

     Pursuant to the 1992 Cable Act, the FCC adopted rules precluding a cable system from devoting more than 40% of its activated channel capacity to the carriage of affiliated national video program services. Although the 1992 Cable Act also precluded any cable operator from serving more than 30% of all U.S. domestic cable subscribers, this provision has been stayed pending further judicial review and FCC rulemaking.

     MUST CARRY/RETRANSMISSION CONSENT. The 1992 Cable Act contains broadcast signal carriage requirements that, among other things, allow local commercial television broadcast stations to elect once every three years between requiring a cable system to carry the station ("must carry") or negotiating for payments for granting permission to the cable operator to carry the station ("retransmission consent"). Less popular stations typically elect "must carry," and more popular stations (such as those affiliated with a national network) typically elect "retransmission consent." Must carry requests can dilute the appeal of a cable system's programming offerings because a cable system with limited channel capacity may be required to forego carriage of popular channels in favor of less popular broadcast stations electing must carry. Retransmission consent demands may require substantial payments or other concessions. Either option has a potentially adverse effect on the Company's business. The burden associated with "must carry" may increase substantially if broadcasters proceed with planned conversion to digital transmission and the FCC determines that cable systems must carry all analog and digital broadcasts in their entirety. A rulemaking is now pending at the FCC regarding the imposition of dual digital and analog must carry.

     ACCESS CHANNELS. LFAs can include franchise provisions requiring cable operators to set aside certain channels for public, educational and governmental access programming. Federal law also requires cable systems to designate a portion of their channel capacity (up to 15% in some cases) for commercial leased access by unaffiliated third parties. The FCC has adopted rules regulating the terms, conditions and maximum rates a cable operator may charge for commercial leased access use. We believe that requests for commercial leased access carriages have been relatively limited.

     ACCESS TO PROGRAMMING. To spur the development of independent cable programmers and competition to incumbent cable operators, the 1992 Cable Act imposed restrictions on the dealings between cable operators and cable programmers. Of special significance from a competitive business posture, the 1992 Cable Act precludes video programmers affiliated with cable companies from favoring their affiliated cable operators over competitors and requires such programmers to sell their programming to other multichannel video distributors. This provision limits the ability of vertically integrated cable programmers to offer exclusive programming arrangements to cable companies. Recently, there has been increased interest in further restricting the marketing practices of cable programmers, including subjecting programmers who are not affiliated with cable operators to all of the existing program access requirements, and subjecting terrestrially-delivered programming to the program access requirements.

     INSIDE WIRING; SUBSCRIBER ACCESS. In a 1997 Order, the FCC established rules that require an incumbent cable operator upon expiration of an MDU service contract to sell, abandon, or remove "home run" wiring that was installed by the cable operator in a MDU building. These inside wiring rules are expected to assist building owners in their attempts to replace existing cable operators with new programming providers who are willing to pay the building owner a higher fee, where such a fee is permissible. The FCC has also proposed abrogating all exclusive MDU service agreements held by incumbent operators, but allowing such contracts when held by new entrants. In another proceeding, the FCC has preempted restrictions on the deployment of private antenna on rental property within the exclusive use of a tenant (such as balconies and patios). This FCC ruling may limit the extent to which we along with MDU owners may enforce certain aspects of MDU agreements which otherwise prohibit, for example, placement of DBS receiver antennae in MDU areas under the exclusive occupancy of a renter.

     OTHER FCC REGULATIONS. In addition to the FCC regulations noted above, there are other FCC regulations covering such areas as equal employment opportunity, subscriber privacy, programming practices (including, among other things, syndicated program exclusivity, network program nonduplication, local sports blackouts, indecent programming, lottery programming, political programming, sponsorship identification, children's programming advertisements, and closed captioning), registration of cable systems and facilities licensing, maintenance of various records and public inspection files, aeronautical frequency usage, lockbox availability, antenna structure notification, tower marking and lighting, consumer protection and customer service standards, technical standards, consumer electronics equipment compatibility and Emergency Alert Systems. The FCC recently ruled that cable customers must be allowed to purchase cable converters from third parties and established a multi-year phase-in during which security functions (which would remain in the operator's exclusive control) would be unbundled from basic converter functions (which could then be satisfied by third party vendors). The FCC has the authority to enforce its regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate certain transmission facilities used in connection with cable operations.

     COPYRIGHT. Cable television systems are subject to federal copyright licensing covering carriage of television and radio broadcast signals. In exchange for filing certain reports and contributing a percentage of their revenues to a federal copyright royalty pool (that varies depending on the size of the system, the number of distant broadcast television signals carried, and the location of the cable system), cable operators can obtain blanket permission to retransmit copyrighted material included in broadcast signals. The possible modification or elimination of this compulsory copyright license is the subject of continuing legislative review and could adversely affect the Company's ability to obtain desired broadcast programming. The Company cannot predict the outcome of this legislative activity. Copyright clearances for nonbroadcast programming services are arranged through private negotiations.

     Cable operators distribute locally originated programming and advertising that use music controlled by the two principal major music performing rights organizations, the Association of Songwriters, Composers, Artists and Producers ("ASCAP") and Broadcast Music, Inc. ("BMI"). The cable industry and BMI have reached a standard licensing agreement, and negotiations with ASCAP are ongoing. Although the Company cannot predict the ultimate outcome of these industry negotiations or the amount of any license fees it may be required to pay for past and future use of ASCAP-controlled music, it does not believe such license fees will be significant to the Company's business and operations.

     STATE AND LOCAL REGULATION. Cable television systems generally are operated pursuant to nonexclusive franchises granted by a municipality or other state or local government entity in order to cross public rights-of-way. Federal law now prohibits LFAs from granting exclusive franchises or from unreasonably refusing to award additional franchises. Cable franchises generally are granted for fixed terms and in many cases include monetary penalties for non-compliance and may be terminable if the franchisee failed to comply with material provisions.

     The specific terms and conditions of franchises vary materially between jurisdictions. Each franchise generally contains provisions governing cable operations, service rates, franchising fees, system construction and maintenance obligations, system channel capacity, design and technical performance, customer service standards, and indemnification protections. A number of states (such as Connecticut) subject cable systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. Although LFAs have considerable discretion in establishing franchise terms, there are certain federal limitations. For example, LFAs cannot insist on franchise fees exceeding 5% of the system's gross cable-related revenues, cannot dictate the particular technology used by the system, and cannot specify video programming other than identifying broad categories of programming.

     Federal law contains renewal procedures designed to protect incumbent franchisees against arbitrary denials of renewal. Even if a franchise is renewed, the local franchising authority may seek to impose new and more onerous requirements such as significant upgrades in facilities and service or increased franchise fees as a condition of renewal. Similarly, if a local franchising authority's consent is required for the purchase or sale of a cable system or franchise, such LFA may attempt to impose more burdensome or onerous franchise requirements in connection with a request for consent. Historically, most franchises have been renewed for and consents granted to cable operators that have provided satisfactory services and have complied with the terms of their franchise.

     Under the 1996 Telecom Act, cable operators are not required to obtain franchises for the provision of telecommunications services, and LFAs are prohibited from limiting, restricting, or conditioning the provision of such services. In addition, LFAs may not require a cable operator to provide any telecommunications service or facilities, other than institutional networks under certain circumstances, as a condition of an initial franchise grant, a franchise renewal, or a franchise transfer. The 1996 Telecom Act also provides that franchising fees are limited to an operator's cable-related revenues and do not apply to revenues that a cable operator derives from providing new telecommunications services.

                                   MANAGEMENT

     Charter Holdings is a holding company with no operations. CCHC is a wholly-owned subsidiary of Charter Holdings that exists solely for the purpose of serving as co-obligor of the Notes and has no operations. Neither Charter Holdings nor CCHC has any employees. We are managed by CCI pursuant to a management agreement between CCI and Charter Communications Operating Company, LLC, covering all of our operating subsidiaries. See "Certain Relationships and Related Transactions."

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information regarding the executive officers and directors (the "Executive Officers") who are responsible for providing significant services with respect to our management and operations.

EXECUTIVE OFFICERS AND DIRECTORS            AGE                   POSITION
--------------------------------            ---                   --------
Paul G. Allen.............................  44    Chairman of the Board of CCI
William D. Savoy..........................  34    Director of Charter Holdings and CCI
Jerald L. Kent............................  42    President, Chief Executive Officer and
                                                    Director of Charter Holdings, CCHC and
                                                    CCI
Barry L. Babcock..........................  52    Vice Chairman of CCI
Howard L. Wood............................  59    Vice Chairman of CCI
David G. Barford..........................  40    Senior Vice President Operations of
                                                  CCI -- Western Division
Mary Pat Blake............................  43    Senior Vice President -- Marketing and
                                                    Programming of CCI
Eric A. Freesmeier........................  46    Senior Vice President -- Administration
                                                  of CCI
Thomas R. Jokerst.........................  49    Senior Vice President -- Advanced
                                                    Technology Development of CCI
Kent D. Kalkwarf..........................  39    Senior Vice President and Chief
                                                  Financial Officer of Charter Holdings,
                                                    CCHC and CCI
Ralph G. Kelly............................  42    Senior Vice President -- Treasurer of
                                                  Charter Holdings, CCHC and CCI
David L. McCall...........................  43    Senior Vice President Operations of
                                                  CCI -- Eastern Division
John C. Pietri............................  49    Senior Vice President -- Engineering of
                                                  CCI
Steven A. Schumm..........................  46    Executive Vice President, Assistant to
                                                  the President of Charter Holdings, CCHC
                                                    and CCI
Curtis S. Shaw............................  50    Senior Vice President, General Counsel
                                                  and Secretary of Charter Holdings, CCHC
                                                    and CCI

     The following sets forth certain biographical information with respect to the individuals named in the chart above.

     PAUL G. ALLEN is the Chairman of the Board of Directors of CCI. Mr. Allen has been a private investor for more than five years, with interests in a wide variety of companies, many of which focus on multimedia digital communications such as Interval Research Corporation, of which Mr. Allen is the controlling shareholder and a director. In addition, Mr. Allen is the owner and the Chairman of the Board of the Portland Trail Blazers of the National Basketball Association, and is the owner and the Chairman of the Board of the Seattle Seahawks of the National Football League. Mr. Allen currently serves as a director of Microsoft Corporation and USA Networks, Inc. and also serves as a director of various private corporations.

     WILLIAM D. SAVOY is a director of Charter Holdings and CCI. Mr. Savoy is also President of Vulcan Northwest Inc., managing the personal finances of Paul
G. Allen, and Vice President of Vulcan Ventures Inc., a venture capital fund wholly owned by Mr. Allen, since 1990. From 1987 until November 1990, Mr. Savoy was employed by Layered, Inc. and became its President in 1988. Mr. Savoy serves on the Advisory Board of DreamWorks SKG and also serves as director of CNET, Inc., Harbinger Corporation, Metricom, Inc., Telescan, Inc., Ticketmaster
Online -- CitySearch, U.S. Satellite Broadcasting Co., Inc., and USA Networks, Inc. Mr. Savoy holds a B.S. in Computer Science, Accounting and Finance from Atlantic Union College.

     JERALD L. KENT is a co-founder of CCI, and President and Chief Executive Officer and director of Charter Holdings, CCHC and CCI and has previously held the position of Chief Financial Officer of CCI. Prior to co-founding CCI, Mr. Kent was associated with Cencom Cable Associates, Inc. ("Cencom"), where he served as Executive Vice President and Chief Financial Officer. Mr. Kent also served Cencom as Senior Vice President of Finance from May 1987, Senior Vice President of Acquisitions and Finance from July 1988, and Senior Vice President and Chief Financial Officer from January 1989. Mr. Kent is a member of the Board of Directors of HSAC and Cable Television Laboratories ("CableLabs"). Prior to that time, Mr. Kent was employed by Arthur Andersen & Co. LLP, certified public accountants, where he attained the position of tax manager. Mr. Kent, a certified public accountant, received his undergraduate and M.B.A. degrees with honors from Washington University (St. Louis).

     BARRY L. BABCOCK is a co-founder of CCI and Vice Chairman of CCI and has been involved in the cable industry since 1979. Prior to founding CCI in 1994, Mr. Babcock was associated with Cencom, where he served as the Executive Vice President from February 1986 to September 1991, and was named Chief Operating Officer in May of 1986. Mr. Babcock was one of Cencom's founders and, prior to the duties he assumed in early 1986, was responsible for all of Cencom's in-house legal work, contracts and governmental relations. Mr. Babcock serves as the Chairman of the Board of Directors of Community Telecommunications Association. He also serves as a director of the National Cable Television Association, Cable in the Classroom and Mercantile Bank -- St. Louis. Mr. Babcock, an attorney, received his undergraduate and J.D. degrees from the University of Oklahoma.

     HOWARD L. WOOD is a co-founder of CCI and Vice Chairman of CCI. Prior to founding CCI, Mr. Wood was associated with Cencom. Mr. Wood joined Cencom as President, Chief Financial Officer and Director and assumed the additional position of Chief Executive Officer effective January 1, 1989. Prior to that time, Mr. Wood was a partner in Arthur Andersen LLP, certified public accountants, where he served as Partner-in-Charge of the St. Louis Tax Division from 1973 until joining Cencom. Mr. Wood is a certified public accountant and a member of the American Institute of Certified Public

Accountants. He also serves as a director of VanLiner Group, Inc., First State Bank and Gaylord Entertainment Company. Mr. Wood also serves as Commissioner for the Missouri Department of Conservation. He is also a past Chairman of the Board and former director of the St. Louis College of Pharmacy. Mr. Wood graduated with honors from Washington University (St. Louis) School of Business.

     DAVID G. BARFORD is Senior Vice President Operations of CCI -- Western Division, where he has primary responsibility for all cable operations in the Central, Western, North Central and MetroPlex Regions. Prior to joining CCI, he served as Vice President of Operations and New Business Development for Comcast Cable, where he held various senior marketing and operating roles over an eight-year period. Mr. Barford received a B.A. degree from California State University, Fullerton and an M.B.A. from National University in La Jolla, California.

     MARY PAT BLAKE is Senior Vice President -- Marketing and Programming of CCI and is responsible for all aspects of marketing, sales and programming and advertising sales. Prior to joining Charter in August 1995, Ms. Blake was active in the emerging business sector, and formed Blake Investments, Inc. in September 1993, which created, operated and sold a branded coffeehouse and bakery. From September 1990 to August 1993, Ms. Blake served as Director -- Marketing for Brown Shoe Company. Ms. Blake has 18 years of experience with senior management responsibilities in marketing, sales, finance, systems, and general management with companies such as The West Coast Group, Pepsico Inc.-Taco Bell Division, General Mills, Inc. and ADP Network Services, Inc. Ms. Blake received a B.S. degree from the University of Minnesota, and an M.B.A. degree from the Harvard Business School.

     ERIC A. FREESMEIER joined CCI as Senior Vice President -- Administration in April 1998 and is responsible for human resources, public relations and communications, corporate facilities and aviation. From 1986 until joining CCI, he served in various executive management positions at Edison Brothers Stores, Inc., a specialty retail company. His most recent position was Executive Vice President -- Human Resources and Administration. From 1974 to 1986, Mr. Freesmeier held management and executive positions with Montgomery Ward, a national mass merchandise retailer, and its various subsidiaries. Mr. Freesmeier holds Bachelor of Business degrees in marketing and industrial relations from the University of Iowa and a Masters of Management degree in finance from Northwestern University's Kellogg Graduate School of Management.

     THOMAS R. JOKERST is Senior Vice President -- Advanced Technology Development of CCI. Prior to his appointment to this position, Mr. Jokerst held the position of Senior Vice President -- Engineering since December 1993. Prior to joining Charter, from March 1991 to March 1993, Mr. Jokerst served as Vice President -- Office of Science and Technology for CableLabs in Boulder, Colorado. From June 1976 to March 1993, Mr. Jokerst was Director of Engineering for the midwest region of Continental Cablevision. Mr. Jokerst participates in professional activities with the NCTA, SCTE and CableLabs. Mr. Jokerst is a graduate of Ranken Technical Institute in St. Louis with a degree in Communications Electronics and Computer Technology and of Southern Illinois University in Carbondale, Illinois with a degree in Electronics Technology.

     KENT D. KALKWARF is Senior Vice President and Chief Financial Officer of Charter Holdings CCHC and CCI. Prior to joining CCI, Mr. Kalkwarf was a senior tax manager for Arthur Andersen, LLP, from 1982 to July 1995. Mr. Kalkwarf has extensive experience in cable, real estate and international tax issues. Mr. Kalkwarf has a B.S. degree from Illinois Wesleyan University and is a certified public accountant.

     RALPH G. KELLY is Senior Vice President -- Treasurer of Charter Holdings, CCHC and CCI. Mr. Kelly joined CCI in 1993 as Vice President -- Finance, a position he held until early 1994 when he became Chief Financial Officer of CableMaxx, Inc., a wireless cable television operator. Mr. Kelly returned to CCI as Senior Vice President -- Treasurer in February 1996, and has responsibility for treasury operations, investor relations and financial reporting. From 1984 to 1993, Mr. Kelly was associated with Cencom where he held the positions of Controller from 1984 to 1989 and Treasurer from 1990 to 1993. Mr. Kelly is a certified public accountant and was in the audit division of Arthur Andersen LLP from 1979 to 1984. Mr. Kelly received his undergraduate degree in accounting from the University of Missouri -- Columbia and his M.B.A. from Saint Louis University.

     DAVID L. MCCALL is Senior Vice President Operations of CCI -- Eastern Division. Mr. McCall joined CCI in January 1995 as Regional Vice President Operations and he has primary responsibility for all cable system operations managed by CCI in the Southeast, Southern and Northeast Regions of the United States. Prior to joining CCI, Mr. McCall was associated with Crown Cable and its predecessor company, Cencom, from 1983 to 1994. As a Regional Manager of Cencom, Mr. McCall's responsibilities included supervising all aspects of operations for systems located in North Carolina, South Carolina and Georgia, consisting of over 142,000 customers. From 1977 to 1982, Mr. McCall was System Manager of Coaxial Cable Developers (known as Teleview Cablevision) in Simpsonville, South Carolina. Mr. McCall has served as a director of the South Carolina Cable Television Association for the past ten years.

     JOHN C. PIETRI joined CCI in November 1998 as Senior Vice President -- Engineering. Prior to joining CCI, Mr. Pietri was with Marcus in Dallas, Texas for eight years, most recently serving as Senior Vice President and Chief Technical Officer. Prior to Marcus, Mr. Pietri served as Regional Technical Operations Manager for West Marc Communications in Denver, Colorado, and before that he served as Operations Manager with Minnesota Utility Contracting. Mr. Pietri attended the University of Wisconsin-Oshkosh.

     STEVEN A. SCHUMM is Executive Vice President, Assistant to the President of Charter Holdings, CCHC and CCI. Mr. Schumm joined CCI in December 1998 and currently directs the MIS Regulatory and Financial Controls Groups. Prior to joining CCI, Mr. Schumm was managing partner of the St. Louis office of Ernst & Young LLP. Mr. Schumm was with Ernst & Young LLP for 24 years and was a partner of the firm for 14 of those years. Mr. Schumm held various management positions with Ernst & Young LLP, including the Director of Tax Services for the three-city area of St. Louis, Kansas City and Wichita and then National Director of Industry Tax Services. He served as one of 10 members comprising the Firm's National Tax Committee. Mr. Schumm earned a B.S. degree from St. Louis University with a major in accounting.

     CURTIS S. SHAW is Senior Vice President, General Counsel and Secretary of Charter Holdings, CCHC and CCI and is responsible for all legal aspects of their business, government relations and the duties of the corporate secretary. Mr. Shaw joined CCI in February 1997. Prior to joining CCI, Mr. Shaw served as corporate Counsel to NYNEX since 1988. From 1983 until 1988 Mr. Shaw served as Associate General Counsel for Occidental Chemical Corporation, and, from 1986 until 1988, also as Vice President and General Counsel of its largest operating division. Mr. Shaw has 25 years of experience as a corporate lawyer, specializing in mergers and acquisitions, joint ventures, public offerings, financings, and federal securities and antitrust law. Mr. Shaw received a B.A. with honors from Trinity College and a J.D. from Columbia University School of Law.

DIRECTOR COMPENSATION

     The directors of Charter Holdings and CCHC are not entitled to any compensation for serving as a director, nor are they paid any fees for attendance at any meeting of the Board of Directors. Directors may be reimbursed for the actual reasonable costs incurred in connection with attendance at such Board meetings.

EXECUTIVE COMPENSATION

     None of the Executive Officers listed above has ever received any compensation from Charter Holdings or CCHC, nor do such individuals expect to receive compensation from Charter Holdings or CCHC at any time in the future. Such Executive Officers receive their compensation from CCI, except for Mr. McCall, who is compensated by an operating subsidiary. CCI is entitled to receive management fees from us for providing its management and consulting services. See "Certain Relationships and Related Transactions."

OPTION PLAN

     The Company has committed to adopt a plan (the "Plan") providing for the grant of options to purchase up to an aggregate of 10% of the equity value of the Company.

LIMITATION OF DIRECTORS' LIABILITY AND INDEMNIFICATION MATTERS

     The limited liability company agreement of Charter Holdings (the "LLC Agreement") and the certificate of incorporation of CCHC limit the liability of directors to the maximum extent permitted by Delaware law. Delaware Corporation law provides that a corporation may eliminate or limit the personal liability of a director for monetary damages for breach of fiduciary duty as a director, except for liability for: (i) any breach of the director's duty of loyalty to the corporation and its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful payments of dividends or unlawful stock purchases or redemptions; or
(iv) any transaction from which the director derived an improper personal benefit.

     The LLC Agreement of Charter Holdings and the Bylaws of CCHC provide that directors and officers shall be indemnified for acts or omissions performed or omitted that are determined, in good faith, to be in the best interest of the Company. No such indemnification is available for actions constituting bad faith, willful misconduct or fraud.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Charter Holdings and CCHC pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                  PRINCIPAL EQUITY HOLDERS OF CHARTER HOLDINGS

     The beneficial ownership of the equity of Charter Holdings is as set forth in the table below. CCHC is a direct wholly owned subsidiary of Charter Holdings.

                                                       PERCENTAGE OF EQUITY
                                                        BENEFICIALLY OWNED
                                                       --------------------
Paul G. Allen........................................           96%
  110 110th Street, N.E
  Suite 500
  Bellevue, WA 98004
Other Executive Officers and directors as a group....            4%

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MANAGEMENT AGREEMENTS

     MANAGEMENT AGREEMENTS RELATING TO THE CHARTER COMPANIES. Prior to March 18, 1999, pursuant to a series of management agreements with certain of the Charter Companies (the "Previous Management Agreements"), CCI provided management and consulting services to the Charter Companies. In exchange for these services, CCI was entitled to receive management fees from 3% to 5% of the gross revenues of all of the Charter Systems plus reimbursement of expenses. However, our previous credit facilities limited such management fees to 3% of gross revenues. The balance of management fees payable under the Previous Management Agreements were accrued. Following the closing of the Credit Facilities, the Previous Management Agreements were replaced by a new management agreement (the "Existing Management Agreement").

     The total management fees (including expenses) earned by CCI under the Previous Management Agreements during the last three years were as follows:

                                                  FEES ACCRUED    TOTAL FEES
YEAR                                 FEES PAID    BUT DEFERRED      EARNED
----                                 ---------    ------------    ----------
                                                 (IN THOUSANDS)
1998...............................   $17,073        $7,086        $24,159
1997...............................    14,772         5,518         20,290
1996...............................    11,792         3,651         15,443

     Deferred portions of certain management fees bore interest at the rate of 10% per annum.

     THE EXISTING MANAGEMENT AGREEMENT. On February 23, 1999, CCI entered into the Existing Management Agreement with Charter Communications Operating, LLC, which was amended as of March 17, 1999. Upon the closing of the Credit Facilities on March 18, 1999, the Previous Management Agreements terminated and the Existing Management Agreement became operative. The Existing Management Agreement provides for the payment of management fees to CCI equal to 3.5% of gross revenues, payable quarterly. The payment of such fees is permitted under the Credit Facilities. Management fees payable to CCI under the Existing Management Agreement have been reduced to the extent management fees were already paid to CCI under the Previous Management Agreements or the Management Consulting Agreement with Marcus (described below).

     MANAGEMENT AGREEMENT RELATING TO THE MARCUS COMPANIES. On October 6, 1998, Marcus entered into a Management Consulting Agreement with CCI pursuant to which CCI agreed to provide certain management and consulting services to Marcus and its subsidiaries, in exchange for a fee equal to 3% of the gross revenues of the Marcus Systems plus reimbursement of expenses. Management fees expensed by Marcus during the period from October 1998 to December 31, 1998 were approximately $3.3 million, which were accrued and unpaid at December 31, 1998. Upon the Marcus Combination and the closing of the Credit Facilities, this agreement was terminated and the Marcus Companies now receive management and consulting services under the Existing Management Agreement.

EQUITY OWNERSHIP OF SERVICE AND PROGRAMMING PROVIDERS

     Paul G. Allen or certain affiliates of Mr. Allen, including CCI, own equity interests or warrants to purchase equity interests in various entities which provide us with services or programming. Among these entities are HSA, WorldGate, Wink, ZDTV and USA Networks, Inc.

                      DESCRIPTION OF THE CREDIT FACILITIES

     On March 18, 1999, all of the then-existing senior indebtedness of the Charter Companies and the Marcus Companies, consisting of seven separate credit facilities, was refinanced with certain of the proceeds of the sale of the Original Notes and with the proceeds of certain initial senior secured credit facilities (the "Committed Credit Facilities"). The borrower under the Committed Credit Facilities is Charter Communications Operating, LLC (the "Borrower"). The Committed Credit Facilities were arranged by The Chase Manhattan Bank ("Chase"), NationsBank, N.A. ("NationsBank"), Toronto Dominion (Texas), Inc. ("TD"), Fleet Bank, N.A. and Credit Lyonnais New York Branch. The Committed Credit Facilities are committed facilities for up to $2.75 billion on the date of closing (the "Stage One Closing"). It is intended that within 30 to 60 days (but not later than 120 days) after the Stage One Closing, the Committed Credit Facilities will be increased (the "Stage Two Closing") by $1.35 billion with certain additional senior secured credit facilities, the "Additional Credit Facilities" and together with the Committed Credit Facilities, the "Credit Facilities". The Credit Facilities have the benefit of a downstream guarantee from Charter Holdings and upstream guarantees from the Charter Companies and the Marcus Companies. The obligations under the Credit Facilities are secured by pledges of inter-company obligations and the ownership interests of the Borrower in the Charter Companies and the Marcus Companies, but are not secured by the other assets of the Borrower, the Charter Companies or the Marcus Companies. The guarantees are secured by pledges of inter-company obligations and the ownership interests of Charter Holdings in the Borrower, but are not secured by the other assets of Charter Holdings, or the Borrower.

     The Committed Credit Facilities of $2.75 billion consist of (i) an eight and one-half year reducing revolving loan in the amount of $556 million, which was wholly undrawn as of the Stage One Closing, (ii) a Tranche A term loan in the amount of $444 million, a "delayed-draw" term loan which was wholly undrawn as of the Stage One Closing, and (iii) a Tranche B term loan in the amount of $1.75 billion, which was fully drawn on the date of the Stage One Closing. It is expected that by the earlier of July 15, 1999 or 90 days after the Stage Two Closing, the Tranche A term loan will be fully drawn in up to three drawings. The Tranche A term loan will be an eight and one-half year facility and the Tranche B term loan is a nine year facility.

     At the Stage Two Closing, which is expected to occur from 30 to 60 days (but not later than 120 days) after the Stage One Closing, the amount of the reducing revolving loan facility will, subject to receipt of commitments, increase to $1.25 billion, the Tranche A term loan facility will, subject to receipt of commitments, increase to $1.0 billion, and the Tranche B term loan facility will, subject to receipt of commitments, increase to $1.85 billion, for a total available credit of $4.1 billion, of which approximately $0.8 billion will be undrawn. In addition, an uncommitted incremental term facility (the "Incremental Term Facility") of up to $500 million will be permitted on terms similar to those for the Tranche B term loan, but will be conditioned on receipt of additional new commitments from lenders.

     The Credit Facilities contain terms and conditions typical of those for very large cable operators and are more flexible in certain respects than those contained in our previous credit facilities. The Credit Facilities provide for the amortization of the principal amount of the Tranche A term loan facility and the reduction of the revolving loan facility over a period of eight and one-half years but beginning after the third anniversary of the Stage One Closing. The amortization of the principal amount of the Tranche B term loan facility is substantially "back-ended," with more than ninety percent of the principal balance due in the year of maturity. Any subsequently issued Incremental Term Facility will have amortization substantially similar to that of the Tranche B term loan. Interest rates for the Credit Facilities (after an initial period in which interest rate margins will be fixed) depend upon performance measured by a "leverage ratio," that is, the ratio of indebtedness to annualized operating cash flow (i.e., last quarter's operating cash flow before management fees, multiplied by four). This leverage ratio is based on the indebtedness of the Borrower, the Charter Companies and the Marcus Companies, exclusive of the outstanding Notes and other indebtedness for money borrowed by Charter Holdings. The Credit Facilities provide the Borrower with two interest rate options: a base rate (generally, the "prime rate" of interest) option, and an interest rate option based on London InterBank Offered Rate ("LIBOR"). The Credit Facilities contain representations and warranties, affirmative and negative covenants, information requirements, events of default and financial covenants (the financial covenants being typically tested on a quarterly basis). These financial covenants measure performance against standards set for leverage, debt service coverage, and operating cash flow coverage of cash interest expense. The Credit Facilities also contain a change of control provision, making it an event of default (and permitting acceleration of the indebtedness) in the event that either: (a) Paul G. Allen (including his estate, heirs and certain other related entities) fails to maintain a 51% voting and economic interest in the Borrower, provided that after the consummation of an initial public offering by Charter Holdings or an affiliate thereof, the economic interest percentage shall be reduced to 35%, or (b) a "Change of Control" occurs under the Indentures.

     The various negative covenants place limitations on our ability and the ability of our subsidiaries to, among other things, incur debt, pay dividends, incur liens, make acquisitions, investments or asset sales, or enter into transactions with affiliates. Distributions by the Borrower under the Credit Facilities to Charter to pay interest on the Notes are generally permitted, except during the existence of a default under the Credit Facilities. If the Original Eight-Year Senior Notes and the Exchange Eight-Year Senior Notes are not refinanced prior to six months before their maturity date the entire amount outstanding of the Credit Facilities will become due and payable. This summary is qualified in its entirety by reference to the credit agreement relating to the Credit Facilities and the related documents.

                              DESCRIPTION OF NOTES

     You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the word "Company" refers only to Charter Holdings and not to any of its Subsidiaries and the word "Issuers" means Charter Holdings and Charter Capital.

     The Original Eight-Year Senior Notes were issued and the Exchange Eight-Year Senior Notes will be issued under an indenture (the "Eight-Year Senior Note Indenture") among the Issuers, Marcus Cable Operating, LLC ("Marcus Cable"), Marcus Cable Holdings, LLC, as guarantor (the "Guarantor") and Harris Trust and Savings Bank, as trustee (the "Trustee"), the Original Ten-Year Senior Notes were issued and the Exchange Ten-Year Senior Notes will be issued under an indenture (the "Ten-Year Senior Note Indenture") among the Issuers, the Guarantor and the Trustee, and the Original Senior Discount Notes were issued and the Exchange Senior Discount Notes will be issued under an indenture (the "Senior Discount Indenture") among the Issuers, the Guarantor and the Trustee. For convenience, the Original Eight-Year Senior Notes and the Exchange Eight-Year Senior Notes are referred to as the "Eight-Year Senior Notes," the Original Ten-Year Senior Notes and the Exchange Ten-Year Senior Notes are referred to as the "Ten-Year Senior Notes," and the Original Senior Discount Notes and the Exchange Senior Discount Notes are referred to as the "Senior Discount Notes." The Eight-Year Senior Notes, the Ten-Year Senior Notes and the Senior Discount Notes are referred to as the "Notes." The Original Eight-Year Senior Notes, the Original Ten-Year Senior Notes and the Original Senior Discount Notes were issued, and the Exchange Eight-Year Senior Notes, the Exchange Ten-Year Senior Notes and the Exchange Senior Discount Notes will be issued, each as a separate series and together do not have any class voting or other rights. The Eight-Year Senior Note Indenture, the Ten-Year Senior Note Indenture and the Senior Discount Indenture are referred to as the "Indentures." The terms of the Notes include those stated in the Indentures and those made part of the Indentures by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

     The form and terms of the Exchange Notes are the same in all material respects to the form and terms of the Original Notes, except that the Exchange Notes will have been registered under the Securities Act of 1933 and, therefore, will not bear legends restricting the transfer thereof. The Original Notes have not been registered under the Securities Act of 1933 and are subject to certain transfer restrictions.

     The following description is a summary of the material provisions of the Indentures and the Registration Rights Agreements. It does not restate those agreements in their entirety. We urge you to read the Indentures and the Registration Rights Agreements because they, and not this description, define your rights as holders of these Notes. Copies of the proposed form of Indentures and Registration Rights Agreements are available as set forth below under "Additional Information."

     The Indentures provided that in the event the Marcus Combination closed subsequent to the sale of the Original Notes, the Guarantor would (i) issue the guarantee of the Issuers' obligations under the Notes, and (ii) issue the Mirror
Note in favor of Charter Holdings. The Mirror Note would be secured by the Guarantor's pledge of all of the membership interests of Marcus Cable. Charter Holdings would pledge the Mirror Note to the Trustee for the equal and ratable benefit of the holders of the Notes. The Indentures further provided that upon the closing of the Marcus Combination, the guarantee of the

Guarantor would be terminated, the Mirror Note would be extinguished and the pledges would be released, and the Guarantor would be merged with and into Charter Holdings.

     Upon the closing of the Marcus Combination and the merger of the Guarantor with and into Charter Holdings both the Guarantee and the Mirror Note automatically became, under the terms of the Indentures, ineffective. Consequently, all references in the Indentures and the Notes to the Guarantor, the Guarantee or the Mirror Note, and all matters related thereto, including, without limitation, the pledges of the collateral are no longer applicable.

BRIEF DESCRIPTION OF THE NOTES

     The Notes:

     - are general unsecured obligations of the Issuers;

     - are effectively subordinated in right of payment to all existing and future secured Indebtedness of the Issuers to the extent of the value of the assets securing such Indebtedness and to all liabilities (including trade payables) of the Company's Subsidiaries (other than Charter Capital);

     - are equal in right of payment to all existing and future unsubordinated, unsecured Indebtedness of the Issuers; and

     - are senior in right of payment to any future subordinated Indebtedness of the Issuers.

PRINCIPAL, MATURITY AND INTEREST OF NOTES

EIGHT-YEAR SENIOR NOTES

     The Eight-Year Senior Note Indenture for the Eight-Year Senior Notes are limited in aggregate principal amount to $600 million. The Issuers issued Original Eight-Year Senior Notes, and will issue Exchange Eight-Year Senior Notes, in denominations of $1,000 and integral multiples of $1,000. The Eight-Year Senior Notes will mature on April 1, 2007.

     Interest on the Eight-Year Senior Notes will accrue at the rate of 8.250% per annum and will be payable semi-annually in arrears on April 1 and October 1, commencing on October 1, 1999. The Issuers will make each interest payment to the holders of record of these Eight-Year Senior Notes on the immediately preceding March 15 and September 15.

     Interest on the Eight-Year Senior Notes will accrue from the date of original issuance of the Original Eight- Year Senior Notes or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

TEN-YEAR SENIOR NOTES

     The Ten-Year Senior Note Indenture for the Ten-Year Senior Notes are limited in aggregate principal amount to $1.5 billion. The Issuers issued Original Ten-Year Senior Notes, and will issue Exchange Ten-Year Senior Notes, in denominations of $1,000 and integral multiples of $1,000. The Ten-Year Senior Notes will mature on April 1, 2009.

     Interest on the Ten-Year Senior Notes will accrue at the rate of 8.625% per annum and will be payable semi-annually in arrears on April 1 and October 1, commencing on October 1, 1999. The Issuers will make each interest payment to the Holders of record of these Ten-Year Senior Notes on the immediately preceding March 15 and September 15.

     Interest on the Ten-Year Senior Notes will accrue from the date of original issuance of the Original Ten-Year Senior Notes or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

SENIOR DISCOUNT NOTES

     The Senior Discount Indenture for the Senior Discount Notes are limited in aggregate principal amount at maturity to $1.475 billion. The issue price of each Original Senior Discount Note was, and the issue price of each Exchange Senior Discount Note will be, $613.94 per $1,000 principal amount at maturity, representing a yield to maturity of 9.920% (calculated on a semi-annual bond equivalent basis) calculated from March 17, 1999. The Issuers issued Original Senior Discount Notes, and will issue Exchange Senior Discount Notes, in denominations of $1,000 principal amount at maturity and integral multiples of $1,000 principal amount at maturity. The Senior Discount Notes will mature on April 1, 2011.

     Cash interest on the Senior Discount Notes will not accrue prior to April 1, 2004. Thereafter, cash interest on these Notes will accrue at a rate of 9.920% per annum and will be payable semi-annually in arrears on April 1 and October 1, commencing on October 1, 2004. The Issuers will make each interest payment to the holders of record of the Senior Discount Notes on the immediately preceding March 15 and September 15. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     For United States federal income tax purposes, holders of the Senior Discount Notes will be required to include amounts in gross income in advance of the receipt of the cash payments to which the income is attributable. See "Certain Federal Tax Considerations."

OPTIONAL REDEMPTION

EIGHT-YEAR SENIOR NOTES

     The Eight-Year Senior Notes are not redeemable at the Issuers' option prior to maturity.

TEN-YEAR SENIOR NOTES

     At any time prior to April 1, 2002, the Issuers may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of the Ten-Year Senior Notes issued under the Ten-Year Senior Note Indenture on a pro rata basis (or nearly as pro rata as practicable), at a redemption price of 108.625% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that

          (1) at least 65% of the aggregate principal amount of Ten-Year Senior Notes issued under the Ten-Year Senior Note Indenture remains outstanding immediately after the occurrence of such redemption (excluding Ten-Year Senior Notes held by the Company and its Subsidiaries); and

          (2) the redemption must occur within 60 days of the date of the closing of such Equity Offering.

     Except pursuant to the preceding paragraph, the Ten-Year Senior Notes will not be redeemable at the Issuers' option prior to April 1, 2004.

     On or after April 1, 2004, the Issuers may redeem all or a part of the Ten-Year Senior Notes upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2004........................................................   104.313%
2005........................................................   102.875%
2006........................................................   101.438%
2007 and thereafter.........................................   100.000%

SENIOR DISCOUNT NOTES

     At any time prior to April 1, 2002, the Issuers may, on any one or more occasions, redeem up to 35% of the aggregate principal amount at maturity of the Senior Discount Notes issued under the Senior Discount Indenture on a pro rata basis (or nearly as pro rata as practicable), at a redemption price of 109.920% of the Accreted Value thereof, with the net cash proceeds of one or more Equity Offerings; provided that

          (1) at least 65% of the aggregate principal amount at maturity of Senior Discount Notes issued under the Senior Discount Indenture remains outstanding immediately after the occurrence of such redemption (excluding Senior Discount Notes held by the Company and its Subsidiaries); and

          (2) the redemption must occur within 60 days of the date of the closing of such Equity Offering.

     Except pursuant to the preceding paragraph, the Senior Discount Notes will not be redeemable at the Issuers' option prior to April 1, 2004.

     On or after April 1, 2004, the Issuers may redeem all or a part of these Senior Discount Notes upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2004........................................................   104.960%
2005........................................................   103.307%
2006........................................................   101.653%
2007 and thereafter.........................................   100.000%

REPURCHASE AT THE OPTION OF HOLDERS

CHANGE OF CONTROL

     If a Change of Control occurs, each holder of Notes will have the right to require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder's Notes pursuant to a "Change of Control Offer." In the Change of Control Offer, the Issuers will offer a "Change of Control Payment" in cash equal to (x) with respect to the Eight-Year Senior Notes and the Ten-Year Senior Notes, 101% of the aggregate principal amount of such Notes repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase and (y) with respect to the Senior Discount Notes, 101% of the Accreted Value plus, for any Change of Control Offer occurring after the Full Accretion Date, accrued and unpaid interest, if any, on the date of purchase. Within ten days following any Change of Control, the Issuers will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on a certain date (the "Change of Control Payment Date") specified in such notice, pursuant to the procedures required by the Indentures and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act (or any successor rules) and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

     On the Change of Control Payment Date, the Issuers will, to the extent lawful:

          (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

          (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

          (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuers.

     The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount at maturity of $1,000 or an integral multiple thereof.

     The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indentures are applicable. Except as described above with respect to a Change of Control, the Indentures do not contain provisions that permit the Holders of the Notes to require that the Issuers repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

     The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indentures applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuers to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries, taken as a whole, another Person or group may be uncertain.

ASSET SALES

     The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1) the Company or a Restricted Subsidiary of the Company receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

          (2) such fair market value is determined by the Company's Board of Directors and evidenced by a resolution of such Board of Directors set forth in an Officers' Certificate delivered to the Trustee; and

          (3) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash, Cash Equivalents or readily marketable securities.

     For purposes of this provision, each of the following shall be deemed to be cash:

          (a) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability;

          (b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash, Cash Equivalents or readily marketable securities within 60 days after receipt thereof (to the extent of the cash, Cash Equivalents or readily marketable securities received in that conversion); and

          (c) Productive Assets.

     Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or a Restricted Subsidiary of the Company may apply such Net Proceeds at its option:

          (1) to repay debt under the Credit Facilities or any other Indebtedness of the Restricted Subsidiaries (other than Indebtedness represented by a guarantee of a Restricted Subsidiary of the Company); or

          (2) to invest in Productive Assets; provided that any Net Proceeds which the Company or a Restricted Subsidiary of the Company has committed to invest in Productive Assets within 365 days of the applicable Asset Sale may be invested in Productive Assets within two years of such Asset Sale.

     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Issuers will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions requiring offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds (which amount includes the entire amount of the Net Proceeds). The offer price in any Asset Sale Offer will be payable in cash and equal to (x) with respect to the Eight-Year Senior Notes and the Ten-Year Senior Notes, 100% of principal amount plus accrued and unpaid interest, if any, to the date of purchase, and (y) with respect to the Senior Discount Notes, 100% of the Accreted Value thereof plus, after the Full Accretion Date, accrued and unpaid interest, if any, to the date of purchase. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indentures. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the applicable Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

SELECTION AND NOTICE

     If less than all of the Notes are to be redeemed at any time, the applicable Trustee will select Notes for redemption as follows:

          (1) if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

          (2) if the Notes are not so listed, on a pro rata basis, by lot or by such method as the applicable Trustee shall deem fair and appropriate.

     No Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

     If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on, or the Accreted Value ceases to increase on, as the case may be, Notes or portions of them called for redemption.

CERTAIN COVENANTS

     Set forth below are summaries of certain covenants contained in the Indentures. During any period of time that (a) either the Eight-Year Senior Notes, the Ten-Year Senior Notes or the Senior Discount Notes have Investment Grade Ratings from both Rating Agencies and (b) no Default or Event of Default has occurred and is continuing under the applicable Indenture, the Company and its Restricted Subsidiaries will not be subject to the provisions of such Indenture applicable to them described under "-- Incurrence of Indebtedness and Issuance of Preferred Stock," "-- Restricted Payments," "-- Asset Sales,"
"-- Sale and Leaseback Transactions," "-- Dividend and Other Payment Restrictions Affecting Subsidiaries," "-- Transactions with Affiliates,"
"-- Investments" and clause (4) of the first paragraph of "-- Merger, Consolidation and Sale of Assets" (collectively, the "Suspended Covenants"). In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, subsequently, one or both of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the applicable Notes below the required Investment Grade Ratings or a Default or Event of Default occurs and is continuing, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants and compliance with the Suspended Covenants with respect to the Restricted Payments made after the time of such withdrawal, downgrade,

Default or Event of Default will be calculated in accordance with the terms of the covenant described below under "-- Restricted Payments" as though such covenant had been in effect during the entire period of time from the Issue Date.

RESTRICTED PAYMENTS

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or, in the case of the Company and its Restricted Subsidiaries, to the Company or a Restricted Subsidiary of the Company;

          (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company or any Restricted Subsidiary of the Company (other than, in the case of the Company and its Restricted Subsidiaries, any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company); or

          (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes(other than the Notes), except a payment of interest or principal at the Stated Maturity thereof (all such payments and other actions set forth in clauses (1) through (3) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (4) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

          (5) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (6) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and each of its Restricted Subsidiaries after the date of the Indentures (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7) and (8) of the next succeeding paragraph), shall not exceed, at the date of determination, the sum of:

             (a) an amount equal to 100% of combined Consolidated EBITDA of the Company since the date of the Indentures to the end of the Company's most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period, less the product of 1.2 times the combined Consolidated Interest Expense of the Company since the date of the Indentures to the end of the Company's most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period, plus

             (b) an amount equal to 100% of Capital Stock Sale Proceeds less any such Capital Stock Sale Proceeds used in connection with (i) an Investment made pursuant to clause (6) of the definition of "Permitted Investments" or (ii) the incurrence of Indebtedness pursuant to clause
        (10) of "Incurrence of Indebtedness and Issuance of Preferred Stock," plus

             (c) $100.0 million.

     So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

          (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indentures;

          (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company in exchange for, or out of the net proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause
     (3)(b) of the preceding paragraph;

          (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Company or any of its Restricted Subsidiaries with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

          (4) regardless of whether a Default then exists, the payment of any dividend or distribution to the extent necessary to permit direct or indirect beneficial owners of shares of Capital Stock of the Company to pay federal, state or local income tax liabilities that would arise solely from income of the Company or any of its Restricted Subsidiaries, as the case may be, for the relevant taxable period and attributable to them solely as a result of the Company (and any intermediate entity through which the holder owns such shares) or any of their Restricted Subsidiaries being a limited liability company, partnership or similar entity for federal income tax purposes;

          (5) regardless of whether a Default then exists, the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis;

          (6) the payment of any dividend on the Company Preferred Stock or the redemption, repurchase, retirement or other acquisition of the Company Preferred Stock in an amount not in excess of its aggregate liquidation value;

          (7) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company held by any member of the Company's management pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of the Indentures; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $10 million in any fiscal year of the Company; and

          (8) payment of fees in connection with any acquisition, merger or similar transaction in an amount that does not exceed an amount equal to 1.25% of the transaction value of such acquisition, merger or similar transaction.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or any of its Restricted Subsidiaries pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors of the Company whose resolution with respect thereto shall be delivered to the applicable Trustee. Such Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $100 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the applicable Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indentures.

INVESTMENTS

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1) make any Restricted Investment; or

          (2) allow any Restricted Subsidiary of the Company to become an Unrestricted Subsidiary, unless, in each case:

          (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

          (2) the Company would, at the time of, and after giving effect to, such Restricted Investment or such designation of a Restricted Subsidiary as an unrestricted Subsidiary, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption
     "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

     An Unrestricted Subsidiary may be redesignated as a Restricted Subsidiary if such redesignation would not cause a Default.

INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     (a) The Company will not, and will not permit any of its Restricted Subsidiaries to:

          directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock unless the Leverage Ratio would have been not greater than
     8.75 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of the most recently ended fiscal quarter.

     So long as no Default shall have occurred and be continuing or would be caused thereby, the first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (1) the incurrence by the Company and its Restricted Subsidiaries of Indebtedness under the Credit Facilities; provided that the aggregate principal amount of all Indebtedness of the Company and its Restricted Subsidiaries outstanding under the Credit Facilities, after giving effect to such incurrence, does not exceed an amount equal to $3.5 billion less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Subsidiaries in the case of an Asset Sale since the date of the Indentures to repay Indebtedness under the Credit Facilities, pursuant to the covenant described above under the caption "-- Asset Sales";

          (2) the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness (other than the Credit Facilities);

          (3) the incurrence on the Issue Date by the Company and its Restricted Subsidiaries of Indebtedness represented by the Notes;

          (4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement (including, without limitation, the cost of design, development, construction, acquisition, transportation, installation, improvement, and migration) of Productive Assets of the Company or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed $75 million at any time outstanding;

          (5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, in whole or in part, Indebtedness (other than intercompany Indebtedness) that was permitted by the Indentures to be incurred under the first paragraph of this covenant or clauses (2) or (3) of this paragraph;

          (6) the incurrence by the Company or any of its Restricted Subsidiaries, of intercompany Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries; provided, that this clause does not permit Indebtedness between the Company or any of its Restricted Subsidiaries, as creditor or debtor, as the case may be, unless otherwise permitted by the Indentures; provided, further, that:

             (a) if the Company is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes; and

             (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary thereof, and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or any of its Restricted Subsidiaries, as the case may be, that was not permitted by this clause (6);

          (7) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indentures to be outstanding;

          (8) the guarantee by the Company of Indebtedness of the Company or a Restricted Subsidiary of the Company, that was permitted to be incurred by another provision of this covenant;

          (9) the incurrence by the Company or any of its Restricted Subsidiaries, of additional Indebtedness in an aggregate principal amount at any time outstanding, not to exceed $300 million;

          (10) the incurrence by the Company or any of its Restricted Subsidiaries, of additional Indebtedness in an aggregate principal amount at any time outstanding, not to exceed 200% of the net cash proceeds received by the Company from the sale of its Equity Interests (other than Disqualified Stock) after the date of the Indentures to the extent such net cash proceeds have not been applied to make Restricted Payments or to effect other transactions pursuant to the covenant described above under the subheading "-- Restricted Payments" or to make Permitted Investments pursuant to clause (6) of the definition thereof;

          (11) the accretion or amortization of original issue discount and the write up of Indebtedness in accordance with purchase accounting.

     For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (12) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify and from time to time to reclassify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant. For avoidance of doubt, Indebtedness incurred pursuant to a single agreement, instrument, program, facility or line of credit may be classified as Indebtedness arising in part under one of the clauses listed above, and in part under any one or more of the clauses listed above, to the extent that such Indebtedness satisfies the criteria for such clauses.

     (b) Notwithstanding the foregoing, in no event shall any Restricted Subsidiary of the Company consummate a Subordinated Debt Financing or a Preferred Stock Financing. A "Subordinated Debt Financing" or a "Preferred Stock Financing", as the case may be, with respect to any Restricted Subsidiary of the Company shall mean a public offering or private placement (whether pursuant to Rule 144A under the Securities Act or otherwise) of Subordinated Notes or preferred stock (whether or not such preferred stock constitutes Disqualified Stock), as the case may be, of such Restricted Subsidiary to one or more purchasers (other than to one or more Affiliates of the Company). "Subordinated Notes" with respect to any Restricted Subsidiary of the Company shall mean Indebtedness of such Restricted Subsidiary that is contractually subordinated in right of payment to any other Indebtedness of such Restricted Subsidiary (including, without limitation, Indebtedness under the Credit Facilities). The foregoing limitation shall not apply to (i) any Indebtedness or preferred stock of any Person existing at the time such Person is merged with or into or became a Subsidiary of the Company; provided that such Indebtedness or preferred stock was not incurred or issued in connection with, or in contemplation of, such Person merging with or into, or becoming a Subsidiary of, the Company and (ii) any Indebtedness or preferred stock of a Restricted Subsidiary issued in connection with, and as part of the consideration for, an acquisition, whether by stock purchase, asset sale, merger or otherwise, in each case involving such Restricted Subsidiary, which Indebtedness or preferred stock is issued to the seller or sellers of such stock or assets; provided that such Restricted Subsidiary is not obligated to register such Indebtedness or preferred stock under the Securities Act or obligated to provide information pursuant to Rule 144A under the Securities Act.

LIENS

     The Company will not, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any asset now owned or hereafter acquired, except Permitted Liens.

DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     The Company will not, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company, to:

          (1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

          (2) make loans or advances to the Company or any of its Restricted Subsidiaries or any of its Restricted Subsidiaries; or

          (3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1) Existing Indebtedness as in effect on the date of the Indentures (including, without limitation, the Credit Facilities) and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness, as in effect on the date of the Indentures;

          (2) the Indentures and the Notes;

          (3) applicable law;

          (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indentures to be incurred;

          (5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

          (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

          (7) any agreement for the sale or other disposition of a Restricted Subsidiary of the Company that restricts distributions by such Restricted Subsidiary pending its sale or other disposition;

          (8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

          (9) Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "-- Liens" that limit the right of the Company or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

          (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

          (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

          (12) restrictions contained in the terms of Indebtedness permitted to be incurred under the covenant "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that such restrictions are no more restrictive than the terms contained in the Credit Facilities as in effect on the Issue Date; and

          (13) restrictions that are not materially more restrictive than customary provisions in comparable financings and the management of the Company determines that such restrictions will not materially impair the Company's ability to make payments as required under the Notes.

MERGER, CONSOLIDATION, OR SALE OF ASSETS

     Neither of the Issuers may, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Issuer is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person; unless:

          (1) either: (a) such Issuer, is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a Person organized or existing under the laws of the United States, any state thereof or the District of Columbia (provided that if the Person formed by or surviving any such consolidation or merger with either Issuer is a limited liability company or other Person other than a corporation, a corporate co-issuer shall also be an obligor with respect to the Notes);

          (2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes, in the case of the Company, and the Indentures pursuant to agreements reasonably satisfactory to the applicable Trustee;

          (3) immediately after such transaction no Default or Event of Default exists; and

          (4) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either (A) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock" or
     (B) have a Leverage Ratio immediately after giving effect to such consolidation or merger no greater than the Leverage Ratio immediately prior to such consolidation or merger.

     In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation, or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Wholly Owned Subsidiaries.

TRANSACTIONS WITH AFFILIATES

     The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

          (1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

          (2) the Company delivers to the applicable Trustee:

             (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, a resolution of the Board of Directors of the Company set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors; and

             (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1) existing employment agreement entered into by the Company or any of its Subsidiaries and any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary;

          (2) transactions between or among the Company and/or its Restricted Subsidiaries;

          (3) payment of reasonable directors fees to Persons who are not otherwise Affiliates of the Company, and customary indemnification and insurance arrangements in favor of directors, regardless of affiliation with the Company, or any of its Restricted Subsidiaries;

          (4) payment of management fees pursuant to management agreements either (A) existing on the Issue Date or (B) entered into after the Issue Date, to the extent that such management agreements provide for percentage fees no higher than the percentage fees existing under the management agreements existing on the Issue Date;

          (5) Restricted Payments that are permitted by the provisions of the Indentures described above under the caption "-- Restricted Payments"; and

          (6) Permitted Investments.

SALE AND LEASEBACK TRANSACTIONS

     The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company may enter into a sale and leaseback transaction if:

          (1) the Company could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Leverage Ratio test in the first paragraph of the covenant described above under the caption "-- Incurrence of Additional Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "-- Liens"; and

          (2) the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption "-- Asset Sales."

     The foregoing restrictions do not apply to a sale and leaseback transaction if the lease is for a period, including renewal rights, of not in excess of three years.

LIMITATIONS ON ISSUANCES OF GUARANTEES OF INDEBTEDNESS

     The Company will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company, except in respect of the Credit Facilities (the "Guaranteed Indebtedness") unless (i) such Restricted Subsidiary of the Company simultaneously executes and delivers a supplemental indenture providing for the Guarantee (a "Subsidiary Guarantee") of the payment of the Notes by such Restricted Subsidiary and (ii) until one year after all the Notes have been paid in full in cash, such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary of the Company as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided that this paragraph shall not be applicable to any Guarantee or any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness is subordinated to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

PAYMENTS FOR CONSENT

     The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indentures or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

REPORTS

     Whether or not required by the Commission, so long as any Notes are outstanding, the Company will furnish to the holders of Notes, within the time periods specified in the Commission's rules and regulations:

          (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Company's certified independent accountants; and

          (2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

     If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

     In addition, whether or not required by the Commission, the Company will file a copy of all of the information and reports referred to in clauses (1) and
(2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an Event of Default:

          (1) default for 30 days in the payment when due of interest on the Notes;

          (2) default in payment when due of the principal of or premium, if any, on the Notes;

          (3) failure by the Company or any of its Restricted Subsidiaries, to comply with the provisions described under the captions "-- Change of Control" or "-- Merger, Consolidation, or Sale of Assets";

          (4) failure by the Company or any of its Restricted Subsidiaries, for 30 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by holders of at least 25% of the aggregate principal amount of the Notes outstanding to comply with any of their other covenants or agreements in the Indentures;

          (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries(or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indentures, if that default:

             (a) is caused by a failure to pay at final stated maturity the principal amount on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

             (b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100.0 million or more;

          (6) failure by the Company or any of its Restricted Subsidiaries to pay final judgments which are non-appealable aggregating in excess of $100.0 million (net of applicable insurance which has not been denied in writing by the insurer), which judgments are not paid, discharged or stayed for a period of 60 days; and

          (7) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.

     In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the applicable Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

     Holders of the Notes may not enforce the Indentures or the Notes except as provided in the Indentures. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the applicable Trustee in its exercise of any trust or power. The applicable Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the applicable Trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indentures except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

     The Company will be required to deliver to the applicable Trustee annually a statement regarding compliance with the Indentures. Upon becoming aware of any Default or Event of Default, the Company will be required to deliver to the applicable Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, MEMBERS AND
STOCKHOLDERS

     No director, officer, employee, incorporator, member or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indentures, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release will be part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for:

          (1) the rights of holders of outstanding Notes to receive payments in respect of the Accreted Value or principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below;

          (2) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3) the rights, powers, trusts, duties and immunities of the applicable Trustee, and the Company's obligations in connection therewith; and

          (4) the Legal Defeasance provisions of the Indentures.

     In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indentures ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1) the Company must irrevocably deposit with the applicable Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

          (2) in the case of Legal Defeasance, the Company shall have delivered to the applicable Trustee an Opinion of Counsel reasonably acceptable to the applicable Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or
     (b) since the date of the Indentures, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3) in the case of Covenant Defeasance, the Company shall have delivered to the applicable Trustee an Opinion of Counsel reasonably acceptable to the applicable Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or (b) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

          (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indentures) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

          (6) the Company must have delivered to the applicable Trustee an Opinion of Counsel to the effect that after the 91st day assuming no intervening bankruptcy, that no holder is an insider of the Company following the deposit and that such deposit would not be deemed by a court of competent jurisdiction a transfer for the benefit of either Co-Issuer in its capacity as such, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

          (7) the Company must deliver to the applicable Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

          (8) the Company must deliver to the applicable Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

     Notwithstanding the foregoing, the Opinion of Counsel required by clause
(2) above with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable or (ii) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indentures or the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount, in the case of the Eight-Year Senior Notes and Ten-Year Senior Notes, and aggregate principal amount at maturity, in the case of the Senior Discount Notes, of the Notes of such series then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or compliance with any provision of the Indentures or the Notes may be waived with the consent of the holders of a majority in principal amount, in the case of the Eight-Year Senior Notes and the Ten-Year Senior Notes, and aggregate principal amount at maturity, in the case of the Senior Discount Notes, of the Notes of such series then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

     Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder):

          (1) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

          (2) reduce the principal of or change the fixed maturity of any Note or alter the payment provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of holders");

          (3) reduce the rate of or extend the time for payment of interest on any Note;

          (4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

          (5) make any Note payable in money other than that stated in the Notes;

          (6) make any change in the provisions of the Indentures relating to waivers of past Defaults or the rights of holders of Notes to receive payments of Accreted Value or principal of, or premium, if any, or interest on the Notes;

          (7) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders");

          (8) make any change in the preceding amendment and waiver provisions.

     Notwithstanding the preceding, without the consent of any holder of Notes, the Company and the applicable Trustee may amend or supplement the Indentures or the Notes:

          (1) to cure any ambiguity, defect or inconsistency;

          (2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

          (3) to provide for the assumption of the Company's obligations to holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company's assets;

          (4) to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indentures of any such holder; or

          (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indentures under the Trust Indenture Act or otherwise as necessary to comply with applicable law.

CONCERNING THE TRUSTEES

     If the Trustees become a creditor of the Company, the Indentures limit their right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustees will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustees, subject to certain exceptions. The Indentures provide that in case an Event of Default shall occur and be continuing, the Trustees will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustees will be under no obligation to exercise any of its rights or powers under the Indentures at the request of any holder of Notes, unless such holder shall have offered to the Trustees security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this Prospectus may obtain a copy of the Indentures and the Registration Rights Agreements without charge by writing to Charter Communications, Inc., 12444 Powerscourt Drive, Suite 100, St. Louis, Missouri 63131, Attention: Corporate Secretary.

BOOK-ENTRY, DELIVERY AND FORM

     Notes offered and sold to "qualified institutional buyers" initially will be represented by Notes in registered, global form without interest coupons (collectively, the "U.S. Global Notes"). Notes offered and sold in offshore transactions in reliance on Regulation S initially will be represented by Notes in registered, global form without interest coupons (collectively, the "Regulation S Global Notes" and, together with the U.S. Global Notes, the "Global Notes"). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Until the expiration of the "40-day restricted period" within the meaning of Rule 903(c)(3) of Regulation S (such period, the "Restricted Period"), beneficial interests in the Regulation S Global Notes may be held only through the Euroclear System ("Euroclear") and Cedel, S.A. ("Cedel") (as indirect participants in DTC), unless transferred to a person that takes delivery through a U.S. Global Note in accordance with the certification requirements described below. Beneficial interests in the U.S. Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes at any time except in the limited circumstances described below. See "-- Exchanges Between Regulation S Notes and U.S. Notes."

     Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See "-- Exchange of Book-Entry Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes (as defined below). In addition, transfers of beneficial interests in the

Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Cedel), which may change from time to time.

     Initially, the Trustee will act as Paying Agent and Registrar. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

DEPOSITORY PROCEDURES

     The following description of the operations and procedures of DTC, Euroclear and Cedel are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

     DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised the Company that, pursuant to procedures established by it, (i) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchaser with portions of the principal amount of the Global Notes and (ii) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

     Investors in the U.S. Global Notes may hold their interests therein directly through DTC, if they are Participants in such system, or indirectly through organizations (including Euroclear and Cedel) which are Participants in such system. Investors in the Regulation S Global Notes must initially hold their interests therein through Euroclear or Cedel, if they are participants in such systems, or indirectly through organizations that are participants in such systems. After the expiration of the Restricted Period (but not earlier), investors may also hold interests in the Regulation S Global Notes through Participants in the DTC system other than Euroclear and Cedel. Euroclear and Cedel will hold interests in the Regulation S Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A., as operator of Cedel. All interests in a Global Note, including those held through Euroclear or Cedel, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Cedel may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTEREST IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR "HOLDERS" THEREOF UNDER THE INDENTURES FOR ANY PURPOSE.

     Payments in respect of the principal of, premium, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indentures. Under the terms of the Indentures, the Company and the Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes or
(ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised the Issuers that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Issuers. Neither the Issuers nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Issuers and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Except for trades involving only Euroclear and Cedel participants, interest in the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants. See "-- Same-Day Settlement and Payment."

     Subject to the transfer restrictions set forth under "Notice to Investors," transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Cedel participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Cedel, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Cedel, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedel participants may not deliver instructions directly to the depositories for Euroclear or Cedel.

     DTC has advised the Issuers that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

     Although DTC, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests in the Regulation S Global Notes and in the U.S. Global Notes among Participants in DTC, Euroclear and Cedel, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF BOOK-ENTRY NOTES FOR CERTIFICATED NOTES

     A Global Note is exchangeable for definitive Notes in registered certificated form ("Certificated Notes") if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company thereupon fails to appoint a successor depositary or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes or (iii) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes. In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon request but only upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indentures. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Notice to Investors," unless the Company determines otherwise in compliance with applicable law.

EXCHANGE OF CERTIFICATED NOTES FOR BOOK-ENTRY NOTES

     Notes issued in certificated form may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indentures) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes. See "Notice to Investors."

EXCHANGES BETWEEN REGULATION S NOTES AND U.S. NOTES

     Transfers involving an exchange of a beneficial interest in the Regulation S Global Note for a beneficial interest in a Rule 144A Global Note or vice versa will be effected in DTC by means of an instruction originated by the Trustee through the DTC Deposit/ Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Note and a corresponding increase in the principal amount of the U.S. Global Note or vice versa, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interest in such other Global Note for so long as it remains such an interest. The policies and practices of DTC may prohibit transfers of beneficial interests in the Regulation S Global Note prior to the expiration of the Restricted Period.

SAME-DAY SETTLEMENT AND PAYMENT

     Payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Global Note holder. With respect to Notes in certificated form, the Issuers will make all payments of principal, premium, if any, and interest, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

     Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day (which must be a business day for Euroclear and Cedel) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Cedel as a result of sales of interests in a Global Note by or through a Euroclear or Cedel participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel following DTC's settlement date.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indentures. Reference is made to the Indentures for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "ACCRETED VALUE" is defined to mean, for any Specific Date, the amount calculated pursuant to (i), (ii), (iii) or (iv) for each $1,000 of principal amount at maturity of the Senior Discount Notes:

          (i) if the Specified Date occurs on one or more of the following dates (each a "Semi-Annual Accrual Date"), the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date:

SEMI-ANNUAL
ACCRUAL DATE                                       ACCRETED VALUE
------------                                       --------------
Issue Date.......................................    $  613.94
October 1, 1999..................................       646.88
April 1, 2000....................................       678.96
October 1, 2000..................................       712.64
April 1, 2001....................................       747.99
October 1, 2001..................................       785.09
April 1, 2002....................................       824.03
October 1, 2002..................................       864.90
April 1, 2003....................................       907.80
October 1, 2003..................................       952.82
April 1, 2004....................................    $1,000.00

          (ii) if the Specified Date occurs before the first Semi-Annual Accrual Date, the Accreted Value will equal the sum of (a) $613.94 and (b) an amount equal to the product of (1) the Accreted Value for the first Semi-Annual Accrual Date less $613.94 multiplied by (2) a fraction, the numerator of which is the number of days from the Issue Date of the Notes to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days elapsed from the issue date of the Notes to the first Semi-Annual Accrual Date, using a 360-day year of twelve 30-day months;

          (iii) if the Specified Date occurs between two Semi-Annual Accrual Dates, the Accreted Value will equal the sum of (a) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date and
     (b) an amount equal to the product of (1) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date multiplied by (2) a fraction, the numerator of which is the number of days from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

          (iv) if the Specified Date occurs after the last Semi-Annual Accrual Date, the Accreted Value will equal $1,000.

     "ACQUIRED DEBT" means, with respect to any specified Person:

          (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

          (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

     "ASSET ACQUISITION" means (a) an Investment by the Company or any of the Company's Restricted Subsidiaries, in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any of the Company's Restricted Subsidiaries, or shall be merged with or into the Company or any of the Company's Restricted Subsidiaries, or (b) the acquisition by the Company or any of the Company's Restricted Subsidiaries, of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

     "ASSET SALE" means:

          (1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, will be governed by the provisions of the Indentures described above under the caption "-- Change of Control" and/or the provisions described above under the caption
     "-- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

          (2) the issuance of Equity Interests by any of the Company's Restricted Subsidiaries or the sale of Equity Interests in any of the Company's Restricted Subsidiaries.

     Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

          (1) any single transaction or series of related transactions that: (a) involves assets having a fair market value of less than $100 million; or
     (b) results in net proceeds to the Company and its Restricted Subsidiaries of less than $100 million;

          (2) a transfer of assets (i) between or among the Company and its Restricted Subsidiaries;

          (3) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary of the Company to the Company or to another Wholly Owned Restricted Subsidiary of the Company;

          (4) a Restricted Payment that is permitted by the covenant described above under the caption "-- Restricted Payments" and a Restricted Investment that is permitted by the covenant described above under the caption "-- Investments"; and

          (5) the incurrence of Permitted Liens and the disposition of assets related to such Permitted Liens by the secured party pursuant to a foreclosure.

     "ATTRIBUTABLE DEBT" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessee, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

     "BENEFICIAL OWNER" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as such term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

     "CABLE RELATED BUSINESS" means the business of owning cable television systems and businesses ancillary, complementary and related thereto.

     "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

     "CAPITAL STOCK" means:

          (1) in the case of a corporation, corporate stock;

          (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          (4) any other interest (other than any debt obligation) or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "CAPITAL STOCK SALE PROCEEDS" means the aggregate net cash proceeds (including the fair market value of the non-cash proceeds, as determined by an independent appraisal firm) received by the Company since the date of the Indentures (x) as a contribution to the common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or
(y) from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company).

     "CASH EQUIVALENTS" means:

          (1) United States dollars;

          (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition;

          (3) certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having combined capital and surplus in excess of $500 million and a Thompson Bank Watch Rating at the time of acquisition of "B" or better;

          (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5) commercial paper having a rating of at least "P-1" from Moody's or at least "A-1" from S&P and in each case maturing within twelve months after the date of acquisition;

          (6) corporate debt obligations maturing within twelve months after the date of acquisition thereof, rated at the time of acquisition at least "Aaa" or "P-1" by Moody's or "AAA" or "A-1" by S&P;

          (7) auction-rate preferred stocks of any corporation maturing not later than 45 days after the date of acquisition thereof, rated at the time of acquisition at least "Aaa" by Moody's or "AAA" by S&P;

          (8) securities issued by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, maturing not later than six months after the date of acquisition thereof, rated at the time of acquisition at least "A" by Moody's or S&P; and

          (9) money market or mutual funds at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through
     (8) of this definition.

     "CHANGE OF CONTROL" means the occurrence of any of the following:

          (1) the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Principal or a Related Party of the Principal;

          (2) the adoption of a plan relating to the liquidation or dissolution of the Company;

          (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principal and Related Parties and any entity formed for the purpose of owning Capital Stock of the Company, becomes the Beneficial Owner, directly or indirectly, of more than 35% of the Voting Stock of the Company, measured by voting power rather than number of shares, unless the Principal or a Related Party Beneficially Owns, directly or indirectly a greater percentage of Voting Stock of the Company, measured by voting power rather than the number of shares, than such person;

          (4) after the Company's initial public offering, the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

          (5) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person immediately after giving effect to such issuance.

     "CHARTER CAPITAL" means Charter Communications Holdings Capital Corporation, a Delaware corporation.

     "CHARTER HOLDINGS" means Charter Communications Holdings, LLC, a Delaware limited liability company.

     "COMPANY PREFERRED STOCK" means the 10% cumulative convertible redeemable preferred stock of the Company with an aggregate liquidation value of $25 million.

     "CONSOLIDATED EBITDA" means with respect to any Person, for any period, the net income of such Person and its Restricted Subsidiaries for such period plus, to the extent such amount was deducted in calculating such net income:

          (1) Consolidated Interest Expense;

          (2) income taxes;

          (3) depreciation expense;

          (4) amortization expense;

          (5) all other non-cash items, extraordinary items, nonrecurring and unusual items and the cumulative effects of changes in accounting principles reducing such net income, less all non-cash items, extraordinary items, nonrecurring and unusual items and cumulative effects of changes in accounting principles increasing such net income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP;

          (6) amounts actually paid during such period pursuant to a deferred compensation plan; and

          (7) for purposes of the covenant "-- Incurrence of Indebtedness and Issuance of Preferred Stock" only, Management Fees;

provided that Consolidated EBITDA shall not include:

             (x) the net income (or net loss) of any Person that is not a Restricted Subsidiary ("Other Person"), except (I) with respect to net income, to the extent of the amount of dividends or other distributions actually paid to such Person or any of its Restricted Subsidiaries by such Other Person during such period and (II) with respect to net losses, to the extent of the amount of investments made by such Person or any Restricted Subsidiary of such Person in such Other Person during such period;

             (y) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (3) of the covenant described under the subheading "Certain Covenants -- Restricted Payments" (and in such case, except to the extent includable pursuant to clause (x) above), the net income (or net loss) of any Other Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with such Person or any Restricted

        Subsidiaries or all or substantially all of the property and assets of such Other Person are acquired by such Person or any of its Restricted Subsidiaries; and

             (z) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary (other than any agreement or instrument evidencing Indebtedness or Preferred Stock outstanding on the date of the Indenture or incurred or issued thereafter in compliance with the covenant described under the caption "Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that the terms of any such agreement restricting the declaration and payment of dividends or similar distributions apply only in the event of a default with respect to a financial covenant or a covenant relating to payment (beyond any applicable period of grace) contained in such agreement or instrument and provided such terms are determined by such Person to be customary in comparable financings and such restrictions are determined by the Company not to materially affect the Company's ability to make principal or interest payments on the Notes when due).

     "CONSOLIDATED INDEBTEDNESS" means, with respect to any Person as of any date of determination, the sum, without duplication, of:

          (1) the total amount of outstanding Indebtedness of such Person and its Restricted Subsidiaries, plus

          (2) the total amount of Indebtedness of any other Person, that has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus

          (3) the aggregate liquidation value of all Disqualified Stock of such Person and all preferred stock of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

     "CONSOLIDATED INTEREST EXPENSE" means, with respect to any Person for any period, without duplication, the sum of:

          (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization or original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations); and

          (2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, and

          (3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon);

excluding, however, any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated EBITDA pursuant to clause (z) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Consolidated EBITDA pursuant to clause (z) of the definition thereof), in each case, on a consolidated basis and in accordance with GAAP.

     "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of the Company who:

          (1) was a member of such Board of Directors on the date of the Indentures; or

          (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election or whose election or appointment was previously so approved.

     "CREDIT FACILITIES" means, with respect to the Company, and/or its Restricted Subsidiaries, one or more debt facilities or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "DEFAULT" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "DISPOSITION" means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, or transfer, lease conveyance or other disposition of all or substantially all of such Person's assets or Capital Stock.

     "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "EQUITY OFFERING" means any private or underwritten public offering of Qualified Capital Stock of the Company which the gross proceeds to the Company are at least $25 million.

     "EXISTING INDEBTEDNESS" means Indebtedness of the Company and its Restricted Subsidiaries in existence on the date of the Indentures, until such amounts are repaid.

     "FULL ACCRETION DATE" means April 1, 2004, the first date on which the Accreted Value of the Senior Discount Notes has accreted to an amount equal to the principal amount at maturity of the Senior Discount Notes.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

     "GUARANTEE" or "GUARANTEE" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness, measured as the lesser of the aggregate outstanding amount of the Indebtedness so guaranteed and the face amount of the guarantee.

     "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under:

          (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

          (2) interest rate option agreements, foreign currency exchange agreements, foreign currency swap agreements; and

          (3) other agreements or arrangements designed to protect such Person against fluctuations in interest and currency exchange rates.

     "INDEBTEDNESS" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

          (1) in respect of borrowed money;

          (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

          (3) in respect of banker's acceptances;

          (4) representing Capital Lease Obligations;

          (5) in respect of the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

          (6) representing the notional amount of any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person.

     The amount of any Indebtedness outstanding as of any date shall be:

          (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

          (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

     "INVESTMENT GRADE RATING" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P.

     "ISSUE DATE" means the date on which the Notes are initially issued.

     "LEVERAGE RATIO" means, as of any date, the ratio of:

          (1) the Consolidated Indebtedness of the Company on such date to

          (2) the aggregate amount of combined Consolidated EBITDA for the Company for the most recently ended fiscal quarter for which internal financial statements are available multiplied by four (the "Reference Period").

     In addition to the foregoing, for purposes of this definition, "Consolidated EBITDA" shall be calculated on a pro forma basis after giving effect to

          (1) the issuance of the Notes;

          (2) the incurrence of the Indebtedness or the issuance of the Disqualified Stock or other Preferred Stock of a Restricted Subsidiary (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence or issuance (and the application of the proceeds therefrom) or repayment of other Indebtedness or Disqualified Stock or other Preferred Stock or a Restricted Subsidiary, other than the incurrence or repayment of Indebtedness for ordinary working capital purposes, at any time subsequent to the beginning of the Reference Period and on or prior to the date of determination, as if such incurrence (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Reference Period;

          (3) any Dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any person that becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring, assuming or otherwise becoming liable for or issuing Indebtedness, Disqualified Stock or Preferred Stock) made on or subsequent to the first day of the Reference Period and on or prior to the date of determination, as if such Disposition, Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness Disqualified Stock or Preferred Stock and also including any Consolidated EBITDA associated with such Asset Acquisition, including any cost savings adjustments in compliance with Regulation S-X promulgated by the Commission) had occurred on the first day of the Reference Period.

     "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

     "MANAGEMENT FEES" means the fee payable to Charter Communications, Inc. pursuant to the management agreement between Charter Communications, Inc. and Charter Communications Operating LLC, as such agreement exists on the Issue Date, including any amendment or replacement thereof, provided that any such amendment or replacement is not more disadvantageous to the holders of the Notes in any material respect from such management agreement existing on the Issue Date.

     "MARCUS COMBINATION" means the consolidation or merger of the Guarantor with and into the Company or any of its Restricted Subsidiaries.

     "MOODY'S" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

     "NET PROCEEDS" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof or taxes paid or payable as a result thereof (including amounts distributable in respect of owners', partners' or members' tax liabilities resulting from such sale), in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness.

     "NON-RECOURSE DEBT" means Indebtedness:

          (1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness),
     (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

          (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

          (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

     "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "PERMITTED INVESTMENTS" means:

          (1) any Investment by the Company in a Restricted Subsidiary of the Company, or any Investment by a Restricted Subsidiary of the Company in the Company;

          (2) any Investment in Cash Equivalents;

          (3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

             (a) such Person becomes a Restricted Subsidiary of the Company; or

             (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

          (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption
     "-- Repurchase at the Option of Holders -- Asset Sales";

          (5) Investment made out of the net cash proceeds of the issue and sale (other than to a Subsidiary of the Company) of Equity Interests (other than Disqualified Stock) of the Company to the extent that such net cash proceeds have not been applied to make a Restricted Payment or to effect other transactions pursuant to the covenant described above under the subheading "-- Restricted Payments" or to the extent such net cash proceeds have not been used to incur Indebtedness pursuant to clause (10) of the covenant described above under the subheading "-- Incurrence of Indebtedness and Issuance of Preferred Stock";

          (6) Investments in Productive Assets having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes is value), when taken together with all other Investments made pursuant to this clause (7) since the Issue Date, not to exceed $150 million; provided that either the Company or any of its Restricted Subsidiaries, after giving effect to such Investments, will own at least 20% of the Voting Stock of such Person;

          (7) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (8) since the date of the Indentures, not to exceed $50 million;

          (8) Investments in customers and suppliers in the ordinary course of business which either (A) generate accounts receivable or (B) are accepted in settlement of bona fide disputes; and

          (9) the Company's investment in Marcus Cable Holdings, LLC, as outstanding on the Issue Date.

     "PERMITTED LIENS" means:

          (1) Liens on the assets of the Company securing Indebtedness and other Obligations under clause (1) of the covenant "-- Incurrence of Indebtedness and Issuance of Preferred Stock";

          (2) Liens in favor of the Company and Liens on the assets of any Restricted Subsidiary of the Company in favor of any other Restricted Subsidiary of the Company;

          (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company;

          (4) Liens on property existing at the time of acquisition thereof by the Company; provided that such Liens were in existence prior to the contemplation of such acquisition;

          (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (6) purchase money mortgages or other purchase money liens (including without limitation any Capitalized Lease Obligations) incurred by the Company upon any fixed or capital assets acquired after the Issue Date or purchase money mortgages (including without limitation Capitalized Lease Obligations) on any such assets, whether or not assumed, existing at the time of acquisition of such assets, whether or not assumed, so long as (i) such mortgage or lien does not extend to or cover any of the assets of the Company, except the asset so developed, constructed, or acquired, and directly related assets such as enhancements and modifications thereto, substitutions, replacements, proceeds (including insurance proceeds), products, rents and profits thereof, and (ii) such mortgage or lien secures the obligation to pay the purchase price of such asset, interest thereon and other charges, costs and expenses (including, without limitation, the cost of design, development, construction, acquisition, transportation, installation, improvement, and migration) and incurred in connection therewith (or the obligation under such Capitalized Lease Obligation) only;

          (7) Liens existing on the date of the Indentures (other than in connection with the Credit Facilities);

          (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

          (9) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

          (10) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

          (11) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligation, bankers' acceptance, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

          (12) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries or the Guarantor or any of its Restricted Subsidiaries;

          (13) Liens of franchisors or other regulatory bodies arising in the ordinary course of business;

          (14) Liens arising from filing Uniform Commercial Code financing statements regarding leases or other Uniform Commercial Code financing statements for precautionary purposes relating to arrangements not constituting Indebtedness;

          (15) Liens arising from the rendering of a final judgment or order against the Company or any of its Restricted Subsidiaries that does not give rise to an Event of Default;

          (16) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

          (17) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Hedging Obligations and forward contracts, options, future contracts, future options or similar agreements or arrangements designed solely to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

          (18) Liens consisting of any interest or title of licensor in the property subject to a license;

          (19) Liens on the Capital Stock of Unrestricted Subsidiaries;

          (20) Liens arising from sales or other transfers of accounts receivable which are past due or otherwise doubtful of collection in the ordinary course of business;

          (21) Liens incurred in the ordinary course of business of the Company, with respect to obligations which in the aggregate do not exceed $50 million at any one time outstanding;

          (22) Liens in favor of the Trustee arising under the provisions in the Indentures under the subheading "-- Compensation and Indemnity"; and

          (23) Liens in favor of the Trustee for its benefit and the benefit of holders of the Notes, as their respective interests appear.

     "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of the Company or any of its Restricted Subsidiaries, issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that unless permitted otherwise by the Indentures, no Indebtedness of the Company or any of its Restricted Subsidiaries may be issued in exchange for, or the net proceeds of are used to extend, refinance, renew, replace, defease or refund Indebtedness of the Company or any of its Restricted Subsidiaries; provided, further, that:

          (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest and premium, if any, on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);

          (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

          (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

          (4) such Indebtedness is incurred either by the Company or by any of its Restricted Subsidiaries who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "PRINCIPAL" means Paul G. Allen.

     "PRODUCTIVE ASSETS" means assets (including assets of a referent Person owned directly or indirectly through ownership of Capital Stock) of a kind used or useful in the Cable Related Business.

     "QUALIFIED CAPITAL STOCK" means any Capital Stock that is not Disqualified Stock.

     "RATING AGENCIES" means Moody's and S&P.

     "REGISTRATION RIGHTS AGREEMENTS" means the Exchange and Registration Rights Agreements dated as of the Issue Date among the Issuers and the Initial Purchasers with respect to the Notes.

     "RELATED PARTY" means:

          (1) the spouse or an immediate family member, estate or heir of the Principal; or

          (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of the Principal and/or such other Persons referred to in the immediately preceding clause (1).

     "RESTRICTED INVESTMENT" means an Investment other than a Permitted Investment.

     "RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "S&P" means Standard & Poor's Ratings Service, a division of the McGraw-Hill Companies, Inc. or any successor to the rating agency business thereof.

     "SIGNIFICANT SUBSIDIARY" means any Restricted Subsidiary of the Company which is a "Significant Subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Securities Act.

     "STATED MATURITY" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness on the Issue Date, or, if none, the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "SUBSIDIARY" means, with respect to any Person:

          (1) any corporation, association or other business entity of which at least 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and, in the case of any such entity of which 50% of the total voting power of shares of Capital Stock is so owned or controlled by such Person or one or more of the other Subsidiaries of such Person, such Person and its Subsidiaries also has the right to control the management of such entity pursuant to contract or otherwise; and

          (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or
     (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "UNRESTRICTED SUBSIDIARY" means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

          (1) has no Indebtedness other than Non-Recourse Debt;

          (2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or any Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company unless such terms constitute Investments permitted by the covenant described above under the heading
     "-- Investments";

          (3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

          (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and

          (5) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries or has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries.

     Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "Certain Covenants -- Investments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indentures and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

     "VOTING STOCK" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

     "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

          (2) the then outstanding principal amount of such Indebtedness.

     "WHOLLY OWNED RESTRICTED SUBSIDIARY" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

                       CERTAIN FEDERAL TAX CONSIDERATIONS

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary describes certain United States federal income tax consequences of the Exchange Offer to a holder of Original Notes that is an individual citizen or resident of the United States or a United States corporation that purchased the Original Notes pursuant to their original issue (a "U.S. Holder"). Except where noted, the summary deals only with Original Notes or Exchange Notes held as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the "Code") by U.S. Holders, and does not deal with special situations, such as those of broker-dealers, tax-exempt organizations, individual retirement accounts and other tax deferred accounts, financial institutions, insurance companies, or persons holding Notes as part of a hedging or conversion transaction or a straddle. Furthermore, the discussion below is based upon the provisions of the Code and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked, or modified, possibly with retroactive effect, so as to result in United States federal income tax consequences different from those discussed below. In addition, except as otherwise indicated, the following does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

     As used herein, a "United States person" is (1) a citizen or resident of the U.S., (2) a corporation, partnership or other entity created or organized in or under the laws of the U.S. or any political subdivision thereof, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (4) a trust if (A) a United States court is able to exercise primary supervision over the administration of the trust and (B) one or more United States persons have the authority to control all substantial decisions of the trust, (5) a certain type of trust in existence on August 20, 1996, which was treated as a United States person under the Code in effect immediately prior to such date and which has made a valid election to be treated as a United States person under the Code and (6) any person otherwise subject to U.S. federal income tax on a net income basis in respect of its worldwide taxable income. A "U.S. Holder" is a beneficial owner of a Note who is a United States person. A "Non-U.S. Holder" is a beneficial owner of a Note that is not a U.S. Holder.

     THIS SECTION DOES NOT PURPORT TO DEAL WITH ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO AN INVESTOR'S DECISION TO EXCHANGE ORIGINAL NOTES FOR EXCHANGE NOTES.

     PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS, AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, OR SUBSEQUENT REVISIONS THEREOF.

THE EXCHANGE OFFER

     We believe that the exchange of Exchange Notes pursuant to the Exchange Offer will be treated as a continuation of the corresponding Original Notes because the terms of the Exchange Notes are not materially different from the terms of the Original Notes, and accordingly (i) such exchange will not constitute a taxable event to a U.S. Holder, (ii) no gain or loss will be realized by a U.S. Holder upon receipt of an Exchange Note, (iii) the holding period of the Exchange Note will include the holding period of the Original Note exchanged therefor and (iv) the adjusted tax basis of the Exchange Note will be the same as the adjusted tax basis of the Original Notes exchange. The filing of a shelf Registration State should not result in a taxable exchange to the Company or any holder of a Note.

UNITED STATES FEDERAL INCOME TAXATION OF U.S. HOLDERS

PAYMENTS OF INTEREST ON THE EXCHANGE EIGHT-YEAR SENIOR NOTES, THE ORIGINAL EIGHT-YEAR SENIOR NOTES, THE EXCHANGE TEN-YEAR SENIOR NOTES
AND THE ORIGINAL TEN-YEAR SENIOR NOTES.

     Interest on an Exchange Eight-Year Senior Note, an Original Eight-Year Senior Note an Exchange Ten-Year Senior Note and an Original Ten-Year Senior Note, as the case may be, will be taxable to a U.S. Holder as ordinary income from domestic sources at the time it is paid or accrued in accordance with the U.S. Holder's regular method of accounting for tax purposes.

ORIGINAL ISSUE DISCOUNT ON THE EXCHANGE SENIOR DISCOUNT NOTES AND THE ORIGINAL SENIOR DISCOUNT NOTES

     Because the Exchange Senior Discount Notes and the Original Senior Discount Notes will be issued at an issue price which is substantially less than their stated principal amount at maturity, and because interest on the Exchange Senior Discount Notes and the Original Senior Discount Notes will not be payable until October 1, 2004, such Notes will be deemed to have been issued with original issue discount ("OID") and each U.S. Holder will be required to include in income in each year, in advance of receipt of cash payments on such Exchange Senior Discount Notes and Original Senior Discount Notes to which such income is attributable, OID income as described below.

     The amount of OID with respect to the Exchange Senior Discount Notes and the Original Senior Discount Notes will be equal to the excess of (1) the Note's "stated redemption price at maturity" over (2) its "issue price." The issue price of the Exchange Senior Discount Notes and the Original Senior Discount Notes will be equal to the price to the public (not including any sales to a bond house, broker or similar person or organization acting in the capacity of an underwriter, placement agent or wholesaler) at which a substantial amount of the Exchange Senior Discount Notes and the Original Senior Discount Notes is initially sold for money. The stated redemption price at maturity of an Exchange Senior Discount Note and an Original Senior Discount Note is the total of all payments provided by the Exchange Senior Discount Notes and the Original Senior Discount Notes, including stated interest payments.

     A U.S. Holder of an Exchange Senior Discount Note or an Original Senior Discount Note is required to include in gross income for U.S. federal income tax purposes an amount equal to the sum of the "daily portions" of such OID for all days during the taxable year on which the holder holds the Exchange Senior Discount Note or the Original Senior Discount Note. The daily portions of OID required to be included in such holder's gross income in a taxable year will be determined on a constant yield basis by allocating to each day during the taxable year on which the holder holds the Exchange Senior Discount Note or the Original Senior Discount Note a pro rata portion of the OID on such Exchange Senior Discount Note or Original Senior Discount Note which is attributable to the "accrual period" in which such day is included. Accrual periods with respect to an Exchange Senior Discount Note or an Original Senior Discount Note may be of any length and may vary in length over the term of the Exchange Senior Discount Note or the Original Senior Discount Note as long as (1) no accrual period is longer than one year and (2) each scheduled payment of interest or principal on the Exchange Senior Discount Note or the Original Senior Discount Note occurs on either the first or final day of an accrual period. The amount of OID attributable to each accrual period will be equal to the product of (1) the "adjusted issue price" at the beginning of such accrual period and (2) the "yield to maturity" of the instrument stated in a manner appropriately taking into account the length of the accrual period. The yield to maturity is the discount rate that, when used in computing the present value of all payments to be made under the Exchange Senior Discount Notes or the Original Senior Discount Notes, produces an amount equal to the issue price of the Exchange Senior Discount Notes or Senior Discount Notes. The adjusted issue price of an Exchange Senior Discount Note or an Original Senior Discount Note at the beginning of an accrual period is generally defined as the issue price of such Note plus the aggregate amount of OID that accrued in all prior accrual periods, less any cash payments made on the Exchange Senior Discount Note and the Original Senior Discount Note. Accordingly, a U.S. Holder of an Exchange Senior Discount Note and an Original Senior Discount Note will be required to include OID thereon in gross income for U.S. federal income tax purposes in advance of the receipt of cash attributable to such income. The amount of OID allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length. The amount of OID allocable to the final accrual period at maturity of an Exchange Senior Discount Note and an Original Senior Discount
Note is the difference between (A) the amount payable at the maturity of such Note and (B) such Note's adjusted issue price as of the beginning of the final accrual period.

     Payments on the Exchange Senior Discount Notes or the Original Senior Discount Notes (including principal and stated interest payments) are not separately included in a U.S. Holder's income, but rather are treated first as payments of accrued OID to the extent of such accrued OID and the excess as payments of principal, which reduce the U.S. Holder's adjusted tax basis in the Exchange Senior Discount Notes or the Original Senior Discount Notes.

EFFECT OF MANDATORY AND OPTIONAL REDEMPTION ON OID

     In the event of a Change of Control, we will be required to offer to redeem all of the Notes, at redemption prices specified elsewhere herein. In the event that we receive net proceeds from one or more equity offerings, we may, at our option, use all or a portion of such net proceeds to redeem in the aggregate up to 35% of the aggregate principal amount at maturity of the Exchange Ten-Year Senior Notes and the Original Ten-Year Senior Notes and up to 35% of the aggregate principal amount at maturity of the Exchange Senior Discount Notes and the Original Senior Discount Notes at redemption prices specified elsewhere herein, provided that at least 65% of the aggregate principal amount at maturity of the Exchange Ten-Year Senior Notes, the Original Ten-Year Senior Notes, the Exchange Senior Discount Notes and the Original Senior Discount Notes, respectively, remains outstanding after each such redemption. Computation of the yield and maturity of the Notes is not affected by such redemption rights and obligations if, based on all the facts and circumstances as of the issue date, the stated payment schedule of the Notes (that does not reflect the Change of Control event or Equity Offering event) is significantly more likely than not to occur. We have determined that, based on all of the facts and circumstances as of the issue date, it is significantly more likely than not that the Notes will be paid according to their stated schedule.

     We may redeem the Exchange Ten-Year Senior Notes, the Original Ten-Year Senior Notes, the Exchange Senior Discount Notes and the Original Senior Discount Notes, in whole or in part, at any time on or after April 1, 2004, at redemption prices specified elsewhere herein plus accrued and unpaid stated interest, if any, on the Notes so redeemed but excluding the date of redemption. The United States Treasury Regulations contain rules for determining the "maturity date" and the stated redemption price at maturity of an instrument that may be redeemed prior to its stated maturity date at the option of the issuer. Under United States Treasury Regulations, solely for the purposes of the accrual of OID, it is assumed that an issuer will exercise any option to redeem a debt instrument if such exercise would lower the yield to maturity of the debt instrument. We believe that we will not be presumed to redeem the Notes prior to their stated maturity under these rules because the exercise of such options would not lower the yield to maturity of the Notes.

     U.S. Holders may wish to consult their own tax advisors regarding the treatment of such contingencies.

SALE, EXCHANGE OR RETIREMENT OF THE NOTES

     Upon the sale, exchange, retirement or other taxable disposition of a Note, the holder will recognize gain or loss in an amount equal to the difference between (1) the amount of cash and the fair market value of other property received in exchange therefor (other than amounts attributable to accrued but unpaid interest on the Exchange Eight-Year Senior

Notes, the Original Eight-Year Senior Notes, the Exchange Ten-Year Senior Notes and the Original Ten-Year Senior Notes) and (2) the holder's adjusted tax basis in such Note. A holder's adjusted tax basis in a Note will equal the purchase price paid by such holder for the Note increased in the case of an Exchange Senior Discount Note or an Original Senior Discount Note by any OID previously included in income by such holder with respect to such Note and decreased in the case of an Exchange Senior Discount Note or an Original Senior Discount Note by any payments received thereon.

     Gain or loss realized on the sale, exchange, retirement or other taxable disposition of a Note will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, retirement, or other taxable disposition, the Note has been held for more than 12 months. The maximum rate of tax on long-term capital gains with respect to Notes held by an individual is 20%. The deductibility of capital losses is subject to certain limitations.

MARKET DISCOUNT

     A holder receives a "market discount" when it (1) purchases an Exchange Eight-Year Senior Note, an Original Eight-Year Senior Note, an Exchange Ten-Year Senior Note or an Original Ten-Year Senior Note for an amount below the issue price, or (2) purchases an Exchange Senior Discount Note or an Original Senior Discount Note for an amount below the adjusted issue price on the date of purchase (as determined in accordance with the OID rules above.) Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. In addition, the U.S. Holder may be required to defer, until the maturity of the Note or its earlier disposition in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Notes.

     Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue such discount on a constant interest rate method. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or constant interest rate method), in which case the holder's basis in the Note will be increased to reflect the amount of income recognized and the rules described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service (the "IRS").

AMORTIZABLE BOND PREMIUM; ACQUISITION PREMIUM

     A U.S. Holder that (1) purchases an Exchange Eight-Year Senior Note, an Original Eight-Year Senior Note, an Exchange Ten-Year Senior Note or an Original Ten-Year Senior Note for an amount in excess of the principal amount, or (2) purchases an Exchange Senior Discount Note or an Original Senior Discount Note for an amount in excess of the stated redemption price will be considered to have purchased such Note with "amortizable bond premium." A U.S. Holder generally may elect to amortize the premium over the remaining term of the Note on a constant yield method as applied with respect to each accrual period of the Note, and allocated ratably to each day within an accrual period in a manner substantially similar to the method of calculating daily portions of OID, as described above. However, because the Notes may be optionally redeemed for an amount that is in excess of their principal amount, special rules apply that could result in a deferral of the amortization of bond premium until later in the term of the Note. The amount amortized in any year will be treated as a reduction of the U.S. Holder's interest income (including OID income) from the Note. Bond premium on a Note held by a U.S. Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized upon disposition of the Note. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

     A U.S. Holder that purchases an Exchange Senior Discount Note or an Original Senior Discount Note for an amount that is greater than the adjusted issue price of the Exchange Senior Discount Note or the Original Senior Discount Note on the date of purchase (as determined in accordance with the OID rules, above) will be considered to have purchased such Exchange Senior Discount Note or Original Senior Discount Note, at an "acquisition premium." A holder of an Exchange Senior Discount Note or an Original Senior Discount Note that is purchased at an acquisition premium may reduce the amount of the OID otherwise includible in income with respect to the Exchange Senior Discount Note or the Original Senior Discount Note by the "acquisition premium fraction." The acquisition premium fraction is that fraction the numerator of which is the excess of the holder's adjusted tax basis in the Exchange Senior Discount Note or the Original Senior Discount Note immediately after its acquisition over the adjusted issue price of such Note and the denominator of which is the excess of the sum of all amounts payable on such Note after the purchase date over the adjusted issue price of such Note. Alternatively, a holder of an Exchange Senior Discount Note or an Original Senior Discount Note that is purchased at an acquisition premium may elect to compute the OID accrual on the Exchange Senior Discount Note or the Original Senior Discount Note by treating the purchase as a purchase of the Exchange Senior Discount Note or the Original Senior Discount Note at original issuance (treating the purchase price as the issue price) and applying the OID rules thereto using a constant yield method.

UNITED STATES FEDERAL INCOME TAXATION OF NON-U.S. HOLDERS

     The payment to a Non-U.S. Holder of interest (including the amount of any payment that is attributable to OID that accrued while such Non-U.S. Holder held the Note) on a Note will not be subject to U.S. federal withholding tax pursuant to the "portfolio interest exception," provided that (1) the Non-U.S. Holder does not actually or constructively own 10% or more of the capital or profits interest in Charter and is not a controlled foreign corporation that is related to Charter within the meaning of the Code and (2) either (A) the beneficial owner of the Notes certifies to Charter or their agent, under penalties of perjury, that it is not a U.S. Holder and provides its name and address on U.S. Treasury Form W-8 (or a suitable substitute form) or (B) a securities clearing organization, bank or other financial institution that holds the Notes on behalf of such Non-U.S. Holder in the ordinary course of its trade or business (a "financial institution") certifies under penalties of perjury that such a Form W-8 (or suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof. Recently adopted Treasury Regulations that will be effective January 1, 2000 (the "Withholding Regulations") provide alternative methods for satisfying the certification requirement described in
(2) above. The

Withholding Regulations will generally require, in the case of Notes held by a foreign partnership, that the certificate described in (2) above be provided by the partners rather than by the foreign partnership, and that the partnership provide certain information including a U.S. tax identification number.

     If a Non-U.S. Holder cannot satisfy the requirements of the portfolio interest exception described above, payments of interest (including the amount of any payment that is attributable to OID that accrued while such Non-U.S. Holder held the Note) made to such Non-U.S. Holder will be subject to a 30% withholding tax, unless the beneficial owner of the Note provides us or our paying agent, as the case may be, with a properly executed (1) Internal Revenue Service Form 1001 (or successor form) claiming an exemption from or reduction in the rate of withholding under the benefit of a tax treaty or (2) Internal Revenue Service Form 4224 (or successor form) stating that interest paid on the
Note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

     If a Non-U.S. Holder of a Note is engaged in a trade or business in the United States and interest on the Note is effectively connected with the conduct of such trade or business, such Non-U.S. Holder, although exempt from U.S. federal withholding tax (provided the Non-U.S. Holder files the appropriate certification with us or our U.S. agent) will be subject to U.S. federal income tax on such interest (including OID) in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits (subject to adjustment) for that taxable year unless it qualifies for a lower rate under an applicable income tax treaty.

     Any capital gain realized on the sale, redemption, retirement or other taxable disposition of a Note by a person other than a U.S. Holder generally will not be subject to U.S. federal income tax provided (1) such gain is not effectively connected with the conduct by such holder of a trade or business in the United States, (2) in the case of gains derived by an individual, such individual is not present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met and (3) the Non-U.S. Holder is not subject to tax pursuant to the provisions of U.S. federal income tax law applicable to certain expatriates.

FEDERAL ESTATE TAX

     Subject to applicable estate tax treaty provisions, Notes held by an individual who is not a citizen or resident of the United States for federal estate tax purposes at the time of his or her death will not be subject to U.S. federal estate tax if the interest on the Notes qualifies for the portfolio interest exemption from U.S. federal income tax under the rules described above.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Backup withholding and information reporting requirements may apply to certain payments of principal, premium, if any, and interest (and accruals of OID) on a Note, and to the proceeds of the sale or redemption of a Note before maturity. We, our agent, a broker, the Trustee or the paying agent, as the case may be, will be required to withhold from any payment that is subject to backup withholding a tax equal to 31% of such payment if a U.S. Holder fails to furnish his taxpayer identification number, certify that such number is correct, certify that such holder is not subject to backup withholding or otherwise comply with the applicable backup withholding rules. Certain U.S. Holders, including all corporations, are not subject to backup withholding and information reporting requirements.

     Non-U.S. Holders other than corporations may be subject to backup withholding and information reporting requirements. However, backup withholding and information reporting requirements do not apply to payments of portfolio interest (including OID) made by us or a paying agent to Non-U.S. Holders if the certification described above under "-- United States Federal Income Taxation of Non-U.S. Holders" is received, provided that the payor does not have actual knowledge that the holder is a U.S. Holder. If any payments of principal and interest are made to the beneficial owner of a Note by or through the foreign office of a foreign custodian, foreign nominee or other foreign agent of such beneficial owner, or if the foreign office of a foreign "broker" (as defined in the applicable Treasury Regulations) pays the proceeds of the sale, redemption or other disposition of Note or a coupon to the seller thereof, backup withholding and information reporting requirements will not apply. Information reporting requirements (but not backup withholding) will apply, however, to a payment by a foreign office of a broker that is a U.S. person or is a foreign person that derives 50% of more of its gross income for certain periods from the conduct of a trade or business in the United States, or that is a "controlled foreign corporation" (generally, a foreign corporation controlled by certain U.S. shareholders) with respect to the United States unless the broker has documentary evidence in its records that the holder is a Non-U.S. Holder and certain other conditions are met or the holder otherwise establishes an exemption. Payment by a U.S. office of a broker is subject to both backup withholding at a rate of 31% and information reporting unless the holder certifies under penalties of perjury that it is a Non-U.S. Holder or otherwise establishes an exemption.

     In October 1997, Treasury regulations were issued which alter the foregoing rules in certain respects and which generally will apply to any payments in respect of a Note or proceeds from the sale of a Note that are made after December 31, 1999. Among other things, such regulations expand the number of foreign intermediaries that are potentially subject to information reporting and address certain documentary evidence requirements relating to exemption from the backup withholding requirements. Holders of the Notes should consult their tax advisers concerning the possible application of such regulations to any payments made on or with respect to the Notes.

     Any amounts withheld under the backup withholding rules from a payment to a holder of the Notes will be allowed as a refund or a credit against such holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS.

     Charter must report annually to the IRS and to each Non-U.S. Holder any interest that is subject to withholding, or that is exempt from U.S. withholding tax pursuant to a tax treaty, or interest that is exempt from U.S. tax under the portfolio interest exception. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

                              PLAN OF DISTRIBUTION

     A broker-dealer that is the holder of Original Notes that were acquired for the account of such broker-dealer as a result of market-making or other trading activities (other than Original Notes acquired directly from the Issuers or any affiliate of the Issuers) may exchange such Original Notes for Exchange Notes pursuant to the Exchange Offer; provided, that each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after consummation of the Exchange Offers or such time as any broker-dealer no longer owns any registrable securities, it will make this Prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. All dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers or any other holder of Exchange Notes. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after consummation of the Exchange Offer or such time as any broker-dealer no longer owns any registrable securities, the Issuers will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Issuers have agreed to pay all expenses incident to the Exchange Offer and to the Issuers' performance of, or compliance with, the Registration Rights Agreements (other than commissions or concessions of any brokers or dealers) and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The legality of the Notes offered hereby and certain other matters will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, New York, New York and by Irell & Manella LLP, Los Angeles, California.

                      CHARTER COMMUNICATIONS HOLDINGS, LLC

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES:
  Report of Independent Public Accountants..................   F-5
  Consolidated Balance Sheet as of December 31, 1998........   F-6
  Consolidated Statement of Operations for the Period from
     December 24, 1998, Through December 31, 1998...........   F-7
  Consolidated Statement of Cash Flows for the Period from
     December 24, 1998, Through December 31, 1998...........   F-8
  Notes to Consolidated Financial Statements................   F-9
  Report of Independent Public Accountants..................  F-23
  Consolidated Balance Sheet as of December 31, 1997........  F-24
  Consolidated Statements of Operations for the Period From
     January 1, 1998, Through December 23, 1998 and for the
     Years Ended December 31, 1997 and 1996.................  F-25
  Consolidated Statements of Shareholder's Investment for
     the Period From January 1, 1998 Through December 23,
     1998 and for the Years Ended December 31, 1997 and
     1996...................................................  F-26
  Consolidated Statements of Cash Flows for the Period From
     January 1, 1998, Through December 23, 1998 and for the
     Years Ended December 31, 1997 and 1996.................  F-27
  Notes to Consolidated Financial Statements................  F-28
MARCUS CABLE COMPANY, L.L.C. AND SUBSIDIARIES:
  Independent Auditors' Report..............................  F-37
  Consolidated Balance Sheet as of December 31, 1997........  F-38
  Consolidated Statements of Operations for the Periods From
     April 23 to December 23, 1998 and January 1 to April
     22, 1998 and for the Years in the Two-Year Period Ended
     December 31, 1997......................................  F-39
  Consolidated Statements of Partners' Capital (Deficit) for
     the Period From January 1, 1998 to April 22, 1998 and
     for Each of the Years in the Two-Year Period Ended
     December 31, 1997......................................  F-40
  Consolidated Statement of Members' Equity from April 23,
     1998 to December 31, 1998..............................  F-41
  Consolidated Statements of Cash Flows for the Period from
     April 23, 1998 to December 23, 1998, From January 1,
     1998 to April 22, 1998 and for the Years Ended December
     31, 1997 and 1996......................................  F-42
  Notes to Consolidated Financial Statements................  F-43
CCA GROUP:
  Report of Independent Public Accountants..................  F-55
  Combined Balance Sheet as of December 31, 1997............  F-56
  Combined Statements of Operations for the Period From
     January 1, 1998, Through December 23, 1998 and for the
     Years Ended December 31, 1997 and 1996.................  F-57
  Combined Statements of Shareholders' Deficit for the
     Period From January 1, 1998, Through December 23, 1998
     and for the Years Ended December 31, 1997 and 1996.....  F-58
  Combined Statements of Cash Flows for the Period From
     January 1, 1998, Through December 23, 1998 and for the
     Years Ended December 31, 1997 and 1996.................  F-59
  Notes to Combined Financial Statements....................  F-60

                                                              PAGE
                                                              ----
CHARTERCOMM HOLDINGS, L.P.:
  Report of Independent Public Accountants..................  F-75
  Consolidated Balance Sheet as of December 31, 1997........  F-76
  Consolidated Statements of Operations for the Period From
     January 1, 1998 Through December 23, 1998 and for the
     Years Ended December 31, 1997 and 1996.................  F-77
  Consolidated Statements of Partner's Capital for the
     Period From January 1, 1998 Through December 23, 1998
     and for the Years Ended December 31, 1997 and 1996.....  F-78
  Consolidated Statements of Cash Flows for the Period From
     January 1, 1998 Through December 23, 1998 and for the
     Years Ended December 31, 1997 and 1996.................  F-79
  Notes to Consolidated Financial Statements................  F-80
GREATER MEDIA CABLEVISION SYSTEMS:
  Report of Independent Public Accountants..................  F-93
  Combined Balance Sheets as of December 31, 1998
     (unaudited), September 30, 1998 and 1997...............  F-94
  Combined Statements of Income for the Three Months Ended
     December 31, 1998 and 1997 (unaudited) and for the
     Years Ended September 30, 1998, 1997 and 1996..........  F-95
  Combined Statements of Changes in Net Assets for the Three
     Months Ended December 31, 1998 (unaudited) and for the
     Years Ended September 30, 1996, 1997 and 1998..........  F-96
  Combined Statements of Cash Flows for the Three Months
     Ended December 31, 1998 and 1997 (unaudited) and for
     the Years Ended September 30, 1998, 1997
     and 1996...............................................  F-97
  Notes to Combined Financial Statements....................  F-98
RENAISSANCE MEDIA GROUP LLC:
  Report of Independent Auditors............................ F-104
  Consolidated Balance Sheet as of December 31, 1998........ F-105
  Consolidated Statement of Operations for the Year Ended
     December 31, 1998...................................... F-106
  Consolidated Statement of Changes in Members' Equity for
     the Year Ended December 31, 1998....................... F-107
  Consolidated Statement of Cash Flows for the Year Ended
     December 31, 1998...................................... F-108
  Notes to Consolidated Financial Statements for the Year
     Ended December 31, 1998................................ F-109
PICAYUNE MS, LAFOURCHE, LA, ST. TAMMANY LA, ST. LANDRY LA,
  POINTE COUPEE LA AND JACKSON TN CABLE TELEVISION SYSTEMS:
  Report of Independent Auditors............................ F-119
  Combined Balance Sheet as of April 8, 1998................ F-120
  Combined Statement of Operations for the Period from
     January 1, 1998 through April 8, 1998.................. F-121
  Combined Statement of Changes in Net Assets for the Period
     from January 1, 1998 through April 8, 1998............. F-122
  Combined Statement of Cash Flows for the Period from
     January 1, 1998 through April 8, 1998.................. F-123
  Notes to Combined Financial Statements.................... F-124
  Report of Independent Auditors............................ F-131
  Combined Balance Sheets as of December 31, 1996 and
     1997................................................... F-132
  Combined Statements of Operations for the Years Ended
     December 31, 1995, 1996 and 1997....................... F-133
  Combined Statements of Changes in Net Assets for the Years
     Ended December 31, 1996 and 1997....................... F-134
  Combined Statements of Cash Flows for the Years Ended
     1995, 1996 and 1997.................................... F-135
  Notes to Combined Financial Statements.................... F-136

                                                              PAGE
                                                              ----
HELICON PARTNERS I, L.P. AND AFFILIATES:
  Independent Auditors' Report.............................. F-144
  Combined Balance Sheets as of December 31, 1997 and
     1998................................................... F-145
  Combined Statements of Operations for Each of the Years in
     the Three-Year Period Ended December 31, 1998.......... F-146
  Combined Statements of Changes in Partners' Deficit for
     Each of the Years in the Three-Year Period Ended
     December 31, 1998...................................... F-147
  Combined Statements of Cash Flows for Each of the Years in
     the Three-Year Period Ended December 31, 1998.......... F-148
  Notes to Combined Financial Statements.................... F-149
INTERMEDIA CABLE SYSTEMS (comprised of components of
  InterMedia Partners and InterMedia Capital Partners IV,
  L.P.):
  Report of Independent Accountants......................... F-163
  Combined Balance Sheets at December 31, 1998 and 1997..... F-164
  Combined Statements of Operations for the Years Ended
     December 31, 1998 and 1997............................. F-165
  Combined Statement of Changes in Equity for the Years
     Ended December 31, 1998 and 1997....................... F-166
  Combined Statements of Cash Flows for the Years Ended
     December 31, 1998 and 1997............................. F-167
  Notes to Combined Financial Statements.................... F-168
RIFKIN CABLE INCOME PARTNERS L.P.:
  Report of Independent Accountants......................... F-181
  Balance Sheet at December 31, 1997 and 1998............... F-182
  Statement of Operations for Each of the Three Years in the
     Period Ended December 31, 1998......................... F-183
  Statement of Partners' Equity (Deficit) for Each of the
     Three Years in the Period Ended December 31, 1998...... F-184
  Statement of Cash Flows for Each of the Three Years in the
     Period Ended December 31, 1998......................... F-185
  Notes to Financial Statements............................. F-186
RIFKIN ACQUISITION PARTNERS, L.L.L.P.:
  Report of Independent Accountants......................... F-190
  Consolidated Balance Sheet at December 31, 1998 and
     1997................................................... F-191
  Consolidated Statement of Operations for Each of the Three
     Years in the Period Ended December 31, 1998............ F-192
  Consolidated Statement of Cash Flows for Each of the Three
     Years in the Period Ended December 31, 1998............ F-193
  Consolidated Statement of Partners' Capital (Deficit) for
     Each of the Three Years in the Period Ended December
     31, 1998............................................... F-194
  Notes to Consolidated Financial Statements................ F-195

                                                              PAGE
                                                              ----
INDIANA CABLE ASSOCIATES, LTD.:
  Report of Independent Auditors............................ F-209
  Balance sheet as December 31, 1997 and 1998............... F-210
  Statement of Operations for the Years Ended December 31,
     1996, 1997 and 1998.................................... F-211
  Statement of Partners' Deficit for the Years Ended
     December 31, 1996, 1997
     and 1998............................................... F-212
  Statement of Cash Flows for the Years Ended December 31,
     1996, 1997 and 1998.................................... F-213
  Notes to Financial Statements............................. F-214
R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP:
  Report of Independent Auditors............................ F-219
  Consolidated Balance Sheet as of December 31, 1997 and
     1998................................................... F-220
  Consolidated Statement of Operations for the Years Ended
     December 31, 1996, 1997 and 1998....................... F-221
  Consolidated Statement of Partners' Equity (Deficit) for
     the Years Ended December 31, 1996, 1997 and 1998....... F-222
  Consolidated Statement of Cash Flows for the Years Ended
     December 31, 1996, 1997 and 1998....................... F-223
  Notes to Consolidated Financial Statements................ F-224
SONIC COMMUNICATIONS CABLE TELEVISION SYSTEMS:
  Report of Independent Public Accountants.................. F-228
  Statement of Operations and Changes in Net Assets for the
     Period from April 1, 1998, through May 20, 1998........ F-229
  Statement of Cash Flows for the Period from April 1, 1998, through May 20, 1998................................... F-230
  Notes to Financial Statements............................. F-231
LONG BEACH ACQUISITION CORP.:
  Report of Independent Public Accountants.................. F-234
  Statement of Operations for the Period from April 1, 1997, through May 23, 1997................................... F-235
  Statement of Stockholder's Equity for the Period from
     April 1, 1997, through May 23, 1997.................... F-236
  Statement of Cash Flows for the Period from April 1, 1997, through May 23, 1997................................... F-237
  Notes to Financial Statements............................. F-238

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Charter Communications Holdings, LLC:

     We have audited the accompanying consolidated balance sheet of Charter Communications Holdings, LLC and subsidiaries as of December 31, 1998, and the related consolidated statements of operations and cash flows for the period from December 24, 1998, through December 31, 1998. We did not audit the balance sheet of Marcus Cable Company, L.L.C. and subsidiaries as of December 31, 1998, that is included in the consolidated balance sheet of Charter Communications Holdings, LLC and subsidiaries and reflects total assets of 40% of the consolidated totals. This balance sheet was audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Marcus Cable Company, L.L.C. and subsidiaries, is based solely on the report of the other auditors. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audit and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Charter Communications Holdings, LLC and subsidiaries as of December 31, 1998, and the results of their operations and their cash flows for the period from December 24, 1998, through December 31, 1998, in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

St. Louis, Missouri,
  February 5, 1999 (except with respect to the matters discussed in Notes 1 and 12, as to which the date is April 19, 1999)

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                              DECEMBER 31, 1998
                                                              -----------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................     $   10,386
  Accounts receivable, net of allowance for doubtful
     accounts of $3,528.....................................         31,163
  Prepaid expenses and other................................          8,613
                                                                 ----------
     Total current assets...................................         50,162
                                                                 ----------
INVESTMENT IN CABLE TELEVISION PROPERTIES:
  Property, plant and equipment.............................      1,473,727
  Franchises, net of accumulated amortization of $112,122...      5,705,420
                                                                 ----------
                                                                  7,179,147
                                                                 ----------
OTHER ASSETS................................................          6,347
                                                                 ----------
                                                                 $7,235,656
                                                                 ==========
LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt......................     $   87,950
  Accounts payable and accrued expenses.....................        199,831
  Payable to related party..................................         20,000
  Payables to manager of cable television systems -- related
     party..................................................          7,675
                                                                 ----------
     Total current liabilities..............................        315,456
                                                                 ----------
LONG-TERM DEBT..............................................      3,435,251
                                                                 ----------
DEFERRED MANAGEMENT FEES -- RELATED PARTY...................         15,561
                                                                 ----------
OTHER LONG-TERM LIABILITIES.................................         40,097
                                                                 ----------
MEMBERS' EQUITY -- 100 UNITS ISSUED AND OUTSTANDING.........      3,429,291
                                                                 ----------
                                                                 $7,235,656
                                                                 ==========

The accompanying notes are an integral part of this consolidated statement.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                               PERIOD FROM
                                                              DECEMBER 24,
                                                              1998, THROUGH
                                                              DECEMBER 31,
                                                                  1998
                                                              -------------
REVENUES....................................................     $23,450
                                                                 -------
OPERATING EXPENSES:
  Operating costs...........................................       9,957
  General and administrative................................       2,722
  Depreciation and amortization.............................      13,811
  Corporate expense charges -- related party................         766
                                                                 -------
                                                                  27,256
                                                                 -------
     Loss from operations...................................      (3,806)
                                                                 -------
OTHER INCOME (EXPENSE):
  Interest income...........................................         133
  Interest expense..........................................      (5,051)
                                                                 -------
                                                                  (4,918)
                                                                 -------
Net loss....................................................     $(8,724)
                                                                 =======

The accompanying notes are an integral part of this consolidated statement.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                               PERIOD FROM
                                                               DECEMBER 24,
                                                              1998, THROUGH
                                                               DECEMBER 31,
                                                                   1998
                                                              --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................    $   (8,724)
  Adjustments to reconcile net loss to net cash provided by
     operating activities --
     Depreciation and amortization..........................        13,811
     Changes in assets and liabilities --
       Receivables, net.....................................        (8,753)
       Prepaid expenses and other...........................          (587)
       Accounts payable and accrued expenses................         4,961
       Payables to manager of cable television systems......           473
       Other operating activities...........................         2,021
                                                                ----------
          Net cash provided by operating activities.........         3,202
                                                                ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment................       (13,672)
                                                                ----------
          Net cash used in investing activities.............       (13,672)
                                                                ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt..............................        15,620
                                                                ----------
          Net cash provided by financing activities.........        15,620
                                                                ----------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................         5,150
CASH AND CASH EQUIVALENTS, beginning of period..............         5,236
                                                                ----------
CASH AND CASH EQUIVALENTS, end of period....................    $   10,386
                                                                ==========
CASH PAID FOR INTEREST......................................    $    6,155
                                                                ==========
NONCASH TRANSACTION -- Transfer of cable television
  operating subsidiaries from the parent company (see Note
  1)........................................................    $3,438,015
                                                                ==========

The accompanying notes are an integral part of this consolidated statement.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BASIS OF PRESENTATION

     Charter Communications Holdings, LLC (Charter Holdings), a Delaware limited liability company, was formed in February 1999 as a wholly owned subsidiary of Charter Communications, Inc. (Charter). Charter, through its wholly owned cable television operating subsidiary, Charter Communications Properties, LLC (CCP), commenced operations with the acquisition of a cable television system on September 30, 1995.

     Effective December 23, 1998, through a series of transactions, Paul G. Allen acquired approximately 94% of Charter for an aggregate purchase price, net of debt assumed, of $2.2 billion (the "Paul Allen Transaction"). In conjunction with the Paul Allen Transaction, Charter acquired controlling interests in CharterComm Holdings, LLC (CharterComm Holdings) and CCA Group (comprised of CCA Holdings Corp., CCT Holdings Corp. and Charter Communications Long Beach Corp.), all cable television operating companies. Charter previously managed and owned minority interests in these companies. In February 1999, Charter transferred all of its cable television operating subsidiaries to a subsidiary of Charter Holdings, Charter Communications Operating, LLC (Charter Operating).

     As a result of the change in ownership of CCP, CharterComm Holdings and CCA Group, Charter Holdings has applied push down accounting in the preparation of the consolidated financial statements. Accordingly, the Company increased its members' equity by $2.3 billion to reflect the amounts paid by Paul G. Allen and Charter. The purchase price was allocated to assets acquired and liabilities assumed based on their relative fair values. The excess of the purchase price over the amounts assigned to net tangible assets was $3.6 billion and is included in franchises. The allocation of the purchase price is based, in part, on preliminary information which is subject to adjustment upon obtaining complete valuation information. However, no significant adjustments are anticipated.

     On April 7, 1999, the cable television operating subsidiaries of Marcus Cable Company, L.L.C. (Marcus) were transferred to Charter Operating. As a result of the Marcus transfer, Charter Holdings is owned 54% by Charter and 46% by companies controlled by Paul G. Allen. The transfer was accounted for as a reorganization of entities under common control similar to a pooling of interests since Paul G. Allen and a company controlled by Paul G. Allen purchased substantially all of the outstanding partnership interests in Marcus in April 1998, and purchased the remaining interest in Marcus on April 7, 1999.

     The consolidated financial statements of Charter Holdings include the accounts of CCP, the accounts of CharterComm Holdings and CCA Group and their subsidiaries since December 23, 1998 (date acquired by Charter), and the accounts of Marcus since December 23, 1998 (date Paul G. Allen controlled both Charter and Marcus), and are collectively referred to as the "Company" herein. All subsidiaries are wholly owned. All material intercompany transactions and balances have been eliminated. The Company derives its primary source of revenues by providing various levels of cable television

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES programming and services to residential and business customers. As of December 31, 1998, the Company provided cable television services to customers in 22 states in the U.S.

     The consolidated financial statements of Charter Holdings for periods prior to December 24, 1998, are not presented herein since, as a result of the Paul Allen Transaction and the application of push down accounting, the financial information as of December 31, 1998, and for the period from December 24, 1998, through December 31, 1998, is presented on a different cost basis than the financial information as of December 31, 1997, and for the periods prior to December 24, 1998. Such information is not comparable.

     The accompanying financial statements have been retroactively restated to include the accounts of Marcus beginning December 24, 1998, using historical carrying amounts. Previously reported revenues and net loss of the Company, excluding Marcus, was $13,713 and $4,432, respectively, for the period from December 24, 1998, through December 31, 1998. Revenues and net loss of Marcus for the period from December 24, 1998 through December 31, 1998, included in the accompanying financial statements, was $9,737 and $4,292, respectively. Previously reported members' equity of the Company, excluding Marcus, was $2.1 billion as of December 31, 1998.

CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 1998, cash equivalents consist primarily of repurchase agreements. These investments are carried at cost that approximates market value.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is recorded at cost, including all direct and certain indirect costs associated with the construction of cable television transmission and distribution facilities, and the cost of new customer installations. The costs of disconnecting a customer are charged to expense in the period incurred. Expenditures for repairs and maintenance are charged to expense as incurred, and equipment replacement and betterments are capitalized.

     Depreciation is provided on the straight-line basis over the estimated useful lives of the related assets as follows:

Cable distribution systems................................    3-15 years
Buildings and leasehold improvements......................    5-15 years
Vehicles and equipment....................................     3-5 years

FRANCHISES

     Costs incurred in obtaining and renewing cable franchises are deferred and amortized over the lives of the franchises. Costs relating to unsuccessful franchise applications are charged to expense when it is determined that the efforts to obtain the franchise will not be successful. Franchise rights acquired through the purchase of cable television systems represent the excess of the cost of properties acquired over the amounts assigned to net

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES tangible assets at the date of acquisition and are amortized using the straight-line method over periods up to 15 years.

IMPAIRMENT OF ASSETS

     If facts and circumstances suggest that a long-lived asset may be impaired, the carrying value is reviewed. If a review indicates that the carrying value of such asset is not recoverable based on projected undiscounted cash flows related to the asset over its remaining life, the carrying value of such asset is reduced to its estimated fair value.

REVENUES

     Cable television revenues from basic and premium services are recognized when the related services are provided.

     Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the estimated average period that customers are expected to remain connected to the cable television system. As of December 31, 1998, no installation revenue has been deferred, as direct selling costs have exceeded installation revenue.

     Fees collected from programmers to guarantee carriage are deferred and amortized to income over the life of the contracts. Local governmental authorities impose franchise fees on the Company ranging up to a federally mandated maximum of 5.0% of gross revenues. On a monthly basis, such fees are collected from the Company's customers and are periodically remitted to local franchises. Franchise fees collected and paid are reported as revenues.

INTEREST RATE HEDGE AGREEMENTS

     The Company manages fluctuations in interest rates by using interest rate hedge agreements, as required by certain debt agreements. Interest rate swaps, caps and collars are accounted for as hedges of debt obligations, and accordingly, the net settlement amounts are recorded as adjustments to interest expense in the period incurred. Premiums paid for interest rate caps are deferred, included in other assets, and are amortized over the original term of the interest rate agreement as an adjustment to interest expense.

     The Company's interest rate swap agreements require the Company to pay a fixed rate and receive a floating rate thereby creating fixed rate debt. Interest rate caps and collars are entered into by the Company to reduce the impact of rising interest rates on floating rate debt.

     The Company's participation in interest rate hedging transactions involves instruments that have a close correlation with its debt, thereby managing its risk. Interest rate hedge agreements have been designed for hedging purposes and are not held or issued for speculative purposes.

INCOME TAXES

     Income taxes are the responsibility of the individual members or partners and are not provided for in the accompanying consolidated financial statements. In addition, certain

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES subsidiaries are corporations subject to income taxes but have no operations and, therefore, no material income tax liabilities or assets.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  PRO FORMA FINANCIAL INFORMATION (UNAUDITED):

     In addition to the acquisitions by Charter of CharterComm Holdings and CCA Group, the Company acquired cable television systems for an aggregate purchase price, net of cash acquired, of $291,800 and $342,100 in 1998 and 1997, respectively, and completed the sale of certain cable television systems for an aggregate sales price of $405,000 in 1998, all prior to December 24, 1998. The Company also refinanced substantially all of its long-term debt in March 1999 (see Note 12).

     Unaudited pro forma operating results as though the acquisitions and refinancing discussed above, including the Paul Allen Transaction and the combination with Marcus, had occurred on January 1, 1997, with adjustments to give effect to amortization of franchises, interest expense and certain other adjustments are as follows:

                                                       YEAR ENDED
                                                       DECEMBER 31
                                                 -----------------------
                                                    1998         1997
                                                 ----------    ---------
Revenues.......................................  $1,059,882    $ 971,924
Loss from operations...........................    (143,557)    (185,051)
Net loss.......................................    (664,009)    (695,648)

     Unaudited pro forma balance sheet information as though the refinancing discussed above had occurred on December 31, 1998, is as follows:

Total assets...............................................  $8,463,413
Total debt.................................................   4,750,495
Members' equity............................................   3,409,807

     The unaudited pro forma financial information has been presented for comparative purposes and does not purport to be indicative of the results of operations or financial position of the Company had these transactions been completed as of the assumed date or which may be obtained in the future.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

3.  MEMBERS' EQUITY:

     For the period from December 24, 1998, through December 31, 1998, members' equity consisted of the following:

Balance, December 24, 1998.................................  $3,438,015
Net loss...................................................      (8,724)
                                                             ----------
Balance, December 31, 1998.................................  $3,429,291
                                                             ==========

4.  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consists of the following at December 31, 1998:

Cable distribution systems.................................  $1,439,182
Land, buildings and leasehold improvements.................      41,321
Vehicles and equipment.....................................      61,237
                                                             ----------
                                                              1,541,740
Less -- Accumulated depreciation...........................     (68,013)
                                                             ----------
                                                             $1,473,727
                                                             ==========

     For the period from December 24, 1998, through December 31, 1998, depreciation expense was $5,029.

5.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

     Accounts payable and accrued expenses consist of the following at December 31, 1998:

Accrued interest............................................  $ 34,561
Franchise fees..............................................    21,441
Programming costs...........................................    21,395
Capital expenditures........................................    17,343
Accrued income taxes........................................    15,205
Accounts payable............................................     7,439
Other accrued liabilities...................................    82,447
                                                              --------
                                                              $199,831
                                                              ========

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

6.  LONG-TERM DEBT:

     Long-term debt consists of the following at December 31, 1998:

Charter:
  Credit Agreements (including CCP, CCA Group and
     CharterComm Holdings).................................  $1,726,500
  Senior Secured Discount Debentures.......................     109,152
  11 1/4% Senior Notes.....................................     125,000
Marcus:
  Senior Credit Facility...................................     808,000
  13 1/2% Senior Subordinated Discount Notes...............     383,236
  14 1/4% Senior Discount Notes............................     241,183
                                                             ----------
                                                              3,393,071
  Current maturities.......................................     (87,950)
  Unamortized net premium..................................     130,130
                                                             ----------
                                                             $3,435,251
                                                             ==========

CCP CREDIT AGREEMENT

     CCP maintains a credit agreement (the "CCP Credit Agreement"), which provides for two term loan facilities, one with the principal amount of $60,000 that matures on June 30, 2006, and the other with the principal amount of $80,000 that matures on June 30, 2007. The CCP Credit Agreement also provides for a $90,000 revolving credit facility with a maturity date of June 30, 2006. Amounts under the CCP Credit Agreement bear interest at the LIBOR Rate or Base Rate, as defined, plus a margin up to 2.88%. The variable interest rates ranged from 7.44% to 8.19% at December 31, 1998.

CC-I, CC-II COMBINED CREDIT AGREEMENT

     Charter Communications, LLC and Charter Communications II, LLC, subsidiaries of CharterComm Holdings, maintains a combined credit agreement (the "Combined Credit Agreement"), which provides for two term loan facilities, one with the principal amount of $200,000 that matures on June 30, 2007, and the other with the principal amount of $150,000 that matures on December 31, 2007. The Combined Credit Agreement also provides for a $290,000 revolving credit facility, with a maturity date of June 30, 2007. Amounts under the Combined Credit Agreement bear interest at the LIBOR Rate or Base Rate, as defined, plus a margin up to 2.0%. The variable interest rates ranged from 6.69% to 7.31% at December 31, 1998. A quarterly commitment fee of between 0.25% and 0.375% per annum is payable on the unborrowed balance of the revolving credit facility.

CHARTERCOMM HOLDINGS -- SENIOR SECURED DISCOUNT DEBENTURES

     CharterComm Holdings issued $146,820 of Senior Secured Discount Debentures (the "Debentures") for proceeds of $75,000. The Debentures are effectively subordinated to the claims and creditors of CharterComm Holdings' subsidiaries, including the lenders under

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES the Combined Credit Agreement. The Debentures are redeemable at the Company's option at amounts decreasing from 107% to 100% of principal, plus accrued and unpaid interest to the redemption date, beginning on March 15, 2001. The issuer is required to make an offer to purchase all of the Debentures, at a purchase price equal to 101% of the principal amount, together with accrued and unpaid interest, upon a Change in Control, as defined in the Debentures Indenture. No interest is payable on the Debentures prior to March 15, 2001. Thereafter, interest on the Debentures is payable semiannually in arrears beginning September 15, 2001, until maturity on March 15, 2007.

CHARTERCOMM HOLDINGS -- 11 1/4% SENIOR NOTES

     CharterComm Holdings issued $125,000 aggregate principal amount of 11 1/4% Senior Notes (the "11 1/4% Notes"). The Notes are effectively subordinated to the claims of creditors of CharterComm Holdings' subsidiaries, including the lenders under the Combined Credit Agreements. The 11 1/4% Notes are redeemable at the Company's option at amounts decreasing from 106% to 100% of principal, plus accrued and unpaid interest to the date of redemption, beginning on March 15, 2001. The issuer is required to make an offer to purchase all of the 11 1/4% Notes, at a purchase price equal to 101% of the principal amount, together with accrued and unpaid interest, upon a Change in Control, as defined in the 11 1/4% Notes indenture. Interest is payable semiannually on March 15 and September 15 until maturity on March 15, 2006.

     As of December 24, 1998, the Debentures and 11 1/4% Notes were recorded at their estimated fair values resulting in an increase in the carrying values of the debt and an unamortized net premium as of December 31, 1998. The premium will be amortized to interest expense over the estimated remaining lives of the debt using the interest method.

CCE-I CREDIT AGREEMENT

     Charter Communications Entertainment I LLC, a subsidiary of CCA Group, maintains a credit agreement (the "CCE-I Credit Agreement"), which provides for a $280,000 term loan that matures on September 30, 2006, and $85,000 fund loan that matures on March 31, 2007, and a $175,000 revolving credit facility with a maturity date of September 30, 2006. Amounts under the CCE-I Credit Agreement bear interest at either the LIBOR Rate or Base Rate, as defined, plus a margin up to 2.75%. The variable interest rates ranged from 6.88% to 8.06% at December 31, 1998. A quarterly commitment fee of between 0.375% and 0.5% per annum is payable on the unborrowed balance of the revolving credit facility.

CCE-II COMBINED CREDIT AGREEMENT

     Charter Communications Entertainment II, LLC and Long Beach LLC, subsidiaries of CCA Group, maintain a credit agreement (the "CCE-II Combined Credit Agreement"), which provides for two term loan facilities, one with the principal amount of $100,000 that matures on March 31, 2005, and the other with the principal amount of $90,000 that matures on March 31, 2006. The CCE-II Combined Credit Agreement also provides for a $185,000 revolving credit facility, with a maturity date of March 31, 2005. Amounts under the CCE-II Combined Credit Agreement bear interest at either the LIBOR Rate or Base Rate, as defined, plus a margin up to 2.5%. The variable rates

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES ranged from 6.56% to 7.59% at December 31, 1998. A quarterly commitment fee of between 0.25% and 0.375% per annum is payable on the unborrowed balance of the revolving credit facility.

CCE CREDIT AGREEMENT

     Charter Communications Entertainment, LLC, a subsidiary of CCA Group, maintains a credit agreement (the "CCE Credit Agreement") which provides for a term loan facility with the principal amount of $130,000 that matures on September 30, 2007. Amounts under the CCE Credit Agreement bear interest at the LIBOR Rate or Base Rate, as defined, plus a margin up to 3.25%. The variable interest rate at December 31, 1998, was 8.62%.

CCE-II HOLDINGS CREDIT AGREEMENT

     CCE-II Holdings, LLC, a subsidiary of CCA Group, entered into a credit agreement (the "CCE-II Holdings Credit Agreement"), which provides for a term loan facility with the principal amount of $95,000 that matures on September 30, 2006. Amounts under the CCE-II Holdings Credit Agreement bear interest at either the LIBOR Rate or Base Rate, as defined, plus a margin up to 3.25%. The variable rate at December 31, 1998, was 8.56%.

MARCUS -- SENIOR CREDIT FACILITY

     Marcus maintains a senior credit facility (the "Senior Credit Facility"), which provides for two term loan facilities, one with a principal amount of $490,000 that matures on December 31, 2002 (Tranche A) and the other with a principal amount of $300,000 that matures on April 30, 2004 (Tranche B). The Senior Credit Facility provides for scheduled amortization of the two term loan facilities which began in September 1997. The Senior Credit Facility also provides for a $360,000 revolving credit facility ("Revolving Credit Facility"), with a maturity date of December 31, 2002. Amounts outstanding under the Senior Credit Facility bear interest at either the (i) Eurodollar rate, (ii) prime rate or (iii) CD base rate or Federal Funds rate, plus a margin up to 2.25%, which is subject to certain quarterly adjustments based on the ratio of the issuer's total debt to annualized operating cash flow, as defined. The variable interest rates ranged from 6.23% to 7.75% at December 31, 1998. A quarterly commitment fee ranging from 0.250% to 0.375% per annum is payable on the unused commitment under the Senior Credit Facility.

MARCUS -- 13 1/2% SENIOR SUBORDINATED DISCOUNT NOTES

     Marcus issued $413,461 face amount of 13 1/2% Senior Subordinated Discount Notes due August 1, 2004 (the "13 1/2% Notes") for net proceeds of $215,000. The 13 1/2% Notes are unsecured, are guaranteed by Marcus and are redeemable, at the option of Marcus, at amounts decreasing from 105% to 100% of par beginning on August 1, 1999. No interest is payable on the 13 1/2% Notes until February 1, 2000. Thereafter, interest is payable semiannually until maturity. The discount on the 13 1/2% Notes is being accreted using the effective interest method. The unamortized discount was $30,225 at December 31, 1998.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

MARCUS -- 14 1/4% SENIOR DISCOUNT NOTES

     Marcus issued $299,228 of 14 1/4% Senior Discount Notes due December 15, 2005 (the "14 1/4% Notes") for net proceeds of $150,003. The 14 1/4% Notes are unsecured and are redeemable at the option of Marcus at amounts decreasing from 107% to 100% of par beginning on June 15, 2000. No interest is payable until December 15, 2000. Thereafter, interest is payable semiannually until maturity. The discount on the 14 1/4% Notes is being accreted using the effective interest method. The unamortized discount was $53,545 at December 31, 1998.

     The debt agreements require the Company and/or its subsidiaries to comply with various financial and other covenants, including the maintenance of certain operating and financial ratios. These debt instruments also contain substantial limitations on, or prohibitions of, distributions, additional indebtedness, liens, asset sales and certain other items.

     Based upon outstanding indebtedness at December 31, 1998, and the amortization of term and fund loans, and scheduled reductions in available borrowings of the revolving credit facilities, aggregate future principal payments on the total borrowings under all debt agreements at December 31, 1998, are as follows:

YEAR                                                           AMOUNT
----                                                         ----------
1999.......................................................  $   87,950
2000.......................................................     110,245
2001.......................................................     148,950
2002.......................................................     393,838
2003.......................................................     295,833
Thereafter.................................................   2,482,193
                                                             ----------
                                                             $3,519,009
                                                             ==========

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

7.  FAIR VALUE OF FINANCIAL INSTRUMENTS:

     A summary of debt and the related interest rate hedge agreements at December 31, 1998, is as follows:

                                            CARRYING      NOTIONAL        FAIR
DEBT                                         VALUE         AMOUNT        VALUE
----                                       ----------    ----------    ----------
Charter:
  Charter Credit Agreements (including
     CCP, CCA Group and CharterComm
     Holdings)...........................  $1,726,500    $       --    $1,726,500
  Senior Secured Discount Debentures.....     138,102            --       138,102
  11 1/4% Senior Notes...................     137,604            --       137,604
Marcus:
  Senior Credit Facility.................     808,000            --       808,000
  13 1/2% Senior Subordinated Discount
     Notes...............................     425,812            --       418,629
  14 1/4% Senior Discount Notes..........     287,183            --       279,992
INTEREST RATE HEDGE AGREEMENTS
Swaps....................................     (22,092)    1,505,000       (28,977)
Caps.....................................          --        15,000            --
Collars..................................      (4,174)      310,000        (4,174)

     As the long-term debt under the credit agreements bears interest at current market rates, their carrying amount approximates market value at December 31, 1998. The fair values of the 11 1/4% Notes, the Debentures, the 13 1/2% Notes and the 14 1/2% Notes are based on quoted market prices.

     The weighted average interest pay rate for the Company's interest rate swap agreements was 7.1% at December 31, 1998. The weighted average interest rate for the Company's interest rate cap agreements was 8.45% at December 31, 1998. The weighted average interest rates for the Company's interest rate collar agreements were 8.63% and 7.31% for the cap and floor components, respectively, at December 31, 1998.

     The notional amounts of interest rate hedge agreements do not represent amounts exchanged by the parties and, thus, are not a measure of the Company's exposure through its use of interest rate hedge agreements. The amounts exchanged are determined by reference to the notional amount and the other terms of the contracts.

     The fair value of interest rate hedge agreements generally reflects the estimated amounts that the Company would receive or pay (excluding accrued interest) to terminate the contracts on the reporting date, thereby taking into account the current unrealized gains or losses of open contracts. Dealer quotations are available for the Company's interest rate hedge agreements.

     Management believes that the sellers of the interest rate hedge agreements will be able to meet their obligations under the agreements. In addition, some of the interest rate

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES hedge agreements are with certain of the participating banks under the Company's credit facilities, thereby reducing the exposure to credit loss. The Company has policies regarding the financial stability and credit standing of major counterparties. Nonperformance by the counterparties is not anticipated nor would it have a material adverse effect on the Company's consolidated financial position or results of operations.

8.  RELATED-PARTY TRANSACTIONS:

     Charter provides management services to the Company including centralized customer billing services, data processing and related support, benefits administration and coordination of insurance coverage and self-insurance programs for medical, dental and workers' compensation claims. Actual costs of certain services are charged directly to the Company and are included in operating costs. Such costs totaled $128 for the period from December 24, 1998, through December 31, 1998. All other costs incurred by Charter on behalf of the Company are recorded as expenses in the accompanying consolidated financial statements and are included in corporate expense charges -- related party.

     The Company is charged a management fee based on percentages of revenues or a flat fee plus additional fees based on percentages of operating cash flows, as stipulated in the management agreements between Charter and the operating subsidiaries. To the extent management fees charged to the Company are greater(less) than the corporate expenses incurred by Charter, the Company will record distributions to(capital contributions from) Charter. For the period from December 24, 1998, through December 31, 1998, the management fee charged to the Company approximated the corporate expenses incurred by Charter on behalf of the Company. As of December 31, 1998, management fees currently payable of $7,675 are included in payables to manager of cable television systems-related party. Beginning in 1999, the management fee will be based on 3.5% of revenues as permitted by the new debt agreements of the Company (see Note 12).

     The payable to related party represents the reimbursement of costs incurred by Paul G. Allen in connection with the acquisition of Marcus by Paul G. Allen.

9.  COMMITMENTS AND CONTINGENCIES:

LEASES

     The Company leases certain facilities and equipment under noncancelable operating leases. Leases and rental costs charged to expense for the period from December 24, 1998, through December 31, 1998, were $144. Future minimum lease payments are as follows:

1999........................................................  $5,898
2000........................................................   4,070
2001........................................................   3,298
2002........................................................   1,305
2003........................................................     705
Thereafter..................................................   3,395

     The Company also rents utility poles in its operations. Generally, pole rentals are cancelable on short notice, but the Company anticipates that such rentals will recur. Rent

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES expense incurred for pole rental attachments for the period from December 24, 1998, through December 31, 1998, was $226.

LITIGATION

     The Company is a party to lawsuits that arose in the ordinary course of conducting its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits will not have a material adverse effect on the Company's consolidated financial position or results of operations.

REGULATION IN THE CABLE TELEVISION INDUSTRY

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act" and together with the 1984 Cable Act, the "Cable Acts"), and the Telecommunications Act of 1996 (the "1996 Telecom Act"), establish a national policy to guide the development and regulation of cable television systems. The Federal Communications Commission (FCC) has principal responsibility for implementing the policies of the Cable Acts. Many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. Legislation and regulations continue to change, and the Company cannot predict the impact of future developments on the cable television industry.

     The 1992 Cable Act and the FCC's rules implementing that act generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established rate regulations.

     The 1992 Cable Act permits certified local franchising authorities to order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. As of December 31, 1998, the amount refunded by the Company has been insignificant. The Company may be required to refund additional amounts in the future.

     The Company believes that it has complied in all material respects with the provisions of the 1992 Cable Act, including the rate setting provisions promulgated by the FCC. However, in jurisdictions that have chosen not to certify, refunds covering the previous twelve-month period may be ordered upon certification if the Company is unable to justify its basic rates. The Company is unable to estimate at this time the amount of refunds, if any, that may be payable by the Company in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. The Company does not believe that the amount of any such refunds would have a material adverse effect on the consolidated financial position or results of operations of the Company.

     The 1996 Telecom Act, among other things, immediately deregulated the rates for certain small cable operators and in certain limited circumstances rates on the basic service tier, and as of March 31, 1999, deregulates rates on the cable programming service tier

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

(CPST). The FCC is currently developing permanent regulations to implement the rate deregulation provisions of the 1996 Telecom Act. The Company cannot predict the ultimate effect of the 1996 Telecom Act on the Company's consolidated financial position or results of operations.

     The FCC may further restrict the ability of cable television operators to implement rate increases or the United States Congress may enact legislation that could delay or suspend the scheduled March 1999 termination of CPST rate regulation. This continued rate regulation, if adopted, could limit the rates charged by the Company.

     A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. State governmental agencies are required to follow FCC rules when prescribing rate regulation, and thus, state regulation of cable television rates is not allowed to be more restrictive than the federal or local regulation. The Company is subject to state regulation in Connecticut.

10.  EMPLOYEE BENEFIT PLANS:

     The Company's employees may participate in 401(k) plans (the "401(k) Plans"). Employees that qualify for participation can contribute up to 15% of their salary, on a before tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service. The Company made contributions to the 401(k) Plans totaling $30 for the period from December 24, 1998, through December 31, 1998.

11.  ACCOUNTING STANDARD NOT YET IMPLEMENTED:

     In June 1998, the Financial Accounting Standards Board adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. The Company has not yet quantified the impacts of adopting SFAS No. 133 on its consolidated financial statements nor has it determined the timing or method of its adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings
(loss).

12.  SUBSEQUENT EVENTS:

     Through April 19, 1999, the Company has entered into definitive agreements to purchase eight cable television companies, including a swap of cable television systems, for approximately $4.6 billion. The acquisitions are expected to close during 1999.

     In March 1999, concurrent with the issuance of $600.0 million 8.250% Senior Notes due 2007, $1.5 billion 8.625% Senior Notes due 2009 and $1.475 billion 9.920% Senior

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

Discount Notes due 2011 (collectively, the "CCH Notes"), the Company extinguished substantially all long-term debt, excluding borrowings of the Company under its credit agreements, and refinanced substantially all existing credit agreements at various subsidiaries with a new credit agreement (the "CCO Credit Agreement") entered into by Charter Operating. The CCO Credit Agreement provides for two term facilities, one with a principal amount of $1.0 billion that matures September 2008 (Term A), and the other with the principal amount of $1.85 billion that matures on March 2009 (Term B). The CCO Credit Agreement also provides for a $1.25 billion revolving credit facility with a maturity date of September 2008. Amounts under the CCO Credit Agreement bear interest at the Base Rate or the Eurodollar rate, as defined, plus a margin up to 2.75%. A quarterly commitment fee of between 0.25% and 0.375% per annum is payable on the unborrowed balance of Term A and the revolving credit facility. On March 17, 1999, the Company borrowed $1.75 billion under Term B and invested the excess cash of $1.0 billion in short-term investments.

     Charter Communications Holdings Capital Corporation (CCHC) is a co-issuer of the CCH Notes. CCHC is a wholly owned finance subsidiary of Charter Holdings with no independent assets or operations.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Charter Communications Holdings, LLC:

     We have audited the accompanying consolidated balance sheet of Charter Communications Holdings, LLC and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, shareholder's investment and cash flows for the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Charter Communications Holdings, LLC and subsidiaries as of December 31, 1997, and the results of their operations and their cash flows for the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

St. Louis, Missouri,
  February 5, 1999 (except with respect to the matters discussed in Note 1, as to which the date is April 7, 1999)

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $   626
  Accounts receivable, net of allowance for doubtful
     accounts of $52........................................        579
  Prepaid expenses and other................................         32
                                                                -------
     Total current assets...................................      1,237
                                                                -------
INVESTMENT IN CABLE TELEVISION PROPERTIES:
  Property, plant and equipment.............................     25,530
  Franchises, net of accumulated amortization of $3,829.....     28,195
                                                                -------
                                                                 53,725
                                                                -------
OTHER ASSETS................................................        849
                                                                -------
                                                                $55,811
                                                                =======
LIABILITIES AND SHAREHOLDER'S INVESTMENT
CURRENT LIABILITIES:
  Accounts payable and accrued expenses.....................    $ 3,082
  Payables to manager of cable television systems -- related
     party..................................................        114
                                                                -------
     Total current liabilities..............................      3,196
                                                                -------
LONG-TERM DEBT..............................................     41,500
                                                                -------
NOTE PAYABLE TO RELATED PARTY, including accrued interest...     13,090
                                                                -------
SHAREHOLDER'S INVESTMENT:
  Common stock, $.01 par value, 100 shares authorized, one
     issued and outstanding.................................         --
  Paid-in capital...........................................      5,900
  Accumulated deficit.......................................     (7,875)
                                                                -------
     Total shareholder's investment.........................     (1,975)
                                                                -------
                                                                $55,811
                                                                =======

The accompanying notes are an integral part of these consolidated statements.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                  PERIOD FROM
                                                  JANUARY 1,         YEAR ENDED
                                                 1998, THROUGH      DECEMBER 31
                                                 DECEMBER 23,    ------------------
                                                     1998         1997       1996
                                                 -------------   -------    -------
REVENUES.......................................    $ 49,731      $18,867    $14,881
                                                   --------      -------    -------
OPERATING EXPENSES:
  Operating costs..............................      18,751        9,157      5,888
  General and administrative...................       7,201        2,610      2,235
  Depreciation and amortization................      16,864        6,103      4,593
  Corporate expense allocation -- related
     party.....................................       6,176          566        446
                                                   --------      -------    -------
                                                     48,992       18,436     13,162
                                                   --------      -------    -------
     Income from operations....................         739          431      1,719
                                                   --------      -------    -------
OTHER INCOME (EXPENSE):
  Interest income..............................          44           41         20
  Interest expense.............................     (17,277)      (5,120)    (4,415)
  Other, net...................................        (728)          25        (47)
                                                   --------      -------    -------
                                                    (17,961)      (5,054)    (4,442)
                                                   --------      -------    -------
     Net loss..................................    $(17,222)     $(4,623)   $(2,723)
                                                   ========      =======    =======

The accompanying notes are an integral part of these consolidated statements.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF SHAREHOLDER'S INVESTMENT
                             (DOLLARS IN THOUSANDS)

                                    COMMON    PAID-IN    ACCUMULATED
                                    STOCK     CAPITAL      DEFICIT       TOTAL
                                    ------    -------    -----------    --------
BALANCE, December 31, 1995........    $--     $ 1,500     $   (529)     $    971
  Capital contributions...........    --        4,400           --         4,400
  Net loss........................    --           --       (2,723)       (2,723)
                                      --      -------     --------      --------
BALANCE, December 31, 1996........    --        5,900       (3,252)        2,648
  Net loss........................    --           --       (4,623)       (4,623)
                                      --      -------     --------      --------
BALANCE, December 31, 1997........    --        5,900       (7,875)       (1,975)
  Capital contributions...........    --       10,800           --        10,800
  Net loss........................    --           --      (17,222)      (17,222)
                                      --      -------     --------      --------
BALANCE, December 23, 1998........    $--     $16,700     $(25,097)     $ (8,397)
                                      ==      =======     ========      ========

The accompanying notes are an integral part of these consolidated statements.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                        PERIOD FROM
                                                        JANUARY 1,          YEAR ENDED
                                                       1998, THROUGH        DECEMBER 31
                                                       DECEMBER 23,     -------------------
                                                           1998          1997        1996
                                                       -------------    -------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...........................................    $ (17,222)     $(4,623)   $ (2,723)
  Adjustments to reconcile net loss to net cash
    provided by operating activities --
    Depreciation and amortization....................       16,864        6,103       4,593
    Loss on sale of cable television system..........           --        1,363          --
    Amortization of debt issuance costs, debt
      discount and interest rate cap agreements......          267          123          --
    (Gain) loss on disposal of property, plant and
      equipment......................................          (14)         130          --
    Changes in assets and liabilities, net of effects
      from acquisitions --
      Receivables, net...............................           10         (227)          6
      Prepaid expenses and other.....................         (125)          18         312
      Accounts payable and accrued expenses..........       16,927          894       3,615
      Payables to manager of cable television
         systems.....................................        5,288         (153)        160
      Other operating activities.....................          569           --          --
                                                         ---------      -------    --------
      Net cash provided by operating activities......       22,564        3,628       5,963
                                                         ---------      -------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment.........      (15,364)      (7,880)     (5,894)
  Payments for acquisitions, net of cash acquired....     (167,484)          --     (34,069)
  Proceeds from sale of cable television system......           --       12,528          --
  Other investing activities.........................         (486)          --          64
                                                         ---------      -------    --------
      Net cash provided by (used in) investing
         activities..................................     (183,334)       4,648     (39,899)
                                                         ---------      -------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt.......................      217,500        5,100      31,375
  Repayments of long-term debt.......................      (60,200)     (13,375)     (1,000)
  Capital contributions..............................        7,000           --       4,400
  Payment of debt issuance costs.....................       (3,487)         (12)       (638)
                                                         ---------      -------    --------
      Net cash provided by (used in) financing
         activities..................................      160,813       (8,287)     34,137
                                                         ---------      -------    --------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS........................................           43          (11)        201
CASH AND CASH EQUIVALENTS, beginning of period.......          626          637         436
                                                         ---------      -------    --------
CASH AND CASH EQUIVALENTS, end of period.............    $     669      $   626    $    637
                                                         =========      =======    ========
CASH PAID FOR INTEREST...............................    $   7,679      $ 3,303    $  2,798
                                                         =========      =======    ========

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION AND BASIS OF PRESENTATION

     Charter Communications Holdings, LLC (Charter Holdings), a Delaware limited liability company, was formed in February 1999 as a wholly owned subsidiary of Charter Communications, Inc. (Charter). Charter, through its wholly owned cable television operating subsidiary, Charter Communications Properties, LLC (CCP), commenced operations with the acquisition of a cable television system on September 30, 1995.

     Effective December 23, 1998, through a series of transactions, Paul G. Allen acquired approximately 94% of Charter for an aggregate purchase price, net of debt assumed, of $2.2 billion (the "Paul Allen Transaction"). In conjunction with the Paul Allen Transaction, Charter acquired controlling interests in CharterComm Holdings, LLC (CharterComm Holdings) and CCA Group (comprised of CCA Holdings Corp., CCT Holdings Corp. and Charter Communications Long Beach Corp.), all cable television operating companies. In February 1999, Charter transferred all of its cable television operating subsidiaries to a subsidiary of Charter Holdings, Charter Communications Operating, LLC (Charter Operating).

     On April 7, 1999, the cable television operating subsidiaries of Marcus Cable Company, L.L.C. (Marcus) were transferred to Charter Operating. The transfer was accounted for as a reorganization of entities under common control similar to a pooling of interests, since Paul G. Allen and a company controlled by Paul G. Allen purchased substantially all of the outstanding partnership interests in Marcus in April 1998, and purchased the remaining interests in Marcus on April 7, 1999.

     The accompanying financial statements include the accounts of CCP, Charter's wholly owned cable operating subsidiary, representing the financial statements of Charter Holdings and subsidiaries (the Company) for all periods presented. The accounts of CharterComm Holdings and CCA Group are not included since these companies were not owned and controlled by Charter prior to December 23, 1998. The accounts of Marcus are not included since both Charter and Marcus were not owned and controlled by the same party prior to December 23, 1998.

     As a result of the change in ownership of CCP, CharterComm Holdings and CCA Group, Charter Holdings has applied push down accounting in the preparation of the consolidated financial statements effective December 23, 1998. Accordingly, the financial statements of Charter Holdings for periods ended on or before December 23, 1998, are presented on a different cost basis than the financial statements for the periods after December 23, 1998 (not presented herein), and are not comparable.

CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 1997, cash equivalents consist primarily of repurchase agreements. These investments are carried at cost that approximates market value.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is recorded at cost, including all direct and certain indirect costs associated with the construction of cable television transmission and distribution facilities, and the cost of new customer installations. The costs of disconnecting a customer are charged to expense in the period incurred. Expenditures for repairs and maintenance are charged to expense as incurred, and equipment replacement and betterments are capitalized.

     Depreciation is provided on the straight-line basis over the estimated useful lives of the related assets as follows:

Cable distribution systems................................    3-15 years
Buildings and leasehold improvements......................    5-15 years
Vehicles and equipment....................................     3-5 years

     In 1997, the Company shortened the estimated useful lives of certain property, plant and equipment for depreciation purposes. As a result, additional depreciation of $550 was recorded during 1997.

FRANCHISES

     Costs incurred in obtaining and renewing cable franchises are deferred and amortized over the lives of the franchises. Costs relating to unsuccessful franchise applications are charged to expense when it is determined that the efforts to obtain the franchise will not be successful. Franchise rights acquired through the purchase of cable television systems represent the excess of the cost of properties acquired over the amounts assigned to net tangible assets at the date of acquisition and are amortized using the straight-line method over a period of up to 15 years.

IMPAIRMENT OF ASSETS

     If facts and circumstances suggest that a long-lived asset may be impaired, the carrying value is reviewed. If a review indicates that the carrying value of such asset is not recoverable based on projected undiscounted cash flows related to the asset over its remaining life, the carrying value of such asset is reduced to its estimated fair value.

REVENUES

     Cable television revenues from basic and premium services are recognized when the related services are provided.

     Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the estimated average period that customers are expected to remain connected to the cable television system. As of December 31, 1997, no installation revenue has been deferred, as direct selling costs have exceeded installation revenue.

     Fees collected from programmers to guarantee carriage are deferred and amortized to income over the life of the contracts. Local governmental authorities impose franchise fees on the Company ranging up to a federally mandated maximum of 5.0% of gross revenues.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

On a monthly basis, such fees are collected from the Company's customers and are periodically remitted to local franchises. Franchise fees collected and paid are reported as revenues.

INTEREST RATE HEDGE AGREEMENTS

     The Company manages fluctuations in interest rates by using interest rate hedge agreements, as required by certain debt agreements. Interest rate swaps, caps and collars are accounted for as hedges of debt obligations, and accordingly, the net settlement amounts are recorded as adjustments to interest expense in the period incurred. Premiums paid for interest rate caps are deferred, included in other assets, and are amortized over the original term of the interest rate agreement as an adjustment to interest expense.

     The Company's interest rate swap agreements require the Company to pay a fixed rate and receive a floating rate thereby creating fixed rate debt. Interest rate caps and collars are entered into by the Company to reduce the impact of rising interest rates on floating rate debt.

     The Company's participation in interest rate hedging transactions involves instruments that have a close correlation with its debt, thereby managing its risk. Interest rate hedge agreements have been designed for hedging purposes and are not held or issued for speculative purposes.

INCOME TAXES

     The Company files a consolidated income tax return with Charter. Income taxes are allocated to the Company in accordance with the tax-sharing agreement between the Company and Charter.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  ACQUISITIONS:

     In 1998, the Company acquired cable television systems for an aggregate purchase price, net of cash acquired, of $228,400, comprising $167,500 in cash and $60,900 in a note payable to Seller. The excess of cost of properties acquired over the amounts assigned to net tangible assets at the date of acquisition was $207,600 and is included in franchises.

     In 1996, the Company acquired cable television systems for an aggregate purchase price, net of cash acquired, of $34,100. The excess of the cost of properties acquired over the amounts assigned to net tangible assets at the date of acquisition was $24,300 and is included in franchises.

     The above acquisitions were accounted for using the purchase method of accounting, and accordingly, results of operations of the acquired assets have been included in the

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES financial statements from the dates of acquisition. The purchase prices were allocated to tangible and intangible assets based on estimated fair values at the acquisition dates.

     Unaudited pro forma operating results as though the acquisition discussed above, excluding the Paul Allen Transaction, had occurred on January 1, 1997, with adjustments to give effect to amortization of franchises, interest expense and certain other adjustments are as follows:

                                                       PERIOD FROM
                                                    JANUARY 1, 1998,
                                                         THROUGH         YEAR ENDED
                                                    DECEMBER 23, 1998       1997
                                                    -----------------    ----------
                                                              (UNAUDITED)
Revenues..........................................      $ 67,007          $ 63,909
Loss from operations..............................        (7,097)           (7,382)
Net loss..........................................       (24,058)          (26,099)

     The unaudited pro forma information has been presented for comparative purposes and does not purport to be indicative of the results of operations had these transactions been completed as of the assumed date or which may be obtained in the future.

3.  SALE OF FT. HOOD SYSTEM:

     In February 1997, the Company sold the net assets of the Ft. Hood system, which served customers in Texas, for an aggregate sales price of approximately $12,500. The sale of the Ft. Hood system resulted in a loss of $1,363, which is included in operating costs in the accompanying statement of operations for the year ended December 31, 1997.

4.  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consists of the following at December 31, 1997:

Cable distribution systems..................................    $29,061
Land, buildings and leasehold improvements..................        447
Vehicles and equipment......................................      1,744
                                                                -------
                                                                 31,252
Less- Accumulated depreciation..............................     (5,722)
                                                                -------
                                                                $25,530
                                                                =======

     For the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996, depreciation expense was $6,249, $3,898 and $2,371, respectively.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

5.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

     Accounts payable and accrued expenses consist of the following at December 31, 1997:

Accrued interest............................................    $  292
Capital expenditures........................................       562
Franchise fees..............................................       426
Programming costs...........................................       398
Accounts payable............................................       298
Other.......................................................     1,012
                                                                ------
                                                                $2,988
                                                                ======

6.  LONG-TERM DEBT:

     The Company maintained a revolving credit agreement (the "Old Credit Agreement") with a consortium of banks for borrowings up to $47,500, of which $41,500 was outstanding at December 31, 1997. In 1997, the Credit Agreement was amended to reflect the impact of the sale of a cable television system. The debt bears interest, at the Company's option, at rates based on the prime rate of the Bank of Montreal (the agent bank), or LIBOR, plus the applicable margin based upon the Company's leverage ratio at the time of the borrowings. The variable interest rates ranged from 7.44% to 7.63% at December 31, 1997.

     In May 1998, the Company entered into a credit agreement (the "CCP Credit Agreement"), which provides for two term loan facilities, one with the principal amount of $60,000 that matures on June 30, 2006, and the other with the principal amount of $80,000 that matures on June 30, 2007. The CCP Credit Agreement also provides for a $90,000 revolving credit facility with a maturity date of June 30, 2006. Amounts under the CCP Credit Agreement bear interest at the LIBOR Rate or Base Rate, as defined, plus a margin of up to 2.88%.

     Commencing March 31, 1999, and at the end of each quarter thereafter, available borrowings under the revolving credit facility shall be reduced on an annual basis by 3.5% in 1999, 7.0% in 2000, 9.0% in 2001, 10.5% in 2002 and
16.5% in 2003. Commencing March 31, 2000, and at the end of each quarter thereafter, available borrowings under the term loan shall be reduced on an annual basis by 6.0% in 2000, 8.0% in 2001, 11.0% in 2002 and 16.5% in 2003.
Commencing March 31, 2000, and at the end of each quarter thereafter, available borrowings under the other term loan shall be reduced on an annual basis by 1.0% in 2000, 1.0% in 2001, 1.0% in 2002 and 1.0% in 2003.

7.  NOTE PAYABLE TO RELATED PARTY:

     As of December 31, 1997, the Company holds a promissory note payable to CCT Holdings Corp., a company managed by Charter and acquired by Charter effective December 23, 1998. The promissory note bears interest at the rates paid by CCT Holdings Corp. on a note payable to a third party. Principal and interest are due on September 29, 2005.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

8.  FAIR VALUE OF FINANCIAL INSTRUMENTS:

     A summary of debt and the related interest rate hedge agreements at December 31, 1997, is as follows:

                                                   CARRYING    NOTIONAL     FAIR
                                                    VALUE       AMOUNT      VALUE
                                                   --------    --------    -------
Debt
CCP Credit Agreement.............................  $41,500     $    --     $41,500
Interest Rate Hedge Agreements
Caps.............................................       --      15,000          --
Collars..........................................       --      20,000         (74)

     As the long-term debt under the credit agreements bears interest at current market rates, its carrying amount approximates market value at December 31, 1997.

     The notional amounts of interest rate hedge agreements do not represent amounts exchanged by the parties and, thus, are not a measure of the Company's exposure through its use of interest rate hedge agreements. The amounts exchanged are determined by reference to the notional amount and the other terms of the contracts.

     The fair value of interest rate hedge agreements generally reflects the estimated amounts that the Company would receive or pay (excluding accrued interest) to terminate the contracts on the reporting date, thereby taking into account the current unrealized gains or losses of open contracts. Dealer quotations are available for the Company's interest rate hedge agreements.

     Management believes that the sellers of the interest rate hedge agreements will be able to meet their obligations under the agreements. The Company has policies regarding the financial stability and credit standing of major counterparties. Nonperformance by the counterparties is not anticipated nor would it have a material adverse effect on the Company's financial position or results of operations.

9.  INCOME TAXES:

     At December 31, 1997, the Company had net operating loss carryforwards of $9,594, which if not used to reduce taxable income in future periods, expire in the years 2010 through 2012. As of December 31, 1997, the Company's deferred income tax assets were offset by valuation allowances and deferred income tax liabilities resulting primarily from differences in accounting for depreciation and amortization.

10.  RELATED-PARTY TRANSACTIONS:

     Charter provides management services to the Company including centralized customer billing services, data processing and related support, benefits administration and coordination of insurance coverage and self-insurance programs for medical, dental and workers' compensation claims. Actual costs of certain services are charged directly to the Company and are included in operating costs. Such costs totaled $437, $220 and $131, respectively for the period from January 1, 1998, through December 23, 1998, and the years ended

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

December 31, 1997 and 1996. All other costs incurred by Charter on behalf of the Company are expensed in the accompanying financial statements and are included in corporate expense allocations -- related party. The cost of these services is allocated based on the number of basic customers. Management considers this allocation to be reasonable for the operations of the Company.

     The Company is charged a management fee based on percentages of revenues as stipulated in the management agreement between Charter and the Company. For the period from January 1, 1998, through December 23, 1998, and the years ended December 31, 1997 and 1996, the management fee charged to the Company approximated the corporate expenses incurred by Charter on behalf of the Company. Management fees currently payable of $114 are included in payables to manager of cable television systems -- related party as of December 31, 1997.

11.  COMMITMENTS AND CONTINGENCIES:

LEASES

     The Company leases certain facilities and equipment under noncancelable operating leases. Leases and rental costs charged to expense for the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996, were $278, $130 and $91, respectively.

     The Company also rents utility poles in its operations. Generally, pole rentals are cancelable on short notice, but the Company anticipates that such rentals will recur. Rent expense incurred for pole rental attachments for the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996, was $421, $271 and $174, respectively.

LITIGATION

     The Company is a party to lawsuits that arose in the ordinary course of conducting its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits will not have a material adverse effect on the Company's financial position or results of operations.

REGULATION IN THE CABLE TELEVISION INDUSTRY

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act" and together with the 1984 Cable Act, the "Cable Acts"), and the Telecommunications Act of 1996 (the "1996 Telecom Act"), establish a national policy to guide the development and regulation of cable television systems. The Federal Communications Commission (FCC) has principal responsibility for implementing the policies of the Cable Acts. Many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. Legislation and regulations continue to change, and the Company cannot predict the impact of future developments on the cable television industry.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

     The 1992 Cable Act and the FCC's rules implementing that act generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established rate regulations.

     The 1992 Cable Act permits certified local franchising authorities to order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. As of December 31, 1998, the amount refunded by the Company has been insignificant. The Company may be required to refund additional amounts in the future.

     The Company believes that it has complied in all material respects with the provisions of the 1992 Cable Act, including the rate setting provisions promulgated by the FCC. However, in jurisdictions that have chosen not to certify, refunds covering the previous twelve-month period may be ordered upon certification if the Company is unable to justify its basic rates. The Company is unable to estimate at this time the amount of refunds, if any, that may be payable by the Company in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. The Company does not believe that the amount of any such refunds would have a material adverse effect on the financial position or results of operations of the Company.

     The 1996 Telecom Act, among other things, immediately deregulated the rates for certain small cable operators and in certain limited circumstances rates on the basic service tier, and as of March 31, 1999, deregulates rates on the cable programming service tier (CPST). The FCC is currently developing permanent regulations to implement the rate deregulation provisions of the 1996 Telecom Act. The Company cannot predict the ultimate effect of the 1996 Telecom Act on the Company's financial position or results of operations.

     The FCC may further restrict the ability of cable television operators to implement rate increases or the United States Congress may enact legislation that could delay or suspend the scheduled March 1999 termination of CPST rate regulation. This continued rate regulation, if adopted, could limit the rates charged by the Company.

     A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. State governmental agencies are required to follow FCC rules when prescribing rate regulation, and thus, state regulation of cable television rates is not allowed to be more restrictive than the federal or local regulation. The Company is subject to state regulation in Connecticut.

12.  EMPLOYEE BENEFIT PLAN:

401(K) PLAN

     The Company's employees may participate in the Charter Communications, Inc. 401(k) Plan (the "401(k) Plan"). Employees that qualify for participation can contribute up to 15% of their salary, on a before tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service. The Company contributes an amount equal to 50% of the first 5% of contributions by each employee. The Company contributed

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

$74, $29 and $22 for the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996, respectively.

APPRECIATION RIGHTS PLAN

     Certain employees of Charter participate in the 1995 Charter Communications, Inc. Appreciation Rights Plan (the "Plan"). As a result of the acquisition of Charter by Paul G. Allen, the Plan will be terminated and all amounts will be paid by Charter in 1999. The cost of this plan was allocated to the Company based on the number of basic customers. Management considers this allocation to be reasonable for the operations of the Company. For the period January 1, 1998, through December 23, 1998, the Company expensed $3,800, included in corporate expense allocation, for the cost of this plan.

13.  ACCOUNTING STANDARD NOT YET IMPLEMENTED:

     In June 1998, the Financial Accounting Standards Board adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. The Company has not yet quantified the impacts of adopting SFAS No. 133 on its consolidated financial statements nor has it determined the timing or method of its adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings
(loss).

                          INDEPENDENT AUDITORS' REPORT

The Members
Marcus Cable Company, L.L.C.:

     We have audited the accompanying consolidated balance sheets of Marcus Cable Company, L.L.C. and subsidiaries as of December 31, 1998 and 1997 (which December 31, 1998 balance sheet is not presented separately herein) and the related consolidated statements of operations, members' equity and cash flows for the period from April 23, 1998 to December 23, 1998 and the consolidated statements of operations, partners' capital (deficit), and cash flows for the period from January 1, 1998 to April 22, 1998 and for each of the years in the two-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Marcus Cable Company, L.L.C. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the periods from April 23, 1998 to December 23, 1998 and from January 1, 1998 to April 22, 1998 and for each of the years in the two-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

     As discussed in note 1 to the consolidated financial statements, substantially all of Marcus Cable Company, L.L.C. was acquired by Vulcan Cable, Inc. and Paul G. Allen as of April 22, 1998 in a business combination accounted for as a purchase. As a result of the application of purchase accounting, the consolidated financial statements of Marcus Cable Company, L.L.C. and subsidiaries for the period from April 23, 1998 to December 23, 1998 are presented on a different cost basis than those for periods prior to April 23, 1998, and accordingly, are not directly comparable.

                                              /s/ KPMG LLP

Dallas, Texas
February 19, 1999
  (except for the tenth paragraph of Note 1
  which is as of April 7, 1999)

                 MARCUS CABLE COMPANY, L.L.C. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                              PREDECESSOR (NOTE 1)
                                                              --------------------
                                                                      1997
                                                                      ----
ASSETS
----------------------------------------------------------------------------------
Current assets:
  Cash and cash equivalents.................................       $    1,607
  Accounts receivable, net of allowance of $1,800 in 1998
     and $1,904 in 1997.....................................           23,935
  Prepaid expenses and other................................            2,105
                                                                   ----------
          Total current assets..............................           27,647
Investment in cable television systems:
  Property, plant and equipment.............................          706,626
  Franchises................................................          972,440
  Noncompetition agreements.................................            6,770
Other assets................................................           36,985
                                                                   ----------
                                                                   $1,750,468
                                                                   ==========
LIABILITIES AND PARTNERS' CAPITAL
----------------------------------------------------------------------------------
Current liabilities:
  Current maturities of long-term debt......................       $   67,499
  Accrued liabilities.......................................           68,754
                                                                   ----------
          Total current liabilities.........................          136,253
Long-term debt..............................................        1,531,927
Other long-term liabilities.................................            2,261
Partners' capital...........................................           80,027
                                                                   ----------
                                                                   $1,750,468
                                                                   ==========

          See accompanying notes to consolidated financial statements.

                 MARCUS CABLE COMPANY, L.L.C. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                PREDECESSOR (NOTE 1)
                             SUCCESSOR (NOTE 1)    -----------------------------------------------
                            --------------------                           YEAR ENDED DECEMBER 31
                            PERIOD FROM APRIL 23   PERIOD FROM JANUARY 1   -----------------------
                            TO DECEMBER 23, 1998     TO APRIL 22, 1998        1997         1996
                            --------------------   ---------------------   ----------   ----------
Revenues:
  Cable services..........       $ 332,139               $ 157,389         $ 473,701    $ 432,172
  Management fees --
     related party........             181                     374             5,614        2,335
                                 ---------               ---------         ---------    ---------
          Total
            revenues......         332,320                 157,763           479,315      434,507
                                 ---------               ---------         ---------    ---------
Operating expenses:
  Selling, service and
     system management....         129,435                  60,501           176,515      157,197
  General and
     administrative.......          51,912                  24,245            72,351       73,017
  Transaction and
     severance costs......          16,034                 114,167                --           --
  Management fees --
     related party........           3,048                      --                --           --
  Depreciation and
     amortization.........         174,968                  64,669           188,471      166,429
                                 ---------               ---------         ---------    ---------
          Total operating
            expenses......         375,397                 263,582           437,337      396,643
                                 ---------               ---------         ---------    ---------
          Operating income
            (loss)........         (43,077)               (105,819)           41,978       37,864
                                 ---------               ---------         ---------    ---------
Other (income) expense:
  Interest expense........          93,103                  49,905           151,207      144,376
  Gain on sale of
     assets...............              --                 (43,662)               --       (6,442)
                                 ---------               ---------         ---------    ---------
          Total other
            expense.......          93,103                   6,243           151,207      137,934
                                 ---------               ---------         ---------    ---------
          Loss before
            extraordinary
            item..........        (136,180)               (112,062)         (109,229)    (100,070)
Extraordinary item -- gain
  on early retirement of
  debt....................          (2,384)                     --                --           --
                                 ---------               ---------         ---------    ---------
          Net loss........       $(133,796)              $(112,062)        $(109,229)   $(100,070)
                                 =========               =========         =========    =========

          See accompanying notes to consolidated financial statements.

                 MARCUS CABLE COMPANY, L.L.C. AND SUBSIDIARIES
             CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL (DEFICIT)
                                 (IN THOUSANDS)

                                                         PREDECESSOR (NOTE 1)
                                                  ----------------------------------
                                                               CLASS B
                                                  GENERAL      LIMITED
                                                  PARTNERS    PARTNERS       TOTAL
                                                  --------    --------       -----
Balance at December 31, 1995....................  $(21,396)   $ 310,722    $ 289,326
  Net loss......................................      (200)     (99,870)    (100,070)
                                                  --------    ---------    ---------
Balance at December 31, 1996....................   (21,596)     210,852      189,256
  Net loss......................................      (218)    (109,011)    (109,229)
                                                  --------    ---------    ---------
Balance at December 31, 1997....................   (21,814)     101,841       80,027
  Net loss -- January 1, 1998 to April 22,
     1998.......................................      (224)    (111,838)    (112,062)
                                                  --------    ---------    ---------
Balance at April 22, 1998.......................  $(22,038)   $  (9,997)   $ (32,035)
                                                  ========    =========    =========

          See accompanying notes to consolidated financial statements.

                 MARCUS CABLE COMPANY, L.L.C. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY
                                 (IN THOUSANDS)

                                                            SUCCESSOR (NOTE 1)
                                                 ----------------------------------------
                                                   MARCUS
                                                    CABLE
                                                 PROPERTIES,      VULCAN
                                                   L.L.C.       CABLE, INC.      TOTAL
                                                 -----------    -----------    ----------
Initial capitalization (note 3)................    $53,200      $1,346,800     $1,400,000
Capital contribution (note 3)..................         --          20,000         20,000
Net loss -- April 23, 1998 to December 23,
  1998.........................................     (5,084)       (128,712)      (133,796)
                                                   -------      ----------     ----------
Balance at December 23, 1998...................    $48,116      $1,238,088     $1,286,204
                                                   =======      ==========     ==========

          See accompanying notes to consolidated financial statements.

                 MARCUS CABLE COMPANY, L.L.C. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                               SUCCESSOR (NOTE 1)                    PREDECESSOR (NOTE 1)
                                              --------------------    ---------------------------------------------------
                                                                                                YEAR ENDED DECEMBER 31,
                                              PERIOD FROM APRIL 23    PERIOD FROM JANUARY 1    --------------------------
                                              TO DECEMBER 23, 1998      TO APRIL 22, 1998        1997             1996
                                              --------------------    ---------------------      ----             ----
Cash flows from operating activities:
  Net loss..................................       $(133,796)               $(112,062)         $(109,229)       $(100,070)
  Adjustments to reconcile net loss to net
    cash provided by operating activities:
    Extraordinary item -- gain on early
      retirement of debt....................          (2,384)                      --                 --               --
    Gain on sale of assets..................              --                  (43,662)                --           (6,442)
    Depreciation and amortization...........         174,969                   64,669            188,471          166,429
    Non cash interest expense...............          52,942                   24,819             72,657           63,278
    Amortization of carrying value
      premium...............................         (11,043)                      --                 --               --
    Changes in assets and liabilities, net
      of working capital adjustments for
      acquisitions:
      Accounts receivable, net..............           6,550                    1,330             (6,439)             (70)
      Prepaid expenses and other............          (1,356)                  (1,855)                95             (574)
      Other assets..........................              --                      (16)              (385)            (502)
      Payables to related party.............           3,048                       --                 --               --
      Accrued liabilities...................          (1,504)                  90,804              9,132           (3,063)
                                                   ---------                ---------          ---------        ---------
         Net cash provided by operating
           activities:......................          87,426                   24,027            154,302          118,986
                                                   ---------                ---------          ---------        ---------
Cash flows from investing activities:
  Acquisition of cable systems..............              --                  (57,500)           (53,812)         (10,272)
  Proceeds from sale of assets, net of cash
    acquired and selling costs..............         340,568                   64,564                 --           20,638
  Additions to property, plant and
    equipment...............................        (158,388)                 (65,715)          (197,275)        (110,639)
  Other.....................................            (648)                     (42)                --               --
                                                   ---------                ---------          ---------        ---------
         Net cash provided by (used in)
           investing activities:............         181,532                  (58,693)          (251,087)        (100,273)
                                                   ---------                ---------          ---------        ---------
Cash flows from financing activities:
  Borrowings under Senior Credit Facility...         158,750                   59,000            226,000           65,000
  Repayments under Senior Credit Facility...        (343,250)                 (16,250)          (131,250)         (95,000)
  Repayments of notes and debentures........        (109,344)                      --                 --               --
  Payment of debt issuance costs............              --                      (99)            (1,725)              --
  Cash contributed by member................          20,000                       --                 --               --
  Payments on other long-term liabilities...            (550)                    (321)              (667)             (88)
                                                   ---------                ---------          ---------        ---------
         Net cash provided by (used in)
           financing activities.............        (274,394)                  42,330             92,358          (30,088)
                                                   ---------                ---------          ---------        ---------
Net decrease in cash and cash equivalents...          (5,436)                   7,664             (4,427)         (11,375)
Cash and cash equivalents at the beginning
  of the period.............................           9,271                    1,607              6,034           17,409
                                                   ---------                ---------          ---------        ---------
Cash and cash equivalents at the end of the
  period....................................       $   3,835                $   9,271          $   1,607        $   6,034
                                                   =========                =========          =========        =========
Supplemental disclosure of cash flow
  information:
  Interest paid.............................       $  52,631                $  28,517          $  81,155        $  83,473
                                                   =========                =========          =========        =========

          See accompanying notes to consolidated financial statements.

                 MARCUS CABLE COMPANY, L.L.C. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

(1) ORGANIZATION AND BASIS OF PRESENTATION

     Marcus Cable Company, L.L.C. ("MCCLLC") and subsidiaries (collectively, the "Company") is a Delaware limited liability company, formerly Marcus Cable Company, L.P. ("MCCLP"). MCCLP was formed as a Delaware limited partnership and was converted to a Delaware limited liability company on June 9, 1998 (note 3). The Company derives its primary source of revenues by providing various levels of cable television programming and services to residential and business customers. The Company's operations are conducted through Marcus Cable Operating Company, L.L.C. ("MCOC"), a wholly-owned subsidiary of the Company. The Company has operated its cable television systems primarily in Texas, Wisconsin, Indiana, California and Alabama.

     The accompanying consolidated financial statements include the accounts of MCCLLC and its subsidiary limited liability companies and corporations. All significant intercompany accounts and transactions have been eliminated in consolidation.

     On April 23, 1998, Vulcan Cable, Inc. and Paul G. Allen (collectively referred to as "Vulcan") acquired all of the outstanding limited partnership interests and substantially all of the general partner interest in MCCLP. Under the terms of the purchase agreement, the owner of the remaining 0.6% general partner interest (the "Minority Interest") in the Company can cause Vulcan to purchase the 0.6% general partner interest under certain conditions, or Vulcan can cause the Minority Interest to sell its interest to Vulcan under certain conditions, at a fair value of not less than $8,000.

     As a result of this acquisition (the "Vulcan Acquisition"), the Company has applied purchase accounting in the preparation of the accompanying consolidated financial statements. Accordingly, MCCLP adjusted its equity as of April 23, 1998 to reflect the amount paid in the Vulcan Acquisition and has allocated that amount to assets acquired and liabilities assumed based on their relative fair values. The excess of the purchase price over the fair value of MCCLP's tangible and separately identifiable intangible assets less liabilities was allocated as franchises. The allocation of the purchase price is based, in part, on preliminary information which is subject to adjustment upon completion of certain appraisal and valuation information.

     The total transaction was valued at $3,243,475 and was allocated as follows:

Franchises.............................  $2,492,375
Property, plant and equipment..........     735,832
Noncompetition agreements..............       6,343
Other assets...........................       8,925
                                         ----------
                                         $3,243,475
                                         ==========

     The transaction was initially funded through cash payments of $1,392,000 from Vulcan and the assumption of $1,809,621 in net liabilities. In addition, Vulcan incurred direct costs of the acquisition (principally financial advisory, legal and accounting fees) of $20,000, which will be reimbursed by the Company. In addition, the Company recorded the fair value of the Minority Interest of $8,000 in equity and $13,854 in direct transaction costs.

     In connection with the Vulcan Acquisition, the Company incurred transaction costs of approximately $114,167, comprised of $90,167 paid to employees of the Company in

                 MARCUS CABLE COMPANY, L.L.C. AND SUBSIDIARIES settlement of specially designated Class B units in MCCLP ("EUnit") granted in past periods by the general partner of MCCLP, and $24,000 of transaction fees paid to certain equity partners for investment banking services. These transaction costs have been included in the accompanying consolidated statement of operations for the period from January 1, 1998 to April 22, 1998.

     As a result of the Vulcan Acquisition and the application of purchase accounting, financial information in the accompanying consolidated financial statements and notes thereto for the period from April 23, 1998 to December 23, 1998 (the "Successor Period") are presented on a different cost basis than the financial information as of December 31, 1997 and for the period from January 1, 1998 to April 22, 1998 and for the years ended December 31, 1997 and 1996 (the "Predecessor Period"), and therefore, such information is not comparable.

     Effective December 23, 1998, through a series of transactions, Paul G. Allen acquired approximately 94% of Charter Communications, Inc. ("Charter").

     In March 1999, Charter transferred all of its cable television operating subsidiaries to a subsidiary, Charter Communications Holdings, LLC (Charter Holdings) in connection with the issuance of Senior Notes and Senior Discount Notes totaling $3.6 billion. These operating subsidiaries were then transferred to Charter Communications Operating, LLC ("Charter Operating"). On April 7, 1999, the cable operations of the Company were transferred to Charter Operating subsequent to the purchase by Paul G. Allen of the Minority Interest. The transfer was accounted for as a reorganization of entities under common control similar to a pooling of interests. For periods subsequent to December 23, 1998 (the date Paul G. Allen controlled both Charter and the Company), the accounts of the Company will be included in the consolidated financial statements of Charter Holdings at historical carrying amounts.

     As a result of the combination of the Company and Charter, the Company recognized severance and stay-on bonus compensation of $16,034, which is included in Transaction and Severance Costs in the accompanying statement of operations for the period from April 22, 1998 to December 23, 1998. As of December 23, 1998, 35 employees and officers of the Company had been terminated and $13,634 had been paid under severance and bonus arrangements. By March 31, 1999, an additional 50 employees will be terminated. The remaining balance of $2,400 is to be paid by April 30, 1999 and an additional $400 in stay-on bonuses will be recorded as compensation in 1999 as the related services are provided.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 1997, cash equivalents consist of certificates of deposit and money market funds. These investments are carried at cost which approximates market value.

  (b) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is recorded at cost, including all direct and certain indirect costs associated with the construction of cable television transmission and distribution facilities, and the cost of new customer installation. The costs of disconnecting

                 MARCUS CABLE COMPANY, L.L.C. AND SUBSIDIARIES a customer are charged to expense in the period incurred. Expenditures for maintenance and repairs are charged to expense as incurred and equipment replacements and betterments are capitalized.

     Depreciation is provided by the straight-line method over the estimated useful lives of the related assets as follows:

Cable distribution systems.............  3-10 years
Buildings and leasehold improvements...  5-15 years
Vehicles and equipment.................   3-5 years

  (c) FRANCHISES

     Costs incurred in obtaining and renewing cable franchises are deferred and amortized over the estimated lives of the franchises. Costs relating to unsuccessful franchise applications are charged to expense when it is determined that the efforts to obtain the franchise will not be successful. Franchise rights acquired through the purchase of cable television systems, including the Vulcan Acquisition, represent the excess of the cost of properties acquired over the amounts assigned to net tangible and identifiable intangible assets at date of acquisition and are amortized using the straight-line method over a period of 15 years. Accumulated amortization was $264,600 at December 31, 1997.

     The historical cost of $37,274 and the related accumulated amortization of $9,959 for the going concern value of acquired cable television systems as of December 31, 1997 has been reflected in the caption "Franchises" in the accompanying consolidated balance sheet. This asset was amortized in the Predecessor Period using the straight-line method over a period of up to 15 years.

  (d) NONCOMPETITION AGREEMENTS

     Noncompetition agreements are amortized using the straight-line method over the term of the respective agreements. Accumulated amortization was $19,144 at December 31, 1997.

  (e) OTHER ASSETS

     Debt issuance costs were amortized to interest expense over the term of the related debt. Debt issuance costs associated with debt outstanding at the Vulcan Acquisition date were eliminated in connection with pushdown accounting.

  (f) IMPAIRMENT OF ASSETS

     If facts and circumstances suggest that a long-lived asset may be impaired, the carrying value is reviewed. If a review indicates that the carrying value of such asset is not recoverable based on projected undiscounted cash flows related to the asset over its remaining life, the carrying value of such asset is reduced to its estimated fair value.

  (g) REVENUES

     Cable television revenues from basic and premium services are recognized when the related services are provided.

     Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the estimated average period that customers are expected to remain connected to the cable television system. As of

                 MARCUS CABLE COMPANY, L.L.C. AND SUBSIDIARIES

December 31, 1997, no installation revenue has been deferred, as direct selling costs exceeded installation revenue.

     Management fee revenues are recognized concurrently with the recognition of revenues by the managed cable television system, or as a specified monthly amount as stipulated in the management agreement. Incentive management fee revenue is recognized upon performance of specified actions as stipulated in the management agreement.

  (h) INCOME TAXES

     Income taxes are the responsibility of the individual members and are not provided for in the accompanying financial statements. The Company's subsidiary corporations are subject to federal income tax but have had no operations and therefore, no taxable income since inception.

  (i) INTEREST RATE HEDGE AGREEMENTS

     The Company manages fluctuations in interest rates by using interest rate hedge agreements, as required by certain of its debt agreements. Interest rate swaps and caps are accounted for as hedges of debt obligations, and accordingly, the net settlement amounts are recorded as adjustments to interest expense in the period incurred.

     The Company's interest rate swap agreements require the Company to pay a fixed rate and receive a floating rate thereby creating thereby creating fixed rate debt. Interest rate caps are entered into by the Company to reduce the impact of rising interest rates on floating rate debt.

     The Company's participation in interest rate hedging transactions involves instruments that have a close correlation with its debt, thereby managing its risk. Interest rate hedge agreements have been designed for hedging purposes and are not held or issued for speculative purposes.

  (j) USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (k) ACCOUNTING STANDARD NOT IMPLEMENTED

     In June 1998, the Financial Accounting Standards Boards adopted Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Financial Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999.

                 MARCUS CABLE COMPANY, L.L.C. AND SUBSIDIARIES

The Company has not yet quantified the impacts of adopting SFAS No. 133 on its consolidated financial statements nor has it determined the timing or method of its adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility of earnings (loss).

(3) CAPITAL STRUCTURE

  PARTNERS' CAPITAL

  (a) CLASSES OF PARTNERSHIP INTERESTS

     The MCCLP partnership agreement (the "Partnership Agreement") provided for Class B Units and Convertible Preference Units. Class B Units consisted of General Partner Units ("GP Units") and Limited Partner Units ("LP Units"). To the extent that GP Units had the right to vote, GP Units voted as Class B Units together with Class B LP Units. Voting rights of Class B LP Units were limited to items specified under the Partnership Agreement. Prior to the dissolution of the Partnership on June 9, 1998, there were 18,848.19 GP Units and 294,937.67 Class B LP Units outstanding.

     The Partnership Agreement also provided for the issuance of a class of Convertible Preference Units. These units were entitled to a general distribution preference over the Class B LP Units and were convertible into Class B LP Units. The Convertible Preference Units could vote together with Class B Units as a single class, and the voting percentage of each Convertible Preference Unit, at a given time, was based on the number of Class B LP Units into which such Convertible Preference Unit is then convertible. MCCLP had issued 7,500 Convertible Preference Units with a distribution preference and conversion price of two thousand dollars per unit.

     The Partnership Agreement permitted the General Partner, at its sole discretion, to issue up to 31,517 Employee Units (classified as Class B Units) to key individuals providing services to the Company. Employee Units were not entitled to distributions until such time as all units have received certain distributions as calculated under provisions of the Partnership Agreement ("subordinated thresholds"). At December 31, 1997 28,033.20 Employee Units were outstanding with a subordinated threshold ranging from $1,600 to $1,750 per unit (per unit amounts in whole numbers). In connection with the Vulcan Acquisition, the amount paid to EUnit holders of $90,167 was recognized as Transaction and Severance Costs in the period from January 1, 1998 to April 22, 1998.

  (b) ALLOCATION OF INCOME AND LOSS TO PARTNERS

     MCCLP incurred losses from inception. Losses were allocated as follows:

     (1) First, among the partners whose capital accounts exceed their unreturned capital contributions in proportion to such excesses until each such partner's capital account equals its unreturned capital contribution; and

     (2) Next, to the holders of Class B Units in accordance with their unreturned capital contribution percentages.

     The General Partner was allocated a minimum of 0.2% to 1% of income or loss at all times, depending on the level of capital contributions made by the partners.

                 MARCUS CABLE COMPANY, L.L.C. AND SUBSIDIARIES

  MEMBERS' EQUITY

     Upon completion of the Vulcan Acquisition, Vulcan collectively owned 99.4% of MCCLP through direct ownership of all LP Units and through 80% ownership of Marcus Cable Properties, Inc. ("MCPI"), the general partner of Marcus Cable Properties, L.P. ("MCPLP"), the general partner of MCCLP. The Minority Interest owned the voting common stock, or the remaining 20% of MCPI. In connection with the Vulcan Acquisition, historical partners' capital at April 22, 1998 was eliminated and the Successor entity was initially recapitalized at $1,400,000 (see note 1). In July 1998, Vulcan contributed $20,000 in cash to the Company relating to certain employee severance arrangements.

     On June 9, 1998, MCCLP was converted into a Delaware limited liability company with two members: Vulcan Cable, Inc., with 96.2% ownership, and Marcus Cable Properties, L.L.C. ("MCPLLC") (formerly MCPLP), with 3.8% ownership. Vulcan Cable, Inc. owns approximately 25.6% and MCPI owns approximately 74.4% of MCPLLC, with Vulcan's interest in MCPI unchanged. As there was no change in ownership interests, the historical partners' capital balances at June 9, 1998 were transferred to and became the initial equity of MCCLLC, and thus the accompanying statement of members' equity from April 22, 1998 to December 23, 1998 has been presented as if the conversion of MCCLP into MCCLLC occurred on April 23, 1998.

     As of December 23, 1998, MCCLLC has 100 issued and outstanding membership units. Income and losses of MCCLLC are allocated to the members in accordance with their ownership interests. Members are not personally liable for obligations of MCCLLC.

(4) ACQUISITIONS AND DISPOSITIONS

     In 1998, the Company acquired cable television systems in the Birmingham, Alabama area for a purchase price of $57,500. The excess of the cost of properties acquired over the amounts assigned to net tangible assets and noncompetition agreements as of the date of acquisition was approximately $44,603 and is included in franchises.

     Additionally, in 1998, the Company completed the sale of certain cable television systems for an aggregate sales price of $405,132, resulting in a gain of $43,662. No gains or losses were recognized on the sale of the cable television systems divested after the Vulcan Acquisition as such amounts are considered to be an adjustment of the purchase price allocation as these systems were designated as assets to be sold at the date of the Vulcan Acquisition.

     In 1997, the Company acquired cable television systems in the Dallas-Ft. Worth, Texas area for a purchase price of $35,263. The excess of the cost of properties acquired over the amounts assigned to net tangible assets as of the date of acquisition was $15,098 and is included in franchises.

     Additionally, in July 1997, the Company completed an exchange of cable television systems in Indiana and Wisconsin. According to the terms of the trade agreement, in addition to the contribution of its systems, the Company paid $18,549.

     In 1996, the Company acquired cable television systems in three separate transactions for an aggregate purchase price of $10,272. The excess of the cost of properties acquired over the amounts assigned to net tangible assets as of the date of acquisition was $4,861 and is included in franchises.

                 MARCUS CABLE COMPANY, L.L.C. AND SUBSIDIARIES

     Additionally, in 1996, the Company completed the sale of cable television systems in Washington, D.C. for a sale price of $20,638. The sale resulted in a gain of $6,442.

     The above acquisitions, which were completed during the Predecessor Period, were accounted for using the purchase method of accounting and, accordingly, results of operations of the acquired assets have been included in the accompanying consolidated financial statements from the dates of acquisition. The purchase prices were allocated to tangible and intangible assets based on estimated fair market values at the dates of acquisition. The cable system trade discussed above was accounted for as a nonmonetary exchange and, accordingly, the additional cash contribution was allocated to tangible and intangible assets based on recorded amounts of the nonmonetary assets relinquished.

     Unaudited pro forma operating results as though 1998 and 1997 acquisitions and divestitures discussed above, including the Vulcan Acquisition, had occurred on January 1, 1997, with adjustments to give effect to amortization of franchises, interest expense and certain other adjustments is as follows:

                                           PERIOD FROM
                                           JANUARY 1 TO     YEAR ENDED
                                           DECEMBER 23,    DECEMBER 31,
                                               1998            1997
                                           ------------    ------------
                                                   (UNAUDITED)
Revenues.................................    $444,738       $ 421,665
Operating loss...........................     (51,303)        (56,042)
Net loss.................................    (187,342)       (190,776)

(5) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following at December 31, 1997:

                                                        (PREDECESSOR)
                                                        -------------
Cable distribution systems............................    $878,721
Vehicles and other....................................      37,943
Land and buildings....................................      17,271
                                                          --------
                                                           933,935
Accumulated depreciation..............................    (227,309)
                                                          --------
                                                          $706,626
                                                          ========

     Depreciation expense for the periods from January 1, 1998 to April 22, 1998 and from April 23, 1998 to December 23, 1998 and for the years ended December 31, 1997 and 1996 was $35,929, $70,538, $96,220, and $72,281, respectively.

(6) OTHER ASSETS

     Other assets consist of the following at December 31, 1997:

                                                        (PREDECESSOR)
                                                        -------------
Debt issuance costs...................................     $45,225
Other.................................................       1,090
                                                           -------
                                                            46,315
Accumulated amortization..............................      (9,330)
                                                           -------
                                                           $36,985
                                                           =======

                 MARCUS CABLE COMPANY, L.L.C. AND SUBSIDIARIES

(7) ACCRUED LIABILITIES

     Accrued liabilities consist of the following at December 31, 1997:

                                                        (PREDECESSOR)
                                                        -------------
Accrued operating liabilities.........................     $27,923
Accrued programming costs.............................       9,704
Accrued franchise fees................................      10,131
Accrued property taxes................................       5,125
Accrued interest......................................       7,949
Other accrued liabilities.............................       7,922
                                                           -------
                                                           $68,754
                                                           =======

(8) LONG-TERM DEBT

     The Company has outstanding the following borrowings on long-term debt arrangements at December 31, 1997:

                                                        (PREDECESSOR)
                                                        -------------
Senior Credit Facility................................   $  949,750
13 1/2% Senior Subordinated Discount Notes............      336,304
14 1/4% Senior Discount Notes.........................      213,372
11 7/8% Senior Debentures.............................      100,000
                                                         ----------
                                                          1,599,426
Less current maturities...............................       67,499
                                                         ----------
                                                         $1,531,927
                                                         ==========

     In conjunction with the Vulcan Acquisition and in accordance with purchase accounting, the Company recorded its outstanding debt at its fair value. As a result, the Company recognized a carrying value premium (fair market value of outstanding debt less historical carrying amount) of $108,292 as of the date of the Vulcan Acquisition. The carrying value premium is being amortized to interest expense over the estimated remaining lives of the related indebtedness using the effective interest method.

     The Company, through MCOC, maintains a senior credit facility ("Senior Credit Facility"), which provides for two term loan facilities, one with a principal amount of $490,000 that matures on December 31, 2002 ("Tranche A") and the other with a principal amount of $300,000 million that matures on April 30, 2004 ("Tranche B"). The Senior Credit Facility provides for scheduled amortization of the two term loan facilities which began in September 1997. The Senior Credit Facility also provides for a $360,000 revolving credit facility ("Revolving Credit Facility"), with a maturity date of December 31, 2002. Amounts outstanding under the Senior Credit Facility bear interest at either the: i) Eurodollar rate, ii) prime rate, or iii) CD base rate or Federal Funds rate, plus a margin of up to 2.25%, which is subject to certain quarterly adjustments based on the ratio of MCOC's total debt to annualized operating cash flow, as defined. The variable interest rates ranged from 6.23% to 7.75% and 5.97% to 8.00% at December 23, 1998, and December 31, 1997, respectively. A quarterly commitment fee ranging from 0.250% to 0.375% per annum is payable on the unused commitment under the Senior Credit Facility.

     On October 16, 1998, the Company entered into an agreement to amend its Senior Credit Facility. The amendment provides for, among other items, a reduction in the permitted leverage and cash flow ratios, a reduction in the interest rate charge under the Senior Credit Facility and a change in the restriction related to the use of cash proceeds from asset sales to allow such proceeds to be used to redeem the 11 7/8% Senior Debentures.

                 MARCUS CABLE COMPANY, L.L.C. AND SUBSIDIARIES

     In 1995, the Company issued $299,228 of 14 1/4% Senior Discount Notes due December 15, 2005 (the "14 1/4% Notes") for net proceeds of $150,003. The
14 1/4% Notes are unsecured and rank pari passu to the 11 7/8% Debentures (defined below). The 14 1/4% Notes are redeemable at the option of MCCLLC at amounts decreasing from 107% to 100% of par beginning on June 15, 2000. No interest is payable until December 15, 2000. Thereafter interest is payable semi-annually until maturity. The discount on the 14 1/4% Notes is being accreted using the effective interest method. The unamortized discount was $85,856 at December 31, 1997.

     In 1994, the Company, through MCOC, issued $413,461 face amount of 13 1/2% Senior Subordinated Discount Notes due August 1, 2004 (the "13 1/2% Notes") for net proceeds of $215,000. The 13 1/2% Notes are unsecured, are guaranteed by MCCLLC and are redeemable, at the option of MCOC, at amounts decreasing from 105% to 100% of par beginning on August 1, 1999. No interest is payable on the 13 1/2% Notes until February 1, 2000. Thereafter, interest is payable semi-annually until maturity. The discount on the 13 1/2% Notes is being accreted using the effective interest method. The unamortized discount was $77,157 at December 31, 1997.

     In 1993, the Company issued $100,000 principal amount of 11 7/8% Senior Debentures due October 1, 2005 (the "11 7/8% Debentures"). The 11 7/8% Debentures were unsecured and were redeemable at the option of the Company on or after October 1, 1998 at amounts decreasing from 105.9% to 100% of par at October 1, 2002, plus accrued interest, to the date of redemption. Interest on the 11 7/8% Debentures was payable semi-annually each April 1 and October 1 until maturity.

     On July 1, 1998, $4,500 face amount of the 14 1/4% Notes and $500 face amount of the 11 7/8% Notes were tendered for gross tender payments of $3,472 and $520 respectively. The payments resulted in a gain on the retirement of the debt of $753. On December 11, 1998, the 11 7/8% Notes were redeemed for a gross payment of $107,668, including accrued interest. The redemption resulted in a gain on the retirement of the debt of $1,631.

     The 14 1/4% Notes, 13 1/2% Notes, 11 7/8% Debentures and Senior Credit Facility are all unsecured and require the Company and/or its subsidiaries to comply with various financial and other covenants, including the maintenance of certain operating and financial ratios. These debt instruments also contain substantial limitations on, or prohibitions of, distributions, additional indebtedness, liens, asset sales and certain other items.

(9) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying and fair values of the Company's significant financial instruments as of December 31, 1997 are as follows:

                                                                  (PREDECESSOR)
                                                               -------------------
                                                               CARRYING     FAIR
                                                                VALUE      VALUE
                                                               --------    -----
Senior Credit Facility......................................   $949,750   $949,750
13 1/2% Notes...............................................    336,304    381,418
14 1/4% Notes...............................................    213,372    258,084
11 7/8% Debentures..........................................    100,000    108,500

     The carrying amount of the Senior Credit Facility approximates fair value as the outstanding borrowings bear interest at market rates. The fair values of the 14 1/4% Notes, 13 1/2% Notes, and 11 7/8% Debentures, are based on quoted market prices. The Company had interest rate swap agreements covering a notional amount of $500,000 at December 31, 1997.

                 MARCUS CABLE COMPANY, L.L.C. AND SUBSIDIARIES

     The weighted average interest pay rate for the interest rate swap agreements was 5.7% at December 31, 1997. Certain of these agreements allow for optional extension by the counterparty or for automatic extension in the event that one month LIBOR exceeds a stipulated rate on any monthly reset date. Approximately $100,000 notional amount included in the $500,000 notional amount described above is also modified by an interest rate cap agreement which resets monthly.

     The notional amounts of the interest rate hedge agreements do not represent amounts exchanged by the parties and, thus, are not a measure of the Company's exposure through its use of interest rate hedge agreements. The amounts exchanged are determined by reference to the notional amount and the other terms of the contracts.

     The fair values of the interest rate hedge agreements generally reflect the estimated amounts that the Company would receive or (pay) (excluding accrued interest) to terminate the contracts on the reporting date, thereby taking into account the current unrealized gains or losses of open contracts. Dealer quotations are available for the Company's interest rate hedge agreements.

     Management believes that the sellers of the interest rate hedge agreements will be able to meet their obligations under the agreements. In addition, some of the interest rate hedge agreements are with certain of the participating banks under the Company's Senior Credit Facility thereby reducing the exposure to credit loss. The Company has policies regarding the financial stability and credit standing of the major counterparties. Nonperformance by the counterparties is not anticipated nor would it have a material adverse effect on the Company's consolidated financial position or results of operations.

(10) RELATED PARTY TRANSACTIONS

     The Company and Charter entered into a management agreement on October 6, 1998 whereby Charter began to manage the day-to-day operations of the Company. In consideration for the management consulting services provided by Charter, Marcus pays Charter an annual fee equal to 3% of the gross revenues of the cable system operations, plus expenses. From October 6, 1998 to December 23, 1998, management fees under this agreement were $3,048.

     Prior to the consummation of the Vulcan Acquisition, affiliates of Goldman Sachs owned limited partnership interests in MCCLP. Maryland Cable Partners, L.P. ("Maryland Cable"), which was controlled by an affiliate of Goldman Sachs, owned the Maryland Cable systems. MCOC managed the Maryland Cable systems under the Maryland Cable Agreement. Pursuant to such agreement, MCOC earned a management fee equal to 4.7% of the revenues of Maryland Cable.

     Effective January 31, 1997, Maryland Cable was sold to a third party. Pursuant to the Maryland Cable Agreement, MCOC recognized incentive management fees of $5,069 during the twelve months ended December 31, 1997 in conjunction with the sale. Although MCOC is no longer involved in the active management of the Maryland Cable systems, MCOC has entered into an agreement with Maryland Cable to oversee the activities, if any, of Maryland Cable through the liquidation of the partnership. Pursuant to such agreement, MCOC earns a nominal monthly fee. During the periods from January 1, 1998 to April 22, 1998 and from April 23, 1998 to December 23, 1998, MCOC earned total management fees of $374 and $181, respectively. Including the incentive management fees noted above, during the years ended December 31, 1997 and 1996, MCOC earned total management fees of $5,614 and $2,335, respectively.

                 MARCUS CABLE COMPANY, L.L.C. AND SUBSIDIARIES

(11) EMPLOYEE BENEFIT PLAN

     The Company sponsors a 401(k) plan for its employees whereby employees that qualify for participation under the plan can contribute up to 15% of their salary, on a before tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service. The Company matches participant contributions up to a maximum of 2% of a participant's salary. For the periods from January 1, 1998 to April 22, 1998 and from April 23, 1998 to December 23, 1998, and for the years ended December 31, 1997 and 1996, the Company made contributions to the plan of $329, $536, $761 and $480, respectively.

(12) COMMITMENTS AND CONTINGENCIES

  LEASES

     The Company leases certain facilities and equipment under noncancelable operating leases. Lease and rental costs charged to expense for the periods from January 1, 1998 to April 22, 1998 and from April 23, 1998 to December 23, 1998, and for the years ended December 31, 1997 and 1996 were $1,098, $2,222, $3,230, and $2,767, respectively. The Company also rents utility poles in its operations. Generally, pole rentals are cancelable on short notice, but the Company anticipates that such rentals will recur. Rent expense for pole attachments for the periods from January 1, 1998 to April 22, 1998 and from April 23, 1998 to December 23, 1998 and for the years ended December 31, 1997 and 1996 were $1,372 , $2,620, $4,314, and $4,008, respectively.

  REGULATION IN THE CABLE TELEVISION INDUSTRY

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act" and together with the 1984 Cable Act, the "Cable Acts"), and the Telecommunications Act of 1996 (the "1996 Telecom Act"), establish a national policy to guide the development and regulation of cable television systems. The Federal Communications Commission (FCC) has principal responsibility for implementing the policies of the Cable Acts. Many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. Legislation and regulations continue to change, and the Company cannot predict the impact of future developments on the cable television industry.

     The 1992 Cable Act and the FCC's rules implementing that act generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established rate regulations.

     The 1992 Cable Act permits certified local franchising authorities to order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. As of December 23, 1998, the amount returned by the Company has been insignificant. The Company may be required to refund additional amounts in the future.

     The Company believes that it has complied in all material respects with the provisions of the 1992 Cable Act, including the rate setting provisions promulgated by the FCC. However, in jurisdictions that have chosen not to certify, refunds covering the previous

                 MARCUS CABLE COMPANY, L.L.C. AND SUBSIDIARIES twelve-month period may be ordered upon certification if the Company is unable to justify its basic rates. The Company is unable to estimate at this time the amount of refunds, if any, that may be payable by the Company in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. The Company does not believe that the amount of any such refunds would have a material adverse effect on the financial position or results of operations of the Company.

     The 1996 Telecom Act, among other things, immediately deregulated the rates for certain small cable operators and in certain limited circumstances rates on the basic service tier, and as of March 31, 1999, deregulates rates on the cable programming service tier (CPST). The FCC is currently developing permanent regulations to implement the rate deregulation provisions of the 1996 Telecom Act. The Company cannot predict the ultimate effect of the 1996 Telecom Act on the Company's financial position or results of operations.

     The FCC may further restrict the ability of cable television operators to implement rate increases or the United States Congress may enact legislation that could delay or suspend the scheduled March 1999 termination of CPST rate regulation. This continued rate regulation, if adopted, could limit the rates charged by the Company.

     A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. State governmental agencies are required to follow FCC rules when prescribing rate regulation, and thus, state regulation of cable television rates is not allowed to be more restrictive than the federal or local regulation.

  LITIGATION

     In Alabama, Indiana, Texas and Wisconsin, customers have filed punitive class action lawsuits on behalf of all person residing in those respective states who are or were potential customers of the Company's cable television service, and who have been charged a processing fee for delinquent payment of their cable bill. The actions challenge the legality of the processing fee and seek declaratory judgment, injunctive relief and unspecified damages. In Alabama and Wisconsin, the Company has entered into joint speculation and case management orders with attorneys for plaintiffs. A Motion to Dismiss is pending in Indiana. The Company intends to vigorously defend the actions. At this stage of the actions, the Company is not able to project the expenses of defending the actions or the potential outcome of the actions, including the impact on the consolidated financial position or results of operations.

     The Company is also party to lawsuits which are generally incidental to its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits will not have a material adverse effect on the Company's consolidated financial position or results of operations.

(13) SUBSEQUENT EVENT (UNAUDITED)

     In March 1999, concurrent with the issuance of Senior Notes and Senior Discount Notes, the combined company (Charter and the Company, see note 1) extinguished all long-term debt, excluding borrowings of Charter and the Company under their respective credit agreements, and refinanced all existing credit agreements at various subsidiaries of the Company and Charter with a new credit agreement entered into by a wholly owned subsidiary of the combined company.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To CCA Group:

     We have audited the accompanying combined balance sheet of CCA Holdings Corp., CCT Holdings Corp. and Charter Communications Long Beach, Inc. (collectively CCA Group) and subsidiaries as of December 31, 1997, and the related combined statements of operations, shareholders' deficit and cash flows for the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of CCA Group and subsidiaries as of December 31, 1997, and the combined results of their operations and their cash flows for the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

St. Louis, Missouri,
  February 5, 1999

                                   CCA GROUP

                  COMBINED BALANCE SHEET -- DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                                 ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $    4,501
  Accounts receivable, net of allowance for doubtful
     accounts of $926.......................................       9,407
  Prepaid expenses and other................................       1,988
  Deferred income tax asset.................................       5,915
                                                              ----------
          Total current assets..............................      21,811
                                                              ----------
RECEIVABLE FROM RELATED PARTY, including accrued interest...      13,090
                                                              ----------
INVESTMENT IN CABLE TELEVISION PROPERTIES:
  Property, plant and equipment.............................     352,860
  Franchises, net of accumulated amortization of $132,871...     806,451
                                                              ----------
                                                               1,159,311
                                                              ----------
OTHER ASSETS................................................      13,731
                                                              ----------
                                                              $1,207,943
                                                              ==========
                 LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Current maturities of long-term debt......................  $   25,625
  Accounts payable and accrued expenses.....................      48,554
  Payables to manager of cable television systems -- related
     party..................................................       1,975
                                                              ----------
          Total current liabilities.........................      76,154
                                                              ----------
DEFERRED REVENUE............................................       1,882
                                                              ----------
DEFERRED INCOME TAXES.......................................     117,278
                                                              ----------
LONG-TERM DEBT, less current maturities.....................     758,795
                                                              ----------
DEFERRED MANAGEMENT FEES....................................       4,291
                                                              ----------
NOTES PAYABLE, including accrued interest...................     348,202
                                                              ----------
SHAREHOLDERS' DEFICIT:
  Common stock..............................................           1
  Additional paid-in capital................................     128,499
  Accumulated deficit.......................................    (227,159)
                                                              ----------
          Total shareholders' deficit.......................     (98,659)
                                                              ----------
                                                              $1,207,943
                                                              ==========

   The accompanying notes are an integral part of these combined statements.

                                   CCA GROUP

                       COMBINED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                  PERIOD FROM
                                                   JANUARY 1,
                                                     1998,             YEAR ENDED
                                                    THROUGH           DECEMBER 31
                                                  DECEMBER 23,    --------------------
                                                      1998          1997        1996
                                                  ------------      ----        ----
REVENUES........................................   $ 324,432      $289,697    $233,392
                                                   ---------      --------    --------
EXPENSES:
  Operating costs...............................     135,705       122,917     102,977
  General and administrative....................      28,440        26,400      18,687
  Depreciation and amortization.................     136,689       116,080      96,547
  Management fees -- related parties............      17,392        11,414       8,634
                                                   ---------      --------    --------
                                                     318,226       276,811     226,845
                                                   ---------      --------    --------
     Income from operations.....................       6,206        12,886       6,547
                                                   ---------      --------    --------
OTHER INCOME (EXPENSE):
  Interest income...............................       4,962         2,043       1,883
  Interest expense..............................    (113,824)     (108,122)    (88,999)
  Other, net....................................        (294)          171      (2,504)
                                                   ---------      --------    --------
                                                    (109,156)     (105,908)    (89,620)
                                                   ---------      --------    --------
     Net loss...................................   $(102,950)     $(93,022)   $(83,073)
                                                   =========      ========    ========

   The accompanying notes are an integral part of these combined statements.

                                   CCA GROUP

                  COMBINED STATEMENTS OF SHAREHOLDERS' DEFICIT
                             (DOLLARS IN THOUSANDS)

                                                 ADDITIONAL
                                       COMMON     PAID-IN      ACCUMULATED
                                       STOCK      CAPITAL        DEFICIT        TOTAL
                                       ------    ----------    -----------      -----
BALANCE, December 31, 1995...........   $ 1       $ 99,999      $ (51,064)    $  48,936
  Net loss...........................    --             --        (83,073)      (83,073)
                                        ---       --------      ---------     ---------
BALANCE, December 31, 1996...........     1         99,999       (134,137)      (34,137)
  Capital contributions..............    --         28,500             --        28,500
  Net loss...........................    --             --        (93,022)      (93,022)
                                        ---       --------      ---------     ---------
BALANCE, December 31, 1997...........     1        128,499       (227,159)      (98,659)
  Capital contributions..............    --          5,684             --         5,684
  Net loss...........................    --             --       (102,950)     (102,950)
                                        ---       --------      ---------     ---------
BALANCE, December 23, 1998...........   $ 1       $134,183      $(330,109)    $(195,925)
                                        ===       ========      =========     =========

   The accompanying notes are an integral part of these combined statements.

                                   CCA GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                          PERIOD FROM
                                                           JANUARY 1,
                                                             1998,             YEAR ENDED
                                                            THROUGH            DECEMBER 31
                                                          DECEMBER 23,    ---------------------
                                                              1998          1997        1996
                                                          ------------      ----        ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..............................................   $(102,950)     $(93,022)   $ (83,073)
  Adjustments to reconcile net loss to net cash provided
     by operating activities --
     Depreciation and amortization......................     136,689       116,080       96,547
     Amortization of debt issuance costs and non cash
       interest cost....................................      44,701        49,107       39,927
     (Gain) loss on sale of property, plant and
       equipment........................................         511          (156)       1,257
     Changes in assets and liabilities, net of effects
       from acquisitions --
       Accounts receivable, net.........................       4,779           222       (1,393)
       Prepaid expenses and other.......................         243          (175)         216
       Accounts payable and accrued expenses............       3,849         8,797        3,855
       Payables to manager of cable television systems,
          including deferred management fees............       3,485           784          448
       Deferred revenue.................................       1,336           559         (236)
       Other operating activities.......................       5,583        (3,207)       1,372
                                                           ---------      --------    ---------
       Net cash provided by operating activities........      98,226        78,989       58,920
                                                           ---------      --------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment............     (95,060)      (82,551)     (56,073)
  Payments for acquisitions, net of cash acquired.......          --      (147,187)    (122,017)
  Other investing activities............................      (2,898)       (1,296)          54
                                                           ---------      --------    ---------
     Net cash used in investing activities..............     (97,958)     (231,034)    (178,036)
                                                           ---------      --------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt..........................     300,400       162,000      127,000
  Repayments of long-term debt..........................     (64,120)      (39,580)     (13,100)
  Payments of debt issuance costs.......................      (8,442)       (3,360)      (3,126)
  Repayments under notes payable........................    (230,994)           --           --
  Capital contributions.................................          --        28,500           --
                                                           ---------      --------    ---------
     Net cash provided by (used in) financing
       activities.......................................      (3,156)      147,560      110,774
                                                           ---------      --------    ---------
NET DECREASE IN CASH AND CASH EQUIVALENTS...............      (2,888)       (4,485)      (8,342)
CASH AND CASH EQUIVALENTS, beginning of period..........       4,501         8,986       17,328
                                                           ---------      --------    ---------
CASH AND CASH EQUIVALENTS, end of period................   $   1,613      $  4,501    $   8,986
                                                           =========      ========    =========
CASH PAID FOR INTEREST..................................   $ 179,781      $ 49,687    $  51,434
                                                           =========      ========    =========

   The accompanying notes are an integral part of these combined statements.

                                   CCA GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  ORGANIZATION AND BASIS OF PRESENTATION

     CCA Group consists of CCA Holdings Corp. (CCA Holdings), CCT Holdings Corp. (CCT Holdings) and Charter Communications Long Beach, Inc. (CC-LB), all Delaware corporations (collectively referred to as "CCA Group" or the "Company") and their subsidiaries. The combined financial statements of each of these companies have been combined by virtue of their common ownership and management. All material intercompany transactions and balances have been eliminated.

     CCA Holdings commenced operations in January 1995 in connection with consummation of the Crown Transaction (as defined below). The accompanying financial statements include the accounts of CCA Holdings; its wholly-owned subsidiary, CCA Acquisition Corp. (CAC); CAC's wholly-owned subsidiary, Cencom Cable Entertainment, Inc. (CCE); and Charter Communications Entertainment I, L.P. (CCE-I), which is controlled by CAC through its general partnership interest. Through December 23, 1998, CCA Holdings was approximately 85% owned by Kelso Investment Associates V, L.P., an investment fund, together with an affiliate (collectively referred to as "Kelso" herein) and certain other individuals and approximately 15% by Charter Communications, Inc. (Charter), manager of CCE-I's cable television systems.

     CCT Holdings was formed on January 6, 1995. CCT Holdings commenced operations in September 1995 in connection with consummation of the Gaylord Transaction (as defined below). The accompanying financial statements include the accounts of CCT Holdings and Charter Communications Entertainment II, L.P. (CCE-II), which is controlled by CCT Holdings through its general partnership interest. Through December 23, 1998, CCT Holdings was owned approximately 85% by Kelso and certain other individuals and approximately 15% by Charter, manager of CCE-II's cable television systems.

     In January 1995, CAC completed the acquisition of certain cable television systems from Crown Media, Inc. (Crown), a subsidiary of Hallmark Cards, Incorporated (Hallmark) (the "Crown Transaction"). On September 29, 1995, CAC and CCT Holdings entered into an Asset Exchange Agreement whereby CAC exchanged a 1% undivided interest in all of its assets for a 1.22% undivided interest in certain assets to be acquired by CCT Holdings from an affiliate of Gaylord Entertainment Company, Inc. (Gaylord). Effective September 30, 1995, CCT Holdings acquired certain cable television systems from Gaylord (the "Gaylord Transaction"). Upon execution of the Asset Purchase Agreement, CAC and CCT Holdings entered into a series of agreements to contribute the assets acquired under the Crown Transaction to CCE-I and certain assets acquired in the Gaylord acquisition to CCE-II. Collectively, CCA Holdings and CCT Holdings own 100% of CCE-I and CCE-II.

     CC-LB was acquired by Kelso and Charter in May 1997. The accompanying financial statements include the accounts of CC-LB and its wholly owned subsidiary, Long Beach Acquisition Corp. (LBAC) from the date of acquisition. Through December 23, 1998, CC-LB was owned approximately 85% by Kelso and certain other individuals and approximately 15% by Charter, manager of LBAC's cable television systems.

                                   CCA GROUP

     Effective December 23, 1998, Paul G. Allen acquired 94% of Charter through a series of transactions. In conjunction with Mr. Allen's acquisition, Charter acquired 100% of the outstanding stock of CCA Holdings, CCT Holdings and CC-LB on December 23, 1998.

     In 1998, CCE-I provided cable television service to customers in Connecticut, Illinois, Massachusetts, Missouri and New Hampshire, CCE-II provided cable television service to customers in California and LBAC provided cable television service to customers in Long Beach, California, and certain surrounding areas.

  CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 1997, cash equivalents consist primarily of repurchase agreements. These investments are carried at cost that approximates market value.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is recorded at cost, including all direct and certain indirect costs associated with the construction of cable television transmission and distribution facilities, and the cost of new customer installation. The costs of disconnecting a residence are charged to expense in the period incurred. Expenditures for repairs and maintenance are charged to expense as incurred, and equipment replacement costs and betterments are capitalized.

     Depreciation is provided on the straight-line basis over the estimated useful lives of the related assets as follows:

Cable distribution systems...........................    3-15 years
Buildings and leasehold improvements.................    5-15 years
Vehicles and equipment...............................     3-5 years

In 1997, the Company shortened the estimated useful lives of certain property, plant and equipment for depreciation purposes. As a result, additional depreciation of $8,123 was recorded during 1997.

  FRANCHISES

     Costs incurred in obtaining and renewing cable franchises are deferred and amortized over the lives of the franchises. Costs relating to unsuccessful franchise applications are charged to expense when it is determined that the efforts to obtain the franchise will not be successful. Franchise rights acquired through the purchase of cable television systems represent the excess of the cost of properties acquired over the amounts assigned to net tangible assets at date of acquisition and are amortized using the straight-line method over 15 years.

  OTHER ASSETS

     Debt issuance costs are amortized to interest expense over the term of the related debt. The interest rate cap costs are being amortized over the terms of the agreement, which approximates three years.

                                   CCA GROUP

  INCOME TAXES

     Income taxes are recorded in accordance with SFAS No. 109, "Accounting for Income Taxes."

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  ACQUISITIONS:

     In 1997, CC-LB acquired the stock of LBAC for an aggregate purchase price, net of cash acquired, of $147,200. In connection with the completion of this acquisition, LBAC recorded $55,900 of deferred income tax liabilities resulting from differences between the financial reporting and tax basis of certain assets acquired. The excess of the cost of properties acquired over the amounts assigned to net tangible assets at the date of acquisition was $190,200 and is included in franchises.

     In 1996, the Company acquired cable television systems in three separate transactions for an aggregate purchase price, net of cash acquired, of $122,000. The excess of the cost of properties acquired over the amounts assigned to net tangible assets at the dates of acquisition was $100,200 and is included in franchises.

     The above acquisitions were accounted for using the purchase method of accounting, and accordingly, results of operations of the acquired assets have been included in the financial statements from the dates of the acquisitions.

     Unaudited pro forma operating results for the 1997 acquisitions as though the acquisitions had been made on January 1, 1997, with pro forma adjustments to give effect to amortization of franchises, interest expense and certain other adjustments as follows:

                                                         YEAR ENDED
                                                        DECEMBER 31,
                                                            1997
                                                         (UNAUDITED)
                                                        -------------
Revenues............................................      $303,797
Income from operations..............................        14,108
Net loss............................................       (94,853)

     The unaudited pro forma information has been presented for comparative purposes and does not purport to be indicative of the results of operations had these transactions been completed as of the assumed date or which may be obtained in the future.

3.  RECEIVABLE FROM RELATED PARTY:

     In connection with the transfer of certain assets acquired in the Gaylord Transaction to Charter Communications Properties, Inc. (CCP), Charter Communications Properties Holding Corp. (CCP Holdings), the parent of CCP and a wholly owned subsidiary of Charter, entered into a $9,447 promissory note with CCT Holdings. The promissory note

                                   CCA GROUP
bears interest at the rates paid by CCT Holdings on the Gaylord Seller Note. Principal and interest are due on September 29, 2005. Interest income has been accrued based on an average rate of interest over the life of the Gaylord Seller Note, which approximates 15.4% and totaled $1,899 for the period from January 1, 1998, through December 23, 1998, and $1,806 and $1,547 for the years ended December 31, 1997 and 1996, respectively. As of December 31, 1997, interest receivable totaled $3,643.

4.  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consists of the following at December 31, 1997:

Cable distribution systems............................    $ 426,241
Land, buildings and leasehold improvements............       15,443
Vehicles and equipment................................       24,375
                                                          ---------
                                                            466,059
Less -- Accumulated depreciation......................     (113,199)
                                                          ---------
                                                          $ 352,860
                                                          =========

     Depreciation expense for the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996, was $72,914, $59,599 and $39,575, respectively.

5.  OTHER ASSETS:

     Other assets consists of the following at December 31, 1997:

Debt issuance costs.....................................    $13,416
Note receivable.........................................      2,100
Other...................................................      1,342
                                                            -------
                                                             16,858
Less -- Accumulated amortization........................     (3,127)
                                                            -------
                                                            $13,731
                                                            =======

6.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

     Accounts payable and accrued expenses consist of the following at December 31, 1997:

Accrued interest........................................    $ 8,389
Franchise fees..........................................      6,434
Programming expenses....................................      5,855
Accounts payable........................................      4,734
Public education and governmental costs.................      4,059
Salaries and related benefits...........................      3,977
Capital expenditures....................................      3,629
Other...................................................     11,477
                                                            -------
                                                            $48,554
                                                            =======

                                   CCA GROUP

7.  LONG-TERM DEBT:

     Long-term debt consists of the following at December 31, 1997:

CCE-I:
  Term loans.............................................  $274,120
  Fund loans.............................................    85,000
  Revolving credit facility..............................   103,800
                                                           --------
                                                            462,920
                                                           --------
CCE-II:
  Term loans.............................................   105,000
  Revolving credit facility..............................   123,500
                                                           --------
                                                            228,500
                                                           --------
LBAC:
  Term loans.............................................    85,000
  Revolving credit facility..............................     8,000
                                                           --------
                                                             93,000
                                                           --------
          Total debt.....................................   784,420
Less -- Current maturities...............................   (25,625)
                                                           --------
          Total long-term debt...........................  $758,795
                                                           ========

  CCE-I CREDIT AGREEMENT

     CCE-I maintains a credit agreement (the "CCE-I Credit Agreement"), which provides for a $280,000 term loan that matures on September 30, 2006, an $85,000 fund loan that matures on March 31, 2007, and a $175,000 revolving credit facility with a maturity date of September 30, 2006. Amounts under the CCE-I Credit Agreement bear interest at either the LIBOR Rate or Base Rate, as defined, plus a margin of up to 2.75%. The variable interest rate ranged from 6.88% to 8.06% at December 23, 1998, and from 7.63% to 8.50% and 7.63% to 8.38%
at December 31, 1997 and 1996, respectively.

     Commencing June 30, 2002, and at the end of each calendar quarter thereafter, available borrowings under the revolving credit facility and the term loan shall be reduced on an annual basis by 12.0% in 2002 and 15.0% in 2003. Commencing June 30, 2002, and at the end of each calendar quarter thereafter, the available borrowings for the fund loan shall be reduced on an annual basis by 0.75% in 2002 and 1.0% in 2003. A quarterly commitment fee of between 0.375% and 0.5% per annum is payable on the unborrowed balance of the revolving credit facility.

  COMBINED CREDIT AGREEMENT

     CCE-II and LBAC maintain a credit agreement (the "Combined Credit Agreement") which provides for two term loan facilities, one with the principal amount of $100,000 that matures on March 31, 2005, and the other with the principal amount of $90,000 that matures on March 31, 2006. The Combined Credit Agreement also provides for a $185,000 revolving credit facility, with a maturity date of March 31, 2005. Amounts under the Combined Credit Agreement bear interest at either the LIBOR Rate or Base

                                   CCA GROUP

Rate, as defined, plus a margin of up to 2.5%. The variable interest rate ranged from 6.56% to 7.59% at December 23, 1998, and from 7.50% to 8.38% at December 31, 1997, respectively.

     Commencing March 31, 2001, and at the end of each quarter thereafter, available borrowings under the revolving credit facility and one term loan shall be reduced on an annual basis by 5.0% in 2001, 15.0% in 2002 and 18.0% in 2003. Commencing in December 31, 1999, and at the end of each quarter thereafter, available borrowings under the other term loan shall be reduced on annual basis by 0.5% in 1999, 0.8% in 2000, 1.0% in 2001, 1.0% in 2002 and 1.0% in 2003. A
quarterly commitment fee of between 0.25% and 0.375% per annum, based upon the intercompany indebtedness of the Company, is payable on the unborrowed balance of the revolving credit facility.

  CCE CREDIT AGREEMENT

     In October 1998, Charter Communications Entertainment, L.P. (CCE L.P.), a 98% direct and indirect owner of CCE-I and CCE-II and indirectly owned subsidiary of the Company, entered into a credit agreement (the "CCE L.P. Credit Agreement") which provides for a term loan facility with the principal amount of $130,000 that matures on September 30, 2007. Amounts under the CCE L.P. Credit Agreement bear interest at the LIBOR Rate or Base Rate, as defined, plus a margin of up to 3.25%. The variable interest rate at December 23, 1998, was 8.62%.

     Commencing June 30, 2002, and the end of each calendar quarter thereafter, the available borrowings for the term loan shall be reduced on an annual basis by 0.75% in 2002 and 1.0% in 2003.

  CCE-II HOLDINGS CREDIT AGREEMENT

     CCE-II Holdings, LLC (CCE-II Holdings), a wholly owned subsidiary of CCE L.P. and the parent of CCE-II, entered into a credit agreement (the "CCE-II Holdings Credit Agreement") in November 1998, which provides for a term loan facility with the principal amount of $95,000 that matures on September 30, 2006. Amounts under the CCE-II Holdings Credit Agreement bear interest at either the LIBOR Rate or Base Rate, as defined, plus a margin of up to 3.25%. The variable rate at December 23, 1998, was 8.56%.

     Commencing June 30, 2002, and at the end of each quarter thereafter, available borrowings under the revolving credit facility and one term loan shall be reduced on an annual basis by 0.5% in 2002 and 1.0% in 2003.

     The credit agreements require the Company to comply with various financial and nonfinancial covenants, including the maintenance of annualized operating cash flow to fixed charge ratio, as defined, not to exceed 1.0 to 1.0. These debt instruments also contain substantial limitations on, or prohibitions of, distributions, additional indebtedness, liens asset sales and certain other items.

                                   CCA GROUP

8.  NOTES PAYABLE:

     Notes payable consists of the following at December 31, 1997:

HC Crown Note............................................  $ 82,000
Accrued interest on HC Crown Note........................    36,919
Gaylord Seller Note......................................   165,688
Accrued interest on Gaylord Seller Note..................    63,595
                                                           --------
          Total..........................................  $348,202
                                                           ========

     In connection with the Crown Transaction, the Company entered into an $82,000 senior subordinated loan agreement with a subsidiary of Hallmark, HC Crown Corp., and pursuant to such loan agreement issued a senior subordinated note (the "HC Crown Note"). The HC Crown Note was an unsecured obligation. The HC Crown Note was limited in aggregate principal amount to $82,000 and has a stated maturity date of December 31, 1999 (the "Stated Maturity Date"). Interest has been accrued at 13% per annum, compounded semiannually, payable upon maturity. In October 1998, the Crown Note and accrued interest was paid in full.

     In connection with the Gaylord Transaction, CCT Holdings entered into a $165,700 subordinated loan agreement with Gaylord (the "Gaylord Seller Note"). Interest expense has been accrued based on an average rate of interest over the life of the Gaylord Seller Note, which approximated 15.4%.

     In connection with the Gaylord Transaction, CCT Holdings, CCE L.P. and Gaylord entered into a contingent payment agreement (the "Contingent Agreement"). The Contingent Agreement indicates CCE L.P. will pay Gaylord 15% of any amount distributed to CCT Holdings in excess of the total of the Gaylord Seller Note, Crown Seller Note and $450,000. In conjunction with the Paul G. Allen acquisition of Charter and the Company, Gaylord was paid an additional $132,000 pursuant to the Contingent Agreement and the Gaylord Seller Note was paid in full.

9.  FAIR VALUE OF FINANCIAL INSTRUMENTS:

     A summary of debt and the related interest rate hedge agreements at December 31, 1997, is as follows:

                                                                  1997
                                                    --------------------------------
                                                    CARRYING    NOTIONAL      FAIR
                                                     VALUE       AMOUNT      VALUE
                                                    --------    --------     -----
DEBT
Debt under credit agreements......................  $784,420    $     --    $784,420
HC Crown Note (including accrued interest)........   118,919          --     118,587
Gaylord Seller Note (including accrued
  interest).......................................   229,283          --     214,074
INTEREST RATE HEDGE AGREEMENTS
Swaps.............................................        --     405,000      (1,214)
Caps..............................................        --     120,000          --
Collars...........................................        --     190,000        (437)

                                   CCA GROUP

     As the long-term debt under the credit agreements bear interest at current market rates, their carrying amount approximates fair market value at December 31, 1997. Fair value of the HC Crown Note is based upon trading activity at December 31, 1997. Fair value of the Gaylord Seller Note is based on current redemption value.

     The weighted average interest pay rate for the Company's interest rate swap agreements was 7.82% at December 31, 1997. The weighted average interest rate for the Company's interest rate cap agreements was 8.49% at December 31, 1997. The weighted average interest rates for the Company's interest rate collar agreements were 9.04% and 7.57% for the cap and floor components, respectively, at December 31, 1997.

     The notional amounts of interest rate hedge agreements do not represent amounts exchanged by the parties and, thus, are not a measure of the Company's exposure through its use of interest rate hedge agreements. The amounts exchanged are determined by reference to the notional amount and the other terms of the contracts.

     The fair value of interest rate hedge agreements generally reflects the estimated amounts that the Company would receive or pay (excluding accrued interest) to terminate the contracts on the reporting date, thereby taking into account the current unrealized gains or losses of open contracts. Dealer quotations are available for the Company's interest rate hedge agreements.

     Management believes that the sellers of the interest rate hedge agreements will be able to meet their obligations under the agreements. In addition, some of the interest rate hedge agreements are with certain of the participating banks under the Company's Senior Credit Facility thereby reducing the exposure to credit loss. The Company has policies regarding the financial stability and credit standing of major counterparties. Nonperformance by the counterparties is not anticipated nor would it have a material adverse effect on the results of operations or the financial position of the Company.

                                   CCA GROUP

10.  COMMON STOCK:

     The Company's common stock consist of the following at December 31, 1997:

CCA Holdings:
  Common stock -- Class A, voting, $.01 par value, 100,000
     shares authorized; 75,515 shares issued and
     outstanding............................................    $ 1
  Common stock -- Class B, voting, $.01 par value, 20,000
     shares authorized; 4,300 shares issued and
     outstanding............................................     --
  Common stock -- Class C, nonvoting, $.01 par value, 5,000
     shares authorized; 185 shares issued and outstanding...     --
                                                                ---
                                                                  1
                                                                ---
CCT Holdings:
  Common stock -- Class A, voting, $.01 par value, 20,000
     shares authorized; 16,726 shares issued and
     outstanding............................................     --
  Common stock -- Class B, voting, $.01 par value, 4,000
     shares authorized; 3,000 shares issued and
     outstanding............................................     --
  Common stock -- Class C, nonvoting, $.01 par value, 1,000
     shares authorized; 275 shares issued and outstanding...     --
                                                                ---
CC-LB:
  Common stock -- Class A, voting, $.01 par value, 31,000
     shares authorized, 27,850 shares issued and
     outstanding............................................     --
  Common stock -- Class B, voting, $.01 par value, 2,000
     shares authorized, 1,500 shares issued and
     outstanding............................................     --
  Common stock -- Class C, nonvoting, $.01 par value, 2,000
     shares authorized, 650 shares issued and outstanding...     --
                                                                ---
          Total common stock................................    $ 1
                                                                ===

  CCA HOLDINGS

     The Class A Voting Common Stock (CCA Class A Common Stock) and Class C Nonvoting Common Stock (CCA Class C Common Stock) have certain preferential rights upon liquidation of CCA Holdings. In the event of liquidation, dissolution or "winding up" of CCA Holdings, holders of CCA Class A and Class C Common Stock are entitled to a preference of $1,000 per share. After such amount is paid, holders of Class B Voting Common Stock (CCA Class B Common Stock) are entitled to receive $1,000 per share. Thereafter, Class A and Class C shareholders shall ratably receive the remaining proceeds.

     If upon liquidation, dissolution or "winding up" the assets of CCA Holdings are insufficient to permit payment to Class A and Class C shareholders for their full preferential amounts, all assets of CCA Holdings shall then be distributed ratably to Class A and Class C shareholders. Furthermore, if the proceeds from liquidation are inadequate to pay Class B shareholders their full preferential amounts, the proceeds are to be distributed on a pro rata basis to Class B shareholders.

     Upon the occurrence of any Conversion Event (as defined within the Amended and Restated Certificate of Incorporation) Class C shareholders may convert any or all of their outstanding shares into the same number of Class A shares. Furthermore, CCA Holdings

                                   CCA GROUP
may automatically convert outstanding Class C shares into the same number of Class A shares.

     CCA Holdings is restricted from making cash dividends on its common stock until the balance outstanding under the HC Crown Note is repaid.

     Charter and Kelso entered into a Stockholders' Agreement providing for certain restrictions on the transfer, sale or purchase of CCA Holdings' common stock.

  CCT HOLDINGS

     The Class A Voting Common Stock (CCT Class A Common Stock) and Class C Nonvoting Common Stock (CCT Class C Common Stock) have certain preferential rights upon liquidation of CCT Holdings. In the event of liquidation, dissolution or "winding up" of CCT Holdings, holders of CCT Class A Common Stock and Class C Common Stock are entitled to a preference of $1,000 per share. After such amount is paid, holders of Class B Voting Common Stock (CCT Class B Common Stock) are entitled to receive $1,000 per share. Thereafter, Class A and Class C shareholders shall ratably receive the remaining proceeds.

     If upon liquidation, dissolution or "winding up" the assets of CCT Holdings are insufficient to permit payment to Class A Common Stock and Class C shareholders for their full preferential amount, all assets of the Company shall then be distributed ratably to Class A and Class C shareholders. Furthermore, if the proceeds from liquidation are inadequate to pay Class B shareholders their full preferential amount, the proceeds are to be distributed on a pro rata basis to Class B shareholders.

     Upon the occurrence of any Conversion Event (as defined within the Amended and Restated Certificate of Incorporation), Class C shareholders may convert any or all of their outstanding shares into the same number of Class A shares. Furthermore, CCT Holdings may automatically convert outstanding Class C shares into the same number of Class A shares.

     CCT Holdings is restricted from making cash dividends on its common stock until the balance outstanding under the note payable to seller is repaid.

     Charter and Kelso entered into a Stockholders' Agreement providing for certain restrictions on the transfer, sale or purchase of CCT Holdings' common stock.

  CC-LB

     The Class A Voting Common Stock (CC-LB Class A Common Stock) and Class C Nonvoting Common Stock (CC-LB Class C Common Stock) have certain preferential rights upon liquidation of CC-LB. In the event of liquidation, dissolution or "winding up" of CC-LB, holders of CC-LB Class A Common Stock and Class C Common Stock are entitled to a preference of $1,000 per share. After such amount is paid, holders of Class B Voting Common Stock (CC-LB Class B Common Stock) are entitled to receive $1,000 per share. Thereafter, Class A, Class B and Class C shareholders shall ratably receive the remaining proceeds.

     If upon liquidation, dissolution or "winding up" the assets of CC-LB are insufficient to permit payment to Class A and Class C shareholders for their full preferential amount,

                                   CCA GROUP
all assets of the Company shall then be distributed ratably to Class A and Class C shareholders. Furthermore, if the proceeds from liquidation are inadequate to pay Class B shareholders their full preferential amount, the proceeds are to be distributed on a pro rata basis to Class B shareholders.

     CC-LB Class C Common Stock may be converted into CC-LB Class A Common Stock upon the transfer of CC-LB Class C Common Stock to a person not affiliated with the seller. Furthermore, CC-LB may automatically convert outstanding Class C shares into the same number of Class A shares.

11.  RELATED PARTY TRANSACTIONS:

     Charter provides management services to the Company under the terms of a contract which provides for annual base fees equal to $9,277 and $9,485 for the period from January 1, 1998, through December 23, 1998, and for the year ended December 31, 1997, respectively, plus an additional fee equal to 30% of the excess, if any, of operating cash flow (as defined in the management agreement) over the projected operating cash flow. Payment of the additional fee is deferred due to restrictions provided within the Company's credit agreements. Deferred management fees bear interest at 8.0% per annum. The additional fees for the periods from January 1, 1998, through December 23, 1998, and the years ended December 31, 1997 and 1996, totaled $2,160, $1,990 and $1,255, respectively. In addition, the Company receives financial advisory services from an affiliate of Kelso, under terms of a contract which provides for fees equal to $1,064 and $1,113 per annum as of January 1, 1998, through December 23, 1998, and December 31, 1997, respectively. Management and financial advisory service fees currently payable of $2,281 are included in payables to manager of cable television systems -- related party at December 31, 1997.

     The Company pays certain acquisition advisory fees to an affiliate of Kelso and Charter, which typically equal approximately 1% of the total purchase price paid for cable television systems acquired. Total acquisition fees paid to the affiliate of Kelso for the period from January 1, 1998, through December 23, 1998, were $-0-. Total acquisition fees paid to the affiliate of Kelso in 1997 and 1996 were $-0- and $1,400, respectively. Total acquisition fees paid to Charter for the period from January 1, 1998, through December 23, 1998, were $-0-. Total acquisition fees paid to Charter in 1997 and 1996 were $-0- and $1,400, respectively.

     The Company and all entities managed by Charter collectively utilize a combination of insurance coverage and self-insurance programs for medical, dental and workers' compensation claims. The Company is allocated charges monthly based upon its total number of employees, historical claims and medical cost trend rates. Management considers this allocation to be reasonable for the operations of the Company. For the period from January 1, 1998, through December 23, 1998, the Company expensed $1,950 relating to insurance allocations. During 1997 and 1996, the Company expensed $1,689 and $2,065, respectively, relating to insurance allocations.

     Beginning in 1996, the Company and other entities managed by Charter employed the services of Charter's National Data Center (the "National Data Center"). The National Data Center performs certain customer billing services and provides computer network, hardware and software support to the Company and other affiliated entities. The cost of these services is allocated based on the number of customers. Management considers this

                                   CCA GROUP
allocation to be reasonable for the operations of the Company. For the period from January 1, 1998, through December 23, 1998, the Company expensed $843 relating to these services. During 1997 and 1996, the Company expensed $723 and $466 relating to these services, respectively.

     CCE-I maintains a regional office. The regional office performs certain operational services on behalf of CCE-I and other affiliated entities. The cost of these services is allocated to CCE-I and affiliated entities based on their number of customers. Management considers this allocation to be reasonable for the operations of CCE-I. From the period January 1, 1998, through December 23, 1998, the Company expensed $1,926 relating to these services. During 1997 and 1996, CCE-I expensed $861 and $799, respectively, relating to these services.

12.  COMMITMENTS AND CONTINGENCIES:

  LEASES

     The Company leases certain facilities and equipment under noncancelable operating leases. Lease and rental costs charged to expense for the period from January 1, 1998, through December 23, 1998, was $2,222. Rent expense incurred under these leases during 1997 and 1996 was $1,956 and $1,704, respectively.

     The Company also rents utility poles in its operations. Generally, pole rentals are cancelable on short notice, but the Company anticipates that such rentals will recur. Rent expensed incurred for pole attachments for the period from January 1, 1998, through December 23, 1998, was $2,430. Rent expense incurred for pole attachments during 1997 and 1996 was $2,601 and $2,330, respectively.

  LITIGATION

     The Company is a party to lawsuits that arose in the ordinary course of conducting its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits will not have a material adverse effect on the Company's consolidated financial position or results of operations.

13.  REGULATION IN THE CABLE TELEVISION INDUSTRY:

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act" and together with the 1984 Cable Act, the "Cable Acts"), and the Telecommunications Act of 1996 (the "1996 Telecom Act"), establish a national policy to guide the development and regulation of cable television systems. The Federal Communications Commission (FCC) has principal responsibility for implementing the policies of the Cable Acts. Many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. Legislation and regulations continue to change, and the Company cannot predict the impact of future developments on the cable television industry.

     The 1992 Cable Act and the FCC's rules implementing that act generally have increased the administrative and operational expenses of cable television systems and have

                                   CCA GROUP
resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established rate regulations.

     The 1992 Cable Act permits certified local franchising authorities to order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. As of December 23, 1998, the amount refunded by the Company has been insignificant. The Company may be required to refund additional amounts in the future.

     The Company believes that it has complied in all material respects with the provisions of the 1992 Cable Act, including the rate setting provisions promulgated by the FCC. However, in jurisdictions that have chosen not to certify, refunds covering the previous twelve-month period may be ordered upon certification if the Company is unable to justify its basic rates. The Company is unable to estimate at this time the amount of refunds, if any, that may be payable by the Company in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. The Company does not believe that the amount of any such refunds would have a material adverse effect on the financial position or results of operations of the Company.

     The 1996 Telecom Act, among other things, immediately deregulated the rates for certain small cable operators and in certain limited circumstances rates on the basic service tier, and as of March 31, 1999, deregulates rates on the cable programming service tier (CPST). The FCC is currently developing permanent regulations to implement the rate deregulation provisions of the 1996 Telecom Act. The Company cannot predict the ultimate effect of the 1996 Telecom Act on the Company's financial position or results of operations.

     The FCC may further restrict the ability of cable television operators to implement rate increases or the United States Congress may enact legislation that could delay or suspend the scheduled March 1999 termination of CPST rate regulation. This continued rate regulation, if adopted, could limit the rates charged by the Company.

     A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. State governmental agencies are required to follow FCC rules when prescribing rate regulation, and thus, state regulation of cable television rates is not allowed to be more restrictive than the federal or local regulation. The Company is subject to state regulation in Connecticut.

14.  INCOME TAXES:

     Deferred tax assets and liabilities are recognized for the estimated future tax consequence attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using the enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Deferred income tax expense or benefit is the result of changes in the liability or asset recorded for deferred taxes. A valuation allowance must be established for any portion of a deferred tax asset for which it is more likely than not that a tax benefit will not be realized.

                                   CCA GROUP

     For the period from January 1, 1998, through December 23, 1998, and the years ended December 31, 1997 and 1996, no current provision (benefit) for income taxes was recorded. The effective income tax rate is less than the federal rate of 35% primarily due to providing a valuation allowance on deferred income tax assets.

     Deferred taxes are comprised of the following at December 31, 1997:

Deferred income tax assets:
  Accounts receivable...................................  $     252
  Other assets..........................................      7,607
  Accrued expenses......................................      4,740
  Deferred revenue......................................        624
  Deferred management fees..............................      1,654
  Tax loss carryforwards................................     80,681
  Tax credit carryforward...............................      1,360
  Valuation allowance...................................    (40,795)
                                                          ---------
          Total deferred income tax assets..............     56,123
                                                          ---------
Deferred income tax liabilities:
  Property, plant and equipment.........................    (38,555)
  Franchise costs.......................................   (117,524)
  Other.................................................    (11,407)
                                                          ---------
          Total deferred income tax liabilities.........   (167,486)
                                                          ---------
          Net deferred income tax liability.............  $(111,363)
                                                          =========

     At December 31, 1997, the Company had net operating loss (NOL) carryforwards for regular income tax purposes aggregating $204,400, which expire in various years from 1999 through 2012. Utilization of the NOLs carryforwards is subject to certain limitations.

15.  EMPLOYEE BENEFIT PLANS:

     The Company's employees may participate in the Charter Communications, Inc. 401(k) Plan (the "401(k) Plan"). Employees that qualify for participation can contribute up to 15% of their salary, on a before tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service. The Company contributes an amount equal to 50% of the first 5% of contributions by each employee. For the period from January 1, 1998, through December 23, 1998, the Company contributed $585 to the 401(k) plan. During 1997 and 1996, the Company contributed approximately $499 and $435 to the 401(k) Plan, respectively.

     Certain employees of the Company are participants in the 1996 Charter Communications/Kelso Group Appreciation Rights Plan (the "Plan"). The Plan covers certain key employees and consultants within the group of companies and partnerships controlled by affiliates of Kelso and managed by Charter. As a result of the acquisition of Charter and the Company, the Plan will be terminated and all amounts will be paid by Charter in 1999. For the period from January 1, 1998, through December 23, 1998, the Company recorded $5,684 of expense, included in management fees, and a contribution from Charter related to the Appreciation Rights Plan.

                                   CCA GROUP

16.  ACCOUNTING STANDARD NOT YET IMPLEMENTED:

     In June 1998, the Financial Accounting Standards Board adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. The Company has not yet quantified the impacts of adopting SFAS No. 133 on its consolidated financial statements nor has it determined the timing or method of its adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings
(loss).

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To CharterComm Holdings, L.P.:

     We have audited the accompanying consolidated balance sheet of CharterComm Holdings, L.P. and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, partners' capital and cash flows for the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CharterComm Holdings, L.P. and subsidiaries as of December 31, 1997, and the results of their operations and their cash flows for the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

St. Louis, Missouri,
  February 5, 1999

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

                CONSOLIDATED BALANCE SHEET -- DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................  $  2,742
  Accounts receivable, net of allowance for doubtful
     accounts of $330.......................................     3,158
  Prepaid expenses and other................................       342
                                                              --------
          Total current assets..............................     6,242
                                                              --------
INVESTMENT IN CABLE TELEVISION PROPERTIES:
  Property, plant and equipment.............................   235,808
  Franchises, net of accumulated amortization of $119,968...   480,201
                                                              --------
                                                               716,009
                                                              --------
OTHER ASSETS................................................    16,176
                                                              --------
                                                              $738,427
                                                              ========

                       LIABILITIES AND PARTNERS' CAPITAL

CURRENT LIABILITIES:
  Current maturities of long-term debt......................    $  5,375
  Accounts payable and accrued expenses.....................      30,507
  Payables to manager of cable television systems -- related
     party..................................................       1,120
                                                                --------
          Total current liabilities.........................      37,002
                                                                --------
DEFERRED REVENUE............................................       1,719
                                                                --------
LONG-TERM DEBT, less current maturities.....................     666,662
                                                                --------
DEFERRED MANAGEMENT FEES....................................       7,805
                                                                --------
DEFERRED INCOME TAXES.......................................       5,111
                                                                --------
REDEEMABLE PREFERRED LIMITED UNITS -- 577.81 units,
  issued and outstanding....................................      20,128
                                                                --------
PARTNERS' CAPITAL:
  General Partner...........................................          --
  Common Limited Partners -- 220.24 units issued and
     outstanding............................................          --
                                                                --------
          Total partners' capital...........................          --
                                                                --------
                                                                $738,427
                                                                ========

 The accompanying notes are an integral part of these consolidated statements.

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                  PERIOD FROM
                                                   JANUARY 1,
                                                     1998,             YEAR ENDED
                                                    THROUGH           DECEMBER 31
                                                  DECEMBER 23,    --------------------
                                                      1998          1997        1996
                                                  ------------      ----        ----
REVENUES........................................    $196,801      $175,591    $120,280
                                                    --------      --------    --------
OPERATING EXPENSES:
  Operating costs...............................      83,745        75,728      50,970
  General and administrative....................      14,586        12,607       9,327
  Depreciation and amortization.................      86,741        76,535      53,133
  Management fees -- related party..............      14,780         8,779       6,014
                                                    --------      --------    --------
                                                     199,852       173,649     119,444
                                                    --------      --------    --------
     Income (loss) from operations..............      (3,051)        1,942         836
                                                    --------      --------    --------
OTHER INCOME (EXPENSE):
  Interest income...............................         211           182         233
  Interest expense..............................     (66,121)      (61,498)    (41,021)
  Other, net....................................      (1,895)           17        (468)
                                                    --------      --------    --------
                                                     (67,805)      (61,299)    (41,256)
                                                    --------      --------    --------
     Loss before extraordinary item.............     (70,856)      (59,357)    (40,420)
EXTRAORDINARY ITEM -- Loss on early retirement
  of debt.......................................      (6,264)           --          --
                                                    --------      --------    --------
     Net loss...................................     (77,120)      (59,357)    (40,420)
REDEMPTION PREFERENCE ALLOCATION:
  Special Limited Partner units.................          --            --        (829)
  Redeemable Preferred Limited units............          --            --      (4,081)
NET LOSS ALLOCATED TO REDEEMABLE PREFERRED
  LIMITED UNITS.................................      20,128         2,553       4,063
                                                    --------      --------    --------
     Net loss applicable to partners' capital
       accounts.................................    $(56,992)     $(56,804)   $(41,267)
                                                    ========      ========    ========
NET LOSS ALLOCATION TO PARTNERS' CAPITAL
  ACCOUNTS:
  General Partner...............................    $(56,992)     $(21,708)   $(38,391)
  Common Limited Partners.......................          --       (35,096)     (2,876)
                                                    --------      --------    --------
                                                    $(56,992)     $(56,804)   $(41,267)
                                                    ========      ========    ========

 The accompanying notes are an integral part of these consolidated statements.

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
                             (DOLLARS IN THOUSANDS)

                                                                 COMMON
                                                    GENERAL     LIMITED
                                                    PARTNER     PARTNERS     TOTAL
                                                    -------     --------     -----
BALANCE, December 31, 1995........................  $ 29,396    $  2,202    $ 31,598
  Capital contributions...........................    30,703       2,300      33,003
  Allocation of net loss..........................   (38,391)     (2,876)    (41,267)
                                                    --------    --------    --------
BALANCE, December 31, 1996........................    21,708       1,626      23,334
  Capital contributions...........................        --      33,470      33,470
  Allocation of net loss..........................   (21,708)    (35,096)    (56,804)
                                                    --------    --------    --------
BALANCE, December 31, 1997........................        --          --          --
  Capital contributions...........................     4,920          --       4,920
  Allocation of net loss..........................   (56,992)         --     (56,992)
                                                    --------    --------    --------
BALANCE, December 23, 1998........................  $(52,072)   $     --    $(52,072)
                                                    ========    ========    ========

 The accompanying notes are an integral part of these consolidated statements.

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                    PERIOD FROM
                                                     JANUARY 1,
                                                       1998,
                                                      THROUGH      YEAR ENDED DECEMBER 31,
                                                    DECEMBER 23,   -----------------------
                                                        1998          1997         1996
                                                    ------------      ----         ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss........................................   $ (77,120)    $ (59,357)   $ (40,420)
  Adjustments to reconcile net loss to net cash
     provided by operating activities --
     Extraordinary item -- Loss on early
       retirement of debt.........................       6,264            --           --
     Depreciation and amortization................      86,741        76,535       53,133
     Amortization of debt issuance costs, debt
       discount and interest rate cap
       agreements.................................      14,563        14,212        9,564
     Loss on disposal of property, plant and
       equipment..................................       1,714           203          367
     Changes in assets and liabilities, net of
       effects from acquisition --
       Accounts receivable, net...................       2,000           369         (303)
       Prepaid expenses and other.................        (203)          943          245
       Accounts payable and accrued expenses......      (1,970)        3,988        9,911
       Payables to manager of cable television
          systems, including deferred management
          fees....................................       9,456         3,207        3,479
       Deferred revenue...........................         770           (82)         452
       Other operating activities.................       5,378            --           --
                                                     ---------     ---------    ---------
       Net cash provided by operating
          activities..............................      47,593        40,018       36,428
                                                     ---------     ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment......     (85,044)      (72,178)     (48,324)
  Payments for acquisitions, net of cash
     acquired.....................................      (5,900)     (159,563)    (145,366)
  Other investing activities......................       5,280         1,577       (2,089)
                                                     ---------     ---------    ---------
     Net cash used in investing activities........     (85,664)     (230,164)    (195,779)
                                                     ---------     ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt....................     547,400       231,250     260,576
  Repayments of long-term debt....................    (505,300)      (67,930)    (34,401)
  Partners' capital contributions.................          --        29,800          --
  Payment of debt issuance costs..................      (3,651)       (3,593)    (11,732)
  Payment of Special Limited Partnership units....          --            --     (43,243)
  Repayments of note payable -- related party.....          --            --     (15,000)
  Payments for interest rate cap agreements.......          --            --         (35)
                                                     ---------     ---------   ---------
     Net cash provided by financing activities....      38,449       189,527     156,165
                                                     ---------     ---------   ---------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.....................................         378          (619)     (3,186)
CASH AND CASH EQUIVALENTS, beginning of period....       2,742         3,361       6,547
                                                     ---------     ---------   ---------
CASH AND CASH EQUIVALENTS, end of period..........   $   3,120     $   2,742   $   3,361
                                                     =========     =========   =========
CASH PAID FOR INTEREST............................   $  61,559     $  42,538   $  28,860
                                                     =========     =========   =========

 The accompanying notes are an integral part of these consolidated statements.

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  ORGANIZATION AND BASIS OF PRESENTATION

     CharterComm Holdings, L.P. (CharterComm Holdings) was formed in March 1996 with the contributions of Charter Communications Southeast Holdings, L.P. (Southeast Holdings), Charter Communications, L.P. (CC-I) and Charter Communications II, L.P. (CC-II). This contribution was accounted for as a reorganization under common control and, accordingly, the consolidated financial statements and notes have been restated to include the results and financial position of Southeast Holdings, CC-I and CC-II.

     Through December 23, 1998, CharterComm Holdings was owned 75.3% by affiliates of Charterhouse Group International, Inc., a privately owned investment firm (collectively referred to herein as "Charterhouse"), indirectly owned 5.7% by Charter Communications, Inc. (Charter), manager of the Partnership's (as defined below) cable television systems, and owned 19.0% primarily by other institutional investors.

     Effective December 23, 1998, Paul G. Allen acquired 94% of Charter through a series of transactions. In conjunction with Mr. Allen's acquisition, Charter acquired 100% of the outstanding partnership interests in CharterComm Holdings on December 23, 1998.

     The accompanying consolidated financial statements include the accounts of CharterComm Holdings and its subsidiaries collectively referred to as the "Partnership" herein. All significant intercompany balances and transactions have been eliminated in consolidation.

     In 1998, the Partnership through its subsidiaries provided cable television service to customers in Alabama, Georgia, Kentucky, Louisiana, North Carolina, South Carolina and Tennessee.

  CASH EQUIVALENTS

     The Partnership considers all highly liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 1997, cash equivalents consist primarily of repurchase agreements. These investments are carried at cost that approximates market value.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is recorded at cost, including all direct and certain indirect costs associated with the construction of cable television transmission and distribution facilities, and the cost of new customer installation. The costs of disconnecting a customer are charged to expense in the period incurred. Expenditures for repairs and maintenance are charged to expense as incurred, and equipment replacement and betterments are capitalized.

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Depreciation is provided on the straight-line basis over the estimated useful lives of the related assets as follows:

Cable distribution systems.............................  3-15 years
Buildings and leasehold improvements...................  5-15 years
Vehicles and equipment.................................   3-5 years

     In 1997, the Partnership shortened the estimated useful lives of certain property, plant and equipment for depreciation purposes. As a result, an additional $4,775 of depreciation was recorded during 1997.

  FRANCHISES

     Costs incurred in obtaining and renewing cable franchises are deferred and amortized over the lives of the franchises. Costs relating to unsuccessful franchise applications are charged to expense when it is determined that the efforts to obtain the franchise will not be successful. Franchise rights acquired through the purchase of cable television systems represent the excess of the cost of properties acquired over the amounts assigned to net tangible assets at date of acquisition and are amortized using the straight-line method over periods up to 15 years.

  OTHER ASSETS

     Debt issuance costs are being amortized to interest expense over the term of the related debt. The interest rate cap costs are being amortized over the terms of the agreement, which approximates three years.

  IMPAIRMENT OF ASSETS

     If facts and circumstances suggest that a long-lived asset may be impaired, the carrying value is reviewed. If a review indicates that the carrying value of such asset is not recoverable based on projected undiscounted cash flows related to the asset over its remaining life, the carrying value of such asset is reduced to its estimated fair value.

  REVENUES

     Cable television revenues from basic and premium services are recognized when the related services are provided.

     Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the estimated average period that customers are expected to remain connected to the cable television system. As of December 31, 1997, no installation revenue has been deferred, as direct selling costs exceeded installation revenue.

     Fees collected from programmers to guarantee carriage are deferred and amortized to income over the life of the contracts. Local governmental authorities impose franchise fees on the Partnership ranging up to a federally mandated maximum of 5.0% of gross revenues. On a monthly basis, such fees are collected from the Partnership's customers and

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

are periodically remitted to local franchises. Franchise fees collected and paid are reported as revenue.

  INTEREST RATE HEDGE AGREEMENTS

     The Partnership manages fluctuations in interest rates by using interest rate hedge agreements, as required by certain debt agreements. Interest rate swaps, caps and collars are accounted for as hedges of debt obligations, and accordingly, the net settlement amounts are recorded as adjustments to interest expense in the period incurred. Premiums paid for interest rate caps are deferred, included in other assets, and are amortized over the original term of the interest rate agreement as an adjustment to interest expense.

     The Partnership's interest rate swap agreements require the Partnership to pay a fixed rate and receive a floating rate thereby creating fixed rate debt. Interest rate caps and collars are entered into by the Partnership to reduce the impact of rising interest rates on floating rate debt.

     The Partnership's participation in interest rate hedging transactions involves instruments that have a close correlation with its debt, thereby managing its risk. Interest rate hedge agreements have been designed for hedging purposes and are not held or issued for speculative purposes.

  OTHER INCOME (EXPENSE)

     Other, net includes gain and loss on disposition of property, plant and equipment, and other miscellaneous items, all of which are not directly related to the Partnership's primary line of business. In 1996, the Partnership recorded $367 of nonoperating losses for its portion of insurance deductibles pertaining to damage caused by hurricanes to certain cable television systems.

  INCOME TAXES

     Income taxes are the responsibility of the partners and are not provided for in the accompanying financial statements except for Peachtree Cable TV, Inc. (Peachtree), an indirect wholly owned subsidiary, which is a C corporation and for which taxes are presented in accordance with SFAS No. 109.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  ACQUISITIONS:

     In 1998, the Partnership acquired cable television systems in one transaction for a purchase price net of cash acquired, of $5,900. The excess cost of properties acquired over

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

the amounts assigned to net tangible assets at the date of acquisition was $5,000 and is included in franchises.

     In 1997, the Partnership acquired cable television systems in three separate transactions for an aggregate purchase price, net of cash acquired, of $159,600. The excess of the cost of properties acquired over the amounts assigned to net tangible assets at the date of acquisition was $126,400 and is included in franchises.

     In 1996, the Partnership acquired cable television systems in three separate transactions for an aggregate purchase price, net of cash acquired, of $145,400. The excess of the cost of properties acquired over the amounts assigned to net tangible assets at the date of acquisition was $118,200 and is included in franchises.

     The above acquisitions were accounted for using the purchase method of accounting, and accordingly, results of operations of the acquired assets have been included in the financial statements from the dates of acquisition.

     Unaudited pro forma operating results for the 1997 acquisitions as though the acquisitions had been made on January 1, 1997, with pro forma adjustments to give effect to amortization of franchises, interest expense and certain other adjustments are as follows.

                                                          YEAR ENDED
                                                         DECEMBER 31,
                                                             1997
                                                         ------------
                                                         (UNAUDITED)
Revenues...............................................    $182,770
Income from operations.................................       2,608
Net loss...............................................     (61,389)

     The unaudited pro forma information does not purport to be indicative of the results of operations had these transactions been completed as of the assumed date or which may be obtained in the future.

3.  DISTRIBUTIONS AND ALLOCATIONS:

     For financial reporting purposes, redemption preference allocations, profits and losses are allocated to partners in accordance with the liquidation provision of the applicable partnership agreement.

     As stated in the Partnership Agreement, the Partnership may make distributions to the partners out of all available funds at such times and in such amounts as the General Partner may determine in its sole discretion.

4.  REDEEMABLE PREFERRED LIMITED UNITS:

     As of December 31, 1995, certain Redeemable Preferred Limited Partner units of CC-I and CC-II were outstanding. During 1996, the Partnership issued certain Redeemable Preferred Limited Partner units of CharterComm Holdings.

     The Preferred Limited Partners' preference return has been reflected as an addition to the Redeemable Preferred Limited Partner units, and the decrease has been allocated to

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

the General Partner and Common Limited Partner consistent with the liquidation and distribution provisions in the partnership agreements.

     At December 23, 1998, the balance related to the CharterComm Holdings Preferred Limited Partner units was as follows:

Contribution, March 1996.................................  $ 20,052
  1996 redemption preference allocation..................     2,629
  Allocation of net loss.................................        --
                                                           --------
Balance, December 31, 1996...............................    22,681
  1997 redemption preference allocation..................        --
  Allocation of net loss.................................    (2,553)
                                                           --------
Balance, December 31, 1997...............................    20,128
  1998 redemption preference allocation..................        --
  Allocation of net loss.................................   (20,128)
                                                           --------
Balance, December 23, 1998...............................  $     --
                                                           ========

     The 1998 and 1997 redemption preference allocations of $4,617 and $4,020, respectively, have not been reflected in the Preferred Limited Partners' capital accounts since the General Partner and Common Limited Partners' capital accounts have been reduced to $-0-.

5.  SPECIAL LIMITED PARTNER UNITS (CC-I):

     Prior to March 28, 1996, certain Special Limited Partner units of CC-I were outstanding. CC-I's profits were allocated to the Special Limited Partners until allocated profits equaled the unrecovered preference amount (preference amounts range from 6% to 17.5% of the unrecovered initial cost of the partnership units and unrecovered preference amounts per annum). When there was no profit to allocate, the preference return was reflected as a decrease in Partners' Capital.

     In accordance with a purchase agreement and through the use of a capital contribution from Charter Communications Southeast, L.P. (Southeast), a wholly owned subsidiary of Southeast Holdings, resulting from the proceeds of the Notes (see Note 9), CC-I paid the Special Limited Partners $43,243 as full consideration for their partnership interests on March 28, 1996.

6.  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consists of the following at December 31, 1997:

Cable distribution systems...............................  $274,837
Land, buildings and leasehold improvements...............     5,439
Vehicles and equipment...................................    14,669
                                                           --------
                                                            294,945
Less -- Accumulated depreciation.........................   (59,137)
                                                           --------
                                                           $235,808
                                                           ========

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Depreciation expense for the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996, was $44,307, $33,634 and $16,997, respectively.

7.  OTHER ASSETS:

     Other assets consist of the following at December 31, 1997:

Debt issuance costs.......................................  $18,385
Other assets..............................................    3,549
                                                            -------
                                                             21,934
Less -- Accumulated amortization..........................   (5,758)
                                                            -------
                                                            $16,176
                                                            =======

     As a result of the payment and termination of the CC-I Credit Agreement and CC-II Credit Agreement (see Note 9), debt issuance costs of $6,264 were written off as an extraordinary loss on early retirement of debt for the period from January 1, 1998, through December 23, 1998.

8.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

     Accounts payable and accrued expenses consist of the following at December 31, 1997:

Accrued interest..........................................  $ 9,804
Franchise fees............................................    3,524
Programming costs.........................................    3,391
Accounts payable..........................................    2,479
Capital expenditures......................................    2,099
Salaries and related benefits.............................    2,079
Other.....................................................    7,131
                                                            -------
                                                            $30,507
                                                            =======

9.  LONG-TERM DEBT:

     Long-term debt consists of the following at December 31, 1997:

Senior Secured Discount Debentures.......................  $146,820
11 1/4% Senior Notes.....................................   125,000
Credit Agreements:
  CC-I...................................................   112,200
  CC-II..................................................   339,500
                                                           --------
                                                            723,520
Less:
  Current maturities.....................................    (5,375)
  Unamortized discount...................................   (51,483)
                                                           --------
                                                           $666,662
                                                           ========

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  SENIOR SECURED DISCOUNT DEBENTURES

     On March 28, 1996, Southeast Holdings and CharterComm Holdings Capital Corporation (Holdings Capital), a wholly owned subsidiary of Southeast Holdings (collectively the "Debentures Issuers"), issued $146,820 of Senior Secured Discount Debentures (the "Debentures") for proceeds of $75,000. Proceeds from the Debentures were used to pay fees and expenses related to the issuance of the Debentures and the balance of $72,400 was a capital contribution to Southeast. The Debentures are secured by all of Southeast Holdings' ownership interest in Southeast and rank pari passu in right and priority of payment to all other existing and future indebtedness of the Debentures Issuers. The Debentures are effectively subordinated to the claims of creditors of Southeast Holdings' subsidiaries, including the Combined Credit Agreement (as defined herein). The Debentures are redeemable at the Debentures Issuers' option at amounts decreasing from 107% to 100% of principal, plus accrued and unpaid interest to the redemption date, beginning on March 15, 2001. The Debentures Issuers are required to make an offer to purchase all of the Debentures, at a purchase price equal to 101% of the principal amount, together with accrued and unpaid interest, upon a Change in Control, as defined in the Debentures Indenture. No interest is payable on the Debentures prior to March 15, 2001. Thereafter, interest on the Debentures is payable semiannually in arrears beginning September 15, 2001, until maturity on March 15, 2007. The discount on the Debentures is being accreted using the effective interest method at an interest rate of 14% from the date of issuance to March 15, 2001.

  11 1/4% SENIOR NOTES

     Southeast and CharterComm Capital Corporation (Southeast Capital), a wholly owned subsidiary of Southeast (collectively the "Notes Issuers"), issued $125,000 aggregate principal amount of 11 1/4% Senior Notes (the "Notes"). The Notes are senior unsecured obligations of the Notes Issuers and rank pari passu in right and priority of payment to all other existing and future indebtedness of the Notes Issuers. The Notes are effectively subordinated to the claims of creditors of Southeast's subsidiaries, including the lenders under the Combined Credit Agreement. The Notes are redeemable at the Notes Issuers' option at amounts decreasing from 105.625% to 100% of principal, plus accrued and unpaid interest to the date of redemption, beginning on March 15, 2001. The Notes Issuers are required to make an offer to purchase all of the Notes, at a purchase price equal to 101% of the principal amount, together with accrued and unpaid interest, upon a Change in Control, as defined in the Notes Indenture. Interest is payable semiannually on March 15 and September 15 until maturity on March 15, 2006.

     Southeast and Southeast Holdings are holding companies with no significant assets other than their direct and indirect investments in CC-I and CC-II. Southeast Capital and Holdings Capital were formed solely for the purpose of serving as co-issuers and have no operations. Accordingly, the Notes Issuers and Debentures Issuers must rely upon distributions from CC-I and CC-II to generate funds necessary to meet their obligations, including the payment of principal and interest on the Notes and Debentures.

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  COMBINED CREDIT AGREEMENT

     In June 1998, CC-I and CC-II (the "Borrowers") replaced their existing credit agreements and entered into a combined credit agreement (the "Combined Credit Agreement"), which provides for two term loan facilities, one with the principal amount of $200,000 that matures on June 30, 2007, and the other with the principal amount of $150,000 that matures on December 31, 2007. The Combined Credit Agreement also provides for a $290,000 revolving credit facility, with a maturity date of June 30, 2007. Amounts under the Combined Credit Agreement bear interest at the LIBOR Rate or Base Rate, as defined, plus a margin of up to 2.0%. The variable interest rates ranged from 6.69% to 7.31% at December 23, 1998.

     Commencing March 31, 2002, and at the end of each calendar quarter thereafter, the available borrowings for the revolving credit facility and the $200,000 term loan shall be reduced on an annual basis by 11.0% in 2002 and 14.6% in 2003. Commencing March 31, 2002, and at the end of each calendar quarter thereafter, the available borrowings for the $150,000 term loan shall be reduced on an annual basis by 1.0% in 2002 and 1.0% in 2003. A quarterly commitment fee of between 0.25% and 0.375% per annum is payable on the unborrowed balance of the revolving credit facility.

     The Debentures, Notes and Combined Credit Agreement require the Partnership to comply with various financial and nonfinancial covenants including the maintenance of a ratio of debt to annualized operating cash flow, as defined, not to exceed 5.25 to 1 at December 23, 1998. These debt instruments also contain substantial limitations on, or prohibitions of, distributions, additional indebtedness, liens, asset sales and certain other items.

  CC-I CREDIT AGREEMENT

     CC-I maintained a credit agreement (the "CC-I Credit Agreement") with a consortium of banks for borrowings up to $127,200, consisting of a revolving line of credit of $63,600 and a term loan of $63,600. Interest accrued, at CC-I's option, at rates based upon the Base Rate, as defined in the CC-I Credit Agreement, LIBOR, or prevailing bid rates of certificates of deposit plus the applicable margin based upon CC-I's leverage ratio at the time of the borrowings. The variable interest rates ranged from 7.75% to 8.00% and 7.44% to 7.50% at December 31, 1997 and 1996, respectively.

     In June 1998, the CC-I Credit Agreement was repaid and terminated in conjunction with the establishment of the Combined Credit Agreement.

  CC-II CREDIT AGREEMENT

     CC-II maintained a credit agreement (the "CC-II Credit Agreement") with a consortium of banks for borrowings up to $390,000, consisting of a revolving credit facility of $215,000, and two term loans totaling $175,000. Interest accrued, at CC-II's option, at rates based upon the Base Rate, as defined in the CC-II Credit Agreement, LIBOR, or prevailing bid rates of certificates of deposit plus the applicable margin based upon CC-II's leverage ratio at the time of the borrowings. The variable interest rates ranged from 7.63% to 8.25% and 7.25% to 8.125% at December 31, 1997 and 1996, respectively.

     In June 1998, the CC-II Credit Agreement was repaid and terminated in conjunction with the establishment of the Combined Credit Agreement.

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

10.  FAIR VALUE OF FINANCIAL INSTRUMENTS:

     A summary of debt and the related interest rate hedge agreements at December 31, 1997, is as follows:

                                            CARRYING    NOTIONAL      FAIR
                                             VALUE       AMOUNT      VALUE
                                            --------    --------     -----
DEBT
Senior Secured Discount Debentures........  $ 95,337    $     --    $115,254
11 1/4% Senior Notes......................   125,000          --     136,875
CC-I Credit Agreement.....................   112,200          --     112,200
CC-II Credit Agreement....................   339,500          --     339,500

INTEREST RATE HEDGE AGREEMENTS
CC-I:
  Swaps...................................        --     100,000        (797)
CC-II:
  Swaps...................................        --     170,000      (1,030)
  Caps....................................        --      70,000          --
  Collars.................................        --      55,000        (166)

     As the CC-I and CC-II Credit Agreements bear interest at current market rates, their carrying amounts approximate fair market values at December 31, 1997. The fair value of the Notes and the Debentures is based on current redemption value.

     The weighted average interest pay rate for CC-I interest rate swap agreements was 8.07% at December 31, 1997.

     The weighted average interest pay rate for CC-II interest rate swap agreements was 8.03% at December 31, 1997. The weighted average interest rate for CC-II interest cap agreements was 8.48% at December 31, 1997. The weighted average interest rates for CC-II interest rate collar agreements were 9.01% and 7.61% for the cap and floor components, respectively, at December 31, 1997.

     The notional amounts of interest rate hedge agreements do not represent amounts exchanged by the parties and, thus, are not a measure of the Partnership's exposure through its use of interest rate hedge agreements. The amounts exchanged are determined by reference to the notional amount and the other terms of the contracts.

     The fair value of interest rate hedge agreements generally reflects the estimated amounts that the Partnership would receive or pay (excluding accrued interest) to terminate the contracts on the reporting date, thereby taking into account the current unrealized gains or losses of open contracts. Dealer quotations are available for the Partnership's interest rate hedge agreements.

     Management believes that the sellers of the interest rate hedge agreements will be able to meet their obligations under the agreements. In addition, some of the interest rate hedge agreements are with certain of the participating banks under the Partnership's credit facilities thereby reducing the exposure to credit loss. The Partnership has policies regarding the financial stability and credit standing of major counterparties. Nonperformance by the counterparties is not anticipated nor would it have a material adverse effect on the results of operations or the financial position of the Partnership.

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

11.  INCOME TAXES:

     The book value of the Partnership's net assets (excluding Peachtree) exceeds its tax reporting basis by $2,919 as of December 31, 1997.

     As of December 31, 1997, temporary differences and carryforwards that gave rise to deferred income tax assets and liabilities for Peachtree are as follows:

Deferred income tax assets:
  Accounts receivable.....................................  $     4
  Accrued expenses........................................       29
  Deferred management fees................................      111
  Deferred revenue........................................       24
  Tax loss carryforwards..................................      294
  Tax credit carryforwards................................      361
                                                            -------
          Total deferred income tax assets................      823
                                                            -------
Deferred income tax liabilities:
  Property, plant and equipment...........................   (1,372)
  Franchises and other assets.............................   (4,562)
                                                            -------
          Total deferred income tax liabilities...........   (5,934)
                                                            -------
          Net deferred income tax liability...............  $(5,111)
                                                            =======

12.  RELATED PARTY TRANSACTIONS:

     Charter provides management services to the Partnership under the terms of contracts which provide for fees equal to 5% of the Partnership's gross service revenues. The debt agreements prohibit payment of a portion of such management fees (40% for both CC-I and CC-II) until repayment in full of the outstanding indebtedness. The remaining 60% of management fees, are paid quarterly through December 31, 1998. Thereafter, the entire fee may be deferred if a multiple of EBITDA, as defined, does not exceed outstanding indebtedness of CC-I and CC-II. In addition, payments due on the Notes and Debentures shall be paid before any deferred management fees are paid. Expenses recognized under the contracts for the period from January 1, 1998, through December 23, 1998, were $9,860. Expenses recognized under the contracts during 1997 and 1996 were $8,779 and $6,014, respectively. Management fees currently payable of $1,432 are included in payables to manager of cable television systems -- related party at December 31, 1997.

     The Partnership and all entities managed by Charter collectively utilize a combination of insurance coverage and self-insurance programs for medical, dental and workers' compensation claims. The Partnership is allocated charges monthly based upon its total number of employees, historical claims and medical cost trend rates. Management considers this allocation to be reasonable for the operations of the Partnership. For the period from January 1, 1998, through December 23, 1998, the Partnership expensed $1,831 relating to insurance allocations. During 1997 and 1996, the Partnership expensed $1,524 and $1,136, respectively, relating to insurance allocations.

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Partnership employs the services of Charter's National Data Center (the "National Data Center"). The National Data Center performs certain customer billing services and provides computer network, hardware and software support for the Partnership and other entities managed by Charter. The cost of these services is allocated based on the number of basic customers. Management considers this allocation to be reasonable for the operations of the Partnership. For the period from January 1, 1998, through December 23, 1998, the Partnership expensed $685 relating to these services. During 1997 and 1996, the Partnership expensed $606 and $345, respectively, relating to these services.

     CC-I, CC-II and other entities managed by Charter maintain regional offices. The regional offices perform certain operational services. The cost of these services is allocated based on number of basic customers. Management considers this allocation to be reasonable for the operations of the Partnership. For the period from January 1, 1998, through December 23, 1998, the Partnership expensed $3,009 relating to these services. During 1997 and 1996, the Partnership expensed $1,992 and $1,294, respectively, relating to these services.

     The Partnership pays certain acquisition advisory fees to Charter and Charterhouse for cable television systems acquired. Total acquisition fees paid to Charter for the period from January 1, 1998, through December 23, 1998, were $-0-. Total acquisition fees paid to Charter in 1997 and 1996 were $982 and $1,738, respectively. Total acquisition fees paid to Charterhouse for the period from January 1, 1998, through December 23, 1998, were $-0-. Total acquisition fees paid to Charterhouse in 1997 and 1996 were $982 and $1,738, respectively.

     During 1997, the ownership of CharterComm Holdings changed as a result of CharterComm Holdings receiving a $25,000 cash contribution from an institutional investor, a $3,000 cash contribution from Charterhouse and a $2,000 cash contribution from Charter, as well as the transfer of assets and liabilities of a cable television system through a series of transactions initiated by Charter and Charterhouse. Costs of $200 were incurred in connection with the cash contributions. These contributions were contributed to Southeast Holdings which, in turn, contributed them to Southeast.

13.  COMMITMENTS AND CONTINGENCIES:

  LEASES

     The Partnership leases certain facilities and equipment under noncancelable operating leases. Lease and rental costs charged to expense for the period from January 1, 1998, through December 23, 1998, was $642. Rent expense incurred under leases during 1997 and 1996 was $615 and $522, respectively.

     The Partnership also rents utility poles in its operations. Generally, pole rentals are cancelable on short notice, but the Partnership anticipates that such rentals will recur. Rent expense incurred for pole rental attachments for the period from January 1, 1998, through December 23, 1998, was $3,261. Rent expense incurred for pole attachments during 1997 and 1996 was $2,930 and $2,092, respectively.

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  LITIGATION

     The Partnership is a party to lawsuits that arose in the ordinary course of conducting its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits will not have a material adverse effect on the Partnership's consolidated financial position or results of operations.

  REGULATION IN THE CABLE TELEVISION INDUSTRY

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act" and together with the 1984 Cable Act, the "Cable Acts"), and the Telecommunications Act of 1996 (the "1996 Telecom Act"), establish a national policy to guide the development and regulation of cable television systems. The Federal Communications Commission (FCC) has principal responsibility for implementing the policies of the Cable Acts. Many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. Legislation and regulations continue to change, and the Company cannot predict the impact of future developments on the cable television industry.

     The 1992 Cable Act and the FCC's rules implementing that act generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established rate regulations.

     The 1992 Cable Act permits certified local franchising authorities to order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. As of December 23, 1998, the amount returned by the Company has been insignificant. The Company may be required to refund additional amounts in the future.

     The Company believes that it has complied in all material respects with the provisions of the 1992 Cable Act, including the rate setting provisions promulgated by the FCC. However, in jurisdictions that have chosen not to certify, refunds covering the previous twelve-month period may be ordered upon certification if the Company is unable to justify its basic rates. The Company is unable to estimate at this time the amount of refunds, if any, that may be payable by the Company in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. The Company does not believe that the amount of any such refunds would have a material adverse effect on the financial position or results of operations of the Company.

     The 1996 Telecom Act, among other things, immediately deregulated the rates for certain small cable operators and in certain limited circumstances rates on the basic service tier, and as of March 31, 1999, deregulates rates on the cable programming service tier (CPST). The FCC is currently developing permanent regulations to implement the rate deregulation provisions of the 1996 Telecom Act. The Company cannot predict the

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

ultimate effect of the 1996 Telecom Act on the Company's financial position or results of operations.

     The FCC may further restrict the ability of cable television operators to implement rate increases or the United States Congress may enact legislation that could delay or suspend the scheduled March 1999 termination of CPST rate regulation. This continued rate regulation, if adopted, could limit the rates charged by the Company.

     A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. State governmental agencies are required to follow FCC rules when prescribing rate regulation, and thus, state regulation of cable television rates is not allowed to be more restrictive than the federal or local regulation.

14.  EMPLOYEE BENEFIT PLANS:

     The Partnership's employees may participate in Charter Communications, Inc. 401(k) Plan (the "401(k) Plan"). Employees that qualify for participation can contribute up to 15% of their salary, on a before tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service. The Partnership contributes an amount equal to 50% of the first 5% of contributions by each employee. For the period from January 1, 1998, through December 23, 1998, the Partnership contributed $305. During 1997 and 1996, the Partnership contributed $262 and $149, respectively.

     Certain Partnership employees participate in the 1996 Charter Communications/Charterhouse Group Appreciation Rights Plan (the "Appreciation Rights Plan"). The Appreciation Rights Plan covers certain key employees and consultants within the group of companies and partnerships controlled by Charterhouse and managed by Charter. As a result of the acquisition of Charter and the Partnership, the Plan will be terminated and all amounts will be paid by Charter in 1999. For the period from January 1, 1998, through December 23, 1998, the Partnership recorded $4,920 of expense, included in management fees, and a contribution from Charter related to the Appreciation Rights Plan.

15.  ACCOUNTING STANDARD NOT YET IMPLEMENTED:

     In June 1998, the Financial Accounting Standards Board adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. The Partnership has not yet quantified the impacts of adopting SFAS No. 133 on its consolidated financial statements nor has it determined the timing or method of its adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings
(loss).

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Greater Media, Inc.:

     We have audited the accompanying combined balance sheets of Greater Media Cablevision Systems (see Note 1) (collectively, the "Combined Systems") included in Greater Media, Inc., as of September 30, 1998 and 1997, and the related combined statements of income, changes in net assets, and cash flows for each of the three years in the period ended September 30, 1998. These combined financial statements are the responsibility of management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Combined Systems, as of September 30, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1998, in conformity with generally accepted accounting principles.

/s/  ARTHUR ANDERSEN LLP

Roseland, New Jersey
March 2, 1999

                 GREATER MEDIA CABLEVISION SYSTEMS (SEE NOTE 1)

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                      SEPTEMBER 30,
                                                    DECEMBER 31,    ------------------
                                                        1998         1998       1997
                                                    ------------     ----       ----
                                                    (UNAUDITED)
                                  ASSETS
Current assets:
  Cash and cash equivalents.......................    $ 3,815       $ 4,080    $ 3,680
  Accounts receivable (less allowance for doubtful
     accounts of $308 (unaudited), $244 and
     $337)........................................      3,154         2,755      2,739
  Prepaid expenses and other current assets.......      1,921         2,746      1,949
                                                      -------       -------    -------
          Total current assets....................      8,890         9,581      8,368
Property and equipment, net.......................     57,055        54,468     41,971
Intangible assets, net............................      2,671         2,690      1,647
Other assets......................................         77            77        103
                                                      -------       -------    -------
          Total assets............................    $68,693       $66,816    $52,089
                                                      =======       =======    =======
                        LIABILITIES AND NET ASSETS
Current liabilities:
  Accounts payable and accrued expenses...........    $ 7,091       $ 7,125    $ 5,299
  Customers' prepayments and deferred installation
     revenue......................................      1,918         1,910      1,815
                                                      -------       -------    -------
          Total current liabilities...............      9,009         9,035      7,114
Other long-term liabilities.......................      3,632         3,650      3,920
Net assets........................................     56,052        54,131     41,055
                                                      -------       -------    -------
          Total liabilities and net assets........    $68,693       $66,816    $52,089
                                                      =======       =======    =======

     The accompanying notes are an integral part of these combined balance sheets.

                 GREATER MEDIA CABLEVISION SYSTEMS (SEE NOTE 1)

                         COMBINED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                        THREE MONTHS
                                            ENDED
                                        DECEMBER 31,       YEAR ENDED SEPTEMBER 30,
                                      -----------------   ---------------------------
                                       1998      1997      1998      1997      1996
                                       ----      ----      ----      ----      ----
                                         (UNAUDITED)
NET REVENUES.......................   $20,121   $18,613   $77,127   $73,436   $66,816
                                      -------   -------   -------   -------   -------
OPERATING EXPENSES:
  Operating expenses...............     8,566     7,626    32,665    31,115    29,460
  General and administrative.......     2,916     2,511    10,869    11,211    10,321
  Corporate charges................     1,024       939     3,888     3,696     3,365
  Depreciation and amortization....     2,203     1,774     8,183     7,368     7,353
                                      -------   -------   -------   -------   -------
                                       14,709    12,850    55,605    53,390    50,499
                                      -------   -------   -------   -------   -------
     Income from operations........     5,412     5,763    21,522    20,046    16,317
OTHER EXPENSES:
Interest expense, net..............      (140)     (109)     (504)     (307)     (764)
Other..............................        33        (6)     (532)     (957)     (366)
                                      -------   -------   -------   -------   -------
INCOME BEFORE PROVISION IN LIEU OF
  INCOME TAXES.....................     5,305     5,648    20,486    18,782    15,187
Provision in lieu of income taxes
  (Note 6).........................     2,111     2,163     8,008     7,964     5,987
                                      -------   -------   -------   -------   -------
Net income.........................   $ 3,194   $ 3,485   $12,478   $10,818   $ 9,200
                                      =======   =======   =======   =======   =======

   The accompanying notes are an integral part of these combined statements.

                 GREATER MEDIA CABLEVISION SYSTEMS (SEE NOTE 1)

                  COMBINED STATEMENTS OF CHANGES IN NET ASSETS
                                 (IN THOUSANDS)

                                                                 TOTAL
                                                                 -----
Balance, September 30, 1995.................................    $ 42,185
  Net income................................................       9,200
  Provision in lieu of income taxes.........................       5,987
  Net payments to affiliates................................     (17,038)
                                                                --------
Balance, September 30, 1996.................................      40,334
  Net income................................................      10,818
  Provision in lieu of income taxes.........................       7,964
  Net payments to affiliates................................     (18,061)
                                                                --------
Balance, September 30, 1997.................................      41,055
  Net income................................................      12,478
  Provision in lieu of income taxes.........................       8,008
  Net payments to affiliates................................      (7,410)
                                                                --------
Balance, September 30, 1998.................................      54,131
  Net income (unaudited)....................................       3,194
  Provision in lieu of income taxes (unaudited).............       2,111
  Net payments to affiliates (unaudited)....................      (3,384)
                                                                --------
Balance, December 31, 1998 (unaudited)......................    $ 56,052
                                                                ========

     The accompanying notes are an integral part of these combined statements.

                 GREATER MEDIA CABLEVISION SYSTEMS (SEE NOTE 1)

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                           THREE MONTHS
                                               ENDED
                                           DECEMBER 31,            YEAR ENDED SEPTEMBER 30,
                                     -------------------------   ----------------------------
                                        1998          1997        1998      1997       1996
                                        ----          ----        ----      ----       ----
                                            (UNAUDITED)
Net income.........................    $ 3,194       $ 3,485     $12,478   $10,818   $  9,200
Adjustments to reconcile net income
  to net cash provided by operating
  activities:
  Provision in lieu of income
     taxes.........................      2,111         2,163       8,008     7,964      5,987
  Depreciation and amortization....      2,203         1,774       8,183     7,368      7,353
  Loss on sale of fixed assets.....                       --         300       715        274
Changes in assets and liabilities:
  Accounts receivable, prepaid
     expenses and other assets.....        426        (1,609)       (813)   (1,115)      (498)
  Other assets.....................         --            (3)         24       (30)       (11)
  Accounts payable and accrued
     expenses......................        (34)           38       1,825      (440)    (1,900)
  Customers' prepayments and
     deferred installation
     revenue.......................          8             4          96       367         94
  Customers' deposits and deferred
     revenue.......................        (18)           (4)       (270)      (69)       466
                                       -------       -------     -------   -------   --------

Net cash provided by operating
  activities.......................      7,890         5,848      29,831    25,578     20,965
                                       -------       -------     -------   -------   --------
Cash flow from investing
  activities:
Capital expenditures...............     (4,771)       (4,433)    (21,049)   (7,587)    (5,122)
Proceeds from disposition of
  property and equipment...........         --            --          72        --        128
Purchase of licenses...............         --            --      (1,044)      (99)        --
                                       -------       -------     -------   -------   --------
Net cash used in investing
  activities.......................     (4,771)       (4,433)    (22,021)   (7,686)    (4,994)
                                       -------       -------     -------   -------   --------
Cash flow from financing
  activities:

Net payments to affiliates.........     (3,384)        1,570      (7,410)  (18,061)   (17,038)
                                       -------       -------     -------   -------   --------
Net increase (decrease) in cash....       (265)        2,985         400      (169)    (1,067)
Cash and cash equivalents,
  beginning of year................      4,080         3,680       3,680     3,849      4,916
                                       -------       -------     -------   -------   --------
Cash and cash equivalents, end of
  year.............................    $ 3,815       $ 6,665     $ 4,080   $ 3,680   $  3,849
                                       =======       =======     =======   =======   ========
Supplemental disclosure of cash
  flow information:
  Non-affiliate interest paid
     during the year...............    $    48       $    65     $   296   $   155   $    447
                                       =======       =======     =======   =======   ========

   The accompanying notes are an integral part of these combined statements.

                       GREATER MEDIA CABLEVISION SYSTEMS

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  ORGANIZATION, BASIS OF PRESENTATION AND OPERATIONS

     Greater Media Cablevision Systems is the owner and operator of the following Massachusetts-based cable television systems: Auburn, Boylston, Chicopee, Dudley, East Longmeadow, Easthampton, Grafton, Hampden, Holden, Leicester, Ludlow, Millbury, Northborough, Northbridge, Oxford, Paxton, Southampton, Southborough, Southbridge, Spencer, Sturbridge, Upton, Webster, West Boylston, West Brookfield, Westborough, Wilbraham and Worcester ("the Combined Systems"). The Combined Systems are wholly-owned by Greater Media Cablevision, Inc. ("the Company"). The combined financial statements do not include the accounts of Greater Philadelphia Cablevision, Inc. or Greater Philadelphia Cablevision Limited Partnership (the "Philadelphia System"), which are also wholly-owned by the Company. The Company is a wholly-owned subsidiary of Greater Media, Inc. ("the Parent"). In February, 1999 the Parent and the Company entered into an agreement ("Sales Agreement") to sell the net assets of the Company including the Combined Systems but excluding the Philadelphia Systems to Charter Communications Holdings, LLC.

     Significant intercompany accounts and transactions between the Combined Systems have been eliminated in the combined financial statements. Significant accounts and transactions with the Parent and other affiliates are disclosed as related party transactions (See Note 7).

     The Combined Systems primarily provide cable television services to subscribers in central and western Massachusetts.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

  PROPERTY AND EQUIPMENT

     Maintenance and repair costs are expensed when incurred. For financial reporting purposes, depreciation is provided on the straight-line method based on the following estimated useful lives:

                     CLASSIFICATION                          YEARS
                     --------------                          -----
Land improvements........................................       20
Buildings................................................    15-40
Furniture, fixtures and equipment........................     3-15
Trunk and distribution systems...........................     7-12

  INTANGIBLE ASSETS

     Intangible assets consist primarily of goodwill amortized over forty years and costs incurred in obtaining and renewing cable franchises which are amortized over the life of the respective franchise agreements.

                       GREATER MEDIA CABLEVISION SYSTEMS

  REVENUES

     Cable revenues from basic and premium services are recognized when the related services are provided.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  QUARTERLY RESULTS

     The financial statements included herein as of December 31, 1998 and for the three months ended December 31, 1998 and 1997 have been prepared by the Company without audit. In the opinion of management, all adjustments have been made which are of a normal recurring nature necessary to present fairly the Combined Systems' financial position as of December 31, 1998 and the results of operations, changes in net assets and cash flows for the three months ended December 31, 1998 and 1997. Certain information and footnote disclosures have been condensed or omitted for these periods. The results for interim periods are not necessarily indicative of results for the entire year.

2.  PREPAID EXPENSES AND OTHER CURRENT ASSETS

     Prepaid and other current assets consist of the following at September 30:

                                                    1998      1997
                                                    ----      ----
Franchise grant..................................  $1,445    $  604
Corporate business tax...........................   1,015       882
Other............................................     286       463
                                                   ------    ------
Prepaid expenses and other current assets........  $2,746    $1,949
                                                   ======    ======

3.  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at September 30:

                                                 1998        1997
                                                 ----        ----
Land and land improvements...................  $  1,229    $  1,134
Buildings....................................     4,521       4,521
Furniture, fixtures and equipment............     5,503       4,822
Trunk and distribution systems...............   109,253      97,042
Construction in progress.....................     9,026       4,450
                                               --------    --------
                                                129,532     111,969
Accumulated depreciation.....................    75,064      69,998
                                               --------    --------
Property and equipment, net..................  $ 54,468    $ 41,971
                                               ========    ========

                       GREATER MEDIA CABLEVISION SYSTEMS

     Depreciation expense for the years ended September 30, 1998, 1997 and 1996 was $8,081, $7,337, and $7,314, respectively. Construction in progress results primarily from costs to upgrade the systems to fiber optic technologies in the areas served by the Combined Systems.

4.  INTANGIBLE ASSETS

     Intangible assets consist of the following at September 30:

                                                    1998      1997
                                                    ----      ----
Franchise agreements.............................  $3,230    $2,883
Customer lists...................................   1,751     1,751
Organization expenses............................     146       146
Goodwill.........................................   2,260     1,510
Covenant not to compete..........................      40        40
                                                   ------    ------
                                                    7,427     6,330
Accumulated amortization.........................   4,737     4,683
                                                   ------    ------
Intangible assets, net...........................  $2,690    $1,647
                                                   ======    ======

     Amortization expense for the years ended September 30, 1998, 1997 and 1996 was $102, $31 and $39, respectively.

5.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following at September 30:

                                                    1998      1997
                                                    ----      ----
Accounts payable.................................  $4,733    $3,544
Rate refund liability............................     923       481
Programming expenses.............................     586       557
Other............................................     883       717
                                                   ------    ------
                                                   $7,125    $5,299
                                                   ======    ======

6.  INCOME TAXES

     The Combined Systems are included in the consolidated federal income tax return of the Parent. However, the Parent is responsible for tax payments applicable to the Combined Systems. The combined financial statements reflect a provision in lieu of income taxes as if the combined systems were filing on a separate company basis. Accordingly, the Combined Systems have included the provision in lieu of income taxes as a component of net assets for all periods presented.

     The provision in lieu of income taxes approximates the amount of tax computed using U.S. statutory rates, after reflecting state income tax expense of $2,053, $1,924 and $1,486, for 1998, 1997 and 1996, respectively.

                       GREATER MEDIA CABLEVISION SYSTEMS

     As the Sales Agreement represents a sale of assets, Charter Communications Holdings, LLC will have new tax basis in the Combined Systems' assets and liabilities acquired.

7.  RELATED PARTY TRANSACTIONS

     The Company and each of its subsidiaries are guarantors of the Parent Company's debt.

     The combined statements include the charge for certain corporate expenses incurred by the Parent on behalf of the Combined Systems. Such charges amounted to $3,888, $3,696, and $3,365 for the three years ended September 30, 1998, 1997 and 1996. Management believes that these costs are reasonable and reflect costs of doing business that the Combined Systems would have incurred on a stand-alone basis.

     The Combined Systems charge an affiliate interest on certain balances, aggregating $15,000 per year, at an annual rate of 12%. Interest income on such balances amounted to $1,800 for each of the three years in the period ended September 30, 1998. In addition, the Combined Systems are required to pay the Parent interest on certain balances, at an annual rate of 12%. Interest expense on such balances amounted to $2,340 for each of these years in the period ended September 30, 1998, all which were due during the periods presented. The amounts described above and certain non-interest bearing amounts due affiliates are included in Net Assets in the Combined Systems balance sheet. As a result of the Sales Agreement, such amounts will be assumed by the Parent. The interest income and expense have been netted in the accompanying statement of operations.

8.  EMPLOYEE BENEFIT PLAN

  401(k) PLAN

     The Combined Systems' employees participate in the Greater Media, Inc. 401(k) Plan (the "401(k) Plan"). Employees that qualify for participation can contribute up to 12% of their salary, on a before tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service. The Parent contributes an amount equal to 50% of the participant's contribution, limited to the lessor of 3% of the participant's compensation or $1 per year.

     The Combined Systems expense relating to the 401(k) Plan was $140, $127, and $96 in 1998, 1997, and 1996, respectively.

  PENSION

     Employees of the Combined Systems participate in a pension plan sponsored by the Parent. The Combined Systems allocable share of the pension expense amounted to $105, $204 and $217 during the years ended September 30, 1998, 1997 and 1996, respectively. As a result of the Sales Agreement, the Combined Systems' employees will be fully vested with respect to their plan benefits, although no additional benefits will accrue to such employees in the future. In addition, the Parent will be responsible for the allocable pension liability ($838 at September 30, 1998) and will continue to administer the plan on behalf of the Combined Systems' employees after the sale is consummated.

                       GREATER MEDIA CABLEVISION SYSTEMS

9.  COMMITMENTS AND CONTINGENCIES

  LEASES

     The Company leases certain facilities and equipment under noncancellable operating leases. Leases and rental costs charged to expense for the years ended September 30, 1998, 1997 and 1996, was $2,124, $2,133 and $1,636, respectively.
Rent expense incurred under leases for the years ended September 30, 1998, 1997 and 1996, was $678, $665 and $660, respectively. Future minimum lease payments are as follows:

1999........................................    $  690
2000........................................       618
2001........................................       524
2002........................................       402
2003........................................       396
Thereafter..................................     3,267

     The Company also rents utility poles in its operations. Generally, pole rentals are cancelable on short notice, but the Company anticipates that such rentals will recur. Rent expense incurred for pole rental attachments for the years ended September 30, 1998, 1997 and 1996, was $1,008, $840 and $578,
respectively.

  LITIGATION

     The Company is party to lawsuits that arise in the ordinary course of conducting its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits will not have a material adverse effect on the Company's combined financial position or results of operations.

  REGULATION IN THE CABLE TELEVISION INDUSTRY

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act" and together with the 1984 Cable Act, the "Cable Acts"), and the Telecommunications Act of 1996 (the "1996 Telecom Act"), establish a national policy to guide the development and regulation of cable television systems. The Federal Communications Commission (FCC) has principal responsibility for implementing the policies of the Cable Acts. Many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. Legislation and regulations continue to change, and the Company cannot predict the impact of future developments on the cable television industry.

     The 1992 Cable Act and the FCC's rules implementing that act generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established rate regulations.

                       GREATER MEDIA CABLEVISION SYSTEMS

     The 1992 Cable Act permits certified local franchising authorities to order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. The Company may be required to refund additional amounts in the future.

     The Combined Systems believe that they have complied in all material respects with the provisions of the 1992 Cable Act, including the rate setting provisions promulgated by the FCC. However, in jurisdictions that have chosen not to certify, refunds covering the previous twelve-month period may be ordered upon certification if a company is unable to justify its basic rates. The Combined Systems are unable to estimate at this time the amount of refunds, if any, that may be payable by the Combined Systems in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. The Combined Systems do not believe that the amount of any such refunds would have a material adverse effect on their financial position or results of operations.

     The 1996 Telecom Act, among other things, immediately deregulated the rates for certain small cable operators and in certain limited circumstances rates on the basic service tier, and as of March 31, 1999, deregulates rates on the cable programming service tier (CPST). The FCC is currently developing permanent regulations to implement the rate deregulation provisions of the 1996 Telecom Act. The Combined Systems cannot predict the ultimate effect of the 1996 Telecom Act on their financial position or results of operations.

     The FCC may further restrict the ability of cable television operators to implement rate increases or the United States Congress may enact legislation that could delay or suspend the scheduled March 1999 termination of CPST rate regulation. This continued rate regulation, if adopted, could limit the rates charged by the Combined Systems.

     A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. State governmental agencies are required to follow FCC rules when prescribing rate regulation, and thus, state regulation of cable television rates is not allowed to be more restrictive than the federal or local regulation. The Combined Systems are subject to state regulation in Massachusetts.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
  Renaissance Media Group LLC

     We have audited the accompanying consolidated balance sheet of Renaissance Media Group LLC as of December 31, 1998 and the related consolidated statements of operations, changes in members' equity, and cash flows for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Renaissance Media Group LLC at December 31, 1998, and the consolidated results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                              /s/ ERNST & YOUNG LLP

New York, New York
February 22, 1999
except for Note 11, as to which
the date is February 24, 1999

                          RENAISSANCE MEDIA GROUP LLC
                           CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                 ASSETS

Cash and cash equivalents...................................    $  8,482
Accounts receivable -- trade (less allowance for doubtful
  accounts of $92)..........................................         726
Accounts receivable -- other................................         584
Prepaid expenses and other assets...........................         340
Escrow deposit..............................................         150
Investment in cable television systems:
  Property, plant and equipment.............................      71,246
  Less: Accumulated depreciation............................      (7,294)
                                                                --------
                                                                  63,952
                                                                --------
  Cable television franchises...............................     236,489
  Less: Accumulated amortization............................     (11,473)
                                                                --------
                                                                 225,016
                                                                --------
  Intangible assets.........................................      17,559
  Less: Accumulated amortization............................      (1,059)
                                                                --------
                                                                  16,500
                                                                --------
       Total investment in cable television systems.........     305,468
                                                                --------
          Total assets......................................    $315,750
                                                                ========

                    LIABILITIES AND MEMBERS' EQUITY

Accounts payable............................................    $  2,042
Accrued expenses(a).........................................       6,670
Subscriber advance payments and deposits....................         608
Deferred marketing support..................................         800
Advances from Holdings......................................         135
Debt........................................................     209,874
                                                                --------
          Total Liabilities.................................     220,129
                                                                --------

Members' Equity:
Paid in capital.............................................     108,600
Accumulated deficit.........................................     (12,979)
                                                                --------
       Total members' equity................................      95,621
                                                                --------
          Total liabilities and members' equity.............    $315,750
                                                                ========

---------------
(a) includes accrued costs from transactions with affiliated companies of $921.

                See accompanying notes to financial statements.

                          RENAISSANCE MEDIA GROUP LLC

                      CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (IN THOUSANDS)

REVENUES....................................................    $ 41,524
                                                                --------
COSTS & EXPENSES
  Service Costs(a)..........................................      13,326
  Selling, General & Administrative.........................       7,711
  Depreciation & Amortization...............................      19,107
                                                                --------
     Operating Income.......................................       1,380
     Interest Income........................................         158
     Interest (Expense) (b).................................     (14,358)
                                                                --------
     (Loss) Before Provision for Taxes......................     (12,820)
     Provision for Taxes....................................         135
                                                                --------
     Net (Loss).............................................    $(12,955)
                                                                ========

---------------
(a) includes costs from transactions with affiliated companies of $7,523.

(b) includes $676 of amortization of deferred financing costs.

                See accompanying notes to financial statements.

                          RENAISSANCE MEDIA GROUP LLC

              CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                                     PAID                      TOTAL
                                                      IN       ACCUMULATED    MEMBER'S
                                                   CAPITAL      (DEFICIT)      EQUITY
                                                   -------     -----------    --------
Contributed Members' Equity -- Renaissance Media
  Holdings LLC and Renaissance Media LLC.........  $ 15,000     $    (24)     $14,976
Additional capital contributions.................    93,600           --       93,600
Net (Loss).......................................        --      (12,955)     (12,955)
                                                   --------     --------      -------
Balance December 31, 1998........................  $108,600     $(12,979)     $95,621
                                                   ========     ========      =======

                See accompanying notes to financial statements.

                          RENAISSANCE MEDIA GROUP LLC

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (IN THOUSANDS)

OPERATING ACTIVITIES:
Net (loss)..................................................    $(12,955)
Adjustments to non-cash and non-operating items:
  Depreciation and amortization.............................      19,107
  Accretion on Senior Discount Notes........................       7,363
  Other non-cash charges....................................         730
  Changes in operating assets and liabilities:
     Accounts receivable -- trade, net......................        (726)
     Accounts receivable -- other...........................        (584)
     Prepaid expenses and other assets......................        (338)
     Accounts payable.......................................       2,031
     Accrued expenses.......................................       6,660
     Subscriber advance payments and deposits...............         608
     Deferred marketing support.............................         800
                                                                --------
Net cash provided by operating activities...................      22,696
                                                                --------
INVESTING ACTIVITIES:
  Purchased cable television systems:
     Property, plant and equipment..........................     (65,580)
     Cable television franchises............................    (235,412)
     Cash paid in excess of identifiable assets.............      (8,608)
  Escrow deposit............................................        (150)
  Capital expenditures......................................      (5,683)
  Cable television franchises...............................      (1,077)
  Other intangible assets...................................        (526)
                                                                --------
Net cash (used in) investing activities.....................    (317,036)
                                                                --------
FINANCING ACTIVITIES:
  Debt acquisition costs....................................      (8,323)
  Principal repayments on bank debt.........................      (7,500)
  Advances from Holdings....................................          33
  Proceeds from bank debt...................................     110,000
  Proceeds from 10% Senior Discount Notes...................     100,012
  Capital contributions.....................................     108,600
                                                                --------
Net cash provided by financing activities...................     302,822
                                                                --------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................       8,482
CASH AND CASH EQUIVALENTS AT DECEMBER 31, 1997..............          --
                                                                --------
CASH AND CASH EQUIVALENTS AT DECEMBER 31, 1998..............    $  8,482
                                                                ========
SUPPLEMENTAL DISCLOSURES:
  INTEREST PAID.............................................    $  4,639
                                                                ========

                See accompanying notes to financial statements.

                          RENAISSANCE MEDIA GROUP LLC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

1.  ORGANIZATION AND BASIS OF PRESENTATION

     Renaissance Media Group LLC ("Group") was formed on March 13, 1998 by Renaissance Media Holdings LLC ("Holdings"). Holdings is owned by Morgan Stanley Capital Partners III, L.P. ("MSCP III"), Morgan Stanley Capital Investors, L.P. ("MSCI"), MSCP III 892 Investors, L.P. ("MSCP Investors" and, collectively, with its affiliates, MSCP III and MSCI and their respective affiliates, the "Morgan Stanley Entities"), Time Warner and the Management Investors. On March 20, 1998, Holdings contributed to Group its membership interests in two wholly-owned subsidiaries; Renaissance Media (Louisiana) LLC ("Louisiana") and Renaissance Media (Tennessee) LLC ("Tennessee"), which were formed on January 7, 1998. Louisiana and Tennessee acquired a 76% interest and 24% interest, respectively, in Renaissance Media LLC ("Media") from Morgan Stanley Capital Partners III, Inc. ("MSCP"), on February 13, 1998 through an acquisition of entities under common control accounted for as if it were a pooling of interests. As a result, Media became a subsidiary of Group and Holdings. Group and its aforementioned subsidiaries are collectively referred to as the "Company". On April 9, 1998, the Company acquired (the "Acquisition") six cable television systems (the "Systems") from TWI Cable, Inc. ("TWI Cable"), a subsidiary of Time Warner Inc. ("Time Warner"). See Note 3. Prior to this Acquisition, the Company had no operations other than start-up related activities.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NEW ACCOUNTING STANDARDS

     During fiscal 1998, the Financial Accounting Standards Board ("FASB") issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133").

     FAS 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. The Company will adopt FAS 133 as of January 1, 2000. The impact of the adoption on the Company's consolidated financial statements is not expected to be material.

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements of the Company include the accounts of the Company and its wholly owned subsidiaries. Significant intercompany accounts and transactions have been eliminated.

     CONCENTRATION OF CREDIT RISK

     A significant portion of the customer base is concentrated within the local geographical area of each of the individual cable television systems. The Company generally extends credit to customers and the ultimate collection of accounts receivable could be affected by the local economy. Management performs continuous credit evaluations of its customers and may require cash in advance or other special arrangements from certain customers. Management does not believe that there is any significant credit risk which could have a material effect on the Company's financial condition.

                          RENAISSANCE MEDIA GROUP LLC
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

     REVENUE AND COSTS

     Subscriber fees are recorded as revenue in the period the related services are provided and advertising revenues are recognized in the period the related advertisements are exhibited. Rights to exhibit programming are purchased from various cable networks. The costs of such rights are generally expensed as the related services are made available to subscribers.

     ADVERTISING COSTS

     Advertising costs are expensed upon the first exhibition of the related advertisements. Advertising expense amounted to $491 in 1998.

     CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash and investments in short-term, highly liquid securities, which have maturities when purchased of three months or less.

     PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is recorded at purchased and capitalized cost. Capitalized internal costs principally, consist of employee costs and interest on funds borrowed during construction. Capitalized labor, materials and associated overhead amounted to approximately $1,429 in 1998. Replacements, renewals and improvements to installed cable plant are capitalized. Maintenance and repairs are charged to expense as incurred. Depreciation expense for the year ended December 31, 1998 amounted to $7,314. Property, plant and equipment is depreciated using the straight-line method over the following estimated service lives:

Buildings and leasehold improvements........................    5 - 30 years
Cable systems, equipment and subscriber devices.............    5 - 30 years
Transportation equipment....................................    3 -  5 years
Furniture, fixtures and office equipment....................    5 - 10 years

     Property, plant and equipment at December 31, 1998 consisted of:

  Land......................................................    $   432
  Buildings and leasehold improvements......................      1,347
  Cable systems, equipment and subscriber devices...........     62,740
  Transportation equipment..................................      2,181
  Furniture, Fixtures and office equipment..................        904
  Construction in progress..................................      3,642
                                                                -------
                                                                 71,246
Less: accumulated depreciation..............................     (7,294)
                                                                -------
          Total.............................................    $63,952
                                                                =======

                          RENAISSANCE MEDIA GROUP LLC
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

     CABLE TELEVISION FRANCHISES AND INTANGIBLE ASSETS

     Cable television franchise costs include the assigned fair value, at the date of acquisition, of the franchises from purchased cable television systems. Intangible assets include goodwill, deferred financing and other intangible assets. Cable television franchises and intangible assets are amortized using the straight-line method over the following estimated useful lives:

Cable television franchises.................................        15 years
Goodwill....................................................        25 years
Deferred financing and other intangible assets..............    2 - 10 years

     Intangible assets at December 31, 1998 consisted of:

Goodwill....................................................    $ 8,608
Deferred Financing Costs....................................      8,323
Other intangible assets.....................................        628
                                                                -------
                                                                 17,559
Less: accumulated amortization..............................     (1,059)
                                                                -------
          Total.............................................    $16,500
                                                                =======

     The Company periodically reviews the carrying value of its long-lived assets, including property, plant and equipment, cable television franchises and intangible assets, whenever events or changes in circumstances indicate that the carrying value may not be recoverable. To the extent the estimated future cash inflows attributable to the asset, less estimated future cash outflows, is less than the carrying amount, an impairment loss is recognized to the extent that the carrying value of such asset is greater than its fair value.

     ESTIMATES USED IN FINANCIAL STATEMENT PRESENTATION

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.  ACQUISITIONS

     TWI CABLE

     On April 9, 1998, the Company acquired six cable television systems from TWI Cable. The systems are clustered in southern Louisiana, western Mississippi and western Tennessee. This Acquisition represented the first acquisition by the Company. The purchase price for the systems was $309,500 which was paid as follows: TWI Cable received $300,000 in cash, inclusive of an escrow deposit of $15,000, and a $9,500 (9,500 units) equity interest in Renaissance Media Holdings LLC, the parent company of Group. In addition to the purchase price, the Company incurred approximately $1,385 in transaction costs, exclusive of financing costs.

                          RENAISSANCE MEDIA GROUP LLC
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

     The Acquisition was accounted for using the purchase method and, accordingly, results of operations are reported from the date of the Acquisition (April 9, 1998). The excess of the purchase price over the estimated fair value of the tangible assets acquired has been allocated to cable television franchises and goodwill in the amount of $235,387 and $8,608, respectively.

     DEFFNER CABLE

     On August 31, 1998, the Company acquired the assets of Deffner Cable, a cable television company located in Gadsden, Tennessee. The purchase price was $100 and was accounted for using the purchase method. The allocation of the purchase price is subject to change, although management does not believe that any material adjustment to such allocation is expected.

     BAYOU VISION, INC.

     On February 3, 1999, Media acquired the cable television assets of Bayou Vision, Inc. and Gulf South Cable, Inc. serving approximately 1,950 subscribers in the Villages of Estherwood, Morse and Mermentau and Acadia and Livingston Parish, Louisiana. The cash purchase price was approximately $2,700 and was paid out of available Company funds.

     Unaudited Pro Forma summarized results of operations for the Company for the year ended December 31, 1998 and 1997, assuming the Acquisition, Notes (as hereinafter defined) offering and Credit Agreement (as hereinafter defined) had been consummated on January 1, 1998 and 1997, are as follows:

                                                       YEAR ENDED DECEMBER 31
                                                       ----------------------
                                                         1997         1998
                                                         ----         ----
Revenues.............................................  $ 50,987     $ 56,745
Expenses.............................................    53,022       55,210
                                                       --------     --------
Operating (loss) income..............................    (2,035)       1,535
Interest expense and other expenses..................   (19,740)     (19,699)
                                                       --------     --------
Net (Loss)...........................................  $(21,775)    $(18,164)
                                                       ========     ========

4.  DEBT

     As of December 31, 1998, debt consisted of:

10.00% Senior Discount Notes at Accreted Value(a)...........    $107,374
Credit Agreement(b).........................................     102,500
                                                                --------
                                                                $209,874
                                                                ========

     (a) On April 9, 1998, in connection with the Acquisition described in Note 3, the Company issued $163,175 principal amount at maturity, $100,012 initial accreted value, of 10.00% senior discount notes due 2008 ("Notes"). The Notes pay no interest until April 15, 2003. From and after April 15, 2003 the Notes will bear interest, payable semi-

                          RENAISSANCE MEDIA GROUP LLC
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

annually in cash, at a rate of 10% per annum on April 15 and October 15 of each year, commencing October 15, 2003. The Notes are due on April 15, 2008.

     (b) On April 9, 1998, Renaissance Media entered into a credit agreement among Morgan Stanley & Co. Incorporated as Placement Agent, Morgan Stanley Senior Funding Inc., as Syndication Agent, the Lenders, CIBC Inc., as Documentation Agent and Bankers Trust Company as Administrative Agent (the "Credit Agreement"). The aggregate commitments under the Credit Agreement total $150,000, consisting of a $40,000 revolver, $60,000 Tranche A Term Loans and $50,000 Tranche B Term Loans (collectively the "Term Loans"). The revolving credit and term loans are collateralized by a first lien position on all present and future assets and the member's interest of Media, Louisiana and Tennessee. The Credit Agreement provides for interest at varying rates based upon various borrowing options and the attainment of certain financial ratios and for commitment fees of 1/2% on the unused portion of the revolver. The effective interest rate, including commitment fees and amortization of related deferred financing costs and the interest-rate cap, for the year ended December 31, 1998 was 8.82%.

     On April 9, 1998, $110,000 was borrowed under the Credit Agreement's Tranche A and B Term Loans. On June 23, 1998, $7,500 was repaid resulting in $102,500 of outstanding Tranche A and B Term Loans as of December 31, 1998.

     As of December 31, 1998, the Company had unrestricted use of the $40,000 revolver. No borrowings had been made by the Company under the revolver through that date.

     Annual maturities of borrowings under the Credit Agreement for the years ending December 31 are as follows:

1999........................................................    $    776
2000........................................................       1,035
2001........................................................       2,701
2002........................................................       9,506
2003........................................................      11,590
2004........................................................      11,590
Thereafter..................................................      65,302
                                                                --------
                                                                 102,500
Less: Current portion.......................................        (776)
                                                                --------
                                                                $101,724
                                                                ========

     The Credit Agreement and the Indenture pursuant to which the Notes were issued contain restrictive covenants on the Company and subsidiaries regarding additional indebtedness, investment guarantees, loans, acquisitions, dividends and merger or sale of the subsidiaries and require the maintenance of certain financial ratios.

     Total interest cost incurred for the year ended December 31, 1998, including commitment fees and amortization of deferred financing and interest-rate cap costs was $14,358, net of capitalized interest of $42.

                          RENAISSANCE MEDIA GROUP LLC
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

5.  INTEREST RATE-CAP AGREEMENT

     The Company purchases interest-rate cap agreements that are designed to limit its exposure to increasing interest rates and are designated to its floating rate debt. The strike price of these agreements exceeds the current market levels at the time they are entered into. The interest rate indices specified by the agreements have been and are expected to be highly correlated with the interest rates the Company incurs on its floating rate debt. Payments to be received as a result of the specified interest rate index exceeding the strike price are accrued in other assets and are recognized as a reduction of interest expense (the accrual accounting method). The cost of these agreements is included in other assets and amortized to interest expense ratably during the life of the agreement. Upon termination of an interest-rate cap agreement, any gain is deferred in other liabilities and amortized over the remaining term of the original contractual life of the agreement as a reduction of interest expense.

     On December 1, 1997, the Company purchased an interest-rate cap agreement from Morgan Stanley Capital Services Inc. The carrying value as of December 31, 1998 was $47. The fair value of the interest-rate cap, which is based upon the estimated amount that the Company would receive or pay to terminate the cap agreement as of December 31, 1998, taking into consideration current interest rates and the credit worthiness of the counterparties, approximates its carrying value.

     The following table summarizes the interest-rate cap agreement:

NOTIONAL                                        INITIAL
PRINCIPAL             EFFECTIVE   TERMINATION   CONTRACT   FIXED RATE
 AMOUNT      TERM       DATE         DATE         COST     (PAY RATE)
---------    ----     ---------   -----------   --------   ----------
$100,000    2 years    12/1/97      12/1/99       $100        7.25%

6.  TAXES

     For the year ended December 31, 1998, the provision for income taxes has been calculated on a separate company basis. The components of the provision for income taxes are as follows:

                                                                YEAR ENDED
                                                             DECEMBER 31, 1998
                                                             -----------------
Federal:
  Current..................................................        $ --
  Deferred.................................................          --
State:
  Current..................................................         135
  Deferred.................................................          --
                                                                   ----
     Provision for income taxes............................        $135
                                                                   ====

     The Company's current state tax liability results from its obligation to pay franchise tax in Tennessee and Mississippi and tax on capital in New York.

                          RENAISSANCE MEDIA GROUP LLC
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

     The Company has a net operating loss ("NOL") carryforward for income tax purposes which is available to offset future taxable income. This NOL totals approximately $14,900 and expires in the year 2018. The Company has established a valuation allowance to offset the entire potential future tax benefit of the NOL carryforward and, therefore, has recognized no deferred tax asset with respect to the NOL.

     Louisiana and Tennessee have elected to be treated as corporations for federal income tax purposes and have not recorded any tax benefit for their losses as the realization of theses losses by reducing future taxable income in the carry forward period is uncertain at this time.

7.  RELATED PARTY TRANSACTIONS

     (a) TRANSACTIONS WITH MORGAN STANLEY ENTITIES

     In connection with the Acquisition, Media entered into the Credit Agreement with Morgan Stanley Senior Funding Inc. and Morgan Stanley & Co. Incorporated acted as the Placement Agent for the Notes. In connection with these services the Morgan Stanley Entities received customary fees and expense reimbursement.

     (b) TRANSACTIONS WITH TIME WARNER AND RELATED PARTIES

     In connection with the Acquisition, Media entered into an agreement with Time Warner, pursuant to which Time Warner manages the Company's programming in exchange for providing the Company access to certain Time Warner programming arrangements.

     (c) TRANSACTIONS WITH MANAGEMENT

     Prior to the consummation of the Acquisition described in Note 3, Media paid fees in 1998 to six senior executives of the Company who are investors in the Company (the "Management Investors") for services rendered prior to their employment by Media relating to the Acquisition and the Credit Agreement. These fees totaled $287 and were recorded as transaction and financing costs.

     (d) DUE TO MANAGEMENT INVESTORS

     Prior to the formation of the Company, the Management Investors advanced $1,000 to Holdings, which was used primarily for working capital purposes. Upon formation of the Company, Holdings contributed certain assets and liabilities to Group and the $1,000 advance from the Management Investors was recorded as paid in capital.

     (e) TRANSACTIONS WITH BOARD MEMBER

     The Company has utilized the law firm of one of its board members for legal services for the Acquisition, financing agreements and various ongoing legal matters. These fees totaled approximately $1,348 for the year ended December 31, 1998.

                          RENAISSANCE MEDIA GROUP LLC
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

8.  ACCRUED EXPENSES

     Accrued expenses as of December 31, 1998 consist of the following:

Accrued programming costs...................................    $1,986
Accrued interest............................................     1,671
Accrued franchise fees......................................     1,022
Accrued legal and professional fees,........................       254
Accrued salaries, wages and benefits........................       570
Accrued property and sales tax..............................       637
Other accrued expenses......................................       530
                                                                ------
                                                                $6,670
                                                                ======

9.  EMPLOYEE BENEFIT PLAN

     Effective April 9, 1998, the Company began sponsoring a defined contribution plan which covers substantially all employees (the "Plan"). The Plan provides for contributions from eligible employees up to 15% of their compensation. The Company's contribution to the Plan is limited to 50% of each eligible employee's contribution up to 10% of his or her compensation. The Company has the right in any year to set the amount of the Company's contribution percentage. Company matching contributions to the Plan for the year ended December 31, 1998 were approximately $97. All participant contributions and earnings are fully vested upon contribution and company contributions and earnings vest 20% per year of employment with the Company, becoming fully vested after five years.

10.  COMMITMENTS AND CONTINGENCIES

     (a) LEASES

     The Company had rental expense under various lease and rental agreements primarily for offices, tower sites and warehouses of approximately $125 in 1998. In addition, the Company rents utility poles in its operations generally under short term arrangements, but the Company expects these arrangements to recur. Total rent expense for utility poles was approximately $620 in 1998. Future minimum annual rental payments under noncancellable leases are as follows:

1999......................................    $162
2000......................................      38
2001......................................      24
2002......................................      20
2003 and thereafter.......................      66
                                              ----
     Total................................    $310
                                              ====

     (b) EMPLOYMENT AGREEMENTS

     Media has entered into employment agreements with six senior executives who are also investors in Holdings. Under the conditions of five of the agreements the employment term is five years, expiring in April 2003 and requires Media to continue salary payments

                          RENAISSANCE MEDIA GROUP LLC
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

(including any bonus) through the term if the executive's employment is terminated by Media without cause, as defined in the employment agreement. Media's obligations under the employment agreements may be reduced in certain situations based on actual operating performance relative to the business plan, death or disability or by actions of the other senior executives.

     The employment agreement for one senior executive has a term of one year and may be renewed annually. This agreement has been renewed through April 8, 2000.

     (c) OTHER AGREEMENTS

     In exchange for certain flexibility in establishing cable rate pricing structures for regulated services that went into effect on January 1, 1996, Time Warner agreed with the Federal Communications Commission ("FCC") to invest in certain upgrades to its cable infrastructure (consisting primarily of materials and labor in connection with the plant upgrades up to 750 MHz) by 1999 (approximately $23 million). This agreement with the FCC has been assumed by the Company as part of the Acquisition.

11.  SUBSEQUENT EVENT

     On February 23, 1999, Holdings entered into an agreement with Charter Communications, LLC and Charter Communications, Inc., to sell 100% of its members' equity in the Company for approximately $459,000, subject to certain closing conditions. This transaction is expected to close during the third quarter of 1999.

12.  YEAR 2000 ISSUES (UNAUDITED)

     The Company relies on computer systems, related software applications and other control devices in operating and monitoring all major aspects of its business, including, but not limited to, its financial systems (such as general ledger, accounts payable, payroll and fixed asset modules), subscriber billing systems, internal networks and telecommunications equipment. The Company also relies, directly and indirectly, on the external systems of various independent business enterprises, such as its suppliers and financial organizations, for the accurate exchange of data.

     The Company continues to assess the likely impact of Year 2000 issues on its business operations, including its material information technology ("IT") and non-IT applications. These material applications include all billing and subscriber information systems, general ledger software, payroll systems, accounting software, phone switches and certain headend applications, all of which are third party supported.

     The Company believes it has identified all systems that may be affected by Year 2000 Issues. Concurrent with the identification phase, the Company is securing compliance determinations relative to all identified systems. For those systems that the Company believes are material, compliance programs have been received or such systems have been certified by independent parities as Year 2000 compliant. For those material systems that are subject to compliance programs, the Company expects to receive Year 2000 certifications from independent parties by the second quarter 1999. Determinations of Year

                          RENAISSANCE MEDIA GROUP LLC
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

2000 compliance requirements for less mission critical systems are in progress and are expected to be completed in the second quarter of 1999.

     With respect to third parties with which the Company has a material relationship, the Company believes its most significant relationships are with financial institutions, who receive subscriber monthly payments and maintain Company bank accounts, and subscriber billing and management systems providers. We have received compliance programs which if executed as planned should provide a high degree of assurance that all Year 2000 issues will be addressed by mid 1999.

     The Company has not incurred any material Year 2000 costs to date, and excluding the need for contingency plans, does not expect to incur any material Year 2000 costs in the future because most of its applications are maintained by third parties who have borne Year 2000 compliance costs.

     The Company cannot be certain that it or third parties supporting its systems have resolved or will resolve all Year 2000 issues in a timely manner. Failure by the Company or any such third party to successfully address the relevant Year 2000 issues could result in disruptions of the Company's business and the incurrence of significant expenses by the Company. Additionally, the Company could be affected by any disruption to third parties with which the Company does business if such third parties have not successfully addressed their Year 2000 issues.

     Failure to resolve Year 2000 issues could result in improper billing to the Company's subscribers which could have a major impact on the recording of revenue and the collection of cash as well as create significant customer dissatisfaction. In addition, failure on the part of the financial institutions with which the Company relies on for its cash collection and management services could also have a significant impact on collections, results of operations and the liquidity of the Company.

     The Company has not yet finalized contingency plans necessary to handle the most likely worst case scenarios. Before concluding as to possible contingency plans, the Company must determine whether the material service providers contemplate having such plans in place. In the event that contingency plans from material service providers are not in place or are deemed inadequate, management expects to have such plans in place by the third quarter of 1999.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
  TWI Cable, Inc.

     We have audited the accompanying combined balance sheet of the Picayune MS, Lafourche LA, St. Tammany LA, St. Landry LA, Pointe Coupee LA, and Jackson TN cable television systems, (collectively, the "Combined Systems") included in TWI Cable, Inc. ("TWI Cable"), as of April 8, 1998, and the related combined statements of operations, changes in net assets and cash flows for the period from January 1, 1998 through April 8, 1998. These combined financial statements are the responsibility of the Combined Systems' management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Combined Systems, included in TWI Cable, at April 8, 1998, and the combined results of their operations and their cash flows for the period from January 1, 1998 through April 8, 1998, in conformity with generally accepted accounting principles.

                                              /s/ ERNST & YOUNG LLP

New York, New York
February 22, 1999

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

                             COMBINED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                APRIL 8, 1998
                                                                -------------
                           ASSETS
Cash and cash equivalents...................................      $      7
Receivables, less allowance of $116.........................           576
Prepaid expenses and other assets...........................           438
Property, plant and equipment, net..........................        35,992
Cable television franchises, net............................       195,907
Goodwill and other intangibles, net.........................        50,023
                                                                  --------
          Total assets......................................      $282,943
                                                                  ========
                 LIABILITIES AND NET ASSETS
Accounts payable............................................      $     63
Accrued programming expenses................................           978
Accrued franchise fees......................................           616
Subscriber advance payments and deposits....................           593
Deferred income taxes.......................................        61,792
Other liabilities...........................................           747
                                                                  --------
          Total liabilities.................................        64,789
          Total net assets..................................       218,154
                                                                  --------
          Total liabilities and net assets..................      $282,943
                                                                  ========

            See accompanying notes to combined financial statements.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

                        COMBINED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                                  FOR THE
                                                                PERIOD FROM
                                                              JANUARY 1, 1998
                                                                  THROUGH
                                                               APRIL 8, 1998
                                                              ---------------
REVENUES....................................................      $15,221
COSTS AND EXPENSES:
Operating and programming...................................        3,603
Selling, general and administrative.........................        4,134
Depreciation and amortization...............................        5,031
(Gain) on disposal of fixed assets..........................          (96)
                                                                  -------
          Total costs and expenses..........................       12,672
                                                                  -------
Operating income............................................        2,549
Provision for income taxes..................................        1,191
                                                                  -------
Net income..................................................      $ 1,358
                                                                  =======

              See accompanying notes to combined financial statements.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

                  COMBINED STATEMENT OF CHANGES IN NET ASSETS
                                 (IN THOUSANDS)

Balance at December 31, 1997................................    $224,546
  Repayment of advances from Parent.........................     (17,408)
  Advances from Parent......................................       9,658
  Net income................................................       1,358
                                                                --------
Balance at April 8, 1998....................................    $218,154
                                                                ========

              See accompanying notes to combined financial statements.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

                        COMBINED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                    FOR THE
                                                                  PERIOD FROM
                                                                JANUARY 1, 1998
                                                                    THROUGH
                                                                 APRIL 8, 1998
                                                                ---------------
OPERATING ACTIVITIES:
Net income..................................................        $  1,358
Adjustments for noncash and nonoperating items:
  Income tax expense........................................           1,191
  Depreciation and amortization.............................           5,031
  (Gain) on disposal of fixed assets........................             (96)
  Changes in operating assets and liabilities:
     Receivables, prepaids and other assets.................             289
     Accounts payable, accrued expenses and other
      liabilities...........................................            (770)
     Other balance sheet changes............................              (4)
                                                                    --------
Net cash provided by operations.............................           6,999
                                                                    --------
INVESTING ACTIVITIES:
Capital expenditures........................................            (613)
                                                                    --------
Net cash used in investing activities.......................            (613)
                                                                    --------
FINANCING ACTIVITIES:
Net repayment of advances from Parent.......................          (7,750)
                                                                    --------
Net cash (used in) financing activities.....................          (7,750)
INCREASE IN CASH AND CASH EQUIVALENTS.......................          (1,364)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............           1,371
                                                                    --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................        $      7
                                                                    ========

              See accompanying notes to combined financial statements.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  DESCRIPTION OF BUSINESS

     The cable television systems operating in the metropolitan areas of Picayune, Mississippi; Lafourche, Louisiana; St. Tammany, Louisiana; St. Landry, Louisiana; Pointe Coupee, Louisiana; and Jackson, Tennessee (the "Combined Systems") are principally engaged in the cable television business under non-exclusive franchise agreements, which expire at various times beginning in 1999. The Combined Systems' operations consist primarily of selling video programming which is distributed to subscribers for a monthly fee through a network of coaxial and fiber-optic cables.

     Prior to January 4, 1996, the Combined Systems were included in certain subsidiaries of Cablevision Industries Corporation ("CVI"). On January 4, 1996, CVI merged into a wholly owned subsidiary of Time Warner Inc. (the "CVI Merger"). On October 1, 1996, Time Warner Inc. ("Time Warner") completed a reorganization amongst certain of its wholly owned cable television subsidiaries whereby CVI was renamed TWI Cable Inc. ("TWI Cable").

  BASIS OF PRESENTATION

     TWI Cable has sold the Combined Systems to Renaissance Media Holdings LLC ("Renaissance") pursuant to an Asset Purchase Agreement with Renaissance, dated November 14, 1997 (see Note 8). Accordingly, the accompanying combined financial statements of the Combined Systems reflect the "carved out" historical financial position, results of operations, cash flows and changes in net assets of the operations of the Combined Systems as if they had been operating as a separate company. Effective as of January 1, 1996, the Combined Systems' financial statements reflect the new basis of accounting arising from Time Warner's merger with CVI. Based on Time Warner's allocation of the purchase price, the assets and liabilities of the Combined Systems were revalued resulting in goodwill allocated to the Combined Systems of approximately $52,971,000, which is being amortized over its estimated life of 40 years. In addition, approximately $220,981,000 was allocated to cable television franchises and other intangible assets, which is being amortized over periods up to 20 years.

     The combined statements have been adjusted to include the allocation of certain corporate expenses incurred by Time Warner Cable and/or TWI Cable on the Combined Systems' behalf, based upon the number of Combined System subscribers managed by Time Warner Cable and the ratio of Combined System subscribers to total TWI Cable subscribers, respectively. These allocations reflect all costs of doing business that the Combined Systems would have incurred on a stand alone basis as disclosed in Note 3. Management believes that these allocations are reasonable.

  BASIS OF COMBINATION

     The combined financial statements include the assets, liabilities, revenues, expenses, income, loss and cash flows of the Combined Systems, as if the Combined Systems were a single company. Significant intercompany accounts and transactions between the Combined

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

Systems have been eliminated. Significant accounts and transactions with Time Warner and its affiliates are disclosed as related party transactions (see Note
3).

  USE OF ESTIMATES

     The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and footnotes thereto. Actual results could differ from those estimates.

  CONCENTRATION OF CREDIT RISK

     A significant portion of the customer base is concentrated within the local geographical area of each of the individual cable television systems. The Combined Systems generally extend credit to customers and the ultimate collection of accounts receivable could be affected by the local economy. Management performs continuous credit evaluations of its customers and may require cash in advance or other special arrangements from certain customers. Management does not believe that there is any significant credit risk which could have a material effect on the financial condition of the Combined Systems.

  REVENUE AND COSTS

     Subscriber fees are recorded as revenue in the period the related services are provided and advertising revenues are recognized in the period the related advertisements are exhibited. Rights to exhibit programming are purchased from various cable networks. The costs of such rights are generally expensed as the related services are made available to subscribers.

  FRANCHISE FEES

     Local governmental authorities impose franchise fees on the cable television systems owned by the Combined Systems ranging up to a federally mandated maximum of 5.0% of gross revenues. On a monthly basis, such fees are collected from the Combined Systems' customers and such fees are not included as revenue or as a franchise fee expense.

  ADVERTISING COSTS

     Advertising costs are expensed upon the first exhibition of the related advertisements. Advertising expense amounted to $105,000 for the period from January 1, 1998 through April 8, 1998.

  STATEMENT OF CASH FLOWS

     The Combined Systems participate in a cash management system with affiliates whereby cash receipts are transferred to a centralized bank account from which centralized payments to various suppliers and creditors are made on behalf of the Combined Systems. The excess of such cash receipts over payments is included in net assets. Amounts shown

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

as cash represent the Combined Systems' net cash receipts not transferred to the centralized account as of December 31, 1996 and 1997. The average net intercompany payable balances was $166,522,000 for the period from January 1, 1998 through April 8, 1998.

     For purposes of this statement, cash and cash equivalents includes all highly liquid investments purchased with original maturities of three months or less.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. Additions to property, plant and equipment generally include material, labor, overhead and interest. Depreciation is provided on the straight-line method over estimated useful lives as follows:

Buildings and improvements...........................    5-20 years
Cable television equipment...........................    5-15 years
Furniture, fixtures and other equipment..............    3-10 years

     Property, plant and equipment consist of:

                                                        APRIL 8, 1998
                                                        -------------
                                                        (IN THOUSANDS)
Land and buildings..................................       $  2,255
Cable television equipment..........................         40,276
Furniture, fixtures and other equipment.............          2,308
Construction in progress............................          1,183
                                                           --------
                                                             46,022
Less accumulated depreciation.......................        (10,030)
                                                           --------
          Total.....................................       $ 35,992
                                                           ========

  INTANGIBLE ASSETS

     The Combined Systems amortized goodwill over periods up to 40 years and cable television franchises over periods up to 20 years, both using the straight-line method. For the period from January 1, 1998 through April 8, 1998 amortization of goodwill amounted to $360,000 and amortization of cable television franchises amounted to $3,008,000. Accumulated amortization of intangible assets amounted to $28,114,000 at April 8, 1998.

  IMPAIRMENT

     Management separately reviews the carrying value of acquired long-lived assets for each acquired entity on a quarterly basis to determine whether an impairment may exist. Management considers relevant cash flow and profitability information, including estimated future operating results, trends and other available information, in assessing whether the carrying value of long-lived assets can be recovered. Upon a determination that the carrying value of long-lived assets will not be recovered from the undiscounted future cash flows of the acquired business, the carrying value of such long-lived assets would be considered impaired and would be reduced by a charge to operations in the amount of the

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

impairment. An impairment charge is measured as a deficiency in estimated discounted future cash flows of the acquired business to recover the carrying value related to the long-lived assets.

  INCOME TAXES

     Income taxes have been provided using the liability method prescribed by FASB Statement No. 109, "Accounting for Income Taxes." Under the liability method, deferred income taxes reflect tax carryforwards and the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statements and income tax purposes, as determined under enacted tax laws and rates.

2.  EMPLOYEE BENEFIT PLANS

     Following the CVI Merger, the Combined Systems began participation in the Time Warner Cable Pension Plan (the "Pension Plan"), a non-contributory defined benefit pension plan, and the Time Warner Cable Employee Savings Plan (the "Savings Plan") which are administered by a committee appointed by the Board of Representatives of Time Warner Entertainment Company, L.P. ("TWE"), an affiliate of Time Warner, and which cover substantially all employees.

     Benefits under the Pension Plan are determined based on formulas which reflect an employee's years of service and compensation levels during the employment period. Pension expense for the period from January 1, 1998 through April 8, 1998 totaled $61,000.

     The Combined Systems' contributions to the Savings Plan are limited to 6.67% of an employee's eligible compensation during the plan year. The Board of Representatives of TWE has the right in any year to set the maximum amount of the Combined Systems' contribution. Defined contribution plan expense for the period from January 1, 1998 through April 8, 1998 totaled $38,000.

     The Combined Systems have no material obligations for other post retirement benefits.

3.  RELATED PARTIES

     In the normal course of conducting business, the Combined Systems had various transactions with Time Warner and its affiliates, generally on terms resulting from a negotiation between the affected units that in management's view resulted in reasonable allocations.

  PROGRAMMING

     Included in the Combined Systems' operating expenses are charges for programming and promotional services provided by Home Box Office, Turner Broadcasting System, Inc. and other affiliates of Time Warner. These charges are based on customary rates and are in the ordinary course of business. These charges totaled $1,164,000 for the period from January 1, 1998 through April 8, 1998. Accrued related party expenses for these

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

programming and promotional services included in accrued programming expenses approximated $409,000 for the period from January 1, 1998 through April 8, 1998.

  MANAGEMENT FEES

     TWI Cable entered into a management service arrangement with Time Warner Cable ("TWC"), pursuant to which TWC is responsible for the management and operation of TWI Cable, which includes the Combined Systems. The management fees paid to TWC by TWI Cable are based on an allocation of the corporate expenses of TWC's cable division in proportion to the respective number of subscribers of all cable systems managed by TWC's cable division. The allocation of the TWI Cable management fee to the Combined Systems approximated $486,000 for the period from January 1, 1998 through April 8, 1998.

     Other divisional expenses allocated to the Combined Systems approximated $299,000 for the period from January 1, 1998 through April 8, 1998.

4.  INTEREST EXPENSE

     Prior to the CVI Merger, the Jackson, Tennessee system was included in Cablevision Industries Limited Partnership and Combined Entities ("CILP"). The Jackson system was charged interest expense in connection with CILP's (a) senior and subordinated bank credit agreements; and (b) senior unsecured subordinated Series A and Series B notes payable to CVI. The remaining five systems comprising the Combined Systems were included in Cablevision Industries of the Southeast, Inc. and Combined Entities ("CIOS"). These systems were charged interest expense in connection with CIOS's (a) bank revolving credit agreement; and (b) junior and senior subordinated debt to CVI.

5.  INCOME TAXES

     Effective January 4, 1996, the Combined Systems are included in the consolidated federal income tax return of Time Warner. Prior to January 4, 1996, the Combined Systems were included in the consolidated federal income tax return of CVI. The provision for income taxes has been calculated on a separate company basis. The components of the provision for income taxes are as follows:

                                                      FOR THE PERIOD
                                                   FROM JANUARY 1, 1998
                                                         THROUGH
                                                      APRIL 8, 1998
                                                   --------------------
                                                      (IN THOUSANDS)
Federal:
  Current........................................         $   --
  Deferred.......................................            962
State:
  Current........................................             --
  Deferred.......................................            229
                                                          ------
     Net provision for income taxes..............         $1,191
                                                          ======

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The Combined Systems did not, and will not, have a tax sharing agreement with either Time Warner, TWI Cable or CVI. Therefore, the Combined Systems have not and will not be compensated for the utilization of the Combined Systems' tax losses, by Time Warner, TWI Cable or CVI. In addition, the Combined Systems have not and will not be required to make payments to either Time Warner or TWI Cable for the current tax provision of the Combined Systems.

     The differences between the income tax provision expected at the U.S. federal statutory income tax rate and the total income tax provision are due to nondeductible goodwill amortization and state taxes.

     Significant components of the Combined Systems' deferred tax assets and liabilities, as calculated on a separate company basis, are as follows:

                                                        APRIL 8, 1998
                                                        -------------
                                                       (IN THOUSANDS)
Deferred tax liabilities:
  Amortization.....................................        $57,817
  Depreciation.....................................          4,181
                                                           -------
          Total gross deferred tax liabilities.....         61,998
                                                           -------
Deferred tax assets:
  Tax loss carryforwards...........................            160
  Allowance for doubtful accounts..................             46
                                                           -------
          Total deferred tax assets................            206
                                                           -------
          Net deferred tax liability...............        $61,792
                                                           =======

     On a separate company basis, the Combined Systems have tax loss carryforwards of approximately $400,000 at April 8, 1998. However, if the Combined Systems are acquired in an asset purchase, the tax loss carryforwards, and net deferred tax liabilities relating to temporary differences will not carry over to Renaissance (see Note 8).

6.  COMMITMENTS AND CONTINGENCIES

     The Combined Systems had rental expense of approximately $244,000 for the period from January 1, 1998 through April 8, 1998 under various lease and rental agreements for offices, utility poles, warehouses and computer equipment. Future minimum annual rental payments under noncancellable leases will approximate $1,000,000 annually over the next five years.

     In exchange for certain flexibility in establishing cable rate pricing structures for regulated services that went into effect on January 1, 1996, TWC has agreed with the Federal Communications Commission ("FCC") to invest in certain upgrades to its cable infrastructure (consisting primarily of materials and labor in connection with the plant upgrades up to 750 MHz) over the next three years (approximately $25 million at December 31, 1997). This agreement with the FCC, which extends to the Combined Systems, will be assumed by Renaissance as it relates to the Combined Systems in accordance with the Asset Purchase Agreement.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

7.  OTHER LIABILITIES

     Other liabilities consist of:

                                                        APRIL 8, 1998
                                                        -------------
                                                        (IN THOUSANDS)
Compensation........................................         $279
Data Processing Costs...............................          161
Sales and other taxes...............................          146
Copyright Fees......................................           35
Pole Rent...........................................           93
Other...............................................           33
                                                             ----
          Total.....................................         $747
                                                             ====

8.  SUBSEQUENT EVENT

     The sale of the Combined Systems, in connection with the Asset Purchase Agreement with Renaissance, closed on April 9, 1998 at the purchase price of $309,500,000.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
     TWI Cable Inc.

     We have audited the accompanying combined balance sheets of the Picayune MS, Lafourche LA, St. Tammany LA, St. Landry LA, Pointe Coupee LA, and Jackson TN cable television systems, (collectively, the "Combined Systems") included in TWI Cable, Inc. ("TWI Cable"), as of December 31, 1996 and 1997, the related combined statements of operations, changes in net assets and cash flows for the years then ended. In addition, we have audited the combined statement of operations and cash flows for the year ended December 31, 1995 of the Predecessor Combined Systems. These combined financial statements are the responsibility of the Combined Systems' or the Predecessor's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Combined Systems, included in TWI Cable or the Predecessor, at December 31, 1996 and 1997, and the combined results of their operations and their cash flows for the years ended December 31, 1995, 1996 and 1997, in conformity with generally accepted accounting principles.

                                              /s/ ERNST & YOUNG LLP

New York, New York
March 16, 1998

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1996        1997
                                                                ----        ----
                                      ASSETS
Cash and cash equivalents...................................  $    570    $  1,371
Receivables, less allowance of $71 and $116 for the years
  ended December 31, 1996 and 1997, respectively............       794       1,120
Prepaid expenses and other assets...........................        45         183
Property, plant and equipment, net..........................    36,966      36,944
Cable television franchises, net............................   209,952     198,913
Goodwill and other intangibles, net.........................    51,722      50,383
                                                              --------    --------
          Total assets......................................  $300,049    $288,914
                                                              ========    ========
                            LIABILITIES AND NET ASSETS
Accounts payable............................................  $  1,640    $    652
Accrued programming expenses................................       847         904
Accrued franchise fees......................................       736         835
Subscriber advance payments and deposits....................        66         407
Deferred income taxes.......................................    58,340      60,601
Other liabilities...........................................       945         969
                                                              --------    --------
          Total liabilities.................................    62,574      64,368
          Total net assets..................................   237,475     224,546
                                                              --------    --------
          Total liabilities and net assets..................  $300,049    $288,914
                                                              ========    ========

            See accompanying notes to combined financial statements.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                          YEAR ENDED DECEMBER 31,
                                               ---------------------------------------------
                                                   1995            1996              1997
                                                   ----            ----              ----
                                               (PREDECESSOR)    (INCLUDED IN TWI CABLE INC.)
REVENUES.....................................     $43,549        $47,327           $50,987
COSTS AND EXPENSES:
Operating and programming....................      13,010         12,413            12,101
Selling, general and administrative..........       9,977         12,946            13,823
Depreciation and amortization................      17,610         18,360            18,697
(Gain) loss on disposal of fixed assets......          --           (244)              620
                                                  -------        -------           -------
          Total costs and expenses...........      40,597         43,475            45,241
                                                  -------        -------           -------
Operating income.............................       2,952          3,852             5,746
Interest expense.............................      11,871             --                --
                                                  -------        -------           -------
(Loss) income before income tax (benefit)
  expense....................................      (8,919)         3,852             5,746
Income tax (benefit) expense.................      (3,567)         1,502             2,262
                                                  -------        -------           -------
Net (loss) income............................     $(5,352)       $ 2,350           $ 3,484
                                                  =======        =======           =======

            See accompanying notes to combined financial statements.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

                  COMBINED STATEMENTS OF CHANGES IN NET ASSETS
                                 (IN THOUSANDS)

Contribution by Parent......................................    $250,039
  Repayment of advances from Parent.........................     (47,895)
  Advances from Parent......................................      32,981
  Net income................................................       2,350
                                                                --------
Balance at December 31, 1996................................     237,475
  Repayment of advances from Parent.........................     (50,661)
  Advances from Parent......................................      34,248
  Net income................................................       3,484
                                                                --------
Balance at December 31, 1997................................    $224,546
                                                                ========

              See accompanying notes to combined financial statements.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                            YEAR ENDED DECEMBER 31,
                                                  -------------------------------------------
                                                     1995             1996           1997
                                                     ----             ----           ----
                                                  (PREDECESSOR) (INCLUDED IN TWI CABLE INC.)
OPERATING ACTIVITIES:
Net (loss) income...............................   $(5,352)        $   2,350       $  3,484
     Adjustments for noncash and nonoperating
       items:
     Income tax (benefit) expense...............    (3,567)            1,502          2,262
     Depreciation and amortization..............    17,610            18,360         18,697
     (Gain) loss on disposal
       of fixed assets..........................        --              (244)           620
     Changes in operating assets and
       liabilities:
       Receivables, prepaids and other
          assets................................      (196)              944           (464)
       Accounts payable, accrued expenses and
          other liabilities.....................      (972)              176           (466)
       Other balance sheet changes..............        --                --           (529)
                                                   -------         ---------       --------
Net cash provided by operations.................     7,523            23,088         23,604
INVESTING ACTIVITIES:
Purchase of Predecessor cable systems, net of
  cash acquired.................................        --          (249,473)            --
Capital expenditures............................    (7,376)           (8,170)        (6,390)
                                                   -------         ---------       --------
Net cash used in investing activities...........    (7,376)         (257,643)        (6,390)
FINANCING ACTIVITIES:
Advance from Parent for purchase of
  Predecessor...................................        --           250,039             --
Net repayment of advances from Parent...........        --           (14,914)       (16,413)
                                                   -------         ---------       --------
Net cash provided by (used in) financing
  activities....................................        --           235,125        (16,413)
INCREASE IN CASH AND CASH EQUIVALENTS...........       147               570            801
CASH AND CASH EQUIVALENTS AT BEGINNING OF
  PERIOD........................................       419                 0            570
                                                   -------         ---------       --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD......   $   566         $     570       $  1,371
                                                   =======         =========       ========

            See accompanying notes to combined financial statements.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  DESCRIPTION OF BUSINESS

     The cable television systems operating in the metropolitan areas of Picayune, Mississippi; Lafourche, Louisiana; St. Tammany, Louisiana; St. Landry, Louisiana; Pointe Coupee, Louisiana; and Jackson, Tennessee (the "Combined Systems") are principally engaged in the cable television business under non-exclusive franchise agreements, which expire at various times beginning in 1999. The Combined Systems' operations consist primarily of selling video programming which is distributed to subscribers for a monthly fee through a network of coaxial and fiber-optic cables.

     Prior to January 4, 1996, the Combined Systems were included in certain subsidiaries of Cablevision Industries Corporation ("CVI"). On January 4, 1996, CVI merged into a wholly owned subsidiary of Time Warner Inc. (the "CVI Merger"). On October 1, 1996, Time Warner Inc. ("Time Warner") completed a reorganization amongst certain of its wholly owned cable television subsidiaries whereby CVI was renamed TWI Cable Inc. ("TWI Cable").

  BASIS OF PRESENTATION

     TWI Cable has committed to sell the Combined Systems to Renaissance Media Holdings LLC ("Renaissance") pursuant to an Asset Purchase Agreement with Renaissance, dated November 14, 1997. Accordingly, the accompanying combined financial statements of the Combined Systems reflect the "carved out" historical financial position, results of operations, cash flows and changes in net assets of the operations of the Combined Systems as if they had been operating as a separate company. Effective as of January 1, 1996, the Combined Systems' financial statements reflect the new basis of accounting arising from Time Warner's merger with CVI. Based on Time Warner's allocation of the purchase price, the assets and liabilities of the Combined Systems were revalued resulting in goodwill allocated to the Combined Systems of approximately $52,971,000, which is being amortized over its estimated life of 40 years. In addition, approximately $220,981,000 was allocated to cable television franchises and other intangible assets, which is being amortized over periods up to 20 years. The Combined Systems' financial statements through December 31, 1995 reflect the historical cost of their assets and liabilities and results of their operations.

     The combined statements have been adjusted to include the allocation of certain corporate expenses incurred by Time Warner Cable and/or TWI Cable on the Combined Systems' behalf, based upon the number of Combined System subscribers managed by Time Warner Cable and the ratio of Combined System subscribers to total TWI Cable subscribers, respectively. These allocations reflect all costs of doing business that the Combined Systems would have incurred on a stand alone basis as disclosed in Note 3. Management believes that these allocations are reasonable.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  BASIS OF COMBINATION

     The combined financial statements include the assets, liabilities, revenues, expenses, income, loss and cash flows of the Combined Systems, as if the Combined Systems were a single company. Significant intercompany accounts and transactions between the Combined Systems have been eliminated. Significant accounts and transactions with Time Warner and its affiliates are disclosed as related party transactions (see Note 3).

  USE OF ESTIMATES

     The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and footnotes thereto. Actual results could differ from those estimates.

  CONCENTRATION OF CREDIT RISK

     A significant portion of the customer base is concentrated within the local geographical area of each of the individual cable television systems. The Combined Systems generally extend credit to customers and the ultimate collection of accounts receivable could be affected by the local economy. Management performs continuous credit evaluations of its customers and may require cash in advance or other special arrangements from certain customers. Management does not believe that there is any significant credit risk which could have a material effect on the financial condition of the Combined Systems.

  REVENUE AND COSTS

     Subscriber fees are recorded as revenue in the period the related services are provided and advertising revenues are recognized in the period the related advertisements are exhibited. Rights to exhibit programming are purchased from various cable networks. The costs of such rights are generally expensed as the related services are made available to subscribers.

  FRANCHISE FEES

     Local governmental authorities impose franchise fees on the cable television systems owned by the Combined Systems ranging up to a federally mandated maximum of 5.0% of gross revenues. On a monthly basis, such fees are collected from the Combined Systems' customers. Prior to January 1997, franchise fees were not separately itemized on customers' bills. Such fees were considered part of the monthly charge for basic services and equipment, and therefore were reported as revenue and expense in the Combined Systems' financial results. Management began the process of itemizing such fees on all customers' bills beginning in January 1997. In conjunction with itemizing these charges, the Combined Systems began separately collecting the franchise fee on all revenues subject to franchise fees. As a result, such fees are no longer included as revenue or as franchise

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

fee expense. The net effect of this change is a reduction in 1997 revenue and franchise fee expense of approximately $1,500,000 versus the comparable period in 1996.

  ADVERTISING COSTS

     Advertising costs are expensed upon the first exhibition of the related advertisements. Advertising expense amounted to $308,000, $632,000 and $510,000 for the years ended 1995, 1996 and 1997, respectively.

  STATEMENT OF CASH FLOWS

     The Combined Systems participate in a cash management system with affiliates whereby cash receipts are transferred to a centralized bank account from which centralized payments to various suppliers and creditors are made on behalf of the Combined Systems. The excess of such cash receipts over payments is included in net assets. Amounts shown as cash represent the Combined Systems' net cash receipts not transferred to the centralized account as of December 31, 1996 and 1997. The average net intercompany payable balances were $173,348,000 and $170,438,000 for the years ended December 31, 1996 and 1997, respectively.

     For purposes of this statement, cash and cash equivalents includes all highly liquid investments purchased with original maturities of three months or less.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. Additions to property, plant and equipment generally include material, labor, overhead and interest. Depreciation is provided on the straight-line method over estimated useful lives as follows:

Buildings and improvements.............................  5-20 years
Cable television equipment.............................  5-15 years
Furniture, fixtures and other equipment................  3-10 years

Property, plant and equipment consist of:

                                                            DECEMBER 31,
                                                         ------------------
                                                          1996       1997
                                                          ----       ----
Land and buildings.....................................  $ 2,003    $ 2,265
Cable television equipment.............................   32,324     39,589
Furniture, fixtures and other equipment................    1,455      2,341
Construction in progress...............................    5,657      1,028
                                                         -------    -------
                                                          41,439     45,223
Less accumulated depreciation..........................   (4,473)    (8,279)
                                                         -------    -------
          Total........................................  $36,966    $36,944
                                                         =======    =======

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  INTANGIBLE ASSETS

     During 1996 and 1997, the Combined Systems amortized goodwill over periods up to 40 years and cable television franchises over periods up to 20 years, both using the straight-line method. Prior to the CVI Merger, goodwill and cable television franchises were amortized over 15 years using the straight-line method. For the years ended 1995, 1996, and 1997, amortization of goodwill amounted to $8,199,000, $1,325,000, and $1,325,000, respectively, and amortization of cable television franchises amounted to $1,284,000, $11,048,000, and $11,048,000, respectively. Accumulated amortization of intangible assets at December 31, 1996 and 1997 amounted to $12,373,000 and $24,746,000, respectively.

  IMPAIRMENT

     Management separately reviews the carrying value of acquired long-lived assets for each acquired entity on a quarterly basis to determine whether an impairment may exist. Management considers relevant cash flow and profitability information, including estimated future operating results, trends and other available information, in assessing whether the carrying value of long-lived assets can be recovered. Upon a determination that the carrying value of long-lived assets will not be recovered from the undiscounted future cash flows of the acquired business, the carrying value of such long-lived assets would be considered impaired and would be reduced by a charge to operations in the amount of the impairment. An impairment charge is measured as a deficiency in estimated discounted future cash flows of the acquired business to recover the carrying value related to the long-lived assets.

  INCOME TAXES

     Income taxes have been provided using the liability method prescribed by FASB Statement No. 109, "Accounting for Income Taxes." Under the liability method, deferred income taxes reflect tax carryforwards and the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statements and income tax purposes, as determined under enacted tax laws and rates.

2. EMPLOYEE BENEFIT PLANS

     Following the CVI Merger, the Combined Systems began participation in the Time Warner Cable Pension Plan (the "Pension Plan"), a non-contributory defined benefit pension plan, and the Time Warner Cable Employee Savings Plan (the "Savings Plan") which are administered by a committee appointed by the Board of Representatives of Time Warner Entertainment Company, L.P. ("TWE"), an affiliate of Time Warner, and which cover substantially all employees.

     Benefits under the Pension Plan are determined based on formulas which reflect an employee's years of service and compensation levels during the employment period. Pension expense for the years ended December 31, 1996 and 1997 totaled $184,000 and $192,000, respectively.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The Combined Systems' contributions to the Savings Plan are limited to 6.67% of an employee's eligible compensation during the plan year. The Board of Representatives of TWE has the right in any year to set the maximum amount of the Combined Systems' contribution. Defined contribution plan expense for the years ended December 31, 1996 and 1997 totaled $107,000 and $117,000, respectively.

     Prior to the CVI Merger, substantially all employees were eligible to participate in a profit sharing plan or a defined contribution plan. The profit sharing plan provided that the Combined Systems may contribute, at the discretion of their board of directors, an amount up to 15% of compensation for all eligible participants out of its accumulated earnings and profits, as defined. Profit sharing expense amounted to approximately $31,000 for the year ended December 31, 1995.

     The defined contribution plan contained a qualified cash or deferred arrangement pursuant to Internal Revenue Code Section 401(k). This plan provided that eligible employees may contribute from 2% to 10% of their compensation to the plan. The Combined Systems matched contributions of up to 4% of the employees' compensation. The expense for this plan amounted to approximately $96,000 for the year ended December 31, 1995.

     The Combined Systems have no material obligations for other post retirement benefits.

3. RELATED PARTIES

     In the normal course of conducting business, the Combined Systems had various transactions with Time Warner and its affiliates, generally on terms resulting from a negotiation between the affected units that in management's view resulted in reasonable allocations.

  PROGRAMMING

     Included in the Combined Systems' 1996 and 1997 operating expenses are charges for programming and promotional services provided by Home Box Office, Turner Broadcasting System, Inc. and other affiliates of Time Warner. These charges are based on customary rates and are in the ordinary course of business. For the year ended December 31, 1996 and 1997, these charges totaled $3,260,000 and $3,458,000, respectively. Accrued related party expenses for these programming and promotional services included in accrued programming expenses approximated $327,000 and $291,000 for the years ended December 31, 1996 and 1997, respectively. There were no such programming and promotional service related party transactions in 1995.

  MANAGEMENT FEES

     TWI Cable entered into a management service arrangement with Time Warner Cable ("TWC"), pursuant to which TWC is responsible for the management and operation of TWI Cable, which includes the Combined Systems. The management fees paid to TWC by TWI Cable are based on an allocation of the corporate expenses of TWC's cable

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

division in proportion to the respective number of subscribers of all cable systems managed by TWC's cable division. The allocation of the TWI Cable management fee to the Combined Systems approximated $1,432,000 and $1,715,000 for the years ended December 31, 1996 and 1997, respectively.

     Other divisional expenses allocated to the Combined Systems approximated $1,301,000 and $1,067,000 for the years ended December 31, 1996 and 1997, respectively.

4.  INTEREST EXPENSE

     Prior to the CVI Merger, the Jackson, Tennessee system was included in Cablevision Industries Limited Partnership and Combined Entities ("CILP"). The Jackson system was charged interest expense in connection with CILP's (a) senior and subordinated bank credit agreements; and (b) senior unsecured subordinated Series A and Series B notes payable to CVI. The remaining five systems comprising the Combined Systems were included in Cablevision Industries of the Southeast, Inc. and Combined Entities ("CIOS"). These systems were charged interest expense in connection with CIOS's (a) bank revolving credit agreement; and (b) junior and senior subordinated debt to CVI.

5. INCOME TAXES

     Effective January 4, 1996, the Combined Systems are included in the consolidated federal income tax return of Time Warner. Prior to January 4, 1996, the Combined Systems were included in the consolidated federal income tax return of CVI. The provision (benefit) for income taxes has been calculated on a separate company basis. The components of the provision (benefit) for income taxes are as follows:

                                   YEAR ENDED DECEMBER 31,
                                 ---------------------------
                                  1995       1996      1997
                                  ----       ----      ----
                                       (IN THOUSANDS)
FEDERAL:
  Current......................  $    --    $   --    $   --
  Deferred.....................   (2,881)    1,213     1,826
STATE:
  Current......................       --        --        --
  Deferred.....................     (686)      289       436
                                 -------    ------    ------
  Net provision (benefit) for
     income taxes..............  $(3,567)   $1,502    $2,262
                                 =======    ======    ======

     The Combined Systems did not, and will not, have a tax sharing agreement with either Time Warner, TWI Cable or CVI. Therefore, the Combined Systems have not and will not be compensated for the utilization of the Combined Systems' tax losses, by Time Warner, TWI Cable or CVI. In addition, the Combined Systems have not and will not be required to make payments to either Time Warner or TWI Cable for the current tax provision of the Combined Systems.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The differences between the income tax provision (benefit) expected at the U.S. federal statutory income tax rate and the total income tax provision (benefit) are due to nondeductible goodwill amortization and state taxes.

     Significant components of the Combined Systems' deferred tax assets and liabilities, as calculated on a separate company basis, are as follows:

                                       YEAR ENDED DECEMBER 31,
                                       ------------------------
                                         1996           1997
                                         ----           ----
                                            (IN THOUSANDS)
DEFERRED TAX LIABILITIES:
  Amortization.......................   $61,266        $58,507
  Depreciation.......................     3,576          4,060
                                        -------        -------
          Total gross deferred tax
            liabilities..............    64,842         62,567
                                        -------        -------
DEFERRED TAX ASSETS:
  Tax loss carryforwards.............     6,474          1,920
  Allowance for doubtful accounts....        28             46
                                        -------        -------
          Total deferred tax
            assets...................     6,502          1,966
                                        -------        -------
  Net deferred tax liability.........   $58,340        $60,601
                                        =======        =======

     On a separate company basis, the Combined Systems have tax loss carryforwards of approximately $4.8 million at December 31, 1997. However, if the Combined Systems are acquired in an asset purchase, the tax loss carryforwards, and net deferred tax liabilities relating to temporary differences will not carry over to Renaissance (see Note 8).

6. COMMITMENTS AND CONTINGENCIES

     The Combined Systems had rental expense of approximately $642,000, $824,000, and $843,000 for the years ended December 31, 1995, 1996 and 1997, respectively, under various lease and rental agreements for offices, utility poles, warehouses and computer equipment. Future minimum annual rental payments under noncancellable leases will approximate $1,000,000 annually over the next five years.

     In exchange for certain flexibility in establishing cable rate pricing structures for regulated services that went into effect on January 1, 1996, TWC has agreed with the Federal Communications Commission ("FCC") to invest in certain upgrades to its cable infrastructure (consisting primarily of materials and labor in connection with the plant upgrades up to 750 MHz) over the next three years (approximately $22 million). This agreement with the FCC, which extends to the Combined Systems, will be assumed by Renaissance as it relates to the Combined Systems in accordance with the Asset Purchase Agreement.

7. OTHER LIABILITIES

     Other liabilities consist of:

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                                                           DECEMBER 31,
                                                           ------------
                                                          1996     1997
                                                          ----     ----
                                                          (IN THOUSANDS)
Compensation............................................  $217     $250
Data Processing Costs...................................   100       90
Sales and other taxes...................................   101       90
Copyright Fees..........................................    85       83
Pole Rent...............................................    66       63
Other...................................................   376      393
                                                          ----     ----
     Total..............................................  $945     $969
                                                          ====     ====

8. SUBSEQUENT EVENT (UNAUDITED)

     The sale of the Combined Systems, in connection with the Asset Purchase Agreement with Renaissance, closed on April 9, 1998 at the purchase price of $309,500,000.

                          INDEPENDENT AUDITORS' REPORT

The Partners
Helicon Partners I, L.P.:

We have audited the accompanying combined balance sheets of Helicon Partners I, L.P. and affiliates as of December 31, 1997 and 1998, and the related combined statements of operations, changes in partners' deficit, and cash flows for each of the years in the three-year period ended December 31, 1998. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Helicon Partners I, L.P. and affiliates as of December 31, 1997 and 1998 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                              /s/ KPMG LLP

New York, New York
March 26, 1999

                    HELICON PARTNERS I, L.P. AND AFFILIATES

                            COMBINED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1998

                                                      1997             1998
                                                  -------------    -------------
ASSETS (NOTES 8 AND 9)
Cash and cash equivalents (note 2)..............  $   4,372,281    $   5,130,561
Receivables from subscribers....................      1,439,720        1,631,931
Prepaid expenses and other assets...............      2,205,794        3,469,228
Property, plant and equipment, net (notes 3, 4,
  and 11).......................................     80,104,377       86,737,580
Intangible assets and deferred costs, net (notes
  3 and 5)......................................     85,066,665       94,876,847
                                                  -------------    -------------
          Total assets..........................  $ 173,188,837    $ 191,846,147
                                                  =============    =============
LIABILITIES AND PARTNERS' DEFICIT
Liabilities:
  Accounts payable..............................  $   7,416,901    $   8,037,193
  Accrued expenses..............................      1,539,116        1,589,240
  Subscriptions received in advance.............      1,018,310          819,564
  Accrued interest..............................      3,760,360        3,742,456
  Due to principal owner (note 7)...............      5,000,000        5,000,000
  Senior secured notes (note 8).................    115,000,000      115,000,000
  Loans payable to banks (note 9)...............     85,776,641      120,266,922
  12% subordinated notes, net of unamortized
     discount of $2,889,541 in 1997 and
     $2,543,869 in 1998 (note 10)...............     37,249,948       42,672,085
  Redeemable partnership interests (note 10)....      6,437,142       16,253,906
  Other notes payable (note 11).................      5,747,076        5,448,804
  Due to affiliates, net (note 6)...............         71,474          247,042
                                                  -------------    -------------
          Total liabilities.....................    269,016,968      319,077,212
                                                  -------------    -------------
Commitments (notes 8, 9, 10, 11 and 13)
Partners' deficit (note 12):
  Preferred limited partners....................      7,649,988        8,567,467
  Accumulated partners' deficit.................   (103,477,119)    (135,797,532)
  Less capital contribution receivable..........         (1,000)          (1,000)
                                                  -------------    -------------
          Total partners' deficit...............    (95,828,131)    (127,231,065)
                                                  -------------    -------------
          Total liabilities and partners'
             deficit............................  $ 173,188,837    $ 191,846,147
                                                  =============    =============

See accompanying notes to combined financial statements.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

                       COMBINED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                             1996           1997           1998
                                         ------------   ------------   ------------
Revenues...............................  $ 42,061,537   $ 59,957,434   $ 75,576,810
                                         ------------   ------------   ------------
Operating expenses:
  Operating expenses (note 13).........    11,395,509     17,408,265     22,687,850
  General and administrative expenses
     (notes 6 and 13)..................     7,244,663      9,762,931     13,365,824
  Marketing expenses...................     1,235,553      2,266,627      3,521,893
  Depreciation and amortization........    12,556,023     19,411,813     24,290,088
  Management fee charged by affiliate
     (note 6)..........................     2,103,077      2,997,872      3,496,271
  Corporate and other expenses.........       426,672        549,222        602,987
                                         ------------   ------------   ------------
          Total operating expenses.....    34,961,497     52,396,730     67,964,913
                                         ------------   ------------   ------------
  Operating income.....................     7,100,040      7,560,704      7,611,897
                                         ------------   ------------   ------------
Interest expense (note 7)..............   (17,418,266)   (23,586,227)   (27,633,714)
Interest income........................       563,362        154,037         92,967
                                         ------------   ------------   ------------
                                          (16,854,904)   (23,432,190)   (27,540,747)
                                         ------------   ------------   ------------
  Loss before extraordinary item.......    (9,754,864)   (15,871,486)   (19,928,850)
                                         ------------   ------------   ------------
Extraordinary item -- write-off of
  deferred financing costs (note 9)....            --             --     (1,657,320)
                                         ------------   ------------   ------------
  Net loss.............................  $ (9,754,864)  $(15,871,486)  $(21,586,170)
                                         ============   ============   ============

See accompanying notes to combined financial statements.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

              COMBINED STATEMENTS OF CHANGES IN PARTNERS' DEFICIT
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                       PARTNERS' DEFICIT
                                                   -------------------------
                                      PREFERRED                   CLASS A        CAPITAL
                                       LIMITED      GENERAL       LIMITED      CONTRIBUTION
                                       PARTNERS     PARTNER      PARTNERS       RECEIVABLE        TOTAL
                                      ----------   ---------   -------------   ------------   -------------
Balance at December 31, 1995........  $       --   $(307,994)  $ (67,144,287)    $(1,000)     $ (67,453,281)
Issuance of preferred limited
  partnership interests (note 10)...   6,250,000     (62,500)     (6,187,500)         --                 --
Partner capital contributions (note
  10)...............................          --       1,500              --          --              1,500
Distribution of additional preferred
  partnership interests (note 10)...     558,430      (5,584)       (552,846)         --                 --
Net loss............................          --     (97,549)     (9,657,315)         --         (9,754,864)
                                      ----------   ---------   -------------     -------      -------------
Balance at December 31, 1996........   6,808,430    (472,127)    (83,541,948)     (1,000)       (77,206,645)
Distribution of additional preferred
  partnership interests (note 10)...     841,558      (8,416)       (833,142)         --                 --
Accretion of redeemable partnership
  interests (note 10)...............          --     (27,500)     (2,722,500)         --         (2,750,000)
Net loss............................          --    (158,715)    (15,712,771)         --        (15,871,486)
                                      ----------   ---------   -------------     -------      -------------
Balance at December 31, 1997........   7,649,988    (666,758)   (102,810,361)     (1,000)       (95,828,131)
Distribution of additional preferred
  partnership interests (note 10)...     917,479      (9,175)       (908,304)         --                 --
Accretion of redeemable partnership
  interests (note 10)...............          --     (98,168)     (9,718,596)         --         (9,816,764)
Net loss............................          --    (215,861)    (21,370,309)         --        (21,586,170)
                                      ----------   ---------   -------------     -------      -------------
Balance at December 31, 1998........  $8,567,467   $(989,962)  $(134,807,570)    $(1,000)     $(127,231,065)
                                      ==========   =========   =============     =======      =============

See accompanying notes to combined financial statements.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                                  1996            1997            1998
                                                              ------------    ------------    ------------
Cash flows from operating activities:
  Net loss..................................................  $ (9,754,864)   $(15,871,486)   $(21,586,170)
  Adjustments to reconcile net loss to net cash provided by
    operating activities:
    Extraordinary item......................................            --              --       1,657,320
    Depreciation and amortization...........................    12,556,023      19,411,813      24,290,088
    Gain on sale of equipment...............................       (20,375)         (1,069)        (29,323)
    Interest on 12% subordinated notes paid through the
      issuance of additional notes..........................     1,945,667       4,193,819       4,961,241
    Interest on other notes payable added to principal......       168,328         185,160              --
    Amortization of debt discount and deferred financing
      costs.................................................     2,115,392         849,826         919,439
    Change in operating assets and liabilities, net of
      acquisitions:
      Decrease (increase) in receivables from subscribers...       176,432        (496,146)        (79,535)
      Increase in prepaid expenses and other assets.........      (269,156)       (976,491)     (1,255,018)
      Increase in financing costs incurred..................    (4,525,331)       (434,000)     (2,200,000)
      Increase in accounts payable and accrued expenses.....     2,182,762       2,957,524         681,037
      Increase (decrease) in subscriptions received in
         advance............................................       119,277         325,815        (208,803)
      Increase (decrease) in accrued interest...............     1,613,630         376,158         (17,904)
                                                              ------------    ------------    ------------
         Total adjustments..................................    16,062,649      26,392,409      28,718,542
                                                              ------------    ------------    ------------
         Net cash provided by operating activities..........     6,307,785      10,520,923       7,132,372
                                                              ------------    ------------    ------------
Cash flows from investing activities:
  Purchases of property, plant and equipment................    (8,987,766)    (15,824,306)    (13,538,978)
  Proceeds from sale of equipment...........................        21,947          23,270         118,953
  Cash paid for net assets of cable television systems
    acquired................................................   (35,829,389)    (70,275,153)    (26,063,284)
  Cash paid for net assets of internet businesses
    acquired................................................       (40,000)       (993,760)             --
  Increase in intangible assets and deferred costs..........      (127,673)       (308,759)       (183,018)
                                                              ------------    ------------    ------------
         Net cash used in investing activities..............   (44,962,881)    (87,378,708)    (39,666,327)
                                                              ------------    ------------    ------------
Cash flows from financing activities:
  Capital contributions.....................................         1,500              --              --
  Decrease in restricted cash...............................            --       1,000,000              --
  Proceeds from issuance of 12% subordinated notes and
    redeemable partnership interests........................    34,000,000              --              --
  Proceeds from bank loans..................................     8,900,000      77,285,000     104,000,000
  Repayment of bank loans...................................      (952,777)     (1,505,581)    (69,509,719)
  Repayment of other notes payable..........................      (527,514)     (1,145,989)     (1,362,995)
  Advances to affiliates....................................    (3,207,996)     (3,412,411)     (8,856,491)
  Repayments of advances to affiliates......................     3,479,336       2,986,778       9,021,440
                                                              ------------    ------------    ------------
         Net cash provided by financing activities..........    41,692,549      75,207,797      33,292,235
                                                              ------------    ------------    ------------
         Net increase (decrease) in cash and cash
           equivalents......................................     3,037,453      (1,649,988)        758,280
Cash and cash equivalents at beginning of year..............     2,984,816       6,022,269       4,372,281
                                                              ------------    ------------    ------------
Cash and cash equivalents at end of year....................  $  6,022,269    $  4,372,281    $  5,130,561
                                                              ============    ============    ============
Supplemental cash flow information:
  Interest paid.............................................  $ 11,575,250    $ 17,981,264    $ 21,770,938
                                                              ============    ============    ============
  Other non-cash items:
    Acquisition of property, plant and equipment through
      issuance of other notes payable.......................  $  1,222,000    $    917,815    $  1,025,319
                                                              ============    ============    ============
    Issuance of notes payable in connection with the
      acquisition of cable television and internet systems,
      net of imputed interest...............................  $    569,500    $  1,914,479              --
                                                              ============    ============    ============

See accompanying notes to combined financial statements.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1997 AND 1998

1.  ORGANIZATION AND NATURE OF BUSINESS

     Helicon Partners I, L.P. ("the Partnership") was organized as a limited partnership on November 30, 1994 under the laws of the State of Delaware. On April 8, 1996, Baum Investments, Inc. acquired a 1% general partnership interest in the Partnership through an initial capital contribution of $1,500 and the existing limited partners of The Helicon Group, L.P. ("THGLP"), formed in 1993, exchanged their limited partnership interests in THGLP for all Class A Common Limited Partnership Interests and Preferred Limited Partnership Interests in the Partnership. As a result of this exchange, THGLP became 99% owned by the Partnership. The Partnership now owns all of the limited partnership interests in THGLP and Baum Investments, Inc. continues to be the general partner of THGLP and to own a 1% general partnership interest in THGLP. The Partnership also owns a 99% interest and THGLP a 1% interest in HPI Acquisition Co., LLC ("HPIAC"), a Delaware limited liability company formed on February 7, 1996. The Partnership also owned an 89% limited partnership interest and Baum Investments, Inc. a 1% general partnership interest in Helicon OnLine, L. P. ("HOL"), a Delaware limited partnership formed May 31, 1997. On June 29, 1998, the net assets of HOL were transferred to THGLP in settlement of the inter-company loans THGLP had made to HOL. The Partnership, THGLP, HPIAC and HOL are referred to collectively herein as the Company.

     On March 22, 1999, Helicon Partners I, L. P. (HPI), Baum Investments, Inc. and all the holders of partnership interests in HPI entered into a purchase agreement by and among Charter Communications, Inc, Charter Communications, LLC and Charter Helicon, LLC (collectively the "Charter Entities") providing for the sale of all such partnership interests and Helicon Corp.'s interest in the management agreements with THGLP and HPIAC to the Charter Entities. The sale price is $550 million which amount will be reduced by any outstanding indebtedness assumed by the Charter Entities.

     The Company operates cable television systems located in Pennsylvania, West Virginia, North Carolina, South Carolina, Louisiana, Vermont, New Hampshire, Georgia and Tennessee. The Company also offers a broad range of Internet access service, including dial-up access, dedicated high speed access, both two-way and asymmetrical ("Hybrid"), high speed cable modem access, World Wide Web design and hosting services and other value added services such as paging and private network systems within the Company's cable service and contiguous areas.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a) PRINCIPLES OF COMBINATION

     The accompanying financial statements include the accounts of the Partnership, THGLP and HPIAC and HOL which have been combined because of common ownership and control. They also reflect the accounts of THGLP's subsidiary, Helicon Capital Corp. ("HCC"), which has nominal assets and no operations since its incorporation. All intercompany accounts and transactions have been eliminated in combination.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

b) PARTNERSHIP PROFITS, LOSSES AND DISTRIBUTIONS

     Under the terms of the partnership agreements of the Partnership and THGLP, profits, losses and distributions will be made to the general and Class A Limited Partners pro-rata based on their respective partnership interest.

     Holders of Preferred Limited Partnership Interests are entitled to an aggregate preference on liquidation of $6,250,000 plus cumulative in-kind distributions of additional Preferred Limited Partnership interests at an annual rate of 12%.

c) REVENUE RECOGNITION

     Revenue is recognized as services are provided to subscribers. Subscription revenues billed in advance for services are deferred and recorded as income in the period in which services are rendered.

d) Property, Plant and Equipment

     Property, plant and equipment are carried at cost and are depreciated using the straight-line method over the estimated useful lives of the respective assets.

e) INTANGIBLE ASSETS AND DEFERRED COSTS

     Intangible assets and deferred costs are carried at cost and are amortized using the straight-line method over the estimated useful lives of the respective assets. The Company periodically reviews the amortization periods of their intangible assets and deferred costs. The Company evaluates whether there has been a permanent impairment in the value of these assets by considering such factors including projected undiscounted cash flows, current market conditions and changes in the cable television industry that would impact the recoverability of such assets, among other things.

f) INCOME TAXES

     No provision for Federal or state income taxes has been made in the accompanying combined financial statements since any liability for such income taxes is that of the partners and not of the Partnership or its affiliates. Certain assets have a basis for income tax purposes that differs from the carrying value for financial reporting purposes, primarily due to differences in depreciation methods. As a result of these differences, at December 31, 1997 and 1998 the net carrying value of these assets for financial reporting purposes exceeded the net basis for income tax purposes by approximately $22 million and $27 million respectively.

g) CASH AND CASH EQUIVALENTS

     Cash and cash equivalents, consisting of amounts on deposit in money market accounts, checking accounts and certificates of deposit, were $4,372,281 and $5,130,561 at December 31, 1997 and 1998, respectively.

h) USE OF ESTIMATES

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets, liabilities, revenues, expenses and the disclosure of contingent assets and liabilities to prepare these combined financial statements in

                    HELICON PARTNERS I, L.P. AND AFFILIATES
conformity with generally accepted accounting principles. Actual results could differ from those estimates.

i) INTEREST RATE CAP AGREEMENTS

     The cost paid is amortized over the life of the agreements.

j) DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Cash and Cash Equivalents, Receivables, Accounts Payable and Accrued Expenses

     The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, current receivables, notes receivable, accounts payable, and accrued expenses approximate fair values.

Senior Secured Notes and Long-term Debt

     For the Senior Secured Notes, fair values are based on quoted market prices. The fair market value at December 31, 1997 and 1998 was approximately $123,000,000 and $120,000,000, respectively. For long-term debt, their values approximate carrying value due to the short-term maturity of the debt and/or fluctuating interest.

Comprehensive Income

     On January 1, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income consists of net income and net unrealized gains (losses) on securities and is presented in the consolidated statements of stockholder's equity and comprehensive income. The Statement requires only additional disclosures in the consolidated financial statements; it does not affect the Company's financial position or results of operations. The Company has no items that qualify as comprehensive income.

3.  ACQUISITIONS

Cable Acquisitions

     On January 31, 1995, THGLP acquired a cable television system, serving approximately 1,100 (unaudited) subscribers in the Vermont communities of Bradford, South Royalton and Chelsea. The aggregate purchase price was approximately $350,000 and was allocated to the net assets acquired which included property and equipment and intangible assets.

     In June and July, 1996, HPIAC completed the acquisitions of all the operating assets of the cable television systems, serving approximately 26,000 (unaudited) subscribers, in the areas of Jasper and Skyline, Tennessee and Summerville, Trenton, Menlo, Decatur and Chatsworth, Georgia (collectively referred to as the Tennessee cluster).

                    HELICON PARTNERS I, L.P. AND AFFILIATES

     The aggregate purchase price of $36,398,889, including acquisition costs of $742,837, was allocated to the net assets acquired based on their estimated fair value. Such allocation is summarized as follows:

Land............................................    $    25,000
Cable television system.........................     17,876,244
Other property, plant and equipment.............        185,000
Subscriber lists................................     17,474,762
Noncompete agreement............................          1,000
Other intangible assets.........................        742,837
Other net operating items.......................         94,046
                                                    -----------
Total aggregate purchase price..................    $36,398,889
                                                    ===========

     A portion of the purchase price was paid through the issuance of notes to the sellers of one of the systems totaling $750,000. Such notes were reported net of imputed interest of $180,500 computed at 9% per annum (see note 11).

     On January 16, 1997, HPIAC acquired an adjacent cable television system serving approximately 2,256 (unaudited) subscribers in the communities of Ten Mile and Hamilton, Tennessee. The aggregate purchase price was approximately $2,960,294 and was allocated to the net assets acquired which included property, equipment and intangible assets, based on their estimated fair value.

     On January 31, 1997, THGLP acquired a cable television system, serving approximately 823 (unaudited) subscribers in the West Virginia counties of Wirt and Wood. The aggregate purchase price was approximately $1,053,457, and was allocated to the net assets acquired which included property, equipment and intangible assets, based on their estimated fair value.

     On April 18, 1997, HPIAC acquired a cable television system serving approximately 839 (unaudited) subscribers in the communities of Charleston and Calhoun, Tennessee. The aggregate purchase price was approximately $1,055,693 and was allocated to the net assets acquired which included property and equipment and intangible assets, based on their estimated fair value.

     On June 26, 1997, HPIAC acquired the net assets of cable television systems serving approximately 21,500 (unaudited) subscribers primarily in the North Carolina communities of Avery County and surrounding areas and in the South Carolina community of Anderson County. The aggregate purchase price was approximately $45,258,279, including acquisition costs of $547,235, and was allocated to the net assets acquired which included property, plant, equipment and intangible assets, based on their estimated fair value.

     On June 26, 1997, THGLP acquired the net assets of a cable television system serving approximately 11,000 (unaudited) subscribers in the North Carolina communities of Watauga County, Blowing Rock, Beech Mountain and the town of Boone. The aggregate purchase price was $19,947,430 and was allocated to the net assets acquired which included, property, plant, equipment and intangible assets, based on their estimated fair value.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

     The aggregate purchase price of the 1997 cable acquisitions was $70,275,153 and was allocated to the net assets acquired based on their estimated fair market value as follows:

Land..............................................  $   158,500
Cable television system...........................   21,320,900
Vehicles..........................................    1,473,600
Computer equipment................................      240,000
Subscriber lists..................................   46,925,173
Organization and other costs......................      688,816
Other net operating items.........................     (531,836)
                                                    -----------
Total aggregate purchase price....................  $70,275,153
                                                    ===========

     On December 31, 1998, HPIAC acquired the net assets of cable television systems serving approximately 11,225 (unaudited) subscribers primarily in the North Carolina community of Roanoke Rapids. The aggregate purchase price was $26,063,284 including acquisition costs of $535,875 and was allocated to the net assets acquired, which included, property, equipment and intangible assets, based on their estimated fair value.

Land..............................................  $   250,000
Cable television system...........................    4,258,000
Other property, plant and equipment...............    1,103,375
Subscriber lists..................................   19,805,000
Organization and other costs......................      535,875
Other net operating items.........................      111,034
                                                    -----------
Total aggregate purchase price....................  $26,063,284
                                                    ===========

Internet Acquisitions

     On March 22, 1996, THGLP acquired the net assets of a telephone dial-up internet access provider ("ISP") serving approximately 350 (unaudited) customers in and around the area of Uniontown, Pennsylvania. The aggregate purchase price was approximately $40,000.

     On April 1, 1997, the Partnership acquired the net assets of a telephone dial-up ISP serving approximately 2,500 (unaudited) customers in and around the area of Uniontown, Pennsylvania. The aggregate purchase price was $757,029.

     On May 31, 1997, the Partnership acquired the net assets of a telephone dial-up ISP serving approximately 1,800 (unaudited) customers in and around the area of Uniontown, Pennsylvania. The aggregate purchase price was $213,629.

     On November 14, 1997, HOL acquired the net assets of a telephone dial-up ISP serving approximately 1,744 (unaudited) customers in and around the area of Johnstown, Pennsylvania. The aggregate purchase price was $348,927.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

     On December 17, 1997, HOL acquired the net assets of a telephone dial-up ISP serving 1,571 (unaudited) customers in and around the area of Plainfield, Vermont. The aggregate purchase price was $497,307.

     On December 17, 1997, HOL acquired the net assets of a telephone dial-up ISP serving approximately 2,110 (unaudited) customers in and around the area of Wells River, Vermont. The aggregate purchase price was $673,170.

     The aggregate purchase price of the 1997 ISP acquisitions was $2,490,062 and was allocated to the net assets acquired, based on their estimated fair value. Such allocation is summarized as follows:

Internet service equipment.........................  $  237,064
Customer lists.....................................   1,409,768
Non-compete Agreement..............................     883,097
Other intangible assets............................      35,000
Other net operating items..........................     (74,867)
                                                     ----------
Total aggregate purchase price.....................  $2,490,062
                                                     ==========

     A portion of the purchase price was paid through the issuance of notes to the Sellers totaling $1,801,000. Such notes were reported net of imputed interest of $304,698 computed at 9% per annum (see Note 11).

     The operating results relating to the above acquisitions, effective with their acquisition dates, are included in the accompanying combined financial statements.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

4.  PROPERTY, PLANT AND EQUIPMENT, NET

     Property, plant and equipment, net is summarized as follows at December 31:

                                                            ESTIMATED USEFUL
                                1997            1998         LIFE IN YEARS
                            ------------    ------------    ----------------
Land......................  $    121,689    $    320,689         --
Cable television system...   124,684,403     140,441,324      5 to 20
Internet service
  equipment...............     1,281,362       2,483,602       2 to 3
Office furniture and
  fixtures................       677,672         728,253      5 and 10
Vehicles..................     3,536,358       4,570,990      3 and 5
Building..................       805,525       1,585,384      5 and 10
Building and leasehold
  Improvements............       398,843         445,820       1 to 5
Computers.................     3,232,355       4,159,506       3 to 5
                            ------------    ------------
                             134,738,207     154,735,568
Less accumulated
  depreciation............   (54,633,830)    (67,997,988)
                            ------------    ------------
                            $ 80,104,377    $ 86,737,580
                            ============    ============

5.  INTANGIBLE ASSETS AND DEFERRED COSTS

     Intangible assets and deferred costs are summarized as follows at December 31:

                                                            ESTIMATED USEFUL
                                  1997           1998        LIFE IN YEARS
                               -----------   ------------   ----------------
Covenants not-to-compete.....  $14,270,120   $ 14,270,120        5
Franchise agreements.........   19,650,889     19,650,889     9 to 17
Goodwill.....................    1,703,760      1,703,760       20
Subscriber lists.............   82,292,573    102,097,573     6 to 10
Financing costs..............    9,414,809      9,291,640     8 to 10
Organization and other
  costs......................    3,631,650      4,306,777     5 to 10
                               -----------   ------------
                               130,963,801    151,320,760
Less accumulated
  amortization...............  (45,897,136)   (56,443,913)
                               -----------   ------------
                               $85,066,665   $ 94,876,847
                               ===========   ============

6.  TRANSACTIONS WITH AFFILIATES

     Amounts due from/to affiliates result from management fees, expense allocations and temporary non-interest bearing loans. The affiliates are related to the Company through common-ownership.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

     The Partnership is managed by Helicon Corp., an affiliated management company. During 1996, 1997 and 1998, the Partnership was charged management fees of $2,103,077, $2,997,872, and $3,496,271, respectively. In 1997 and 1998,
$2,685,172 and $3,231,362 of the management fees were paid and $312,700 and $172,476 were deferred, in accordance with the terms of the Partnership's credit agreements, respectively. Management fees are calculated based on the gross revenues of the systems. Additionally, during 1996, 1997 and 1998, THGLP was also charged $980,000, $713,906, and $1,315,315, respectively, for certain costs incurred by this related party on their behalf.

     In May 1997, immediately after the formation of HOL, HPI sold 10% of its limited partner interest in HOL to certain employees of Helicon Corp. Such interests were sold at HPI's proportionate carrying value of HOL of $83,631 in exchange for notes receivable from these individuals. These notes are due upon the liquidation of HOL or the sale of all or substantially all of its assets.

     On June 26, 1998, the notes were cancelled in consideration of the return by the Helicon employees of their 10% limited partnership interests.

7.  DUE TO PRINCIPAL OWNER

     Mr. Theodore Baum, directly or indirectly, is the principal owner of 96.17% of the general and limited partnership interests of the Partnership (the "Principal Owner"). Due to Principal Owner consists of $5,000,000 at December 31, 1997 and 1998 payable by THGLP. Beginning on November 3, 1993, interest on the $5,000,000 due to the Principal Owner did not accrue and in accordance with the provisions of the Senior Secured Notes was not paid for twenty four months. Interest resumed on November 3, 1995 (see Note 8). The principal may only be repaid thereafter subject to the passage of certain limiting tests under the covenants of the Senior Secured Notes. Prior to the issuance of the Senior Secured Notes, amounts due to Principal Owner bore interest at varying rates per annum based on the prime rate and were due on demand. Interest expense includes $521,701 in 1996 and $530,082 in 1997 and $524,880 in 1998 related to this debt.

8.  SENIOR SECURED NOTES

     On November 3, 1993, THGLP and HCC (the "Issuers"), through a private placement offering, issued $115,000,000 aggregate principal amount of 11% Senior Secured Notes due 2003 (the "Senior Secured Notes"), secured by substantially all the assets of THGLP. The Senior Secured Notes were issued at a substantial discount from their principal amount and generated net proceeds to the Issuers of approximately $105,699,000. Interest is payable on a semi-annual basis in arrears on November 1 and May 1, beginning on May 1, 1994. Until November 1, 1996 the Senior Secured Notes bore interest at the rate of 9% per annum. After November 1, 1996, the Senior Secured Notes bear interest at the rate of 11% per annum. The discount on the Senior Secured Notes has been amortized over the term of the Senior Secured Notes so as to result in an effective interest rate of 11% per annum.

     The Senior Secured Notes may be redeemed at the option of the Issuers in whole or in part at any time on or after November 1, 1997 at the redemption price of 108% reducing ratably to 100% of the principal amount, in each case together with accrued

                    HELICON PARTNERS I, L.P. AND AFFILIATES
interest to the redemption date. The Issuers are required to redeem $25,000,000 principal amount of the Senior Secured Notes on each of November 1, 2001 and November 1, 2002. The indenture under which the Senior Secured Notes were issued contains various restrictive covenants, the more significant of which are, limitations on distributions to partners, the incurrence or guarantee of indebtedness, the payment of management fees, other transactions with officers, directors and affiliates, and the issuance of certain types of equity interests or distributions relating thereto.

9.  LOANS PAYABLE TO BANKS

     On July 12, 1996, HPIAC entered into $85,000,000 of senior secured credit facilities ("Facilities") with a group of banks and The First National Bank of Chicago, as agent. The Facilities were comprised of a $55,000,000 senior secured two and one-half year revolving credit facility, converting on December 31, 1998 to a five and one-half year amortizing term loan due June 30, 2004 ("Facility A"); and, a $30,000,000 senior secured, amortizing, multiple draw nine year term loan facility due June 30, 2005 ("Facility B"). The Facilities financed certain permitted acquisitions, transaction expenses and general corporate purposes. Interest on outstanding borrowings was payable at specified margins over either LIBOR or the higher of the corporate base rate of The First National Bank of Chicago or the rates on overnight Federal funds transactions with members of the Federal Reserve System. The margins varied based on the Company's total leverage ratio, as defined, at the time of an advance. As of December 31, 1997, the amounts outstanding were $30,000,000 under Facility B and $35,500,000 outstanding under Facility A. Interest was payable at LIBOR plus 3.50% for Facility B and LIBOR plus 3.00% for Facility A. In addition, HPIAC paid a commitment fee of .5% of the unused balance of the Facilities.

     On December 15, 1998, the Facilities were repaid in full together with accrued interest thereon from the proceeds of the new credit agreements (see below).

     In connection with the early retirement of the aforementioned bank debt, HPIAC wrote off related unamortized deferred financing costs totaling $1,657,320. Such amount has been classified as an extraordinary item in the accompanying 1998 combined statement of operations.

     In connection with the aforementioned Facilities, HPIAC entered into an interest rate cap agreement to reduce its exposure to interest rate risk. Interest rate cap transactions generally involve the exchange of fixed and floating rate interest payment obligations and provide for a ceiling on interest to be paid, respectively, without the exchange of the underlying notional principal amount. These types of transactions involve risk of counterpart nonperformance under the terms of the contract. At December 31, 1997, HPIAC had cap agreements with aggregate notional amounts of $42,500,000 expiring through March 29, 2000. On December 15, 1998, in connection with the early retirement of the related bank debt, the cap agreements were terminated and HPIAC wrote off the unamortized costs of these cap agreements.

     On December 15, 1998, HPIAC entered into credit agreements with a group of banks and Paribas, as agent, providing maximum borrowings of $110,000,000 (the 1998 Credit Facilities). The agreements include (i) a senior secured Credit Agreement consisting of a $35,000,000 A Term Loan, maturing on December 31, 2005, $45,000,000 B Term Loan,

                    HELICON PARTNERS I, L.P. AND AFFILIATES
maturing on December 31, 2006 and a $10,000,000 Revolving Commitment, maturing on December 31, 2005 and (ii) a Loan Agreement consisting of a $20,000,000 Hybrid Facility, maturing on December 31, 2007.

     As of December 31, 1998, the A Term Loan, B Term Loan and Hybrid Facility were fully drawn down and there was nothing outstanding under the Revolving Commitment. The principal cash payments required under the Company's credit agreements for the fiscal years ended December 31, 1999, 2000, 2001, 2002 and 2003 are estimated to aggregate $0, $812,500, $3,950,000, $5,700,000 and
$7,450,000, respectively.

     Interest is payable at LIBOR plus an applicable margin, which is based on a ratio of loans outstanding to annualized EBITDAM, as defined in the agreement and can not exceed 3.00% for A Term Loan and Revolving Commitments, 3.25% for B Term Loan and 4.50% for the Hybrid Facility. In addition, the Company pays a commitment fee of .50% of the unused balance of the Revolving Commitment.

     The 1998 Credit Facilities are secured by a first perfected security interest in all of the assets of HPIAC and a pledge of all equity interests of HPIAC. The credit agreement contains various restrictive covenants that include the achievement of certain financial ratios relating to interest, fixed charges, leverage, limitations on capital expenditures, incurrence or guarantee of indebtedness, other transactions with affiliates and distributions to members. In addition, management fees in the aggregate cannot exceed 5% of gross revenues of HPIAC.

     On June 26, 1997, THGLP entered into a $20,000,000 senior secured credit facility with Banque Paribas, as Agent (the 1997 Credit Facility). On January 5, 1999, the 1997 Credit Facility was restated and amended. The facility is non-amortizing and is due November 1, 2000. Borrowings under the facility financed the acquisition of certain cable television assets in North Carolina (see note 3). Interest on the $20,000,000 outstanding is payable at specified margins over either LIBOR or the rate of interest publicly announced in New York City by The Chase Manhattan Bank from time to time as its prime commercial lending rate. The margins vary based on the THGLP's total leverage ratio, as defined, at the time of an advance. Currently interest is payable at LIBOR plus 2.75%.

     The 1997 Credit Facility is secured by a first perfected security interest in all of the assets of the Partnership and a pledge of all equity interests of the THGLP. The credit agreement contains various restrictive covenants that include the achievement of certain financial ratios relating to interest, fixed charges, leverage, limitations on capital expenditures, incurrence or guarantee of indebtedness, transactions with affiliates, distributions to members and management fees which accrue at 5% of gross revenues.

     Also included in loans payable to banks is a mortgage note of $266,922 payable to a bank that is secured by THGLP's office building in Vermont. The interest is payable at Prime plus 1% and the mortgage note is due March 1, 2012.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

     Principal payments on the mortgage note are summarized as follows at December 31, 1998:

YEAR ENDING DECEMBER 31                                 AMOUNT
-----------------------                                --------
1999.................................................  $ 10,581
2000.................................................    11,631
2001.................................................    12,786
2002.................................................    14,055
2003 and thereafter..................................   217,869
                                                       --------
                                                       $266,922
                                                       ========

10.  SUBORDINATED NOTES AND REDEEMABLE PARTNERSHIP INTERESTS

     In April 1996 the Partnership sold to unrelated investors, $34,000,000 aggregate principal amount of its 12% Subordinated Notes (the "Subordinated Notes") and warrants to purchase 2,419.1 units (the "Units") of Class B Common Limited Partnership Interests representing in the aggregate 24.191% of the outstanding limited partner interests of the Partnership on a fully diluted basis (the "Warrants"). Of the $34,000,000 of gross proceeds, $3,687,142 was determined to be the value of the Warrants, and $30,312,858 was allocated to the Subordinated Notes. The discount on the Subordinated Notes is being amortized over the term of these Notes.

     The Subordinated Notes are subordinated to the senior indebtedness of the Partnership and are due April 1, 2004. Interest is payable semi-annually on each October 1 and April 1 in cash or through the issuance of additional Subordinated Notes, at the option of the Partnership. In October 1996, April 1997, October 1997, April 1998 and October 1998, the Partnership elected to satisfy interest due through the issuance of $1,945,667, $2,156,740, $2,037,079, $2,408,370 and
$2,552,871, respectively, additional Subordinated Notes. After September 2001, a holder or holders of no less than 33 1/3% of the aggregate principal amount of the Subordinated Notes can require the Partnership to repurchase their Subordinated Notes at a price equal to the principal amount thereof plus accrued interest. The Partnership has an option to redeem the Subordinated Notes at 102% of the aggregate principal amount after the fifth anniversary of their issuance, at 101% of the aggregate principal amount after the sixth anniversary of issuance and at 100% of the aggregate principal amount after the seventh anniversary of issuance.

     Holders of the Warrants have the right to acquire the Units at any time for a price of $1,500 per Unit. After September 2001, a holder or holders of at least 33 1/3% of the Warrants can require the Partnership to either purchase their Warrants at their interest in the Net Equity Value of the Partnership or seek a purchaser for all of the assets or equity interests of the Partnership. Net Equity Value pursuant to the terms of the underlying agreements is the estimated amount of cash that would be available for distribution to the Partnership interests upon a sale of all of the assets of the Partnership and its subsequent dissolution and liquidation. The Net Equity Value is the amount agreed to by the Partnership and 66 2/3% of the holders of the Subordinated Notes and Warrants or, absent such agreement, determined through a specified appraisal process.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

     The Partnership estimated the Net Equity Value of the Warrants to be approximately $43,250,000 at December 31, 1998 and $16,750,000 at December 31, 1997. Such estimate as of December 31, 1998 reflects the amount that the holders of the warrants have agreed to accept for their interests assuming the proposed sale of all of the interests of the partnership is consummated (see note 14). The increase in the estimated Net Equity Value over the original carrying value of the Warrants is being accreted evenly over the period beginning with the date of the increase and September 2001. Such accretion is being reflected in the accompanying financial statements as an increase in the carrying value of the Warrants and a corresponding reduction in the carrying value of the capital accounts of the General and Class A Limited Partners.

     The agreements underlying the Subordinated Notes and the Warrants contain various restrictive covenants that include limitations on incurrence or guarantee of indebtedness, transactions with affiliates, and distributions to partners. In addition, management fees in the aggregate cannot exceed 5% of gross revenues of the Partnership.

11.  OTHER NOTES PAYABLE

     Other Notes payable consists of the following at December 31:

                                                           1997          1998
                                                        ----------    ----------
Promissory note in consideration for acquisition of a
  cable television system, accruing interest at 10%
  per annum on principal and accrued interest which is
  added to principal on certain specified dates;
  interest becomes payable on January 1, 1998 and the
  principal is payable in full on August 20, 2000       $2,036,765    $2,036,765
Non-interest bearing promissory notes issued in
  connection with the acquisition of a cable
  television system. Principal payments begin on July
  16, 1997, in the amount of $70,000 and four
  installments in the amount of $170,000 on each July
  16 thereafter. Such notes are reported net of
  imputed interest of $141,116 and $101,732 in 1997
  and 1998, respectively, computed at 9% per annum         538,884       408,268
Non-interest bearing promissory notes issued in
  connection with the acquisitions of the internet
  businesses. Principal payments are due in January,
  February, and March of each year and continue
  quarterly thereafter through June, 2001. Such notes
  are reported net of imputed interest of $180,727 and
  $146,441 in the 1997 and 1998, respectively,
  computed at 9% per annum                               1,398,478     1,021,474
Installment notes, collateralized by vehicles and
  other equipment and payable in monthly installments,
  at interest rates between 5.5% to 14.25% per annum,
  through January, 2003                                  1,772,949     1,982,297
                                                        ----------    ----------
                                                        $5,747,076    $5,448,804
                                                        ==========    ==========

                    HELICON PARTNERS I, L.P. AND AFFILIATES

     Principal payments due on the above notes payable are summarized as follows at December 31, 1998:

YEAR ENDING DECEMBER 31                                AMOUNT
-----------------------                              ----------
1999.............................................    $1,337,476
2000.............................................     3,276,529
2001.............................................       678,349
2002.............................................       140,944
2003.............................................        15,506
                                                     ----------
                                                     $5,448,804
                                                     ==========

12.  PARTNERS' DEFICIT

     During 1993, the Principal Owner contributed a $6,500,000 unsecured, non-interest bearing personal promissory note due on demand to the general partner of THGLP. Additionally, the Principal Owner contributed to THGLP an unsecured, non-interest bearing personal promissory note in the aggregate principal amount of $24,000,000 (together with the $6,500,000 note, the "Baum Notes"). The Baum Notes have been issued for the purpose of THGLP's credit enhancement. Although the Baum Notes are unconditional, they do not become payable except (i) in increasing amounts presently up to $19,500,000 and in installments thereafter to a maximum of $30,500,000 on December 16, 1996 and
(ii) at such time after such dates as THGLP's creditors shall have exhausted all claims against THGLP's assets.

13.  COMMITMENTS

     The Partnership and affiliates leases telephone and utility poles on an annual basis. The leases are self renewing. Pole rental expense for the years ended December 31, 1996, 1997 and 1998 was $609,075, $873,264 and $982,306,
respectively.

     In connection with certain lease and franchise agreements, the Partnership, from time to time, issues security bonds.

     The Partnership and affiliates utilizes certain office space under operating lease agreements which expire at various dates through August 2013 and contain renewal

                    HELICON PARTNERS I, L.P. AND AFFILIATES
options. At December 31, 1998 the future minimum rental commitments under such leases were as follows:

YEAR ENDING DECEMBER 31
-----------------------
1999.............................................    $  166,825
2000.............................................       142,136
2001.............................................       141,727
2002.............................................       147,912
2003.............................................       151,412
Thereafter.......................................     1,418,017
                                                     ----------
                                                     $2,168,029
                                                     ==========

     Office rent expense was $102,801 in 1996, $203,506 in 1997 and $254,955 in
1998.

14.  SUBSEQUENT EVENTS

     On March 22, 1999, Helicon Partners I, L. P. (HPI), Baum Investments, Inc. and all the holders of partnership interests in HPI entered into a purchase agreement by and among Charter Communications, Inc, Charter Communications, LLC and Charter Helicon, LLC (collectively the "Charter Entities") providing for the sale of all such partnership interests and Helicon Corp.'s interest in the management agreements with THGLP and HPIAC to the Charter Entities. The sale price is $550 million which amount will be reduced by any outstanding indebtedness assumed by the Charter Entities.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of InterMedia Partners
and InterMedia Capital Partners IV, L.P.

     In our opinion, the accompanying combined balance sheets and the related combined statements of operations, of changes in equity and of cash flows present fairly, in all material respects, the financial position of InterMedia Cable Systems (comprised of components of InterMedia Partners and InterMedia Capital Partners IV, L.P.), at December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the management of InterMedia Partners and InterMedia Capital Partners IV, L.P.; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP

San Francisco, California
April 20, 1999

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

                            COMBINED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                DECEMBER 31,
                                                             -------------------
                                                               1998       1997
                                                             --------   --------
ASSETS
Accounts receivable, net of allowance for doubtful accounts
  of $899 and $680, respectively...........................  $ 14,425   $ 13,017
Receivables from affiliates................................     5,623      1,719
Prepaid expenses...........................................       423        626
Other current assets.......................................       350        245
                                                             --------   --------
          Total current assets.............................    20,821     15,607
Intangible assets, net.....................................   255,356    283,562
Property and equipment, net................................   218,465    179,681
Deferred income taxes......................................    12,598     14,221
Other non-current assets...................................     2,804      1,140
                                                             --------   --------
          Total assets.....................................  $510,044   $494,211
                                                             ========   ========
LIABILITIES AND EQUITY
Accounts payable and accrued liabilities...................  $ 19,230   $ 20,934
Deferred revenue...........................................    11,104      8,938
Payables to affiliates.....................................     3,158      2,785
Income taxes payable.......................................                  285
                                                             --------   --------
          Total current liabilities........................    33,492     32,942
Note payable to InterMedia Partners IV, L.P................   396,579    387,213
Deferred channel launch revenue............................     4,045      2,104
                                                             --------   --------
          Total liabilities................................   434,116    422,259
                                                             --------   --------
Commitments and contingencies..............................
Mandatorily redeemable preferred shares....................    14,184     13,239
Equity.....................................................    61,744     58,713
                                                             --------   --------
          Total liabilities and equity.....................  $510,044   $494,211
                                                             ========   ========

            See accompanying notes to combined financial statements.

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

                       COMBINED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                             FOR THE YEAR ENDED
                                                                DECEMBER 31,
                                                             -------------------
                                                               1998       1997
                                                             --------   --------
REVENUES
Basic and cable services...................................  $125,920   $112,592
Pay services...............................................    23,975     24,467
Other services.............................................    26,167     25,519
                                                             --------   --------
                                                              176,062    162,578
COSTS AND EXPENSES
Program fees...............................................    39,386     33,936
Other direct expenses......................................    16,580     16,500
Selling, general and administrative expenses...............    30,787     29,181
Management and consulting fees.............................     3,147      2,870
Depreciation and amortization..............................    85,982     81,303
                                                             --------   --------
                                                              175,882    163,790
                                                             --------   --------
Profit/(loss) from operations..............................       180     (1,212)
                                                             --------   --------
OTHER INCOME (EXPENSE)
Interest expense...........................................   (25,449)   (28,458)
Gain on sale/exchange of cable systems.....................    26,218     10,006
Interest and other income..................................       341        429
Other expense..............................................    (3,188)    (1,431)
                                                             --------   --------
                                                               (2,078)   (19,454)
Loss before income tax benefit (expense)...................    (1,898)   (20,666)
Income tax benefit (expense)...............................    (1,623)     4,026
                                                             --------   --------
NET LOSS...................................................  $ (3,521)  $(16,640)
                                                             ========   ========

            See accompanying notes to combined financial statements.

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

                    COMBINED STATEMENT OF CHANGES IN EQUITY
                             (DOLLARS IN THOUSANDS)

Balance at December 31, 1996................................  $ 69,746
Net loss....................................................   (16,640)
Accretion for mandatorily redeemable preferred shares.......      (882)
Net contributions from parent...............................     6,489
                                                              --------
Balance at December 31, 1997................................    58,713
Net loss....................................................    (3,521)
Accretion for mandatorily redeemable preferred shares.......      (945)
Net cash contributions from parent..........................     6,350
In-kind contribution from parent............................     1,147
                                                              --------
Balance at December 31, 1998................................  $ 61,744
                                                              ========

            See accompanying notes to combined financial statements.

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                            FOR THE YEAR ENDED
                                                               DECEMBER 31,
                                                           --------------------
                                                             1998        1997
                                                           --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss...............................................  $ (3,521)   $(16,640)
  Adjustments to reconcile net loss to cash flows from
     operating activities:
     Depreciation and amortization.......................    85,982      81,303
     Loss and disposal of fixed assets...................     3,177         504
     Gain on sale/exchange of cable systems..............   (26,218)    (10,006)
     Changes in assets and liabilities:
       Accounts receivable...............................    (1,395)     (2,846)
       Receivables from affiliates.......................    (3,904)       (639)
       Prepaid expenses..................................       203        (251)
       Other current assets..............................      (106)        (10)
       Deferred income taxes.............................     1,623      (4,311)
       Other non-current assets..........................      (517)        (58)
       Accounts payable and accrued liabilities..........    (2,073)      4,436
       Deferred revenue..................................     1,208       1,399
       Payables to affiliates............................       373         469
       Accrued interest..................................    25,449      28,458
       Deferred channel launch revenue...................     2,895       2,817
                                                           --------    --------
          Cash flows from operating activities...........    83,176      84,625
                                                           --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES
     Purchases of property and equipment.................   (72,673)    (87,253)
     Sale/exchange of cable systems......................      (398)     11,157
     Intangible assets...................................      (372)       (506)
                                                           --------    --------
          Cash flows from investing activities...........   (73,443)    (76,602)
                                                           --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES
     Net contributions from parent.......................     6,350       6,489
     Net repayment of borrowings.........................   (16,083)    (14,512)
                                                           --------    --------
          Cash flows from financing activities...........    (9,733)     (8,023)
                                                           --------    --------
Net change in cash.......................................        --          --
                                                           --------    --------
CASH AT BEGINNING OF PERIOD..............................        --          --
                                                           --------    --------
CASH AT END OF PERIOD....................................  $     --    $     --
                                                           ========    ========

            See accompanying notes to combined financial statements.

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1. BASIS OF PRESENTATION

THE CHARTER TRANSACTIONS

     InterMedia Partners, a California limited partnership ("IP-I"), and InterMedia Capital Partners IV, L.P., a California limited partnership, ("ICP-IV", together with IP-I, "InterMedia") are affiliated through common control and management. Robin Media Group, Inc., a Nevada corporation, ("RMG") is a majority owned subsidiary of ICP-IV. On April 20, 1999, InterMedia and certain of its affiliates entered into agreements (the "Agreements") with affiliates of Charter Communications, Inc. ("Charter") to sell and exchange certain of their cable television systems ("the Charter Transactions").

     Specifically, ICP-IV and its affiliates have agreed to sell certain of their cable television systems in Tennessee and Gainsville, Georgia through a combination of asset sales and the sale of its equity interests in RMG, and to exchange their systems in and around Greenville and Spartanburg, South Carolina for Charter systems located in Indiana, Kentucky, Utah and Montana. Immediately upon Charter's acquisition of RMG, IP-I will exchange its cable television systems in Athens, Georgia, Asheville and Marion, North Carolina and Cleveland, Tennessee for RMG's cable television systems located in middle Tennessee.

     The Charter Transactions are expected to close during the third or fourth quarter of 1999. The cable systems retained by Charter upon consummation of the Charter Transactions, together with RMG, are referred to as the "InterMedia Cable Systems," or the "Systems."

PRESENTATION

     The accompanying combined financial statements represent the financial position of the InterMedia Cable Systems as of December 31, 1998 and 1997 and the results of their operations and their cash flows for the years then ended. The Systems being sold or exchanged do not individually or collectively comprise a separate legal entity. Accordingly, the combined financial statements have been carved-out from the historical accounting records of InterMedia.

CARVE-OUT METHODOLOGY

     Throughout the periods covered by the combined financial statements, the individual cable systems were operated and accounted for separately. However, the Charter Transactions exclude certain systems (the "Excluded Systems") which were operated as part of the Marion, North Carolina and western Tennessee systems throughout 1997 and 1998. For purposes of carving out and excluding the results of operations and financial position of the Excluded Systems from the combined financial statements, management has estimated the revenues, expenses, assets and liabilities associated with each Excluded System based on the ratio of each Excluded System's basic subscribers to the total basic subscribers served by the Marion, North Carolina and western Tennessee systems, respectively. Management believes the basis used for these allocations is reasonable. The

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

Systems' results of operations are not necessarily indicative of future operating results or the results that would have occurred if the Systems were a separate legal entity.
     Management and consulting fees represent an allocation of management fees charged to IP-I and ICP-IV by InterMedia Capital Management, a California limited partnership ("ICM") and InterMedia Management, Inc. ("IMI"), respectively. Prior to January 1, 1998, InterMedia Capital Management IV, L.P. ("ICM-IV") provided such management and consulting services to ICP-IV. ICM and ICM-IV are limited partners of IP-I and ICP-IV, respectively. IMI is the managing member of each of the general partners of IP-I and ICP-IV. These fees are charged at a fixed amount per annum and have been allocated to the Systems based upon the allocated contributed capital of the individual systems as compared to the total contributed capital of InterMedia's subsidiaries.

     As more fully described in Note 9 -- "Related Party Transactions," certain administrative services are also provided by IMI and are charged to all affiliates based on relative basic subscriber percentages.

CASH AND INTERCOMPANY ACCOUNTS

     Under InterMedia's centralized cash management system, cash requirements of its individual operating units were generally provided directly by InterMedia and the cash generated or used by the Systems was transferred to/from InterMedia, as appropriate, through intercompany accounts. The intercompany account balances between InterMedia and the individual operating units, except RMG's intercompany note payable to InterMedia Partners IV, L.P. ("IP-IV") as described in Note 7 -- "Note Payable to InterMedia Partners IV, L.P." are not intended to be settled. Accordingly, the balances, other than RMG's note payable to IP-IV, are included in equity and all net cash generated from operations, investing activities and financing activities have been included in the Systems' net contribution from parent in the combined statements of cash flows.

     IP-I and ICP-IV or its subsidiaries maintain all external debt to fund and manage InterMedia's operations on a centralized basis. The combined financial statements present only the debt and related interest expense of RMG, which is assumed and repaid by Charter pursuant to the Charter Transactions. See Note
7 -- "Note Payable to InterMedia Partners IV, L.P." Debt, unamortized debt issue costs and interest expense related to the financing of the cable systems not owned by RMG have not been allocated to the InterMedia Cable Systems. As such, the level of debt, unamortized debt issue costs and related interest expense presented in the combined financial statements are not representative of the debt that would be required or interest expenses incurred if InterMedia Cable Systems were a separate legal entity.

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

     Cable television service revenue is recognized in the period in which services are provided to customers. Deferred revenue generally represents revenue billed in advance and deferred until cable service is provided.

PROPERTY AND EQUIPMENT

     Additions to property and equipment, including new customer installations, are recorded at cost. Self-constructed fixed assets include materials, labor and overhead. Costs of disconnecting and reconnecting cable service are expensed. Expenditures for maintenance and repairs are charged to expense as incurred. Expenditures for major renewals and improvements are capitalized. Capitalized fixed assets are written down to recoverable values whenever recoverability through operations or sale of the systems becomes doubtful. Gains and losses on disposal of property and equipment are included in the Systems' statements of operations when the assets are sold or retired from service.

     Depreciation is computed using the double-declining balance method over the following estimated useful lives:

                                                                YEARS
                                                                ------
Cable television plant......................................    5 - 10
Buildings and improvements..................................        10
Furniture and fixtures......................................     3 - 7
Equipment and other.........................................    3 - 10

INTANGIBLE ASSETS

     The Systems have franchise rights to operate cable television systems in various towns and political subdivisions. Franchise rights are being amortized over the lesser of the remaining franchise lives or the base ten and twelve-year terms of IP-I and ICP-IV, respectively. The remaining lives of the franchises range from one to eighteen years.

     Goodwill represents the excess of acquisition costs over the fair value of net tangible and franchise assets acquired and liabilities assumed and is being amortized on a straight-line basis over the base ten or twelve-year term of IP-I and ICP-IV, respectively.

     Capitalized intangibles are written down to recoverable values whenever recoverability through operations or sale of the systems becomes doubtful. Each year, the Systems evaluate the recoverability of the carrying value of their intangible assets by assessing whether the projected cash flows, including projected cash flows from sale of the systems, is sufficient to recover the unamortized costs of these assets.

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

INCOME TAXES

     Income taxes reported in InterMedia Cable Systems' combined financial statements represent the tax effects of RMG's results of operations. RMG as a corporation is the only entity within InterMedia Cable Systems which reports a provision/benefit for income taxes. No provision or benefit for income taxes is reported by any of the other cable systems within the InterMedia Cable Systems structure because these systems are currently owned by various partnerships, and, as such, the tax effects of these cable systems' results of operations accrue to the partners.

     RMG accounts for income taxes using the asset and liability approach which requires the recognition of deferred tax assets and liabilities for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of receivables, payables, deferred revenue and accrued liabilities approximates fair value due to their short maturity.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (FAS
130), which establishes standards for reporting and disclosure of comprehensive income and its components. FAS 130 is effective for fiscal years beginning after December 15, 1997 and requires reclassification of financial statements for earlier periods to be provided for comparative purposes. The Systems' total comprehensive loss for all periods presented herein did not differ from those amounts reported as net loss in the combined statement of operations.

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

3. SALE AND EXCHANGE OF CABLE PROPERTIES

SALE

     On December 5, 1997, RMG sold its cable television assets serving approximately 7,400 (unaudited) basic subscribers in and around Royston and Toccoa, Georgia. The sale resulted in a gain, calculated as follows:

Proceeds from sale..........................................  $11,212
Net book value of assets sold...............................   (1,206)
                                                              -------
Gain on sale................................................  $10,006
                                                              =======

EXCHANGE

     On December 31, 1998, certain of the Systems' cable television assets located in and around western and eastern Tennessee ("Exchanged Assets"), serving approximately 10,600 (unaudited) basic subscribers, plus cash of $398 were exchanged for other cable television assets located in and around western and eastern Tennessee, serving approximately 10,000 (unaudited) basic subscribers.

     The cable television assets received have been recorded at fair market value, allocated as follows:

Property and equipment......................................  $ 5,141
Franchise rights............................................   24,004
                                                              -------
          Total.............................................  $29,145
                                                              =======

     The exchange resulted in a gain of $26,218 calculated as the difference between the fair value of the assets received and the net book value of the Exchanged Assets less cash paid of $398.

4. INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                           DECEMBER 31,
                                                       --------------------
                                                         1998        1997
                                                       ---------   --------
Franchise rights.....................................  $ 332,157   $302,308
Goodwill.............................................     58,505     58,772
Other................................................        345      6,392
                                                       ---------   --------
                                                         391,007    367,472
Accumulated amortization.............................   (135,651)   (83,910)
                                                       ---------   --------
                                                       $ 255,356   $283,562
                                                       =========   ========

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

5. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                           DECEMBER 31,
                                                        -------------------
                                                          1998       1997
                                                        --------   --------
Land..................................................  $  1,068   $  1,898
Cable television plant................................   231,937    138,117
Building and improvements.............................     5,063      4,657
Furniture and fixtures................................     3,170      2,009
Equipment and other...................................    25,396     21,808
Construction-in-progress..............................    18,065     49,791
                                                        --------   --------
                                                         284,699    218,280
Accumulated depreciation..............................   (66,234)   (38,599)
                                                        --------   --------
                                                        $218,465   $179,681
                                                        ========   ========

6. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable and accrued liabilities consist of the following:

                                                             DECEMBER 31,
                                                           -----------------
                                                            1998      1997
                                                           -------   -------
Accounts payable.........................................  $ 1,780   $ 2,996
Accrued program costs....................................    1,897     1,577
Accrued franchise fees...................................    4,676     4,167
Accrued copyright fees...................................      406       762
Accrued capital expenditures.............................    5,215     5,179
Accrued payroll costs....................................    1,784     1,789
Accrued property and other taxes.........................      862     1,851
Other accrued liabilities................................    2,610     2,613
                                                           -------   -------
                                                           $19,230   $20,934
                                                           =======   =======

7. NOTE PAYABLE TO INTERMEDIA PARTNERS IV, L.P.

     RMG's note payable to IP-IV consists of the following:

                                                        DECEMBER 31,
                                                     -------------------
                                                       1998       1997
                                                     --------   --------
Intercompany revolving credit facility, $1,200,000
  commitment as of December 31, 1998, interest
  currently at 6.86% payable on maturity, matures
  December 31, 2006................................  $396,579   $387,213
                                                     ========   ========

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

     RMG's debt is outstanding under an intercompany revolving credit facility executed with IP-IV. The revolving credit facility currently provides for $1,200,000 of available credit.

     RMG's intercompany revolving credit facility requires repayment of the outstanding principal and accrued interest on the earlier of (i) December 31, 2006, or (ii) acceleration of any of IP-IV's obligations to repay under its bank debt outstanding under its revolving credit facility ("IP-IV Revolving Credit Facility") and term loan agreement ("IP-IV Term Loan", together with the IP-IV Revolving Credit Facility, the "IP-IV Bank Facility") dated July 30, 1996.

     Interest rates under RMG's intercompany revolving credit facility are calculated monthly and are referenced to those made available under the IP-IV Bank Facility. Interest rates ranged from 6.84% to 7.92% during 1998.

     Charter has an obligation to assume and repay RMG's intercompany revolving credit facility pursuant to the Charter Transactions.

     Advances under the IP-IV Bank Facility are available under interest rate options related to the base rate of the administrative agent for the IP-IV Bank Facility ("ABR") or LIBOR. Effective October 20, 1997, pursuant to an amendment to the IP-IV Bank Facility, interest rates on borrowings under the IP-IV Term Loan vary from LIBOR plus 1.75% to LIBOR plus 2.00% or ABR plus 0.50% to ABR plus 0.75% based on IP-IV's ratio of debt outstanding to annualized quarterly operating cash flow ("Senior Debt Ratio"). Interest rates vary on borrowings under the IP-IV Revolving Credit Facility from LIBOR plus 0.625% to LIBOR plus 1.50% or ABR to ABR plus 0.25% based on IP-IV's Senior Debt Ratio. Prior to the amendment, interest rates on borrowings under the IP-IV Term Loan were at LIBOR plus 2.375% or ABR plus 1.125%; and, interest rates on borrowings under the IP-IV Revolving Credit Facility varied from LIBOR plus 0.75% to LIBOR plus 1.75% or ABR to ABR plus 0.50% based on IP-IV's Senior Debt Ratio. The IP-IV Bank Facility requires quarterly payment of fees on the unused portion of the IP-IV Revolving Credit Facility of 0.375% per annum when the Senior Debt Ratio is greater than 4.0:1.0 and at 0.25% when the Senior Debt Ratio is less than or equal to 4.0:1.0.

     The terms and conditions of RMG's intercompany debt agreement are not necessarily indicative of the terms and conditions which would be available if the Systems were a separate legal entity.

8. MANDATORILY REDEEMABLE PREFERRED SHARES

     RMG has Redeemable Preferred Stock outstanding at December 31, 1998 and 1997, which has an annual dividend of 10.0% and participates in any dividends paid on the common stock at 10.0% of the dividend per share paid on the common stock. The Redeemable Preferred Stock bears a liquidation preference of $12,000 plus any accrued but unpaid dividends at the time of liquidation and is mandatorily redeemable on September 30, 2006 at the liquidation preference amount. Under the Agreements, upon

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

consummation of the Charter Transactions, Charter has an obligation to redeem RMG's Redeemable Preferred Stock at the liquidation preference amount.

9. RELATED PARTY TRANSACTIONS

     ICM and IMI provide certain management services to IP-I and ICP-IV, respectively, for per annum fixed fees, of which 20% per annum is deferred and payable in each following year in order to support InterMedia's debt. Prior to January 1, 1998, ICM-IV provided such management services to ICP-IV. InterMedia's management fees for the years ended December 31, 1998 and 1997 amounted to $5,410, and $6,395, respectively, of which $3,147 and $2,870, respectively, has been charged to the Systems.

     IMI has entered into agreements with both IP-I and ICP-IV to provide accounting and administrative services at cost. Under the terms of the agreements, the expenses associated with rendering these services are charged to the Systems and other affiliates based upon relative basic subscriber percentages. Management believes this method to be reflective of the actual cost. During 1998 and 1997, IMI administrative fees charged to the Systems totaled $3,657 and $4,153, respectively. Receivable from affiliates at December 31, 1998 and 1997 includes $52 and $1,080, respectively, of advances to IMI, net of administrative fees charged by IMI and operating expenses paid by IMI on behalf of the Systems.

     IP-I is majority-owned, and ICP-IV is owned in part, by Tele-Communications, Inc. ("TCI"). As affiliates of TCI, IP-I and ICP-IV are able to purchase programming services from a subsidiary of TCI. Management believes that the overall programming rates made available through this relationship are lower than the Systems could obtain separately. Such volume rates may not continue to be available in the future should TCI's ownership interest in InterMedia significantly decrease. Program fees charged by the TCI subsidiary to the Systems for the years ended December 31, 1998 and 1997 amounted to $30,884 and $26,815, respectively. Payable to affiliates includes programming fees payable to the TCI subsidiary of $2,918 and $2,335 at December 31, 1998 and 1997, respectively.

     On January 1, 1998 an affiliate of TCI entered into agreements with InterMedia to manage the Systems' advertising business and related services for an annual fixed fee per advertising sales subscriber as defined by the agreements. In addition to the annual fixed fee TCI is entitled to varying percentage shares of the incremental growth in annual cash flows from advertising sales above specified targets. Management fees charged by the TCI subsidiary for the year ended December 31, 1998 amount to $292. Receivable from affiliates at December 31, 1998 includes $3,437 of receivable from TCI for advertising sales.

     As part of its normal course of business the Systems are involved in transactions with affiliates of InterMedia which own and operate cable television systems. Such transactions include purchases and sales of inventories used in construction of cable plant at cost. Receivable from affiliates at December 31, 1998 and 1997 includes $2,134 and $639,

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

respectively, of receivables from affiliated systems. Payable to affiliates at December 31, 1998 and 1997 includes $208 and $181, respectively, of payables to affiliated systems.

10. CABLE TELEVISION REGULATION

     Cable television legislation and regulatory proposals under consideration from time to time by Congress and various federal agencies have in the past, and may in the future, materially affect the Systems and the cable television industry.

     The cable industry is currently regulated at the federal and local levels under the Cable Act of 1984, the Cable Act of 1992 ("the 1992 Act"), the Telecommunications Act of 1996 (the "1996 Act") and regulations issued by the Federal Communications Commission ("FCC") in response to the 1992 Act. FCC regulations govern the determination of rates charged for basic, expanded basic and certain ancillary services, and cover a number of other areas including customer services and technical performance standards, the required transmission of certain local broadcast stations and the requirement to negotiate retransmission consent from major network and certain local television stations. Among other provisions, the 1996 Act eliminated rate regulation on the expanded basic tier effective March 31, 1999.

     Current regulations issued in conjunction with the 1992 Act empower the FCC and/or local franchise authorities to order reductions of existing rates which exceed the maximum permitted levels and to require refunds measured from the date a complaint is filed in some circumstances or retroactively for up to one year in other circumstances. Management believes it has made a fair interpretation of the 1992 Act and related FCC regulations in determining regulated cable television rates and other fees based on the information currently available. However, complaints have been filed with the FCC on rates for certain franchises and certain local franchise authorities have challenged existing and prior rates. Further complaints and challenges could be forthcoming, some of which could apply to revenue recorded in 1998, 1997 and prior years. Management believes that the effect, if any, of these complaints and challenges will not be material to the Systems' financial position or results of operations.

     Many aspects of regulation at the federal and local levels are currently the subject of judicial review and administrative proceedings. In addition, the FCC is required to conduct rulemaking proceedings to implement various provisions of the 1996 Act. It is not possible at this time to predict the ultimate outcome of these reviews or proceedings or their effect on the Systems.

11. COMMITMENTS AND CONTINGENCIES

     The Systems are committed to provide cable television services under franchise agreements with remaining terms of up to eighteen years. Franchise fees of up to 5% of gross revenues are payable under these agreements.

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

     Current FCC regulations require that cable television operators obtain permission to retransmit major network and certain local television station signals. The Systems have entered into long-term retransmission agreements with all applicable stations in exchange for in-kind and/or other consideration.

     InterMedia has been named in purported and certified class actions in various jurisdictions concerning late fee charges and practices. Certain cable systems owned by InterMedia charge late fees to customers who do not pay their cable bills on time. These late fee cases challenge the amount of the late fees and the practices under which they are imposed. The Plaintiffs raise claims under state consumer protection statutes, other state statutes, and common law. Plaintiffs generally allege that the late fees charged by InterMedia's cable systems, including the Systems in the States of Tennessee, South Carolina and Georgia are not reasonably related to the costs incurred by the cable systems as a result of the late payment. Plaintiffs seek to require cable systems to reduce their late fees on a prospective basis and to provide compensation for alleged excessive late fee charges for past periods. These cases are either at the early stages of the litigation process or are subject to a case management order that sets forth a process leading to mediation. Based upon the facts available management believes that, although no assurances can be given as to the outcome of these actions, the ultimate disposition of these matters should not have a material adverse effect upon the financial condition of the Systems.

     Under existing Tennessee laws and regulations, the Systems pay an Amusement Tax in the form of a sales tax on programming service revenues generated in Tennessee in excess of charges for the basic and expanded basic levels of service. Under the existing statute, only the service charges or fees in excess of the charges for the "basic cable" television service package are exempt from the Amusement Tax. Related regulations clarify the definition of basic cable to include two tiers of service, which InterMedia's management and other operators in Tennessee have interpreted to mean both the basic and expanded basic level of services.

     The Tennessee Department of Revenue ("TDOR") has proposed legislation which would replace the Amusement Tax under the existing statute with a new sales tax on all cable service revenues in excess of twelve dollars per month. The new tax would be computed at a rate approximately equal to the existing effective tax rate.

     Unless InterMedia and other cable operators in Tennessee support the proposed legislation, the TDOR has suggested that it would assess additional taxes on prior years' expanded basic service revenues. The TDOR can issue an assessment for prior periods up to three years. Management estimates that the amount of such an assessment for the Systems, if made for all periods not previously audited, would be approximately $5.4 million. InterMedia's management believes that it is possible but not likely that the TDOR can make such an assessment and prevail in defending it.

     InterMedia's management believes it has made a valid interpretation of the current Tennessee statute and regulations and that it has properly determined and paid all sales taxes due. InterMedia further believes that the legislative history of the current statute and

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

related regulations, as well as the TDOR's history of not making assessments based on audits of prior periods, support InterMedia's interpretation. InterMedia and other cable operators in Tennessee are aggressively defending their past practices on calculation and payment of the Amusement Tax and are discussing with the TDOR modifications to their proposed legislation which would clarify the statute and would minimize the impact of such legislation on the Systems' results of operations.

     The Systems are subject to other claims and litigation in the ordinary course of business. In the opinion of management, the ultimate outcome of any existing litigation or other claims will not have a material effect on the Systems' financial position or results of operations.

     The Systems have entered into pole rental agreements and lease certain of its facilities and equipment under non-cancelable operating leases. Minimum rental commitments at December 31, 1998 for the next five years and thereafter under non-cancelable operating leases related to the Systems are as follows:

1999........................................................  $155
2000........................................................   144
2001........................................................   136
2002........................................................    35
2003........................................................     7
                                                              ----
                                                              $477
                                                              ====

     Rent expense, including pole rental agreements, for the years ended December 31, 1998 and 1997 was $2,817 and $2,828, respectively.

12. INCOME TAXES

     Income tax (expense) benefit consists of the following:

                                                          DECEMBER 31,
                                                        ----------------
                                                         1998      1997
                                                        -------   ------
Current federal.......................................  $    --   $ (285)
Deferred federal......................................   (1,454)   3,813
Deferred state........................................     (169)     498
                                                        -------   ------
                                                        $(1,623)  $4,026
                                                        =======   ======

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

     Deferred income taxes relate to temporary differences as follows:

                                                        DECEMBER 31,
                                                    --------------------
                                                      1998       1997
                                                    --------   ---------
Property and equipment............................  $ (7,258)  $  (6,786)
Intangible assets.................................   (12,930)     (8,336)
                                                    --------   ---------
                                                     (20,188)    (15,122)
Loss carryforward - federal.......................    31,547      29,058
Loss carryforward - state.........................       297          --
Other.............................................       942         285
                                                    --------   ---------
                                                    $ 12,598   $  14,221
                                                    ========   =========

     At December 31, 1998, RMG had net operating loss carryforwards for federal income tax purposes aggregating $92,785, which expire through 2018. RMG is a loss corporation as defined in Section 382 of the Internal Revenue Code. Therefore, if certain substantial changes in RMG's ownership should occur, there could be a significant annual limitation on the amount of loss carryforwards which can be utilized.

     InterMedia's management has not established a valuation allowance to reduce the deferred tax assets related to RMG's unexpired net operating loss carryforwards. Due to an excess of appreciated asset value over the tax basis of RMG's net assets, management believes it is more likely than not that the deferred tax assets related to unexpired net operating losses will be realized.

     A reconciliation of the tax benefit computed at the statutory federal rate and the tax (expense) benefit reported in the accompanying combined statements of operations is as follows:

                                                         DECEMBER 31,
                                                      ------------------
                                                       1998       1997
                                                      -------   --------
Tax benefit at federal statutory rate...............  $   626   $  4,454
State taxes, net of federal benefit.................       73        498
Goodwill amortization...............................   (2,309)    (2,056)
Realization of acquired tax benefit.................       --        346
Other...............................................      (13)       784
                                                      -------   --------
                                                      $(1,623)  $  4,026
                                                      =======   ========

13. CHANNEL LAUNCH REVENUE

     During the years ended December 31, 1998 and 1997, the Systems were credited $2,646 and $5,072, respectively, representing their share of payments received by IP-I and ICP-IV from certain programmers to launch and promote their new channels. Also, during 1998 the Systems recorded a receivable from a programmer, of which $1,791 remains outstanding at December 31, 1998, for the launch and promotion of its new channel. Of

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

the total amount credited the Systems recognized advertising revenue of $586 and $1,182 during the year ended December 31, 1998 and 1997, respectively, for advertisements provided by the Systems to promote the new channels. The remaining payments and receivable credited from the programmers are being amortized over the respective terms of the program agreements which range between five and ten years. For the years ended December 31, 1998 and 1997, the Systems amortized and recorded as other service revenue $956 and $894 respectively.

14. SUPPLEMENTAL DISCLOSURES TO CONSOLIDATED STATEMENTS OF CASH FLOWS

     In connection with RMG's sale of its cable television assets located in Royston and Toccoa, Georgia in December 1997, as described in Note 3 -- "Sale and Exchange of Cable Properties," net cash proceeds received were as follows:


Proceeds from sale..........................................  $11,212
Receivable from buyer.......................................      (55)
                                                              -------
          Net proceeds received from buyer..................  $11,157
                                                              =======

     In connection with the exchange of certain cable assets in and around western and eastern Tennessee on December 31, 1998, as described in Note 3, the Systems paid cash of $398.

     In December 1998, IP-IV contributed its 4.99% partner interest in a limited partnership to RMG. The book value of the investment at the time of the contribution was $1,147.

     Total accretion on RMG's Redeemable Preferred Stock for the years ended December 31, 1998 and 1997 amounted to $945 and $882, respectively.

15. EMPLOYEE BENEFIT PLANS

     The Systems participate in the InterMedia Partners Tax Deferred Savings Plan which covers all full-time employees who have completed at least six months of employment. The plan provides for a base employee contribution of 1% and a maximum of 15% of compensation. The Systems' matching contributions under the plan are at the rate of 50% of the employee's contribution, up to a maximum of 5% of compensation.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of
Rifkin Cable Income Partners L.P.

In our opinion, the accompanying balance sheet and the related statements of operations, of partners' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Rifkin Cable Income Partners L.P. (the "Partnership") at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP

Denver, Colorado
March 19, 1999

                       RIFKIN CABLE INCOME PARTNERS L. P.

                                 BALANCE SHEET

                                                       12/31/97       12/31/98
                                                      -----------    -----------
ASSETS
Cash and cash equivalents...........................  $   381,378    $    65,699
Customer accounts receivable, net of allowance for
  doubtful accounts of $12,455 in 1997 and $18,278
  in 1998...........................................       49,585         51,523
Other receivables...................................      123,828        133,278
Prepaid expenses and deposits.......................       81,114         70,675
Property, plant and equipment, at cost:
  Cable television transmission and distribution
     systems and related equipment..................    8,536,060      8,758,525
  Land, buildings, vehicles and furniture and
     fixtures.......................................      618,671        623,281
                                                      -----------    -----------
                                                        9,154,731      9,381,806
  Less accumulated depreciation.....................   (3,847,679)    (4,354,685)
                                                      -----------    -----------
     Net property, plant and equipment..............    5,307,052      5,027,121
Franchise costs and other intangible assets, net of
  accumulated amortization of $1,819,324 in 1997 and
  $2,033,405 in 1998................................    2,005,342      1,772,345
                                                      -----------    -----------
          Total assets..............................  $ 7,948,299    $ 7,120,641
                                                      ===========    ===========
LIABILITIES AND PARTNERS' EQUITY
Accounts payable and accrued liabilities............  $   365,392    $   396,605
Customer deposits and prepayments...................      177,307        126,212
Interest payable....................................       58,093             --
Long-term debt......................................    4,914,000             --
Interpartnership debt...............................           --      2,865,426
                                                      -----------    -----------
          Total liabilities.........................    5,514,792      3,388,243
Commitments and contingencies (Notes 4 and 8)
Partners' equity:
  General partner...................................      263,171        822,837
  Limited partners..................................    2,170,336      2,909,561
                                                      -----------    -----------
          Total partner's equity....................    2,433,507      3,732,398
                                                      -----------    -----------
          Total liabilities and partners' equity....  $ 7,948,299    $ 7,120,641
                                                      ===========    ===========

The accompanying notes are an integral part of the financial statements.

                       RIFKIN CABLE INCOME PARTNERS L.P.

                            STATEMENT OF OPERATIONS

                                                           YEARS ENDED
                                               ------------------------------------
                                                12/31/96     12/31/97     12/31/98
                                               ----------   ----------   ----------
REVENUE:
Service......................................  $4,104,841   $4,491,983   $4,790,052
Installation and other.......................     206,044      239,402      345,484
                                               ----------   ----------   ----------
          Total revenue......................   4,310,885    4,731,385    5,135,536
COSTS AND EXPENSES:
Operating expense............................     643,950      691,700      671,968
Programming expense..........................     787,124      879,939    1,077,540
Selling, general and administrative
  expense....................................     683,571      663,903      622,774
Depreciation.................................     535,559      602,863      628,515
Amortization.................................     377,749      332,770      199,854
Management fees..............................     215,544      236,569      256,777
Loss (gain) on disposal of assets............       1,530        2,980       (2,138)
                                               ----------   ----------   ----------
          Total costs and expenses...........   3,245,027    3,410,724    3,455,290
                                               ----------   ----------   ----------
Operating income.............................   1,065,858    1,320,661    1,680,246
Interest expense.............................     533,294      448,530      362,439
                                               ----------   ----------   ----------
Net income before extraordinary item.........     532,564      872,131    1,317,807
Extraordinary item -- Loss on early
  retirement of debt (Note 1)................          --           --       18,916
                                               ----------   ----------   ----------
Net income...................................  $  532,564   $  872,131   $1,298,891
                                               ==========   ==========   ==========

The accompanying notes are an integral part of the financial statements.

                       RIFKIN CABLE INCOME PARTNERS L.P.

                    STATEMENT OF PARTNERS' EQUITY (DEFICIT)

                                             GENERAL      LIMITED
                                             PARTNER      PARTNERS       TOTAL
                                            ---------    ----------    ----------
Partners' equity (deficit), December 31,
  1995....................................  $(299,131)   $1,427,630    $1,128,499
Net income................................    229,471       303,093       532,564
Equity distribution.......................    (42,953)      (56,734)      (99,687)
                                            ---------    ----------    ----------
Partners' equity (deficit), December 31,
  1996....................................   (112,613)    1,673,989     1,561,376
Net income................................    375,784       496,347       872,131
                                            ---------    ----------    ----------
Partners' equity, December 31, 1997.......    263,171     2,170,336     2,433,507
Net income................................    559,666       739,225     1,298,891
                                            ---------    ----------    ----------
Partners' equity December 31, 1998........  $ 822,837    $2,909,561    $3,732,398
                                            =========    ==========    ==========

     The partners' capital accounts for financial reporting purposes vary from the tax capital accounts.

The accompanying notes are an integral part of the financial statements.

                       RIFKIN CABLE INCOME PARTNERS L.P.

                            STATEMENT OF CASH FLOWS

                                                        YEARS ENDED
                                           --------------------------------------
                                            12/31/96      12/31/97     12/31/98
                                           -----------   ----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.............................  $   532,564   $  872,131   $ 1,298,891
  Adjustments to reconcile net income to
     net cash provided by operating
     activities:
     Depreciation and amortization.......      913,308      935,633       828,369
     Amortization of deferred loan
       cost..............................       18,970       18,970        14,228
     Loss on early retirement of debt....           --           --        18,916
     Loss (gain) on disposal of fixed
       assets............................        1,530        2,980        (2,138)
     Decrease (increase) in customer
       accounts receivables..............          521       (5,729)       (1,938)
     Increase in other receivables.......      (45,274)     (56,059)       (9,450)
     Decrease in prepaid expense and
       other.............................       40,737       13,230        10,439
     Increase (decrease) in accounts
       payable and accrued liabilities...     (207,035)      61,625        31,213
     Increase (decrease) in customer
       deposits and prepayment...........          673      (63,524)      (51,095)
     Increase (decrease) in interest
       payable...........................       35,638       (3,145)      (58,093)
                                           -----------   ----------   -----------
       Net cash provided by operating
          activities.....................    1,291,632    1,776,112     2,079,342
                                           -----------   ----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and
     equipment...........................     (824,359)    (679,394)     (415,534)
  Additions to other intangible assets,
     net of refranchises.................           --         (112)           --
  Net proceeds from the sale of assets...       18,255       57,113        69,087
  Sales tax related to Florida assets
     sold in 1994........................      (14,694)          --            --
                                           -----------   ----------   -----------
       Net cash used in investing
          activities.....................     (820,798)    (622,393)     (346,447)
                                           -----------   ----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from interpartnership debt....           --           --     4,265,426
  Payments of long-term debt.............     (715,000)    (871,000)   (4,914,000)
  Payments of interpartnership debt......           --           --    (1,400,000)
  Partners' capital distributions........      (99,687)          --            --
                                           -----------   ----------   -----------
       Net cash used in financing
          activities.....................     (814,687)    (871,000)   (2,048,574)
                                           -----------   ----------   -----------
Net increase (decrease) in cash and cash
  equivalents............................     (343,853)     282,719      (315,679)
Cash and cash equivalents at beginning of
  period.................................      442,512       98,659       381,378
                                           -----------   ----------   -----------
Cash and cash equivalents at end of
  period.................................  $    98,659   $  381,378   $    65,699
                                           ===========   ==========   ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid..........................  $   455,124   $  431,722   $   406,304
                                           ===========   ==========   ===========

The accompanying notes are an integral part of the financial statements.

                       RIFKIN CABLE INCOME PARTNERS L.P.

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     Rifkin Cable Income Partners L.P. (the "Partnership") was formed in 1986 as a limited partnership under the laws of the State of Delaware. The Partnership owns, operates and develops cable television systems in Missouri and New Mexico. Rifkin Cable Management Partners L.P., an affiliate of Rifkin & Associates, Inc. (Note 3), is the general partner of the Partnership.

     The Partnership Agreement (the "Agreement") establishes the respective rights, obligations and interests of the partners. The Agreement provides that net income or loss, certain capital events, and cash distributions (all as defined in the Agreement) are generally allocated 43% to the general partner and 57% to the limited partners.

ACQUISITION BY INTERLINK COMMUNICATIONS PARTNERS, LLLP

     During 1998, Interlink Communications Partners, LLLP ("ICP") agreed to purchase all of the interests of the Partnership. ICP acquired the limited partner interests, effective December 31, 1998, and is currently in the process of obtaining the necessary consents to transfer all of the Partnership's franchises to ICP. Once obtained, ICP will then purchase the general partner interest in the Partnership, and the Partnership will, by operation of law, be consolidated into ICP.

REVENUE RECOGNITION

     Customer fees are recorded as revenue in the period the service is provided. The cost to acquire the rights to the programming generally is recorded when the product is initially available to be viewed by the customer.

ADVERTISING AND PROMOTION EXPENSES

     Advertising and promotion expenses are charged to income during the year in which they are incurred and were not significant for the periods shown.

PROPERTY, PLANT AND EQUIPMENT

     Additions to property, plant and equipment are recorded at cost, which in the case of assets constructed includes amounts for material, labor, overhead and capitalized interest, if applicable. Upon sale or retirement of an asset, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is recognized.

     Depreciation expense is calculated using the straight-line method over the estimated useful lives of the assets as follows:

Buildings..........................................  21-30 years
Cable television transmission and distribution
  systems and related equipment....................   3-15 years
Vehicles and furniture and fixtures................    3-5 years

                       RIFKIN CABLE INCOME PARTNERS L.P.

FRANCHISE COSTS

     Franchise costs are amortized using the straight-line method over the remaining lives of the franchises as of the date they were acquired, ranging from eight to twenty-five years. The carrying value of intangibles is assessed for recoverability by management based on an analysis of undiscounted expected future cash flows. The Partnership's management believes that there has been no impairment thereof as of December 31, 1998.

OTHER INTANGIBLE ASSETS

     Loan costs of the Partnership have been deferred and have been amortized to interest expense utilizing the straight-line method over the term of the related debt. Use of the straight-line method approximates the results of the application of the interest method. The net amount remaining at December 31, 1997 was $37,886.

     On December 30, 1998, the loan with a financial institution was paid in full (Note 2). The related deferred loan costs and associated accumulated amortization were written off and an extraordinary loss of $18,916 was recorded.

CASH AND CASH EQUIVALENTS

     All highly liquid debt instruments purchased with an original maturity of three months or less are considered to be cash equivalents.

INCOME TAXES

     No provision for Federal or State income taxes is necessary in the financial statements of the Partnership, because as a partnership, it is not subject to Federal or State income tax as the tax effect of its activities accrues to the partners.

USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENT

     In April 1998, the Accounting Standards Executive Committee issued Statement of Position (SOP) 98-5 "Reporting on the Costs of Start-Up Activities," which requires the Partnership to expense all start up costs related to opening a new facility, introduction of anew product or service, or conducting business with a new class of customer or in a new territory. This standard is effective for the Partnership's 1999 fiscal year. Management believes that SOP 98-5 will have no material effect on its financial position or the results of operations.

                       RIFKIN CABLE INCOME PARTNERS L.P.

RECLASSIFICATION OF FINANCIAL STATEMENT PRESENTATION

     Certain reclassifications have been made to the 1996 and 1997 financial statements to conform with the 1998 financial statement presentation.

2.  DEBT

     The Partnership had a term loan with a financial institution which required varying quarterly payments. At December 31, 1997, the term loan had a balance of $4,914,000. At December 30, 1998, the term loan had a balance of $4,216,875; at that date, the total balance and accrued interest were paid in full.

     On that same date, the Partnership obtained a new interpartnership loan with ICP (Note 1). Borrowing under the interpartnership loan, as well as interest and principle payments are due at the discretion of the management of ICP, resulting in no minimum required annual principle payments. The balance of the interpartnership loan at December 31, 1998 was $2,865,426. The effective interest rate at December 31, 1998 was 8.5%.

3.  MANAGEMENT AGREEMENT

     The Partnership has entered into a management agreement with Rifkin and Associates, Inc. (Rifkin). The management agreement provides that Rifkin shall act as manager of the Partnership's CATV systems, and shall be entitled to annual compensation of 5% of the Partnership's CATV revenues, net of certain CATV programming costs. Effective September 1, 1998, Rifkin conveyed its CATV management business to R & A Management, LLC (RML). The result of this transaction included the conveyance of the Rifkin management agreement (Rifkin Agreement) to RML (RML Agreement). Expenses incurred pursuant to the Rifkin Agreement and the RML Agreement are disclosed in total on the Statement of Operations.

4.  COMMITMENTS AND RENTAL EXPENSE

     The Partnership leases certain real and personal property under noncancelable operating leases expiring through the year 2001. Future minimum lease payments under such noncancelable leases as of December 31, 1998 are:
$30,000 for each year 1999, 2000 and 2001, totaling $90,000.

     Total rental expense for the years ended December 31, 1996, 1997 and 1998 was $60,323, $68,593 and $68,776, respectively, including $27,442, $36,822 and
$36,716, respectively, relating to cancelable pole rental agreements.

5.  RETIREMENT BENEFITS

     The Partnership has a 401(k) plan for its employees that have been employed by the Partnership for at least one year. Employees of the Partnership can contribute up to 15% of their salary, on a before-tax basis, with a maximum 1998 contribution of $10,000 (as set by the Internal Revenue Service). The Partnership matches participant contributions up to a maximum of 50% of the first 3% of a participant's salary contributed. All participant contributions and earnings are fully vested upon contribution and Partnership contributions

                       RIFKIN CABLE INCOME PARTNERS L.P.

and earnings vest 20% per year of employment with the Partnership, becoming fully vested after five years. The Partnership's matching contributions for the years ended December 31, 1996, 1997 and 1998 were $2,693, $3,653 and $2,680, respectively.

6.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Partnership has a number of financial instruments, none of which are held for trading purposes. The following method and assumptions were used by the Partnership to estimate the fair values of financial instruments as disclosed herein:

     Cash and Cash Equivalents, Customer Accounts Receivable, Other Receivables, Accounts Payable and Accrued Liabilities and Customer Deposits and Prepayments:
The carrying value amount approximates fair value because of the short period to maturity.

     Debt: The carrying value amount approximates the fair value because the Partnership's interpartnership debt was obtained on December 30, 1998.

7.  CABLE REREGULATION

     Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the Cable Act) and has amended it at various times since.

     The total effects of the present law are, at this time, still unknown. However, one provision of the present law further redefines a small cable system, and exempts these systems from rate regulation on the upper tiers of cable service. The Partnership is awaiting an FCC rulemaking implementing the present law to determine whether its systems qualify as small cable systems.

8.  LITIGATION

     The Partnership could possibly be named as defendant in various actions and proceedings arising from the normal course of business. In all such cases, the Partnership will vigorously defend itself against the litigation and, where appropriate, will file counterclaims. Although the eventual outcome of potential lawsuits cannot be predicted, it is management's opinion that any such lawsuit will not result in liabilities that would have a material affect on the Partnership's financial position or results of operations.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of
Rifkin Acquisition Partners, L.L.L.P.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, partners' capital (deficit) and cash flows present fairly, in all material respects, the financial position of Rifkin Acquisition Partners, L.L.L.P. and its subsidiaries (the "Company") at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP

Denver, Colorado
March 19, 1999

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

                           CONSOLIDATED BALANCE SHEET

                                                      12/31/98        12/31/97
                                                    ------------    ------------
ASSETS
Cash and cash equivalents.........................  $  2,324,892    $  1,902,555
Customer accounts receivable, net of allowance for
  doubtful accounts of $444,839 in 1998 and
  $425,843 in 1997................................     1,932,140       1,371,050
Other receivables.................................     5,637,771       4,615,089
Prepaid expenses and other........................     2,398,528       1,753,257
Property, plant and equipment at cost:
  Cable television transmission and distribution
     systems and related equipment................   149,376,914     131,806,310
  Land, buildings, vehicles and furniture and
     fixtures.....................................     7,421,960       7,123,429
                                                    ------------    ------------
                                                     156,798,874     138,929,739
  Less accumulated depreciation...................   (35,226,773)    (26,591,458)
                                                    ------------    ------------
          Net property, plant and equipment.......   121,572,101     112,338,281
Franchise costs and other intangible assets, net
  of accumulated amortization of $67,857,545 in
  1998 and $53,449,637 in 1997....................   183,438,197     180,059,655
                                                    ------------    ------------
          Total assets............................  $317,303,629    $302,039,887
                                                    ============    ============
LIABILITIES AND PARTNERS' CAPITAL
Accounts payable and accrued liabilities..........  $ 11,684,594    $ 11,690,894
Customer deposits and prepayments.................     1,676,900       1,503,449
Interest payable..................................     7,242,954       7,384,509
Deferred tax liability, net.......................     7,942,000      12,138,000
Notes payable.....................................   224,575,000     229,500,000
                                                    ------------    ------------
          Total liabilities.......................   253,121,448     262,216,852
Commitments and contingencies (Notes 8 and 14)
Redeemable partners' interests....................    10,180,400       7,387,360
Partners' capital (deficit):
  General partner.................................    (1,991,018)     (1,885,480)
  Limited partners................................    55,570,041      34,044,912
  Preferred equity interest.......................       422,758         276,243
                                                    ------------    ------------
Total partners' capital...........................    54,001,781      32,435,675
                                                    ------------    ------------
          Total liabilities and partners'
             capital..............................  $317,303,629    $302,039,887
                                                    ============    ============

The accompanying notes are an integral part of the consolidated financial statements.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                         YEARS ENDED
                                          -----------------------------------------
                                           12/31/98       12/31/97       12/31/96
                                          -----------   ------------   ------------
REVENUE:
Service.................................  $82,498,638   $ 78,588,503   $ 66,433,321
Installation and other..................    7,422,675      5,736,412      4,852,124
                                          -----------   ------------   ------------
          Total revenue.................   89,921,313     84,324,915     71,285,445
COSTS AND EXPENSES:
Operating expense.......................   13,305,376     14,147,031     10,362,671
Programming expense.....................   18,020,812     15,678,977     14,109,527
Selling, general and administrative
  expense...............................   13,757,090     12,695,176     11,352,870
Depreciation............................   15,109,327     14,422,631     11,725,246
Amortization............................   22,104,249     24,208,169     23,572,457
Management fees.........................    3,147,246      2,951,372      2,475,381
Loss on disposal of assets..............    3,436,739      7,834,968      1,357,180
                                          -----------   ------------   ------------
          Total costs and expenses......   88,880,839     91,938,324     74,955,332
                                          -----------   ------------   ------------
Operating income (loss).................    1,040,474     (7,613,409)    (3,669,887)
Gain from the sale of assets (Note 4)...  (42,863,060)            --             --
Interest expense........................   23,662,248     23,765,239     21,607,174
                                          -----------   ------------   ------------
Income (loss) before income taxes.......   20,241,286    (31,378,648)   (25,277,061)
Income tax benefit......................   (4,177,925)    (5,335,000)    (3,645,719)
                                          -----------   ------------   ------------
Net income (loss).......................  $24,419,211   $(26,043,648)  $(21,631,342)
                                          ===========   ============   ============

The accompanying notes are an integral part of the consolidated financial statements.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                      YEARS ENDED
                                                       ------------------------------------------
                                                         12/31/98       12/31/97       12/31/96
                                                       ------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..................................  $ 24,419,211   $(26,043,648)  $(21,631,342)
  Adjustments to reconcile net loss to net cash
     provided by operating activities:
     Depreciation and amortization...................    37,213,576     38,630,800     35,297,703
     Amortization of deferred loan costs.............       989,760        989,760        970,753
     Gain on sale of assets (Note 4).................   (42,863,060)            --             --
     Loss on disposal of fixed assets................     3,436,739      7,834,968      1,357,180
     Deferred tax benefit............................    (4,196,000)    (5,335,000)    (3,654,000)
     Increase in customer accounts receivables.......      (300,823)      (186,976)      (117,278)
     Increase in other receivables...................      (474,599)    (1,992,714)      (994,681)
     (Increase) decrease in prepaid expenses and
       other.........................................      (684,643)        23,015       (494,252)
     Increase in accounts payable and accrued
       liabilities...................................        34,073      1,753,656      3,245,736
     Increase (decrease) in customer deposits and
       prepayments...................................       (86,648)       231,170        164,824
     Increase (decrease) in interest payable.........      (141,555)       600,248      6,692,988
                                                       ------------   ------------   ------------
          Net cash provided by operating
             activities..............................    17,346,031     16,505,279     20,837,631
                                                       ------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of cable systems, net (Note 3).........    (2,212,958)   (19,359,755)   (71,797,038)
  Additions to property, plant and equipment.........   (26,354,756)   (28,009,253)   (16,896,582)
  Additions to cable television franchises, net of
     retirements.....................................      (151,695)        72,162     (1,182,311)
  Net proceeds from the sale of cable systems (Note
     4)..............................................    16,533,564             --             --
  Net proceeds from the other sales of assets........       247,216        306,890        197,523
                                                       ------------   ------------   ------------
          Net cash used in investing activities......   (11,938,629)   (46,989,956)   (89,678,408)
                                                       ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from isssuance of senior subordinated
     notes...........................................            --             --    125,000,000
  Proceeds from long-term bank debt..................    22,500,000     38,000,000     18,000,000
  Deferred loan costs................................            --             --     (6,090,011)
  Payments of long-term bank debt....................   (27,425,000)    (7,000,000)   (82,000,000)
  Partners' capital contributions....................            --             --     15,000,000
  Equity distributions to partners...................       (60,065)            --             --
                                                       ------------   ------------   ------------
          Net cash provided by (used in) financing
             activities..............................    (4,985,065)    31,000,000     69,909,989
                                                       ------------   ------------   ------------
Net increase in cash.................................       422,337        515,323      1,069,212
Cash and cash equivalents at beginning of period.....     1,902,555      1,387,232        318,020
                                                       ------------   ------------   ------------
Cash and cash equivalents at end of period...........  $  2,324,892   $  1,902,555   $  1,387,232
                                                       ============   ============   ============
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid......................................  $ 22,737,443   $ 22,098,732   $ 13,866,995
                                                       ============   ============   ============
  Noncash investing activities:
     Proceeds from the sale of Michigan assets held
       in escrow.....................................  $    500,000   $         --   $         --
                                                       ============   ============   ============
     Trade value related to the trade sale of
       Tennessee assets..............................  $ 46,668,000   $         --   $         --
                                                       ============   ============   ============
     Trade value related to trade acquisition of
       Tennessee assets..............................  $(46,668,000)  $         --   $         --
                                                       ============   ============   ============

The accompanying notes are an integral part of the consolidated financial statements.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

             CONSOLIDATED STATEMENT OF PARTNERS' CAPITAL (DEFICIT)

                                PREFERRED        GENERAL       LIMITED
                             EQUITY INTEREST     PARTNER       PARTNERS        TOTAL
                             ---------------   -----------   ------------   ------------
Partners' capital (deficit)
  at December 31, 1995.....     $ 562,293      $(1,085,311)  $ 69,421,043   $ 68,898,025
Partners' capital
  contributions............            --          150,000     14,850,000     15,000,000
Accretion of redeemable
  partners' interest.......            --         (157,730)    (1,104,110)    (1,261,840)
Net loss...................      (129,788)        (216,313)   (21,285,241)   (21,631,342)
                                ---------      -----------   ------------   ------------
Partners' capital (deficit)
  at December 31, 1996.....       432,505       (1,309,354)    61,881,692     61,004,843
Accretion of redeemable
  partners' interest.......            --         (315,690)    (2,209,830)    (2,525,520)
Net loss...................      (156,262)        (260,436)   (25,626,950)   (26,043,648)
                                ---------      -----------   ------------   ------------
Partners' capital (deficit)
  at December 31, 1997.....       276,243       (1,885,480)    34,044,912     32,435,675
Accretion of redeemable
  partners' interest.......            --         (349,130)    (2,443,910)    (2,793,040)
Net income.................       146,515          244,192     24,028,504     24,419,211
Partners' equity
  distribution.............            --             (600)       (59,465)       (60,065)
                                ---------      -----------   ------------   ------------
Partners' capital (deficit)
  at December 31, 1998.....     $ 422,758      $(1,991,018)  $ 55,570,041   $ 54,001,781
                                =========      ===========   ============   ============

     The Partners' capital accounts for financial reporting purposes vary from the tax capital accounts.

The accompanying notes are an integral part of the consolidated financial statements.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  GENERAL INFORMATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL INFORMATION

     Rifkin Acquisition Partners, L.L.L.P. ("the Partnership") was formed pursuant to the laws of the State of Colorado. The Partnership and its subsidiaries are hereinafter referred to on a consolidated basis as the "Company." The Company owns, operates, and develops cable television systems in Georgia, Tennessee, and Illinois. Rifkin Acquisition Management, L.P., an affiliate of Rifkin & Associates, Inc. (Note 7), is the general partner of the Partnership ("General Partner").

     The Partnership operates under a limited liability limited partnership agreement (the "Partnership Agreement") which establishes contribution requirements, enumerates the rights and responsibilities of the partners and advisory committee, provides for allocations of income, losses and distributions, and defines certain items relating thereto. The Partnership Agreement provides that net income or loss, certain defined capital events, and cash distributions, all as defined in the Partnership Agreement, are generally allocated 99% to the limited partners and 1% to the general partner.

BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of the following entities:

- Rifkin Acquisition Partners,          - Cable Equities of Colorado, Ltd.
L.L.L.P.                                (CEC)
- Cable Equities of Colorado            - Cable Equities, Inc. (CEI)
  Management Corp. (CEM)                - Rifkin Acquisition Capital Corp.
                                          (RACC)

     The financial statements for 1997 and 1996 also included the following entities:

- Rifkin/Tennessee, Ltd. (RTL)          - FNI Management Corp. (FNI)

     Effective January 1, 1998, both the RTL and FNI entities were dissolved and the assets were transferred to the Partnership.

     All significant intercompany accounts and transactions have been eliminated.

REVENUE AND PROGRAMMING

     Customer fees are recorded as revenue in the period the service is provided. The cost to acquire the rights to the programming generally is recorded when the product is initially available to be viewed by the customer.

ADVERTISING AND PROMOTION EXPENSES

     Advertising and promotion expenses are charged to income during the year in which they are incurred and were not significant for the periods shown.

PROPERTY, PLANT AND EQUIPMENT

     Additions to property, plant and equipment are recorded at cost, which in the case of assets constructed, includes amounts for material, labor, overhead and interest, if applicable. Upon sale or retirement of an asset, the related costs and accumulated

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

depreciation are removed from the accounts and any gain or loss is recognized. Capitalized interest was not significant for the periods shown.

     Depreciation expense is calculated using the straight-line method over the estimated useful lives of the assets as follows:

Buildings..........................................  27-30 years
Cable television transmission and distribution
  systems and related equipment....................   3-15 years
Vehicles and furniture and fixtures................    3-5 years

     Expenditures for maintenance and repairs are expensed as incurred.

FRANCHISE COSTS

     Franchise costs are amortized using the straight-line method over the remaining lives of the franchises as of the date they were acquired, ranging from one to twenty years. The carrying value of franchise costs is assessed for recoverability by management based on an analysis of undiscounted future expected cash flows from the underlying operations of the Company. Management believes that there has been no impairment thereof as of December 31, 1998.

OTHER INTANGIBLE ASSETS

     Certain loan costs have been deferred and are amortized to interest expense utilizing the straight-line method over the remaining term of the related debt. Use of the straight-line method approximates the results of the application of the interest method. The net amounts remaining at December 31, 1998 and 1997 were $6,176,690 and $7,166,450, respectively.

CASH AND CASH EQUIVALENTS

     All highly liquid debt instruments purchased with an original maturity of three months or less are considered to be cash equivalents.

REDEEMABLE PARTNERS' INTERESTS

     The Partnership Agreement provides that if a certain partner dies or becomes disabled, that partner (or his personal representative) shall have the option, exercisable by notice given to the partners at any time within 270 days after his death or disability (except that if that partner dies or becomes disabled prior to August 31, 2000, the option may not be exercised until August 31, 2000 and then by notice by that partner or his personal representative given to the partners within 270 days after August 31, 2000) to sell, and require the General Partner and certain trusts controlled by that partner to sell, and the Partnership to purchase, up to 50% of the partnership interests owned by any of such partners and certain current and former members of management of Rifkin & Associates, Inc. that requests to sell their interest, for a purchase price equal to the fair market value of those interests determined by appraisal in accordance with the Partnership Agreement. Accordingly, the current fair value of such partnership interests have been reclassified outside of partners' capital.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENT

     In April 1998, the Accounting Standards Executive Committee issued Statement of Position (SOP) 98-5 "Reporting on the Costs of Start-Up Activities," which requires the Partnership to expense all start up costs related to organizing a new business. This new standard also includes one-time activities related to opening a new facility, introduction of a new product or service, or conducting business with a new class of customer or in a new territory. This standard is effective for the Partnership's 1999 fiscal year. Management believes that SOP 98-5 will have no material effect on its financial position or the results of operations.

RECLASSIFICATION OF FINANCIAL STATEMENT PRESENTATION

     Certain reclassifications have been made to the 1997 and 1996 financial statements to conform with the 1998 financial statement presentation. Such reclassification had no effect on the net loss as previously stated.

2.  SUBSEQUENT EVENT

     On February 12, 1999, the Company signed a letter of intent for the partners to sell all of their partnership interests to Charter Communications ("Charter"). The Company and Charter are expected to sign a purchase agreement and complete the sale during the third quarter of 1999.

3.  ACQUISITION OF CABLE PROPERTIES

1998 ACQUISITIONS

     At various times during the second half of 1998, the Company completed three separate acquisitions of cable operating assets. Two of the acquisitions serve communities in Gwinnett County, Georgia (the "Georgia Systems"). These acquisitions were accounted for using the purchase method of accounting.

     The third acquisition resulted from a trade of the Company's systems serving the communities of Paris and Piney Flats, Tennessee for the operating assets of another cable operator serving primarily the communities of Lewisburg and Crossville, Tennessee (the "Tennessee Trade"). The trade was for cable systems that are similar in size and was accounted for based on fair market value. Fair market value was established at $3,000 per customer relinquished, which was based on recent sales transactions of similar cable systems. The transaction included the payment of approximately $719,000, net, of additional cash (Note 4).

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

     The combined purchase price was allocated based on estimated fair values from an independent appraisal to property, plant and equipment and franchise cost as follows (dollars in thousands):

                                                  GEORGIA    TENNESSEE
                                                  SYSTEMS      TRADE       TOTAL
                                                  -------    ---------    -------
Fair value of assets relinquished (Note 4)......  $   --      $46,668     $46,668
Cash paid.......................................   1,392          719       2,111
Acquisition Costs (appraisal, transfer fees and
  direct costs).................................      26           76         102
                                                  ------      -------     -------
Total acquisition cost..........................  $1,418      $47,463     $48,881
                                                  ======      =======     =======
Allocation:
Current assets..................................  $   (2)     $   447     $   445
Current liabilities.............................      (1)        (397)       (398)
Property, plant and equipment...................     333       11,811      12,144
Franchise Cost..................................   1,088       35,602      36,690
                                                  ------      -------     -------
Total cost allocated............................  $1,418      $47,463     $48,881
                                                  ======      =======     =======

     The fair value of assets relinquished from the Tennessee Trade was treated as a noncash transaction on the Consolidated Statement of Cash Flows. The cash acquisition costs were funded by proceeds from the Company's reducing revolving loan with a financial institution.

     The following combined pro forma information presents a summary of consolidated results of operations for the Company as if the Tennessee Trade acquisitions had occurred at the beginning of 1997, with pro forma adjustments to show the effect on depreciation and amortization for the acquired assets, management fees on additional revenues and interest expense on additional debt (dollars in thousands):

                                                YEARS ENDED
                                          -----------------------
                                          12/31/98     12/31/97
                                          --------    -----------
                                                      (UNAUDITED)
Total revenues..........................  $89,921      $ 84,325
Net income (loss).......................   19,447       (29,631)

     The pro forma financial information is not necessarily indicative of the operating results that would have occurred had the Tennessee Trade actually been acquired on January 1, 1997.

1997 ACQUISITIONS

     On April 1, 1997, the Company acquired the cable operating assets of two cable systems serving the Tennessee communities of Shelbyville and Manchester (the "Manchester Systems"), for an aggregate purchase price of approximately $19.7 million of which $495,000 was paid as escrow in 1996. The acquisition was accounted for using the

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

purchase method of accounting, and was funded by proceeds from the Company's reducing revolving loan with a financial institution. No pro forma information giving the effect of the acquisitions is shown due to the results being immaterial.

1996 ACQUISITIONS

     On March 1, 1996, the Company acquired certain cable operating assets ("Mid-Tennessee Systems") from Mid-Tennessee CATV, L.P., and on April 1, 1996 acquired the cable operating assets ("RCT Systems") from Rifkin Cablevision of Tennessee, Ltd. Both Mid-Tennessee CATV, L.P. and Rifkin Cablevision of Tennessee, Ltd. were affiliates of the General Partner. The acquisition costs were funded by $15 million of additional partner contributions and the remainder from a portion of the proceeds received from the issuance of $125 million of 11 1/8% Senior Subordinated Notes due 2006 (see Note 6).

     The acquisitions were recorded using the purchase method of accounting. The results of operations of the Mid-Tennessee Systems have been included in the consolidated financial statements since March 1, 1996, and the results of the RCT Systems have been included in the consolidated financial statements since April 1, 1996. The combined purchase price was allocated based on estimated fair values from an independent appraisal to property, plant and equipment and franchise cost as follows (dollars in thousands):

Cash paid, net of acquired cash.......................  $71,582
Acquisition costs (appraisal, transfer fees, and
  direct costs).......................................      215
                                                        -------
Total acquisition cost................................  $71,797
                                                        =======
Allocation:
Current assets........................................  $   624
Current liabilities...................................     (969)
Property, plant and equipment.........................   24,033
Franchise cost and other intangible assets............   48,109
                                                        -------
Total cost allocated..................................  $71,797
                                                        =======

     The following combined pro forma information presents a summary of consolidated results of operations for the Company as if the Mid-Tennessee Systems and the RCT Systems acquisitions had occurred at the beginning of 1996, with pro forma adjustments to show the effect on depreciation and amortization for the acquired assets, management fees on additional revenues and interest expense on additional debt (dollars in thousands):

                                                     YEAR ENDED
                                                     -----------
                                                      12/31/96
                                                     -----------
                                                     (UNAUDITED)
Total revenues.....................................   $ 74,346
Net loss...........................................    (22,558)

     The pro forma financial information is not necessarily indicative of the operating results that would have occurred had the Mid-Tennessee Systems and the RCT Systems actually been acquired on January 1, 1996.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

4.  SALE OF ASSETS

     On February 4, 1998, the Company sold all of its operating assets in the state of Michigan (the "Michigan Sale") to another cable operator for cash. In addition, on December 31, 1998, the Company traded certain cable systems in Tennessee (the "Tennessee Trade") for similar-sized cable systems (Note 3). Both sales resulted in a gain recognized by the Company as follows (dollars in thousands):

                                         MICHIGAN    TENNESSEE
                                           SALE        TRADE       TOTAL
                                         --------    ---------    -------
Fair value of assets relinquished......  $    --      $46,668     $46,668
Original cash proceeds.................   16,931           --      16,931
Adjustments for value of assets and
  liabilities assumed..................      120          (17)        103
                                         -------      -------     -------
Net proceeds...........................   17,051       46,651      63,702
Net book value of assets sold..........   11,061        9,778      20,839
                                         -------      -------     -------
Net gain from sale.....................  $ 5,990      $36,873     $42,863
                                         =======      =======     =======

     The Michigan Sale proceeds amount includes $500,000 that is currently being held in escrow. This amount and the fair value of assets relinquished, related to the Tennessee Trade, were both treated as noncash transactions on the Consolidated Statement of Cash Flows.

     The cash proceeds from the Michigan Sale were used by the Company to reduce its revolving and term loans with a financial institution.

5.  INCOME TAXES

     Although the Partnership is not a taxable entity, two corporations (the "subsidiaries") are included in the consolidated financial statements. These subsidiaries are required to pay taxes on their taxable income, if any.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

     The following represents a reconciliation of pre-tax losses as reported in accordance with generally accepted accounting principles and the losses attributable to the partners and included in their individual income tax returns:

                                      YEAR ENDED      YEAR ENDED      YEAR ENDED
                                       12/31/98        12/31/97        12/31/96
                                     ------------    ------------    ------------
Pre-tax income (loss) as
  reported.........................  $ 20,241,286    $(31,378,648)   $(25,277,061)
(Increase) decrease due to:
  Separately taxed book results of
     corporate subsidiaries........     9,397,000      15,512,000       9,716,000
  Effect of different depreciation
     and amortization methods for
     tax and book purposes.........    (1,360,000)     (2,973,000)     (3,833,000)
Additional tax gain from the sale
  of Michigan(Note 4)..............     2,068,000              --              --
Book gain from trade sale of
  Tennessee assets(Note 4).........   (36,873,000)             --              --
Additional tax loss from
  dissolution of FNI stock.........    (7,235,000)             --              --
Other..............................        81,714         (45,052)        (22,539)
                                     ------------    ------------    ------------
Tax loss attributed to the
  partners.........................  $(13,680,000)   $(18,884,700)   $(19,416,600)
                                     ============    ============    ============

     The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     As a result of a change in control in 1995, the book value of the Company's net assets was increased to reflect their fair market value. In connection with this revaluation, a deferred income tax liability in the amount of $22,801,000 was established to provide for future taxes payable on the revised valuation of the net assets. A deferred tax benefit of $4,196,000, $5,335,000 and $3,654,000 was recognized for the years ended December 31, 1998, 1997 and 1996, respectively, reducing the liability to $7,942,000.

     Deferred tax assets (liabilities) were comprised of the following at December 31, 1998 and 1997:

                                      12/31/98        12/31/97
                                    ------------    ------------
Deferred tax assets resulting from
  loss carryforwards..............  $ 11,458,000    $  9,499,000
Deferred tax liabilities resulting
  from depreciation and
  amortization....................   (19,400,000)    (21,637,000)
                                    ------------    ------------
Net deferred tax liability........  $ (7,942,000)   $(12,138,000)
                                    ============    ============

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

     As of December 31, 1998 and 1997, the subsidiaries have net operating loss carryforwards ("NOLs") for income tax purposes of $30,317,000 and $25,264,000, respectively, substantially all of which are limited. The NOLs will expire at various times between the years 2000 and 2013.

     In 1998, one of the corporate entities was dissolved. The existing NOL's were used to offset taxable income down to $87,751, resulting in a current tax for 1998 of $18,075.

     Under the Internal Revenue Code of 1986, as amended (the "Code"), the subsidiaries generally would be entitled to reduce their future federal income tax liabilities by carrying the unused NOLs forward for a period of 15 years to offset their future income taxes. The subsidiaries' ability to utilize any NOLs in future years may be restricted, however, in the event the subsidiaries undergo an "ownership change" as defined in Section 382 of the Code. In the event of an ownership change, the amount of NOLs attributable to the period prior to the ownership change that may be used to offset taxable income in any year thereafter generally may not exceed the fair market value of the subsidiary immediately before the ownership change (subject to certain adjustments) multiplied by the applicable long-term, tax exempt rate published by the Internal Revenue Service for the date of the ownership change. Two of the subsidiaries underwent an ownership change on September 1, 1995 pursuant to
Section 382 of the Code. As such, the NOLs of the subsidiaries are subject to limitation from that date forward. It is the opinion of management that the NOLs will be released from this limitation prior to their expiration dates and, as such, have not been limited in their calculation of deferred taxes.

     The provision for income tax expense (benefit) differs from the amount which would be computed by applying the statutory federal income tax rate of 35% to pre-tax income before extraordinary loss as a result of the following:

                                                       YEARS ENDED
                                        -----------------------------------------
                                          12/31/98       12/31/97      12/31/96
                                        ------------   ------------   -----------
Tax expense (benefit) computed at
  statutory rate......................  $  7,084,450   $(10,982,527)  $(8,846,971)
  Increase (decrease) due to:
  Tax benefit (expense) for
     non-corporate loss...............   (10,373,252)     5,900,546     5,446,721
  Permanent differences between
     financial statement income and
     taxable income...................       (36,200)        84,500        48,270
  State income tax....................      (247,000)      (377,500)     (252,590)
  Tax benefit from dissolved
     corporation......................      (148,925)            --            --
  Other...............................      (456,998)        39,981       (41,149)
                                        ------------   ------------   -----------
  Income Tax Benefit..................  $ (4,177,925)  $ (5,335,000)  $(3,645,719)
                                        ============   ============   ===========

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

6.  NOTES PAYABLE

     Debt consisted of the following:

                                    DECEMBER 31,    DECEMBER 31,
                                        1998            1997
                                    ------------    ------------
Senior Subordinated Notes.........  $125,000,000    $125,000,000
Tranche A Term Loan...............    21,575,000      25,000,000
Tranche B Term Loan...............    40,000,000      40,000,000
Reducing Revolving Loan...........    35,000,000      36,500,000
Senior Subordinated Debt..........     3,000,000       3,000,000
                                    ------------    ------------
                                    $224,575,000    $229,500,000
                                    ============    ============

     The Notes and loans are collateralized by substantially all of the assets of the Company.

     On January 26, 1996, the Company and its wholly-owned subsidiary, RACC (the "Issuers"), co-issued $125,000,000 of 11 1/8% Senior Subordinated Notes (the "Notes") to institutional investors. These notes were subsequently exchanged on June 18, 1996 for publicly registered notes with identical terms. Interest on the Notes is payable semi-annually on January 15 and July 15 of each year. The Notes, which mature on January 15, 2006, can be redeemed in whole or in part, at the Issuers' option, at any time on or after January 15, 2001, at redeemable prices contained in the Notes plus accrued interest. In addition, at any time on or prior to January 15, 1999, the Issuers, at their option, may redeem up to 25% of the principle amount of the Notes issued to institutional investors of not less than $25,000,000. At December 31, 1998 and 1997, all of the Notes were outstanding (see also Note 10).

     The Company has a $25,000,000 Tranche A term loan with a financial institution. This loan requires quarterly payments of $1,875,000 plus interest commencing on March 31, 2000. Any unpaid balance is due March 31, 2003. The agreement requires that what it defines as excess proceeds from the sale of a cable system be used to retire Tranche A term debt. As a result of the Michigan sale (Note 4), there was $3,425,000 of excess proceeds used to pay principal in 1998. The interest rate on the Tranche A term loan is either the bank's prime rate plus .25% to 1.75% or LIBOR plus 1.5% to 2.75%.

     The specific rate is dependent upon the senior funded debt ratio which is recalculated quarterly. The weighted average effective interest rate at December 31, 1998 and 1997 was 7.59% and 8.24%, respectively.

     In addition, the Company has a $40,000,000 Tranche B term loan, which requires principal payments of $2,000,000 on March 31, 2002, $18,000,000 on March 31, 2003, and $20,000,000 on March 31, 2004. The Tranche B term loan bears an interest rate of 9.75% and is payable quarterly.

     The Company also has a reducing revolving loan providing for borrowing up to $20,000,000 at the Company's discretion, subject to certain restrictions, and an additional $60,000,000 available to finance acquisitions subject to certain restrictions. On March 4,

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

1998, the reducing revolving loan agreement was amended to revise the scheduled reduction in revolving commitments. The additional financing amounts available at December 31, 1998 and 1997 were $45,000,000 and $52,500,000, respectively. At
December 31, 1998, the full $20,000,000 available had been borrowed, and $15,000,000 had been drawn against the $45,000,000 commitment. At December 31, 1997, the full $20,000,000 available had been borrowed, and $16,500,000 had been drawn against the $52,500,000 commitment. The amount available for borrowing will decrease annually during its term with changes over the four years following December 31, 1998 as follows: 1999 -- $2,500,000 reduction per quarter, and 2000 through 2002 -- $3,625,000 per quarter. Any unpaid balance is due on March 31, 2003. The revolving loan bears an interest rate of either the bank's prime rate plus .25% to 1.75% or LIBOR plus 1.5% to 2.75%. The specific rate is dependent upon the senior funded debt ratio which is recalculated quarterly. The weighted average effective interest rates at December 31, 1998 and 1997 was 8.08% and 8.29%, respectively. The reducing revolving loan includes a commitment fee of 1/2% per annum on the unborrowed balance.

     Certain mandatory prepayments may also be required, commencing in fiscal 1997, on the Tranche A term loan, the Tranche B term loan, and the reducing revolving credit based on the Company's cash flow calculations, proceeds from the sale of a cable system or equity contributions. Based on the 1998 calculation and the Michigan sale, $3,425,000 of prepayments were required. Optional prepayments are allowed, subject to certain restrictions. The related loan agreement contains covenants limiting additional indebtedness, dispositions of assets, investments in securities, distribution to partners, management fees and capital expenditures. In addition, the Company must maintain certain financial levels and ratios. At December 31, 1998, the Company was in compliance with these covenants.

     The Company also has $3,000,000 of senior subordinated debt payable to a Rifkin Partner. The debt has a scheduled maturity, interest rate and interest payment schedule identical to that of the Notes, as discussed above.

     Based on the outstanding debt as of December 31, 1998, the minimum aggregate maturities for the five years following 1998 are none in 1999, $7,500,000 in 2000, $16,500,000 in 2001, $23,075,000 in 2002 and $29,500,000 in
2003.

7.  RELATED PARTY TRANSACTIONS

     The Company entered into a management agreement with Rifkin & Associates, Inc. (Rifkin). The management agreement provides that Rifkin will act as manager of the Company's CATV systems and be entitled to annual compensation of 3.5% of the Company's revenue. Effective September 1, 1998, Rifkin conveyed its CATV management business to R & A Management, LLC (RML). The result of this transaction included the conveyance of the Rifkin management agreement (Rifkin Agreement) to RML (RML Agreement). Expenses incurred pursuant to the Rifkin Agreement and the RML Agreement are disclosed in total on the Consolidated Statement of Operations.

     The Company is associated with a company to purchase certain cable television programming at a discount. Rifkin acted as the agent and held the deposit funds required for the Company to participate.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

     Effective September 1, 1998, Rifkin conveyed this contract and deposit amount to RML. The deposit amount recorded at December 31, 1998 and 1997 was $2,139,274 and $1,225,274, respectively. The Company subsequently received $1,225,274 of the December 31, 1998 balance.

     The Company paid approximately $550,000 to a law firm in connection with the public offering in 1996. A partner of this law firm is a relative of one of the Company's partners.

8.  COMMITMENTS AND RENTAL EXPENSE

     The Company leases certain real and personal property under noncancelable operating leases expiring through the year 2007. Future minimum lease payments under such noncancelable leases as of December 31, 1998 are: $316,091 in 1999; $249,179 in 2000; $225,768 in 2001; $222,669 in 2002; and $139,910 in 2003; and
$344,153 thereafter, totaling $1,497,770.

     Total rental expense and the amount included therein which pertains to cancelable pole rental agreements were as follows for the periods indicated:

                                          TOTAL       CANCELABLE
                                          RENTAL      POLE RENTAL
PERIOD                                   EXPENSE        EXPENSE
------                                  ----------    -----------
Year Ended December 31, 1998..........  $1,592,080    $1,109,544
Year Ended December 31, 1997..........  $1,577,743    $1,061,722
Year Ended December 31, 1996..........  $1,294,084    $  874,778

9.  COMPENSATION PLANS AND RETIREMENT PLANS

EQUITY INCENTIVE PLAN

     In 1996, the Company implemented an Equity Incentive Plan (the "Plan") in which certain Rifkin & Associates' executive officers and key employees, and certain key employees of the Company are eligible to participate. Plan participants in the aggregate, have the right to receive (i) cash payments of up to 2.0% of the aggregate value of all partnership interests of the Company (the "Maximum Incentive Percentage"), based upon the achievement of certain annual Operating Cash Flow (as defined in the Plan) targets for the Company for each of the calendar years 1996 through 2000, and (ii) an additional cash payment equal to up to 0.5% of the aggregate value of all partnership interests of the Company (the "Additional Incentive Percentage"), based upon the achievement of certain cumulative Operating Cash Flow targets for the Company for the five-year period ended December 31, 2000. Subject to the achievement of such annual targets and the satisfaction of certain other criteria based on the Company's operating performance, up to 20% of the Maximum Incentive Percentage will vest in each such year; provided, that in certain events vesting may accelerate. Payments under the Plan are subject to certain restrictive covenants contained in the Notes.

     No amounts are payable under the Plan except upon (i) the sale of substantially all of the assets or partnership interests of the Company or (ii) termination of a Plan participant's employment with Rifkin & Associates or the Company, as applicable, due to

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

(a) the decision of the Advisory Committee to terminate such participant's employment due to disability, (b) the retirement of such participant with the Advisory Committee's approval or (c) the death of such Participant. The value of amounts payable pursuant to clause (i) above will be based upon the aggregate net proceeds received by the holders of all of the partnership interests in the Company, as determined by the Advisory Committee, and the amounts payable pursuant to clause (ii) above will be based upon the Enterprise Value determined at the time of such payment. For purposes of the Plan, Enterprise Value generally is defined as Operating Cash Flow for the immediately preceding calendar year times a specified multiple and adjusted based on the Company's working capital.

     The amount expensed for the years ended December 31, 1998, 1997 and 1996 relating to this plan were $1,119,996, $859,992 and $660,000, respectively.

RETIREMENT BENEFITS

     The Company has a 401(k) plan for employees that have been employed by the Company for at least one year. Employees of the Company can contribute up to 15% of their salary, on a before-tax basis, with a maximum 1998 contribution of $10,000 (as set by the Internal Revenue Service). The Company matches participant contributions up to a maximum of 50% of the first 3% of a participant's salary contributed. All participant contributions and earnings are fully vested upon contribution and Company contributions and earnings vest 20% per year of employment with the Company, becoming fully vested after five years. The Company's matching contributions for the years ended December 31, 1998, 1997 and 1996 were $50,335, $72,707 and $42,636, respectively.

10.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company has a number of financial instruments, none of which are held for trading purposes. The following method and assumptions were used by the Company to estimate the fair values of financial instruments as disclosed herein:

     Cash and Cash Equivalents, Customer Accounts Receivable, Other Receivables, Accounts Payable and Accrued Liabilities and Customer Deposits and Prepayments:
The carrying value amount approximates fair value because of the short period to maturity.

     Debt: The fair value of bank debt is estimated based on interest rates for the same or similar debt offered to the Company having the same or similar remaining maturities and collateral requirements. The fair value of public Senior Subordinated Notes is based on the market quoted trading value. The fair value of the Company's debt is estimated at $236,137,500 and is carried on the balance sheet at $224,575,000.

11.  CABLE REREGULATION

     Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the Cable Act) and has amended it at various times since.

     The total effects of the present law are, at this time, still unknown. However, one provision of the present law further redefines a small cable system, and exempts these systems from rate regulation on the upper tiers of cable service. The Partnership is

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

awaiting an FCC rulemaking implementing the present law to determine whether its systems qualify as small cable systems.

12.  SUMMARIZED FINANCIAL INFORMATION

     CEM, CEI and CEC (collective, the "Guarantors") are all wholly-owned subsidiaries of the Company and, together with RACC, constitute all of the Partnership's direct and indirect subsidiaries. As discussed in Note 1, RTL and FNI were dissolved on January 1, 1998 and the assets were transferred to the Company, however, prior thereto, RTL and FNI, as wholly-owned subsidiaries of the Company, were Guarantors. Each of the Guarantors provides a full, unconditional, joint and several guaranty of the obligations under the Notes discussed in Note 6. Separate financial statements of the Guarantors are not presented because management has determined that they would not be material to investors.

     The following tables present summarized financial information of the Guarantors on a combined basis as of December 31, 1998 and 1997 and for the years ended December 31, 1998, and 1997 and 1996.

                               12/31/98        12/31/97
       BALANCE SHEET         ------------    ------------
Cash.......................  $    373,543    $    780,368
Accounts and other
  receivables, net.........     3,125,830       3,012,571
Prepaid expenses...........       791,492         970,154
Property, plant and
  equipment net............    48,614,536      66,509,120
Franchise costs and other
  intangible assets, net...    56,965,148     103,293,631
Accounts payable and
  accrued liabilities......    22,843,354      18,040,588
Other liabilities..........       980,536       1,122,404
Deferred taxes payable.....     7,942,000      12,138,000
Notes payable..............   140,050,373     167,200,500
Equity (deficit)...........   (61,945,714)    (23,935,648)

                              YEAR ENDED      YEAR ENDED      YEAR ENDED
                               12/31/98        12/31/97        12/31/96
 STATEMENTS OF OPERATIONS    ------------    ------------    ------------
Total revenue..............  $ 29,845,826    $ 47,523,592    $ 42,845,044
          Total costs and
             expenses......   (31,190,388)    (53,049,962)    (43,578,178)
Interest expense...........   (14,398,939)    (17,868,497)    (16,238,221)
Income tax benefit.........     4,177,925       5,335,000       3,645,719
                             ------------    ------------    ------------
Net loss...................  $(11,565,576)   $(18,059,867)   $(13,325,636)
                             ============    ============    ============

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

13.  QUARTERLY INFORMATION (UNAUDITED)

     The following interim financial information of the Company presents the 1998 and 1997 consolidated results of operations on a quarterly basis (in thousands):

                                         QUARTERS ENDED 1998
                           ------------------------------------------------
                           MARCH 31(A)    JUNE 30    SEPT. 30    DEC. 31(B)
                           -----------    -------    --------    ----------
Revenue..................    $22,006      $22,296    $22,335      $23,284
Operating income
  (loss).................        295          511     (1,522)       1,756
Net income (loss)........      1,437       (4,458)    (5,907)      33,347

-------------------------

     (a) First quarter includes a $5,900 gain from the sale of Michigan assets (Note 4).

     (b) Fourth quarter includes a $36,873 gain from the trade sale of certain Tennessee assets (Note 4).

                                           QUARTERS ENDED 1997
                                ------------------------------------------
                                MARCH 31    JUNE 30    SEPT. 30    DEC. 31
                                --------    -------    --------    -------
Revenue.......................  $19,337     $21,331    $21,458     $22,199
Operating loss................   (1,220)     (2,818)    (2,777)       (798)
Net loss......................   (5,998)     (6,890)    (8,127)     (5,029)

14.  LITIGATION

     The Company could possibly be named as defendant in various actions and proceedings arising from the normal course of business. In all such cases, the Company will vigorously defend itself against the litigation and, where appropriate, will file counterclaims. Although the eventual outcome of potential lawsuits cannot be predicted, it is management's opinion that any such lawsuit will not result in liabilities that would have a material affect on the Company's financial position or results of operations.

                         REPORT OF INDEPENDENT AUDITORS

The Partners
Indiana Cable Associates, Ltd.

We have audited the accompanying balance sheet of Indiana Cable Associates, Ltd. as of December 31, 1997 and 1998, and the related statements of operations, partners' deficit and cash flows for the years ended December 31, 1996, 1997 and 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Indiana Cable Associates, Ltd. at December 31, 1997 and 1998, and the results of its operations and its cash flows for the years ended December 31, 1996, 1997 and 1998 in conformity with generally accepted accounting principles.

/s/ Ernst & Young LLP

Denver, Colorado
February 19, 1999

                         INDIANA CABLE ASSOCIATES, LTD.

                                 BALANCE SHEET
                           DECEMBER 31, 1997 AND 1998

                                                         1997           1998
                                                      -----------    -----------
ASSETS (PLEDGED)
Cash and cash equivalents...........................  $    82,684    $   108,619
Customer accounts receivable, less allowance for
  doubtful accounts of $18,311 in 1997 and $24,729
  in 1998...........................................       87,154         85,795
Other receivables...................................      257,236        295,023
Prepaid expenses and deposits.......................      172,614        152,575
Property, plant and equipment, at cost:
  Buildings.........................................       78,740         91,682
  Transmission and distribution systems and related
     equipment......................................   10,174,650     11,336,892
  Office furniture and equipment....................      144,137        161,327
  Spare parts and construction inventory............      435,554        742,022
                                                      -----------    -----------
                                                       10,833,081     12,331,923
  Less accumulated depreciation.....................    7,624,570      8,008,158
                                                      -----------    -----------
     Net property, plant and equipment..............    3,208,511      4,323,765
Other assets, at cost less accumulated amortization
  (Note 3)..........................................    5,817,422      5,083,029
                                                      -----------    -----------
          Total assets..............................  $ 9,625,621    $10,048,806
                                                      ===========    ===========
LIABILITIES AND PARTNERS' DEFICIT
Liabilities:
  Accounts payable and accrued liabilities..........  $   718,716    $   897,773
  Customer prepayments..............................       50,693         47,458
  Interest payable..................................       32,475             --
  Long-term debt (Note 4)...........................   10,650,000             --
  Interpartnership debt (Note 4)....................           --      9,606,630
                                                      -----------    -----------
          Total liabilities.........................   11,451,884     10,551,861
Commitments (Notes 5 and 6)
Partners' deficit:
  General partner...................................      (66,418)       (20,106)
  Limited partner...................................   (1,759,845)      (482,949)
                                                      -----------    -----------
Total partners' deficit.............................   (1,826,263)      (503,055)
                                                      -----------    -----------
          Total liabilities and partners' deficit...  $ 9,625,621    $10,048,806
                                                      ===========    ===========

See accompanying notes.

                         INDIANA CABLE ASSOCIATES, LTD.

                            STATEMENT OF OPERATIONS

                                                           YEARS ENDED
                                               ------------------------------------
                                                12/31/96     12/31/97     12/31/98
                                               ----------   ----------   ----------
REVENUE:
Service......................................  $6,272,049   $$6,827,504  $7,165,843
Installation and other.......................     538,158      622,699      773,283
                                               ----------   ----------   ----------
          Total revenue......................   6,810,207    7,450,203    7,939,126
COSTS AND EXPENSES:
Operating expense............................     989,456    1,142,932      974,617
Programming expense..........................   1,474,067    1,485,943    1,727,089
Selling, general and administrative
  expense....................................   1,112,441    1,142,247    1,128,957
Depreciation.................................     889,854      602,554      537,884
Amortization.................................     718,334      718,335      707,539
Management fees..............................     340,510      372,510      396,956
Loss on disposal of assets...................       6,266          639       74,714
                                               ----------   ----------   ----------
          Total costs and expenses...........   5,530,928    5,465,160    5,547,756
                                               ----------   ----------   ----------
Operating income.............................   1,279,279    1,985,043    2,391,370
Interest expense.............................   1,361,415    1,292,469      970,160
                                               ----------   ----------   ----------
Net income (loss) before extraordinary
  item.......................................     (82,136)     692,574    1,421,210
Extraordinary item--loss on early retirement
  of debt (Note 3 and 4).....................          --           --       98,002
                                               ----------   ----------   ----------
Net income (loss)............................  $  (82,136)  $  692,574   $1,323,208
                                               ==========   ==========   ==========

See accompanying notes.

                         INDIANA CABLE ASSOCIATES, LTD.

                         STATEMENT OF PARTNERS' DEFICIT

                                           GENERAL       LIMITED
                                           PARTNERS     PARTNERS         TOTAL
                                           --------    -----------    -----------
Partners' deficit at December 31, 1995...  $(87,783)   $(2,348,918)   $(2,436,701)
  Net loss for the year ended December
     31, 1996............................    (2,875)       (79,261)       (82,136)
                                           --------    -----------    -----------
Partners' deficit at December 31, 1996...   (90,658)    (2,428,179)    (2,518,837)
  Net income for the year ended December
     31, 1997............................    24,240        668,334        692,574
                                           --------    -----------    -----------
Partners' deficit at December 31, 1997...   (66,418)    (1,759,845)    (1,826,263)
  Net income for the year ended December
     31, 1998............................    46,312      1,276,896      1,323,208
                                           --------    -----------    -----------
Partners' deficit at December 31, 1998...  $(20,106)   $  (482,949)   $  (503,055)
                                           ========    ===========    ===========

     The partners' capital accounts for financial reporting purposes vary from the tax capital accounts.

See accompanying notes.

                         INDIANA CABLE ASSOCIATES, LTD.

                            STATEMENT OF CASH FLOWS

                                                                        YEARS ENDED
                                                         ------------------------------------------
                                                          12/31/96       12/31/97        12/31/98
                                                         -----------    -----------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)....................................  $   (82,136)   $   692,574    $  1,323,208
  Adjustments to reconcile net income (loss) to net
     cash provided by operating activities:
     Depreciation and amortization.....................    1,608,188      1,320,889       1,245,423
     Amortization of deferred loan costs...............       48,764         72,922          23,149
     Loss on disposal of assets........................        6,266            639          74,714
     Loss on write-off of deferred loan cost associated
       with early retirement of debt...................           --             --          95,832
     Decrease (increase) in customer accounts
       receivable......................................      (13,110)         1,536           1,359
     Increase in other receivables.....................      (80,843)      (108,256)        (37,787)
     Decrease (increase) in prepaid expenses and
       deposits........................................      (53,259)        (5,928)         20,039
     Increase (decrease) in accounts payable and
       accrued liabilities.............................     (190,357)      (147,971)        179,057
     Increase (decrease) in customer prepayments.......       16,355        (13,190)         (3,235)
     Decrease in interest payable......................      (12,314)       (39,471)        (32,475)
                                                         -----------    -----------    ------------
          Net cash provided by operating activities....    1,247,554      1,773,744       2,889,284
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment...........     (675,244)      (592,685)     (1,732,831)
  Proceeds from sale of assets.........................      227,025         23,662           4,979
                                                         -----------    -----------    ------------
          Net cash used in investing activities........     (448,219)      (569,023)     (1,727,852)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt.........................    2,000,000      1,450,000      10,636,421
  Proceeds from interpartnership debt..................           --             --       9,606,630
  Deferred loan cost...................................      (70,000)       (29,776)        (92,127)
  Payments of long-term debt...........................   (2,200,000)    (3,100,000)    (21,286,421)
                                                         -----------    -----------    ------------
          Net cash used in financing activities........     (270,000)    (1,679,776)     (1,135,497)
                                                         -----------    -----------    ------------
Net increase (decrease) in cash and cash equivalents...      529,335       (475,055)         25,935
Cash and cash equivalents at beginning of year.........       28,404        557,739          82,684
                                                         -----------    -----------    ------------
Cash and cash equivalents at end of year...............  $   557,739    $    82,684    $    108,619
                                                         ===========    ===========    ============
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid........................................  $ 1,324,965    $ 1,258,078    $    947,606
                                                         ===========    ===========    ============

See accompanying notes.

                         INDIANA CABLE ASSOCIATES, LTD.

                         NOTES TO FINANCIAL STATEMENTS

1.  GENERAL INFORMATION

GENERAL INFORMATION:

     Indiana Cable Associates, Ltd. (the "Partnership"), a Colorado limited partnership, was organized in March 1987 for the purpose of acquiring and operating cable television systems and related operations in Indiana and Illinois.

     For financial reporting purposes, Partnership profits or losses are allocated 3.5% to the general partners and 96.5% to the limited partners. Limited partners are not required to fund any losses in excess of their capital contributions.

ACQUISITION BY INTERLINK COMMUNICATIONS PARTNERS, LLLP:

     Interlink Communications Partners, LLLP ("ICP") agreed to purchase all of the interests of the Partnership. ICP acquired all of the limited partner interests, effective December 31, 1998, and is currently in the process of obtaining the necessary consents to transfer all of the Partnership's franchises to ICP. Once these are obtained, ICP will then purchase the general partner interest in the Partnership, and the Partnership will, by operation of law, be consolidated into ICP.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PROPERTY, PLANT AND EQUIPMENT:

     The Partnership records additions to property, plant and equipment at cost, which in the case of assets constructed includes amounts for material, labor, overhead and capitalized interest, if applicable.

     For financial reporting purposes, the Partnership uses the straight-line method of depreciation over the estimated useful lives of the assets as follows:

Buildings and improvements.........................  5-30 years
Transmission and distribution systems and related
  equipment........................................  3-15 years
Office furniture and equipment.....................     5 years

OTHER ASSETS:

     Other assets are carried at cost and are amortized on a straight-line basis over the following lives:

Franchises                         --  the terms of the franchises
                                       (10-19 1/2 years)
Goodwill                           --  the term of the Partnership
                                       agreement (12 3/4 years)
Deferred loan costs                --  the term of the debt (1-6 years)
Organization costs                 --  5 years

                         INDIANA CABLE ASSOCIATES, LTD.

INCOME TAXES:

     No provision for the payment or refund of income taxes has been provided for the Partnership since the partners are responsible for reporting their distributive share of Partnership net income or loss in their personal capacities.

CASH AND CASH EQUIVALENTS:

     The Partnership considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

REVENUE RECOGNITION:

     Customer fees are recorded as revenue in the period the service is provided.

FAIR VALUE OF FINANCIAL INVESTMENTS:

     The carrying values of cash and cash equivalents, customer accounts receivable, accounts payable and interpartnership debt approximate fair value.

USE OF ESTIMATES:

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

IMPACT OF YEAR 2000 (UNAUDITED):

     The Partnership recognizes that certain of its time-sensitive computer programs and product distribution equipment may be affected by conversion to the year 2000. During 1998, management began their evaluation of the information systems, product distribution facilities, and vendor and supplier readiness. To date, considerable progress has been made to complete the evaluation process, to integrate and test compliance installations, and to prepare contingency plans. In addition, third party suppliers are either fully compliant or are expected to be compliant by December 31, 1999. Management expects to have all systems compliant, or have a contingency plan in effect that will result in minimal impact on the operations.

NEW ACCOUNTING PRONOUNCEMENT:

     In April 1998, the Accounting Standards Executive Committee issued Statement of Position (SOP) 98-5 "Reporting on the Costs of Start-Up Activities," which requires the Partnerships to expense all start-up costs related to organizing a new business. This new standard also includes one-time activities related to opening a new facility, introduction of a new product or service, or conducting business with a new class of customer or in a new territory. This standard is effective for the Partnerships' 1999 fiscal year. Organization costs are all fully amortized resulting in SOP 98-5 having no material effect on its financial position or the results of operations.

                         INDIANA CABLE ASSOCIATES, LTD.

RECLASSIFICATION OF FINANCIAL STATEMENT PRESENTATION:

     Certain reclassifications have been made to the 1996 and 1997 financial statements to conform with the 1998 financial statement presentation. Such reclassifications had no effect on the net income or loss as previously stated.

3.  OTHER ASSETS

     At December 31, 1997 and 1998, other assets consisted of the following:

                                                 1997           1998
                                              -----------    -----------
Franchises..................................  $13,144,332    $12,996,580
Goodwill....................................      378,336        378,336
Deferred loan costs.........................       26,854             --
Organization costs..........................       63,393         63,393
                                              -----------    -----------
                                               13,612,915     13,438,309
Less accumulated amortization...............    7,795,493      8,355,280
                                              -----------    -----------
                                              $ 5,817,422    $ 5,083,029
                                              ===========    ===========

     On December 31, 1997, the loan agreement with a financial institution was amended (Note 4). At that time, the original loan's costs, which were fully amortized, and the accumulated amortization were written off. The bank loan amendment required the payment of additional loan costs which will be amortized over the remaining term of the bank loan.

     On August 31, 1998, the loan with a financial institution and the subordinated debt loan with two investor groups were paid in full (Note 4). The related deferred loan costs and associated accumulated amortization were written off and $9,263 was recorded as an extraordinary loss. On December 30, 1998, the new loan agreement with a financial institution was paid in full (Note 4). The related deferred loan costs and associated accumulated amortization were written off and $86,569 was recorded as an extraordinary loss.

4.  DEBT

     The Partnership had a revolving credit agreement with a financial institution which provided for borrowing up to $7,000,000 with a maturity date of December 31, 1997, at which time the balance of the loan was $4,650,000. On December 31, 1997, the credit agreement was amended to reduce the amount available to borrow to $5,200,000 and extend the maturity date to December 31, 1998. The Partnership also had subordinated term notes with two investors totalling $6,000,000 at December 31, 1997. Total outstanding loans at December 31, 1997 were $10,650,000. On August 31, 1998, the revolving credit loan and subordinated term notes had a balance of $3,450,000 and $6,000,000, respectively; at that date, the total balance of $10,650,000 and accrued interest were paid in full. On that same date, the Partnership obtained a new credit agreement with a financial institution. The new credit agreement provided for a senior term note payable in the amount of $7,500,000 and a revolving credit loan which provided for borrowing up to

                         INDIANA CABLE ASSOCIATES, LTD.

$7,500,000. At December 30, 1998, the term note and revolving credit had a balance of $7,500,000 and $1,950,000, respectively; at that date, the total balance of $9,450,000 and accrued interest were paid in full. The Partnership also incurred a LIBOR break fee of $2,170 in conjunction with the retirement of debt which was recorded as an extraordinary item.

     Also on December 30, 1998, the Partnership obtained a new interpartnership loan agreement with ICP (Note 1). Borrowing under the interpartnership loan, as well as interest and principal payments are due at the discretion of the management of ICP, resulting in no minimum required annual principal payments. The balance of the interpartnership loan at December 31, 1998 was $9,606,630. The effective interest rate at December 31, 1998 was 8.5%.

5.  MANAGEMENT AGREEMENT

     The Partnership has entered into a management agreement with Rifkin and Associates, Inc., (Rifkin) whose sole stockholder is affiliated with a general partner of the Partnership. The agreement provides that Rifkin shall manage the Partnership and shall receive annual compensation equal to 2 1/2% of gross revenues and an additional 2 1/2% if a defined cash flow level is met. Effective September 1, 1998, Rifkin conveyed its CATV management business to R & A Management, LLC (RML). The result of this transaction was the conveyance of the Rifkin management agreement (Rifkin Agreement) to RML (RML Agreement). Expenses incurred pursuant to the Rifkin Agreement and the RML Agreement are disclosed on the Statement of Operations.

6.  LEASE COMMITMENTS

     At December 31, 1998, the Partnership had lease commitments under long-term operating leases as follows:

1999..................................................  $27,408
2000..................................................    6,300
2001..................................................    2,700
2002..................................................    1,500
2003..................................................    1,500
Thereafter............................................   10,500
                                                        -------
          Total.......................................  $49,908
                                                        =======

     Rent expense, including pole rent, was as follows for the periods indicated:

                                                        TOTAL
                                                        RENTAL
PERIOD                                                 EXPENSE
------                                                 --------
Year Ended December 31, 1996.........................  $105,590
Year Ended December 31, 1997.........................    98,693
Year Ended December 31, 1998.........................   104,155

                         INDIANA CABLE ASSOCIATES, LTD.

7.  RETIREMENT BENEFITS

     The Partnership has a 401(k) plan for its employees that have been employed by the Partnership for at least one year. Employees of the Partnership can contribute up to 15% of their salary, on a before-tax basis, with a maximum 1998 contribution of $10,000 (as set by the Internal Revenue Service). The Partnership matches participant contributions up to a maximum of 50% of the first 3% of a participant's salary contributed. All participant contributions and earnings are fully vested upon contribution and Partnership contributions and earnings vest 20% per year of employment with the Partnership, becoming fully vested after five years. The Partnership's matching contributions for the years ended December 31, 1996, 1997 and 1998 were $4,723, $8,769 and $8,639, respectively.

                         REPORT OF INDEPENDENT AUDITORS

The Partners
R/N South Florida Cable Management
Limited Partnership

We have audited the accompanying consolidated balance sheet of R/N South Florida Cable Management Limited Partnership as of December 31, 1997 and 1998, and the related consolidated statements of operations, partners' equity (deficit) and cash flows for the years ended December 31, 1996, 1997 and 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of R/N South Florida Cable Management Limited Partnership at December 31, 1997 and 1998, and the consolidated results of its operations and its cash flows for the years ended December 31, 1996, 1997 and 1998 in conformity with generally accepted accounting principles.

                                              /s/ ERNST & YOUNG LLP

Denver, Colorado
February 19, 1999

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP

                           CONSOLIDATED BALANCE SHEET
                           DECEMBER 31, 1997 AND 1998

                                                         1997           1998
                  ASSETS (PLEDGED)                    -----------    -----------
Cash and cash equivalents...........................  $   362,619    $   678,739
Customer accounts receivable, less allowance for
  doubtful accounts of $85,867 in 1997 and $84,474
  in 1998...........................................      569,296        455,339
Other receivables...................................    1,180,507      1,691,593
Prepaid expenses and deposits.......................      416,455        393,022
Property, plant and equipment, at cost:
Transmission and distribution system and related
  equipment.........................................   22,836,588     27,981,959
Office furniture and equipment......................      704,135        755,398
Leasehold improvements..............................      546,909        549,969
Construction in process and spare parts inventory...      718,165        744,806
                                                      -----------    -----------
                                                       24,805,797     30,032,132
Less accumulated depreciation.......................    9,530,513     11,368,764
                                                      -----------    -----------
          Net property, plant and equipment.........   15,275,284     18,663,368
Other assets, at cost less accumulated amortization
  (Note 2)..........................................    6,806,578      5,181,012
                                                      -----------    -----------
          Total assets..............................  $24,610,739    $27,063,073
                                                      ===========    ===========

LIABILITIES AND PARTNERS' EQUITY (DEFICIT)
Liabilities:
Accounts payable and accrued liabilities............  $ 2,994,797    $ 2,356,540
Interest payable....................................      287,343             --
Customer prepayments................................      699,332        690,365
Long-term debt (Note 3).............................   29,437,500             --
Interpartnership debt (Note 3)......................           --     31,222,436
                                                      -----------    -----------
          Total liabilities.........................   33,418,972     34,269,341
Commitments (Notes 4 and 5)
Partners' equity (deficit):
  General partner...................................      (96,602)       (81,688)
  Limited partner...................................   (9,582,050)    (8,104,718)
  Special limited partner...........................      870,419        980,138
                                                      -----------    -----------
Total partners' equity (deficit)....................   (8,808,233)    (7,206,268)
                                                      -----------    -----------
          Total liabilities and partners' deficit...  $24,610,739    $27,063,073
                                                      ===========    ===========

See accompanying notes

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                          YEARS ENDED
                                            ---------------------------------------
                                             12/31/96      12/31/97      12/31/98
                                            -----------   -----------   -----------
REVENUES:
Service...................................  $16,615,767   $17,520,883   $18,890,202
Installation and other....................    1,732,681     2,425,742     3,158,742
                                            -----------   -----------   -----------
                                             18,348,448    19,946,625    22,048,944
COSTS AND EXPENSES:
Operating expense.........................    2,758,704     3,489,285     3,707,802
Programming expense.......................    4,075,555     4,014,850     4,573,296
Selling, general and administrative
  expense.................................    3,979,002     4,087,845     4,537,535
Depreciation..............................    1,787,003     1,912,905     2,256,765
Amortization..............................    1,350,195     1,287,588     1,293,674
Management fees...........................      733,938       797,863       881,958
Loss on disposal of assets................      373,860       513,177       178,142
                                            -----------   -----------   -----------
          Total costs and expenses........   15,058,257    16,103,513    17,429,172
                                            -----------   -----------   -----------
Operating income..........................    3,290,191     3,843,112     4,619,772
Interest expense..........................    2,528,617     2,571,976     2,583,338
                                            -----------   -----------   -----------
Net income before extraordinary item......      761,574     1,271,136     2,036,434
Extraordinary item -- loss on early
  retirement of debt (Note 2).............           --            --       434,469
                                            -----------   -----------   -----------
Net income................................  $   761,574   $ 1,271,136   $ 1,601,965
                                            ===========   ===========   ===========

See accompanying notes.

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP

              CONSOLIDATED STATEMENT OF PARTNERS' EQUITY (DEFICIT)

                                                              SPECIAL
                                    GENERAL      LIMITED      LIMITED
                                   PARTNERS      PARTNERS     PARTNERS      TOTAL
                                   ---------   ------------   --------   ------------
Partners' equity (deficit) at
  December 31, 1995..............  $(115,526)  $(11,456,616)  $731,199   $(10,840,943)
  Net income for the year ended
     December 31, 1996...........      7,090        702,324     52,160        761,574
                                   ---------   ------------   --------   ------------
Partners' equity (deficit) at
  December 31, 1996..............   (108,436)   (10,754,292)   783,359    (10,079,369)
  Net income for the year ended
     December 31, 1997...........     11,834      1,172,242     87,060      1,271,136
                                   ---------   ------------   --------   ------------
Partners' equity (deficit) at
  December 31, 1997..............    (96,602)    (9,582,050)   870,419     (8,808,233)
  Net income for the year ended
     December 31, 1998...........     14,914      1,477,332    109,719      1,601,965
                                   ---------   ------------   --------   ------------
Partners' equity (deficit) at
  December 31, 1998..............  $ (81,688)  $ (8,104,718)  $980,138   $ (7,206,268)
                                   =========   ============   ========   ============

     The partners' capital accounts for financial reporting purposes vary from the tax capital accounts.

See accompanying notes.

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                               YEARS ENDED
                                                ------------------------------------------
                                                 12/31/96       12/31/97        12/31/98
                                                -----------    -----------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..................................  $   761,574    $ 1,271,136    $  1,601,965
  Adjustments to reconcile net income to net
     cash provided by operating activities:
     Depreciation and amortization............    3,137,198      3,200,493       3,550,439
     Amortization of deferred loan cost.......       68,898         79,108          89,788
     Loss on early retirement of debt.........           --             --         434,469
     Loss on disposal of assets...............      373,860        513,177         178,142
     Decrease (increase) in customer accounts
       receivable.............................        1,420       (152,229)        113,957
     Increase in other receivables............     (377,553)      (506,325)       (511,086)
     Decrease (increase) in prepaid expenses
       and deposits...........................     (114,720)       115,734          23,433
     Increase (decrease) in accounts payable
       and accrued liabilities................      122,512        513,839        (638,257)
     Increase (decrease) in customer
       prepayments............................          362        208,021          (8,967)
     Increase (decrease) in interest
       payable................................          180         16,207        (287,343)
                                                -----------    -----------    ------------
          Net cash provided by operating
             activities.......................    3,973,731      5,259,161       4,546,540
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and
     equipment................................   (4,000,631)    (4,288,776)     (5,915,434)
  Additions to other assets, net of
     refranchises.............................      (10,600)      (164,560)       (186,790)
  Proceeds from the sale of assets............       16,674         70,865          92,443
                                                -----------    -----------    ------------
          Net cash used in investing
             activities.......................   (3,994,557)    (4,382,471)     (6,009,781)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt................    2,750,000      3,850,000       5,550,000
  Proceeds from interpartnership debt.........           --             --      31,222,436
  Payments of long-term debt..................   (2,604,913)    (4,562,500)    (34,987,500)
  Deferred loan costs.........................           --       (132,727)         (5,575)
                                                -----------    -----------    ------------
          Net cash provided by (used in)
             financing activities.............      145,087       (845,227)      1,779,361
                                                -----------    -----------    ------------
Net increase in cash and cash equivalents.....      124,261         31,463         316,120
Cash and cash equivalents at beginning of the
  year........................................      206,895        331,156         362,619
                                                -----------    -----------    ------------
Cash and cash equivalents at end of year......  $   331,156    $   362,619    $    678,739
                                                ===========    ===========    ============
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid...............................  $ 2,412,038    $ 2,441,662    $  2,780,893
                                                ===========    ===========    ============

See accompanying notes

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND ORGANIZATION:

     The accompanying consolidated financial statements include the accounts of R/N South Florida Cable Management Limited Partnership (the "Partnership") and its substantially wholly-owned subsidiary Rifkin/Narragansett South Florida CATV Limited Partnership (the "Operating Partnership"). Each partnership is a Florida Limited Partnership. The Partnership was organized in 1988 for the purpose of being the general partner to the Operating Partnership which is engaged in the installation, ownership, operation and management of cable television systems in Florida.

     In 1992, the Partnership adopted an amendment to the Partnership agreement (the "Amendment") and entered into a Partnership Interest Purchase Agreement whereby certain Special Limited Partnership interests were issued in the aggregate amount of $1,250,000. These new Special Limited Partners are affiliated with the current General and Limited Partners of the Partnership. The Amendment provides for the methods under which the gains, losses, adjustments and distributions are allocated to the accounts of the Special Limited Partners.

     For financial reporting purposes, partnership profits or losses are allocated to the limited partners, special limited partners and general partners in the following ratios: 92.22%, 6.849% and .931%, respectively. Limited partners and special limited partners are not required to fund any losses in excess of their capital contributions.

ACQUISITION BY INTERLINK COMMUNICATIONS PARTNERS, LLLP:

     InterLink Communications Partners, LLLP ("ICP") agreed to purchase all of the interests of the Partnerships. ICP acquired all of the limited partner interests of the Operating Partnership, effective December 31, 1998, and is currently in the process of obtaining the necessary consents to transfer all of the Operating Partnership's franchises to ICP. Once obtained, ICP will then purchase the general partner interest, and the Partnership, by operation of law, will consolidate into ICP.

PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment additions are recorded at cost, which in the case of assets constructed includes amounts for material, labor, overhead and capitalized interest, if applicable.

     For financial reporting purposes, the Operating Partnership uses the straight-line method of depreciation over the estimated useful lives of the assets as follows:

Transmission and distribution systems and related
  equipment.......................................      15 years
Office furniture and equipment....................    3-15 years
Leasehold improvements............................     5-8 years

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP

OTHER ASSETS:

     Other assets are carried at cost and are amortized on a straight-line basis over the following lives:

Franchises..............  -- the terms of the franchises (3-13 years)
Goodwill................  -- 40 years
Organization costs......  -- 5 years
Deferred loan costs.....  -- the term of the debt (8 years)

INCOME TAXES:

     No provision for the payment or refund of income taxes has been provided since the partners are responsible for reporting their distributive share of partnerships net income or loss in their personal capacities.

CASH AND CASH EQUIVALENTS:

     The Partnerships consider all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

REVENUE RECOGNITION:

     Customer fees are recorded as revenue in the period the service is provided.

FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The carrying values of cash and cash equivalents, customer accounts receivable, accounts payable and interpartnership debt approximate fair value.

USE OF ESTIMATES:

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

IMPACT OF YEAR 2000 (UNAUDITED):

     The Partnerships recognize that certain of its time-sensitive computer programs and product distribution equipment may be affected by conversion to the year 2000. During 1998, management began their evaluation of the information systems, product distribution facilities, and vendor and supplier readiness. To date, considerable progress has been made to complete the evaluation process, to integrate and test compliance installations, and to prepare contingency plans. In addition, third party suppliers are either fully compliant or are expected to be compliant by December 31, 1999. Management expects to have all systems compliant, or have a contingency plan in effect that will result in minimal impact on the operations.

NEW ACCOUNTING PRONOUNCEMENT:

     In April 1998, the Accounting Standards Executive Committee issued Statement of Position (SOP) 98-5 "Reporting on the costs of Start-Up Activities," which requires the Partnerships to expense all start-up costs related to organizing a new business. This new standard also includes one-time activities related to opening a new facility, introduction of

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP a new product or service, or conducting business with a new class of customer or in a new territory. This standard is effective for the Partnerships' 1999 fiscal year. The organization costs are fully amortized, resulting in SOP 98-5 having no material effect on its financial position or the results of operations.

RECLASSIFICATION OF FINANCIAL STATEMENT PRESENTATION:

     Certain reclassifications have been made to the 1996 and 1997 financial statements to conform with the 1998 financial statement presentation. Such reclassifications had no effect on the net income as previously stated.

2.  OTHER ASSETS

     At December 31, 1997 and 1998, other assets consisted of the following:

                                         1997           1998
                                      -----------    -----------
Franchises and other................  $14,348,984    $14,535,774
Goodwill............................    3,429,845      3,429,845
Deferred loan costs.................      694,819             --
Organization costs..................       23,218         23,218
                                      -----------    -----------
                                       18,496,866     17,988,837
Less accumulated amortization.......   11,690,288     12,807,825
                                      -----------    -----------
                                      $ 6,806,578    $ 5,181,012
                                      ===========    ===========

     On December 30, 1998, the Partnerships' loan with a financial institution was paid in full (Note 3). The related deferred loan costs and associated accumulated amortization were written off and an extraordinary loss of $434,469 was recorded.

3.  DEBT

     The Partnerships had senior term note payable and a revolving credit loan agreement with a financial institution. The senior term note payable was a $29,500,000 loan which required varying quarterly payments which commenced on September 30, 1996. On June 30, 1997, the loan agreement was amended to defer the June 30, 1997 and September 30, 1997 principal payments and restructured the required principal payment amounts due through December 31, 2003. The revolving credit loan provided for borrowing up to $3,000,000 at the discretion of the Partnerships. On June 30, 1997, the loan agreement was amended to increase the amount provided for borrowing under the revolving credit loan to $3,750,000. At December 31, 1997, the term notes and the revolving credit loan had a balance of $28,387,500 and $1,050,000, respectively, with a total balance of $29,437,500.
At December 30, 1998, the term notes and the revolving credit loan had a balance of $27,637,500 and $3,300,000, respectively; at that date, the total balance of $30,937,500 and accrued interest were paid in full.

     Also on December 30, 1998, the Partnerships obtained a new interpartnership loan agreement with ICP (Note 1). Borrowing under the interpartnership loan, as well as interest and principal payments are due at the discretion of the management of ICP, resulting in no minimum required annual principal payments. The balance of the

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP interpartnership loan at December 31, 1998 was $31,222,436. The effective interest rate at December 31, 1998 was 8.5%.

4.  MANAGEMENT AGREEMENT

     The Partnerships have entered into a management agreement with Rifkin & Associates, Inc. (Rifkin). The management agreement provides that Rifkin shall manage the Operating Partnership and shall be entitled to annual compensation of 4% of gross revenues. Effective September 1, 1998, Rifkin conveyed its CATV management business to R & A Management, LLC (RML). The result of this transaction was the conveyance of the Rifkin management agreement (Rifkin Agreement) to RML (RML Agreement). Expenses incurred pursuant to the Rifkin Agreement and the RML Agreement are disclosed on the Consolidated Statement of Operations.

5.  LEASE COMMITMENTS

     At December 31, 1998, the Operating Partnership had lease commitments under long-term operating leases as follows:

1999.................................................  $195,437
2000.................................................   189,643
2001.................................................   116,837
                                                       --------
          Total......................................  $501,917
                                                       ========

     Rent expense, including pole rent, was as follows for the periods indicated:

                                                        TOTAL
                                                        RENTAL
PERIOD                                                 EXPENSE
------                                                 --------
Year Ended December 31, 1996.......................    $262,231
Year Ended December 31, 1997.......................     279,655
Year Ended December 31, 1998.......................     295,107

6.  RETIREMENT BENEFITS

     The Operating Partnership has a 401(k) plan for its employees that have been employed by the Operating Partnership for at least one year. Employees of the Operating Partnership can contribute up to 15% of their salary, on a before-tax basis, with a maximum 1998 contribution of $10,000 (as set by the Internal Revenue Service). The Operating Partnership matches participant contributions up to a maximum of 50% of the first 3% of a participant's salary contributed. All participant contributions and earnings are fully vested upon contribution and Operating Partnership contributions and earnings vest 20% per year of employment with the Operating Partnership, becoming fully vested after five years. The Operating Partnership's matching contributions for the years ended December 31, 1996, 1997 and 1998 were $15,549, $23,292 and $20,652, respectively.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Charter Communications Holdings, LLC:

     We have audited the accompanying statements of operations and changes in net assets and cash flows of Sonic Communications Cable Television Systems for the period from April 1, 1998, through May 20, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Sonic Communications Cable Television Systems for the period from April 1, 1998, through May 20, 1998, in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

St. Louis, Missouri,
February 5, 1999

                 SONIC COMMUNICATIONS CABLE TELEVISION SYSTEMS

               STATEMENT OF OPERATIONS AND CHANGES IN NET ASSETS
            FOR THE PERIOD FROM APRIL 1, 1998, THROUGH MAY 20, 1998

REVENUES....................................................    $ 6,343,226
                                                                -----------
OPERATING EXPENSES:
  Operating costs...........................................      1,768,393
  General and administrative................................      1,731,471
  Depreciation and amortization.............................      1,112,057
                                                                -----------
                                                                  4,611,921
                                                                -----------
     Income from operations.................................      1,731,305
INTEREST EXPENSE............................................        289,687
                                                                -----------
     Income before provision for income taxes...............      1,441,618
PROVISION IN LIEU OF INCOME TAXES...........................        602,090
                                                                -----------
     Net income.............................................        839,528
NET ASSETS, April 1, 1998...................................     55,089,511
                                                                -----------
NET ASSETS, May 20, 1998....................................    $55,929,039
                                                                ===========

The accompanying notes are an integral part of this statement.

                 SONIC COMMUNICATIONS CABLE TELEVISION SYSTEMS

                            STATEMENT OF CASH FLOWS
            FOR THE PERIOD FROM APRIL 1, 1998, THROUGH MAY 20, 1998

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................    $   839,528
  Adjustments to reconcile net loss to net cash provided by
     operating activities --
     Depreciation and amortization..........................      1,112,057
     Changes in assets and liabilities --
       Accounts receivable, net.............................         49,980
       Prepaid expenses and other...........................        171,474
       Accounts payable and accrued expenses................     (1,479,682)
                                                                -----------
          Net cash provided by operating activities.........        693,357
                                                                -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment................       (470,530)
  Payments of franchise costs...............................       (166,183)
                                                                -----------
          Net cash used in investing activities.............       (636,713)
                                                                -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on long-term debt................................        (41,144)
                                                                -----------
          Net cash used in financing activities.............        (41,144)
NET INCREASE IN CASH AND CASH EQUIVALENTS...................         15,500
                                                                -----------
CASH AND CASH EQUIVALENTS, beginning of period..............        532,238
                                                                -----------
CASH AND CASH EQUIVALENTS, end of period....................    $   547,738
                                                                ===========

The accompanying notes are an integral part of this statement.

                 SONIC COMMUNICATIONS CABLE TELEVISION SYSTEMS

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION AND BASIS OF PRESENTATION

     Sonic Communications Cable Television Systems (the Company) operates cable television systems in California and Utah.

     Effective May 21, 1998, the Company's net assets were acquired by Charter Communications Holdings, LLC.

CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

PROPERTY, PLANT AND EQUIPMENT

     The Company depreciates its cable distribution systems using the straight-line method over estimated useful lives of 5 to 15 years for systems acquired on or after April 1, 1981. Systems acquired before April 1, 1981, are depreciated using the declining balance method over estimated useful lives of 8 to 20 years.

     Vehicles, machinery, office, and data processing equipment and buildings are depreciated using the straight-line or declining balance method over estimated useful lives of 3 to 25 years. Capital leases and leasehold improvements are amortized using the straight-line or declining balance method over the shorter of the lease term or the estimated useful life of the asset.

INTANGIBLES

     The excess of amounts paid over the fair values of tangible and identifiable intangible assets acquired in business combinations are amortized using the straight-line method over the life of the franchise. Identifiable intangible assets such as franchise rights, noncompete agreements and subscriber lists are amortized using the straight-line method over their useful lives, generally 3 to 15 years.

REVENUES

     Cable television revenues from basic and premium services are recognized when the related services are provided.

     Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the estimated average period that customers are expected to remain connected to the cable television system. As of May 20, 1998, no installation revenue has been deferred, as direct selling costs exceeded installation revenue.

INTEREST EXPENSE

     Interest expense relates to a note payable to a stockholder of the Company, which accrues interest at 7.8% per annum.

                 SONIC COMMUNICATIONS CABLE TELEVISION SYSTEMS

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  COMMITMENTS AND CONTINGENCIES:

FRANCHISES

     The Company has committed to provide cable television services under franchise agreements with various governmental bodies for remaining terms up to 13 years. Franchise fees of up to 5% of gross revenues are payable under these agreements.

LEASES

     The Company leases certain facilities and equipment under noncancelable operating leases. Leases and rental costs charged to expense for the period from April 1, 1998, through May 20, 1998, were $59,199.

     The Company also rents utility poles in its operations. Generally, pole rentals are cancelable on short notice, but the Company anticipates that such rentals will recur. Rent expense incurred for pole rental attachments for the period from April 1, 1998, through May 20, 1998, was $64,159.

3.  INCOME TAXES:

     The results of the Company are included in the consolidated federal income tax return of its parent, Sonic Enterprises, Inc., which is responsible for tax payments applicable to the Company. The financial statements reflect a provision in lieu of income taxes as if the Company was filing on a separate company basis. Accordingly, the Company has included the provision in lieu of income taxes in the accompanying statement of operations.

     The provision in lieu of income taxes approximates the amount of tax computed using U.S. statutory rates, after reflecting state income tax expense of $132,510 for the period from April 1, 1998, through May 20, 1998.

4.  REGULATION IN THE CABLE TELEVISION INDUSTRY:

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") and together with the 1984 Cable Act, the "Cable Acts"), and the Telecommunications Act of 1996 (the "1996 Telecom Act"), establish a national policy to guide the development and regulation of cable television systems. The Federal Communications Commission (FCC) has principal responsibility for implementing the policies of the Cable Acts. Many aspects of such regulation are currently the subject to judicial proceeding and administrative or legislative proposals. Legislation and regulations

                 SONIC COMMUNICATIONS CABLE TELEVISION SYSTEMS continue to change, and the Company cannot predict the impact of future developments on the cable television industry.

     The 1992 Cable Act and the FCC's rules implementing that act generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established rate regulations.

     The 1992 Cable Act permits certified local franchising authorities to order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. For the period from April 1, 1998, through May 20, 1998, the amount refunded by the Company has been insignificant. The Company may be required to refund additional amounts in the future.

     The Company believes that it has complied in all material respects with the ownership of the 1992 Cable Act, including the rate setting provisions promulgated by the FCC. However, in jurisdictions that have chosen not to certify, refunds covering the previous twelve-month period may be ordered upon certification if the Company are unable to justify its basic rates. The Company is unable to estimate at this time the amount of refunds, if any, that may be payable by the Company in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. The Company does not believe that the amount of any such refunds would have a material adverse effect on the financial position or results of operations of the Company.

     The 1996 Telecom Act, among other things, immediately deregulated the rates for certain small cable operators and in certain limited circumstances rates on the basic service tier, and as of March 31, 1999, deregulates rates on the cable programming service tier (CPST). The FCC is currently developing permanent regulations to implement the rate deregulation provisions of the 1996 Telecom Act. The Company cannot predict the ultimate effect of the 1996 Telecom Act on the Company's financial position or results of operations.

     The FCC may further restrict the ability of cable television operators to implement rate increases or the United States Congress may enact legislation that could delay or suspend the scheduled March 1999 termination of CPST rate regulation. This continued rate regulation, if adopted, could limit the rates charged by the Systems.

     A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. State governmental agencies are required to follow FCC rules when prescribing rate regulation, and thus, state regulation of cable television rates is not allowed to be more restrictive than the federal or local regulation.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Long Beach Acquisition Corp.:

     We have audited the accompanying statements of operations, stockholder's equity and cash flows of Long Beach Acquisition Corp. (a Delaware corporation) for the period from April 1, 1997, through May 23, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Long Beach Acquisition Corp. for the period from April 1, 1997, through May 23, 1997, in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

St. Louis, Missouri,
  July 31, 1998

                          LONG BEACH ACQUISITION CORP.

                            STATEMENT OF OPERATIONS
            FOR THE PERIOD FROM APRIL 1, 1997, THROUGH MAY 23, 1997

SERVICE REVENUES............................................    $ 5,313,282
                                                                -----------
EXPENSES:
  Operating costs...........................................      1,743,493
  General and administrative................................      1,064,841
  Depreciation and amortization.............................      3,576,166
  Management fees -- related parties........................        230,271
                                                                -----------
                                                                  6,614,771
                                                                -----------
     Loss from operations...................................     (1,301,489)
INTEREST EXPENSE............................................        753,491
                                                                -----------
     Net loss...............................................    $(2,054,980)
                                                                ===========

The accompanying notes are an integral part of this statement.

                          LONG BEACH ACQUISITION CORP.

                       STATEMENT OF STOCKHOLDER'S EQUITY
            FOR THE PERIOD FROM APRIL 1, 1997, THROUGH MAY 23, 1997

                        CLASS A,     SENIOR
                         VOTING    REDEEMABLE    ADDITIONAL                       TOTAL
                         COMMON     PREFERRED      PAID-IN     ACCUMULATED    STOCKHOLDER'S
                         STOCK        STOCK        CAPITAL       DEFICIT         EQUITY
                        --------   -----------   -----------   ------------   -------------
BALANCE,
  April 1, 1997.......    $100     $11,000,000   $33,258,723   $(51,789,655)   $(7,530,832)
  Net loss............      --              --            --     (2,054,980)    (2,054,980)
                          ----     -----------   -----------   ------------    -----------
BALANCE,
  May 23, 1997........    $100     $11,000,000   $33,258,723   $(53,844,635)   $(9,585,812)
                          ====     ===========   ===========   ============    ===========

The accompanying notes are an integral part of this statement.

                          LONG BEACH ACQUISITION CORP.

                            STATEMENT OF CASH FLOWS
            FOR THE PERIOD FROM APRIL 1, 1997, THROUGH MAY 23, 1997

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................    $(2,054,980)
  Adjustments to reconcile net loss to net cash provided by
     operating activities-
     Depreciation and amortization..........................      3,576,166
     Changes in assets and liabilities, net of effects from
      acquisition-
       Accounts receivable, net.............................       (830,725)
       Prepaid expenses and other...........................        (19,583)
       Accounts payable and accrued expenses................       (528,534)
       Other current liabilities............................        203,282
                                                                -----------
          Net cash provided by operating activities.........        345,626
                                                                -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment................       (596,603)
                                                                -----------
          Net cash used in investing activities.............       (596,603)
                                                                -----------
NET DECREASE IN CASH AND CASH EQUIVALENTS...................       (250,977)
CASH AND CASH EQUIVALENTS, beginning of period..............      3,544,462
                                                                -----------
CASH AND CASH EQUIVALENTS, end of period....................    $ 3,293,485
                                                                ===========
CASH PAID FOR INTEREST......................................    $ 1,316,462
                                                                ===========

The accompanying notes are an integral part of this statement.

                          LONG BEACH ACQUISITION CORP.

                         NOTES TO FINANCIAL STATEMENTS
                                  MAY 23, 1997

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION AND BASIS OF PRESENTATION

     Long Beach Acquisition Corp. (LBAC or the "Company") was a wholly owned corporation of KC Cable Associates, L.P., a partnership formed through a joint venture agreement between Kohlberg, Kravis, Roberts & Co. (KKR) and Cablevision Industries Corporation (CVI). The Company was formed to acquire cable television systems serving Long Beach, California, and surrounding areas.

     On May 23, 1997, the Company executed a stock purchase agreement with Charter Communications Long Beach, Inc. (CC-LB) whereby CC-LB purchased all of the outstanding stock of the Company for an aggregate purchase price, net of cash acquired, of $150.9 million. Concurrent with this stock purchase, CC-LB was acquired by Charter Communications, Inc. (Charter) and Kelso Investment Associates V, L.P., an investment fund (Kelso).

     As of May 23, 1997, LBAC provided cable television service to subscribers in southern California.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is recorded at cost, including all direct and certain indirect costs associated with the construction of cable transmission and distribution facilities, and the cost of new customer installation. The costs of disconnecting a customer are charged to expense in the period incurred. Expenditures for repairs and maintenance are charged to expense as incurred, and equipment replacement costs and betterments are capitalized.

     Depreciation is provided on a straight-line basis over the estimated useful life of the related asset as follows:

Leasehold improvements...........................  Life of respective lease
Cable systems and equipment......................                5-10 years
Subscriber devices...............................                   5 years
Vehicles.........................................                   5 years
Furniture, fixtures and office equipment.........                5-10 years

FRANCHISES

     Franchises include the assigned fair value of the franchise from purchased cable television systems. These franchises are amortized on a straight-line basis over six years, the remaining life of the franchise at acquisition.

                          LONG BEACH ACQUISITION CORP.

INTANGIBLE ASSETS

     Intangible assets include goodwill, which is amortized over fifteen years; subscriber lists, which are amortized over seven years; a covenant not to compete which is amortized over five years; organization costs which are amortized over five years and debt issuance costs which are amortized over ten years, the life of the loan.

IMPAIRMENT OF ASSETS

     If facts and circumstances suggest that a long-lived asset may be impaired, the carrying value is reviewed. If a review indicates that the carrying value of such asset is not recoverable based on projected undiscounted cash flows related to the asset over its remaining life, the carrying value of such asset is reduced to its estimated fair value.

REVENUES

     Cable television revenues from basic and premium services are recognized when the related services are provided.

     Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the average estimated period that customers are expected to remain connected to the cable television system. As of May 23, 1997, no installation revenue has been deferred, as direct selling costs have exceeded installation service revenues.

INCOME TAXES

     LBAC's income taxes are recorded in accordance with SFAS No. 109, "Accounting for Income Taxes."

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                          LONG BEACH ACQUISITION CORP.

2.  STOCKHOLDER'S EQUITY:

     For the period from April 1, 1997, through May 23, 1997, stockholder's equity consisted of the following:

Stockholder's (deficit) equity:
  Common stock -- Class A, voting $1 par value, 100 shares
     authorized, issued and outstanding.....................    $        100
  Common stock -- Class B, nonvoting, $1 par value, 1,000
     shares authorized, no shares issued....................              --
  Senior redeemable preferred stock, no par value, 110,000
     shares authorized, issued and outstanding, stated at
     redemption value.......................................      11,000,000
  Additional paid-in capital................................      33,258,723
  Accumulated deficit.......................................     (53,844,635)
                                                                ------------
     Total stockholder's (deficit) equity...................    $ (9,585,812)
                                                                ============

3.  INTEREST EXPENSE:

     The Company has the option of paying interest at either the Base Rate of the Eurodollar rate, as defined, plus a margin which is based on the attainment of certain financial ratios. The weighted average interest rate for the period from April 1, 1997, through May 23, 1997, was 7.3%.

4.  REGULATION IN THE CABLE TELEVISION INDUSTRY:

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") and together with the 1984 Cable Act, the "Cable Acts"), and the Telecommunications Act of 1996 (the "1996 Telecom Act"), establish a national policy to guide the development and regulation of cable television systems. The Federal Communications Commission (FCC) has principal responsibility for implementing the policies of the Cable Acts. Many aspects of such regulation are currently the subject to judicial proceeding and administrative or legislative proposals. Legislation and regulations continue to change, and the Company cannot predict the impact of future developments on the cable television industry.

     The 1992 Cable Act and the FCC's rules implementing that act generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established rate regulations.

     The 1992 Cable Act permits certified local franchising authorities to order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. As of May 23, 1997, the amount refunded by the Company has been insignificant. The Company may be required to refund additional amounts in the future.

                          LONG BEACH ACQUISITION CORP.

     The Company believes that it has complied in all material respects with the ownership of the 1992 Cable Act, including the rate setting provisions promulgated by the FCC. However, in jurisdictions that have chosen not to certify, refunds covering the previous twelve-month period may be ordered upon certification if the Company are unable to justify its basic rates. The Company is unable to estimate at this time the amount of refunds, if any, that may be payable by the Company in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. The Company does not believe that the amount of any such refunds would have a material adverse effect on the financial position or results of operations of the Company.

     The 1996 Telecom Act, among other things, immediately deregulated the rates for certain small cable operators and in certain limited circumstances rates on the basic service tier, and as of March 31, 1999, deregulates rates on the cable programming service tier (CPST). The FCC is currently developing permanent regulations to implement the rate deregulation provisions of the 1996 Telecom Act. The Company cannot predict the ultimate effect of the 1996 Telecom Act on the Company's financial position or results of operations.

     The FCC may further restrict the ability of cable television operators to implement rate increases or the United States Congress may enact legislation that could delay or suspend the scheduled March 1999 termination of CPST rate regulation. This continued rate regulation, if adopted, could limit the rates charged by the Company.

     A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. State governmental agencies are required to follow FCC rules when prescribing rate regulation, and thus, state regulation of cable television rates is not allowed to be more restrictive than the federal or local regulation.

5.  RELATED-PARTY TRANSACTIONS:

     The Company has entered into a management agreement (the "Management Agreement") with CVI under which CVI manages the operations of the Company for an annual management fee equal to 4% of gross operating revenues, as defined. Management fees under this agreement amounted to $210,100 for the period from April 1, 1997, through May 23, 1997. In addition, the Company has agreed to pay a monitoring fee of two dollars per basic subscriber, as defined, per year for services provided by KKR. Monitoring fees amounted to $20,171 for the period from April 1, 1997, through May 23, 1997.

6.  COMMITMENTS AND CONTINGENCIES:

LEASES

     The Company leases certain facilities and equipment under noncancelable operating leases. Rent expense incurred under these leases for the period from April 1, 1997, through May 23, 1997, was $67,600.

     The Company rents utility poles in its operations. Generally, pole rental agreements are short term, but LBAC anticipates that such rentals will recur. Rent expense for pole attachments for the period from April 1, 1997, through May 23, 1997, was $12,700.

                          LONG BEACH ACQUISITION CORP.

LITIGATION

     The Company is a party to lawsuits which are generally incidental to its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits will not have a material adverse effect on the Company's financial position or results of operations.

7.  INCOME TAXES:

     The Company has not recognized the tax benefit associated with its taxable loss for the period from April 1, 1997, through May 23, 1997, as the Company believes the benefit will likely not be realized.

8.  EMPLOYEE BENEFIT PLANS:

     Substantially all employees of the Company are eligible to participate in a defined contribution plan containing a qualified cash or deferred arrangement pursuant to IRC Section 401(k). The plan provides that eligible employees may contribute up to 10% of their compensation to the plan. The Company made no contributions to the plan for the period from April 1, 1997, through May 23, 1997.

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO ISSUE ONLY THE EXCHANGE NOTES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                           -------------------------

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
Notice to Investors.................    i
Available Information...............   ii
Prospectus Summary..................    1
Risk Factors........................   19
Use of Proceeds.....................   31
Capitalization......................   32
Unaudited Pro Forma Financial
  Statements........................   33
Unaudited Selected Historical
  Combined Financial and Operating
  Data..............................   44
Selected Historical Financial
  Data..............................   46
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.....................   47
The Exchange Offer..................   57
Business............................   64
Regulation and Legislation..........   87
Management..........................   93
Principal Equity Holders of Charter
  Holdings..........................   98
Certain Relationships and Related
  Transactions......................   99
Description of the Credit
  Facilities........................  100
Description of Notes................  102
Certain Federal Tax
  Considerations....................  143
Legal Matters.......................  151
Index to Financial Statements.......  F-1

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                                 $3,575,000,000
                               OFFER TO EXCHANGE

                         8.250% SENIOR NOTES DUE 2007,
                        8.625% SENIOR NOTES DUE 2009 AND
                     9.920% SENIOR DISCOUNT NOTES DUE 2011
                          FOR ANY AND ALL OUTSTANDING
                         8.250% SENIOR NOTES DUE 2007,
                        8.625% SENIOR NOTES DUE 2009 AND
                     9.920% SENIOR DISCOUNT NOTES DUE 2011
                                       OF

                             CHARTER COMMUNICATIONS
                                 HOLDINGS, LLC

                                      AND

                             CHARTER COMMUNICATIONS
                          HOLDINGS CAPITAL CORPORATION
------------------------------------------------------
------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

INDEMNIFICATION UNDER THE LIMITED LIABILITY COMPANY AGREEMENT OF CHARTER
HOLDINGS.

     The Limited Liability Company Agreement of Charter Holdings (the "LLC Agreement"), entered into as of February 9, 1999, by CCI, as the initial member (the "Member"), provides that the members, the Manager (as defined therein), the directors, their affiliates or any person who at any time serves or has served as a director, officer, employee or other agent of any member or any such affiliate, and who, in such capacity, engages or has engaged in activities on behalf of Charter Holdings (collectively, "Indemnifiable Persons"), shall be indemnified and held harmless by Charter Holdings to the fullest extent permitted by law from and against any losses, damages, expenses (including attorneys' fees), judgments and amounts paid in settlement actually and reasonably incurred by or in connection with any claim, action, suit or proceeding arising out of or incidental to an Indemnifiable Person's conduct or activities on behalf of Charter Holdings (collectively, "Claims"). Notwithstanding the foregoing, no indemnification is available under the LLC Agreement in respect of any Claim adjudged to be primarily the result of bad faith, willful misconduct or fraud of an Indemnifiable Person. Payment of the indemnification obligations set forth herein shall be made from the assets of Charter Holdings and the members shall not be personally liable to an Indemnifiable Person for payment of indemnification thereunder.

INDEMNIFICATION UNDER THE DELAWARE LIMITED LIABILITY COMPANY ACT.

     Section 18-108 of the Delaware Limited Liability Company Act authorizes a limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement.

INDEMNIFICATION UNDER THE BY-LAWS OF CCHC.

     The By-Laws of CCHC provide that CCHC, to the broadest and maximum extent permitted by applicable law, will indemnify each person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of CCHC, or is or was serving at the request of CCHC as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. To the extent that a director, officer, employee or agent of CCHC has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding paragraph, or in defense of any claim, issue or matter therein, such person will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. Expenses (including attorneys' fees) incurred by a director or officer in defending any civil or criminal action, suit or proceeding may be paid by CCHC in advance of the final disposition of such action, suit or proceeding , as authorized by the Board of Directors of CCHC, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer was not entitled to be indemnified by CCHC as authorized in the By-Laws of CCHC. The indemnification and advancement of expenses provided by, or granted pursuant to, the By-Laws of CCHC will not be deemed exclusive and are declared expressly to be non-exclusive of any other rights to which those seeking indemnification or advancements of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding an office, and, unless otherwise provided when authorized or ratified, will continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

INDEMNIFICATION UNDER THE DELAWARE GENERAL CORPORATION LAW

     Section 145 of the Delaware General Corporation Law (the "DGCL"), authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. In addition, the DGCL does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. The DGCL also allows a corporation to provide for the elimination or limit of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) for unlawful payments of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBITS

 1.1 Purchase Agreement, dated as of March 12, 1999, by and among Charter Communications Holdings, LLC, Charter Communications
       Holdings Capital Corporation, Goldman, Sachs & Co., Chase
       Securities Inc., Donaldson, Lufkin & Jenrette Securities
       Corporation, Bear, Stearns & Co. Inc., NationsBanc
       Montgomery Securities LLC, Salomon Smith Barney Inc., Credit
       Lyonnais Securities (USA), Inc., First Union Capital Markets
       Corp., Prudential Securities Incorporated, TD Securities
       (USA) Inc., CIBC Oppenheimer Corp. and Nesbitt Burns
       Securities Inc.*
 3.1   Certificate of Formation of Charter Communications Holdings,
       LLC*
 3.2   Limited Liability Company Agreement of Charter
       Communications Holdings, LLC*
 3.3   Certificate of Incorporation of Charter Communications
       Holdings Capital Corporation*
 3.4   By-Laws of Charter Communications Holdings Capital
       Corporation*
 4.1 Indenture relating to the 8.250% Senior Notes due 2007, dated as of March 17, 1999, between Charter Communications
       Holdings, LLC, Charter Communications Holdings Capital
       Corporation and Harris Trust and Savings Bank*

 4.2       Form of 8.250% Senior Note due 2007 (included in Exhibit No. 4.1)*
 4.3       Indenture relating to the 8.625% Senior Notes due 2009, dated as of March 17, 1999, among Charter Communications
           Holdings, LLC, Charter Communications Holdings Capital Corporation and Harris Trust and Savings Bank*
 4.4       Form of 8.625% Senior Note due 2009 (included in Exhibit No. 4.3)*
 4.5       Indenture relating to the 9.920% Senior Discount Notes due 2011, dated as of March 17, 1999, among Charter
           Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and Harris Trust and Savings
           Bank*
 4.6       Form of 9.920% Senior Discount Note due 2011 (included in Exhibit No. 4.5)*
 4.7       Exchange and Registration Rights Agreement, dated March 17, 1999, by and among Charter Communications Holdings,
           LLC, Charter Communications Holdings Capital Corporation, Goldman, Sachs & Co., Chase Securities Inc.,
           Donaldson, Lufkin & Jenrette Securities Corporation, Bear, Stearns & Co. Inc., NationsBanc Montgomery Securities
           LLC, Salomon Smith Barney Inc., Credit Lyonnais Securities (USA), Inc., First Union Capital Markets Corp.,
           Prudential Securities Incorporated, TD Securities (USA) Inc., CIBC Oppenheimer Corp. and Nesbitt Burns
           Securities Inc., relating to the 8.250% Senior Notes due 2007*
 4.8       Exchange and Registration Rights Agreement, dated March 17, 1999, by and among Charter Communications Holdings,
           LLC, Charter Communications Holdings Capital Corporation, Goldman, Sachs & Co., Chase Securities Inc.,
           Donaldson, Lufkin & Jenrette Securities Corporation, Bear, Stearns & Co. Inc., NationsBanc Montgomery Securities
           LLC, Salomon Smith Barney Inc., Credit Lyonnais Securities (USA), Inc., First Union Capital Markets Corp.,
           Prudential Securities Incorporated, TD Securities (USA) Inc., CIBC Oppenheimer Corp. and Nesbitt Burns
           Securities Inc., relating to the 8.625% Senior Notes due 2009*
 4.9       Exchange and Registration Rights Agreement, dated March 17, 1999, by and among Charter Communications Holdings,
           LLC, Charter Communications Holdings Capital Corporation, Goldman, Sachs & Co., Chase Securities Inc.,
           Donaldson, Lufkin & Jenrette Securities Corporation, Bear, Stearns & Co. Inc., NationsBanc Montgomery Securities
           LLC, Salomon Smith Barney Inc., Credit Lyonnais Securities (USA), Inc., First Union Capital Markets Corp.,
           Prudential Securities Incorporated, TD Securities (USA) Inc., CIBC Oppenheimer Corp. and Nesbitt Burns
           Securities Inc., relating to the 9.920% Senior Discount Notes due 2011*
 5.1       Opinion of Paul, Hastings, Janofsky & Walker LLP regarding legality*
 8.1       Opinion of Paul, Hastings, Janofsky & Walker LLP regarding tax matters*
21.1       Subsidiaries of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation*
23.1       Consent of Paul, Hastings, Janofsky & Walker LLP (contained in Exhibit No. 5.1)*
23.2       Consent of Arthur Andersen LLP
23.3       Consent of KPMG LLP
23.4       Consent of Ernst & Young LLP
23.5       Consent of KPMG LLP
23.6       Consent of PricewaterhouseCoopers LLP
23.7       Consent of PricewaterhouseCoopers LLP
23.8       Consent of Ernst & Young LLP
23.9       Consent of Ernst & Young LLP
23.10      Consent of Ernst & Young LLP
25.1       Statement of Eligibility of and Qualification (Form T-1) of Harris Trust and Savings Bank*

99.1  Form of Letter of Transmittal*
99.2  Form of Notice of Guaranteed Delivery*

-------------------------

* To be filed by amendment.

FINANCIAL STATEMENT SCHEDULES

     Schedules not listed above are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

ITEM 22.  UNDERTAKINGS.

     The undersigned Registrants hereby undertake that:

          (1) Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) Every prospectus: (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by then is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrants have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri on the twenty-eighth day of April, 1999.

                                   CHARTER COMMUNICATIONS HOLDINGS, LLC

                                   By: CHARTER COMMUNICATIONS, INC.,
                                      ------------------------------------------
                                       its Manager and a Member

                                   By: /s/ CURTIS S. SHAW
                                      ------------------------------------------
                                       Name: Curtis S. Shaw
                                       Title:   Senior Vice President, General
                                                Counsel and Secretary

                                   CHARTER COMMUNICATIONS HOLDINGS CAPITAL
                                   CORPORATION

                                   By: /s/ CURTIS S. SHAW
                                      ------------------------------------------
                                       Name: Curtis S. Shaw
                                       Title:   Senior Vice President, General
                                                Counsel and Secretary

     Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                              TITLE                         DATE
---------                              -------------------------------------  ------------------

/s/ WILLIAM D. SAVOY                   Director of Charter Holdings and CCI   April 28, 1999
------------------------------------
William D. Savoy

/s/ JERALD L. KENT                     President, Chief Executive Officer     April 28, 1999
------------------------------------   and Director of Charter Holdings,
Jerald L. Kent                         CCHC and CCI

/s/ KENT D. KALKWARF                   Senior Vice President and Chief        April 28, 1999
------------------------------------   Financial Officer of Charter
Kent D. Kalkwarf                       Holdings, CCHC and CCI

                                 EXHIBIT INDEX

 1.1 Purchase Agreement, dated as of March 12, 1999, by and among Charter Communications Holdings, LLC, Charter Communications
       Holdings Capital Corporation, Goldman, Sachs & Co., Chase
       Securities Inc., Donaldson, Lufkin & Jenrette Securities
       Corporation, Bear, Stearns & Co. Inc., NationsBanc
       Montgomery Securities LLC, Salomon Smith Barney Inc., Credit
       Lyonnais Securities (USA), Inc., First Union Capital Markets
       Corp., Prudential Securities Incorporated, TD Securities
       (USA) Inc., CIBC Oppenheimer Corp. and Nesbitt Burns
       Securities Inc.*
 3.1   Certificate of Formation of Charter Communications Holdings,
       LLC*
 3.2   Limited Liability Company Agreement of Charter
       Communications Holdings, LLC*
 3.3   Certificate of Incorporation of Charter Communications
       Holdings Capital Corporation*
 3.4   By-Laws of Charter Communications Holdings Capital
       Corporation*
 4.1 Indenture relating to the 8.250% Senior Notes due 2007, dated as of March 17, 1999, between Charter Communications
       Holdings, LLC, Charter Communications Holdings Capital
       Corporation and Harris Trust and Savings Bank*
 4.2   Form of 8.250% Senior Note due 2007 (included in Exhibit No.
       4.1)*
 4.3 Indenture relating to the 8.625% Senior Notes due 2009, dated as of March 17, 1999, among Charter Communications
       Holdings, LLC, Charter Communications Holdings Capital
       Corporation and Harris Trust and Savings Bank*
 4.4   Form of 8.625% Senior Note due 2009 (included in Exhibit No.
       4.3)*
 4.5   Indenture relating to the 9.920% Senior Discount Notes due
       2011, dated as of March 17, 1999, among Charter
       Communications Holdings, LLC, Charter Communications
       Holdings Capital Corporation and Harris Trust and Savings
       Bank*
 4.6   Form of 9.920% Senior Discount Note due 2011 (included in
       Exhibit No. 4.5)*
 4.7   Exchange and Registration Rights Agreement, dated March 17,
       1999, by and among Charter Communications Holdings, LLC,
       Charter Communications Holdings Capital Corporation,
       Goldman, Sachs & Co., Chase Securities Inc., Donaldson,
       Lufkin & Jenrette Securities Corporation, Bear, Stearns &
       Co. Inc., NationsBanc Montgomery Securities LLC, Salomon
       Smith Barney Inc., Credit Lyonnais Securities (USA), Inc.,
       First Union Capital Markets Corp., Prudential Securities
       Incorporated, TD Securities (USA) Inc., CIBC Oppenheimer
       Corp. and Nesbitt Burns Securities Inc., relating to the
       8.250% Senior Notes due 2007*
 4.8   Exchange and Registration Rights Agreement, dated March 17,
       1999, by and among Charter Communications Holdings, LLC,
       Charter Communications Holdings Capital Corporation,
       Goldman, Sachs & Co., Chase Securities Inc., Donaldson,
       Lufkin & Jenrette Securities Corporation, Bear, Stearns &
       Co. Inc., NationsBanc Montgomery Securities LLC, Salomon
       Smith Barney Inc., Credit Lyonnais Securities (USA), Inc.,
       First Union Capital Markets Corp., Prudential Securities
       Incorporated, TD Securities (USA) Inc., CIBC Oppenheimer
       Corp. and Nesbitt Burns Securities Inc., relating to the
       8.625% Senior Notes due 2009*
 4.9   Exchange and Registration Rights Agreement, dated March 17,
       1999, by and among Charter Communications Holdings, LLC,
       Charter Communications Holdings Capital Corporation,
       Goldman, Sachs & Co., Chase Securities Inc., Donaldson,
       Lufkin & Jenrette Securities Corporation, Bear, Stearns &
       Co. Inc., NationsBanc Montgomery Securities LLC, Salomon
       Smith Barney Inc., Credit Lyonnais Securities (USA), Inc.,
       First Union Capital Markets Corp., Prudential Securities
       Incorporated, TD Securities (USA) Inc., CIBC Oppenheimer
       Corp. and Nesbitt Burns Securities Inc., relating to the
       9.920% Senior Discount Notes due 2011*
 5.1 Opinion of Paul, Hastings, Janofsky & Walker LLP regarding legality*
 8.1 Opinion of Paul, Hastings, Janofsky & Walker LLP regarding tax matters*
21.1   Subsidiaries of Charter Communications Holdings, LLC and
       Charter Communications Capital Holdings Corporation*

23.1 Consent of Paul, Hastings, Janofsky & Walker LLP (contained in Exhibit No. 5.1)*
23.2   Consent of Arthur Andersen LLP
23.3   Consent of KPMG LLP
23.4   Consent of Ernst & Young LLP
23.5   Consent of KPMG LLP
23.6   Consent of PricewaterhouseCoopers LLP
23.7   Consent of PricewaterhouseCoopers LLP
23.8   Consent of Ernst & Young LLP
23.9   Consent of Ernst & Young LLP
23.10  Consent of Ernst & Young LLP
25.1   Statement of Eligibility of and Qualification (Form T-1) of
       Harris Trust and Savings Bank*
99.1   Form of Letter of Transmittal*
99.2   Form of Notice of Guaranteed Delivery*

-------------------------

*   To be filed by amendment.